UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                   Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

CINCINNATI BELL INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share (“Company common shares”) of Cincinnati Bell Inc.
(2)

Aggregate number of securities to which transaction applies:

As of the close of business on March 6, 2020, 50,552,233 Company common shares, 858,667 restricted stock units (other than performance-based restricted stock units), 1,037,435 performance-based restricted stock units, 10,800 Company common shares subject to phantom shares granted under the Deferred Compensation Plan for Outside Directors.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined based upon the sum of (A) 50,552,233 Company common shares; (B) 858,667 restricted stock units (other than performance-based restricted stock units); (C) 1,037,435 performance-based restricted stock units; and (D) 10,800 Company common shares subject to phantom shares granted under the Deferred Compensation Plan for Outside Directors, totaling 52,459,135 shares of common stock, multiplied by the cash merger consideration of $15.50 per share.

In accordance with Exchange Act Rule 0-11(c), the filing fee of $105,542.53 was determined by multiplying .0001298 by the proposed maximum aggregate value of the transaction.

	(4)	Proposed maximum aggregate value of transaction: $813,116,592.50
	(5)	Total fee paid: $105,542.53*

* Includes $71,778 previously paid on February 4, 2020 on Schedule 14A Preliminary Proxy Statement

☐	Fee paid previously with preliminary materials.

☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid: $71,778
	(2)	Form, Schedule or Registration Statement No.: Schedule 14A
	(3)	Filing party: Cincinnati Bell Inc.
	(4)	Date Filed: February 4, 2020

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

Dear Shareholder:

You are cordially invited to attend a virtual special meeting (the “special meeting”) of shareholders of Cincinnati Bell Inc., an Ohio corporation (the “Company”). The special meeting will be held online via live webcast on [        ], 2020 at [        ], local time. There will not be a physical meeting location. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CBB2020, where you will be able to participate in the meeting live and vote online. Please note that you will not be able to attend the special meeting in person. We have chosen to hold a virtual, rather than an in-person, meeting in light of public health concerns associated with the ongoing coronavirus (COVID-19) situation.

On March 13, 2020, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) with Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the satisfaction or (to the extent permitted by law) waiver of specified conditions, the acquisition of the Company by Parent at a price of $15.50 per Company common share in cash. Subject to the terms and conditions of the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a subsidiary of Parent (the “surviving corporation”).

At the special meeting, the holders of Company common shares and holders of 6 3⁄4% cumulative convertible preferred shares (“6 3⁄4% preferred shares”) of the Company (voting as a single class) will vote on the adoption of the merger agreement. At the special meeting, holders of depositary shares representing one-twentieth of a 6 3⁄4% preferred share (the “depositary shares”) will be entitled to vote the number of 6 3⁄4% preferred shares represented by such depositary shares.

If the merger is completed, you will be entitled to receive $15.50 in cash, without interest and less any applicable withholding taxes, for each Company common share you own at the effective time of the merger. Immediately following the consummation of the merger, the 6 3⁄4% preferred shares will remain outstanding and the depositary shares representing interests in such 6 3⁄4% preferred shares will remain outstanding and continue to be listed on the NYSE.

The proxy statement accompanying this letter provides you with more specific information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement. We encourage you to carefully read the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) determined that entering into the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its shareholders, (iii) declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and (iv) recommends that the holders of Company common shares and 6 3⁄4% preferred shares adopt the merger agreement. Accordingly, the Board recommends you vote “FOR” the proposal to adopt the merger agreement.

At the special meeting, shareholders will also be asked to vote (i) on a nonbinding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger, and (ii) to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement. The Board recommends that you vote “FOR” each of these proposals.

Whether or not you plan to attend the special meeting and regardless of the number of shares you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly. The merger cannot be completed unless the proposal to adopt the merger agreement is approved by the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and the 6 3⁄4% preferred shares (voting as a single class) in each case entitled to vote thereon at the special meeting. The failure to vote will have the same effect as a vote against the proposal to adopt the merger agreement.

After reading the accompanying proxy statement, please make sure to vote your Company common shares and 6 3/4% preferred shares (or the depositary shares representing interests in such 6 3⁄4% preferred shares) by promptly voting electronically or telephonically as described in the accompanying proxy statement, or, if you received a paper copy of the proxy card, by completing, dating, signing and returning your proxy card, or attending our special shareholders’ meeting. Instructions regarding all four methods of voting are provided on the proxy card. If you hold shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your Company common shares, 6 3⁄4% preferred shares and/or depositary shares representing interests in 6 3⁄4% preferred shares. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 877-825-8971.

We appreciate your investment in the Company.

By Order of the Board of Directors

Lynn A. Wentworth

Chairman of the Board

[                ], 2020

The merger has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of the merger or upon the adequacy or accuracy of the information contained in this document or the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                ], 2020 and is first being mailed to holders of Company common shares, 6 3⁄4% preferred shares and depositary shares on or about [                ], 2020.

Notice of Virtual Special Meeting

Cincinnati Bell Inc., an Ohio corporation (the “Company”), will hold a virtual special meeting (the “special meeting”) of shareholders online via live webcast on [        ], 2020 at [    ], local time. There will not be a physical meeting location. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CBB2020, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at [    ], local time. Please note that you will not be able to attend the special meeting in person. We are holding the special meeting for the purposes indicated below:

Items of Business:

1.  To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 13, 2020 (the “merger agreement”), by and among Cincinnati Bell Inc., an Ohio corporation (the “Company”), Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

2.  To consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal (the “nonbinding compensation proposal”) relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries).

3.  To consider and vote on a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement (the “adjournment proposal”).

Record Date:	Holders of Company common shares and 6 3/4% preferred shares of record as of the close of business on [ ], 2020 are entitled to notice of the special meeting and any adjournments or postponements thereof. Only holders of Company common shares and 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) of record as of the close of business on [ ], 2020 are entitled to vote at the special meeting and any adjournments or postponements thereof.

General:

For more information concerning the special meeting, the merger agreement, the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the copy of the merger agreement attached as Annex A thereto.

Under Ohio law, holders of Company common shares and holders of 6 3/4% preferred shares who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair cash value of their Company common shares or

6 3/4% preferred shares, as applicable, as determined by the court of common pleas of the Ohio county in which the principal office of the Company is located if the merger is completed, but only if they submit a written demand for such an appraisal prior to the vote on the merger proposal and comply with the other Ohio law procedures explained in the accompanying proxy statement. Holders of Company common shares who do not vote in favor of the merger proposal and who submit a written demand for such an appraisal prior to the vote on merger proposal and comply with the other Ohio law procedures will not receive the merger consideration.

The board of directors of the Company (the “Board”) carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) determined that entering into the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its shareholders, (iii) declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and (iv) recommends that the shareholders holding Company common shares and 6 3/4% preferred shares adopt the merger agreement.

Accordingly, the Board recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

Regardless of whether you plan to attend the special meeting, please vote telephonically or electronically for the matters before our shareholders as described in the accompanying proxy statement, or promptly fill in, date, sign and return the enclosed proxy card in the accompanying pre-paid envelope to ensure that your shares are represented at the meeting. You may revoke your proxy before it is voted. If you attend the special meeting, you may choose to vote at the special meeting even if you have previously sent in your proxy card. If you hold common shares, 6 3/4% preferred shares or depositary shares representing interests in the 6 3/4% preferred shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your common shares, 6 3/4% preferred shares or depositary shares.

By Order of the Board of Directors

Lynn A. Wentworth

Chairman of the Board

CINCINNATI BELL INC.

221 East Fourth Street

Cincinnati, Ohio 45202

VIRTUAL SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [        ], 2020

PROXY STATEMENT

This proxy statement contains information relating to a virtual special meeting (the “special meeting”) of shareholders of Cincinnati Bell Inc., an Ohio corporation (“Cincinnati Bell”, the “Company”, “we”, “us” or “our”). All references to “Parent” refer to Red Fiber Parent LLC, a Delaware limited liability company; all references to “Merger Sub” refer to RF Merger Sub Inc., an Ohio corporation; all references to “MIRA” refer to Macquarie Infrastructure and Real Assets; all references to “MIP” refer collectively to Macquarie Infrastructure Partners V, a fund managed by MIRA; all references to “Ares Management” refer to Ares Management Corporation or one or more of its subsidiaries or affiliated funds, investment vehicles or managed accounts; all references to the “Ares Funds” refer collectively to certain funds, investment vehicles and/or accounts managed or advised by the Private Equity Group of Ares Management Corporation; all references to “Investors/Guarantors” refer to MIP and the Ares Funds.

The special meeting will be held online via live webcast on [        ], 2020, at [        ], local time. We are furnishing this proxy statement to holders of shares of common stock, par value $0.01 per share, of the Company (“Company common shares”), holders of 6 3/4% cumulative convertible preferred shares, without par value, of the Company (“6 3/4% preferred shares”) and holders of depositary shares representing one-twentieth of a 6 3/4% preferred share (the “depositary shares”), as part of the solicitation of proxies by the Company’s board of directors (the “Board”), for use at the special meeting and at any adjournments or postponements thereof. This proxy statement is dated [                ], 2020 and is first being mailed to holders of Company common shares on or about [                ], 2020.

SUMMARY TERM SHEET

This summary term sheet highlights selected information in this proxy statement and may not contain all of the information about the merger agreement, the merger or the other transactions contemplated by the merger agreement that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. You should carefully read this proxy statement in its entirety, including the annexes hereto and the other documents to which we have referred you, for a more complete understanding of the matters being considered at the special meeting. You may obtain, without charge, copies of documents incorporated by reference into this proxy statement by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information” beginning on page [    ].

The Parties

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The Company, together with its wholly owned subsidiaries, delivers integrated communications solutions to residential and business customers over its fiber-optic and copper networks, including high-speed internet, video, voice and data. The Company provides service in areas of Ohio, Kentucky, Indiana and Hawaii. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly owned subsidiaries of the Company, for efficient, scalable office communications systems and end-to-end IT solutions. Our common shares are traded on the New York Stock Exchange (the “NYSE”) under the trading symbol “CBB”. Our 6 3/4% preferred shares were deposited into a trust and the depositary shares were issued. The depositary shares are traded on the NYSE under the trading symbol “CBB.PB”. Our principal corporate office is located at 221 East Fourth Street, Cincinnati, Ohio 45202 with telephone number 513-397-9900.

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and related agreements and completing the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon completion of the transactions contemplated thereby, the Company will be a direct subsidiary of Parent. Its principal executive office is located at 125 West 55th Street, New York, New York 10019.

Merger Sub is an Ohio corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon completion of the merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 125 West 55th Street, New York, New York 10019.

In connection with the merger and the other transactions contemplated by the merger agreement, MIP and the Ares Funds have committed to make available to Parent, at or prior to the closing of the merger, up to approximately $879 million in equity financing, subject to the terms and conditions of the (i) equity commitment letter from MIP, dated as of March 5, 2020 (the “MIP equity commitment letter”) and (ii) equity commitment letters from the Ares Funds, dated as of March 5, 2020 (the “Ares Funds equity commitment letters” and, together with the MIP equity commitment letter, the “equity commitment letters”).

MIP is a fund managed by MIRA, a global alternative asset manager with experience investing in the communications infrastructure industry. For more than two decades, MIRA has partnered with investors, governments and communities to manage, develop and enhance assets relied on by more than 100 million people each day. As of September 30, 2019, MIRA managed $135.6 billion in assets that are essential to the sustainable development of economies and communities, including 155 portfolio businesses, approximately 600 properties and 4.7 million hectares of farmland.

Ares Management is a global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s global platform had $149 billion of assets under management as of December 31, 2019 and employs approximately 1,200 employees in over 20 offices in more than 10 countries.

The Merger

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The Company, Parent and Merger Sub entered into an Agreement and Plan of Merger (the “merger agreement”) on March 13, 2020. A copy of the merger agreement is included as Annex A to this proxy statement. Under the terms of the merger agreement, subject to the satisfaction or (to the extent permitted by applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company (the “merger”). The Company will survive the merger as a subsidiary of Parent (the “surviving corporation”).

Upon the consummation of the merger, each Company common share that is issued and outstanding immediately prior to the effective time of the merger, (other than (i) Company common shares owned by the Company as treasury shares, held by Parent or Merger Sub or owned by any subsidiary of the Company or Parent

(collectively, the “excluded shares”) and (ii) Company common shares with respect to which appraisal rights are properly exercised and not withdrawn or otherwise lost (“dissenting shares”)), will be converted into the right to receive $15.50 in cash, without interest (the “merger consideration”), less any applicable withholding taxes. Each 6 3/4% preferred share issued and outstanding immediately prior to the effective time of the merger shall remain issued and outstanding immediately following the effective time of the merger as one 6 3/4% cumulative convertible preferred share, without par value, of the surviving corporation, and shall not be affected by the merger (except for the effects specifically set forth in the Amended and Restated Articles of Incorporation of the Company and amendments thereto (the “Articles”)). The depositary shares will remain listed on the NYSE and registered by the Company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) immediately following the merger.

The Virtual Special Meeting

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The special meeting will be held online via live webcast on [        ], 2020, at [        ] local time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CBB2020, where you will be able to participate in the meeting live and vote online. Please note that you will not be able to attend the special meeting in person.

At the special meeting, holders of Company common shares and 6 3/4% preferred shares (voting as a single class) will be asked to, among other things, vote for the adoption of the merger agreement. Please see the section of this proxy statement entitled “The Virtual Special Meeting” for additional information on the special meeting, including how to vote your Company common shares and 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares).

Shareholders Entitled to Vote; Vote Required to Adopt the Merger Agreement

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You may vote the Company common shares and the 6 3/4% preferred shares (or the depositary shares representing interests in such 6 3/4% preferred shares) at the special meeting that you owned at the close of business on [        ], 2020, the record date for the special meeting. As of the close of business on the record date, there were [                ] Company common shares and [                ] 6 3/4% preferred shares outstanding and entitled to vote. You may cast one vote for each Company common share and one vote for each 6 3/4% preferred share that you held on the record date. Holders of depositary shares may vote the 6 3/4% preferred shares represented by their depositary shares. The adoption of the merger agreement by the holders of Company common shares and 6 3/4% preferred shares requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class) in each case entitled to vote thereon as of the close of business on the record date (the “Company shareholder approval”).

Background of the Merger

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A description of the process we undertook that led to the proposed merger, including our discussions with MIP, is included in this proxy statement under “The Merger—Background of the Merger”.

Reasons for the Merger; Recommendation of the Board

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After careful consideration, the Board determined to approve the merger agreement and recommend the adoption of the merger agreement by the holders of Company common shares and 6 3/4% preferred shares. Accordingly, the Board recommends a vote “FOR” the proposal to adopt the merger agreement. The Board also recommends a vote “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal (each, as described below under “Questions and Answers about the Special Meeting and the Merger—What proposals will be considered at the special meeting?”).

The Board believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of the Company and its shareholders. For a discussion of the material factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page [    ].

Opinion of the Company’s Financial Advisors

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Opinion of Morgan Stanley & Co. LLC (Page [    ])

Morgan Stanley & Co. LLC (“Morgan Stanley”) was retained by the Board to act as its financial advisor in connection with a potential sale of the Company. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its knowledge and understanding of the business and affairs of the Company. On March 12, 2020, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of that date, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of Company common shares, pursuant to the merger agreement was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates).

The full text of the written opinion of Morgan Stanley delivered to the Board, dated March 12, 2020, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of Company common shares (other than Parent and its affiliates), pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to, how shareholders of the Company should vote at the special meeting or to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For a description of the opinion that the Board received from Morgan Stanley, and for additional information, see the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page [    ] and Annex B to this proxy statement.

Opinion of Moelis & Company LLC (Page [    ])

At the March 12, 2020 meeting of the Board, Moelis, financial advisor to the Company, rendered its oral opinion to the Board, confirmed by the delivery of a written opinion dated March 13, 2020, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received in the merger by the holders of the Company common shares (other than MIRA and Ares Management and their respective affiliates (collectively, the “Excluded Holders”)).

The full text of Moelis’ written opinion dated March 13, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’

opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company common shares (other than the Excluded Holders) and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the merger or any other matter.

For additional information, see the section entitled “The Merger—Opinion of Moelis & Company LLC” beginning on page [●]and Annex C to this proxy statement.

Certain Effects of the Merger

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Upon the consummation of the merger, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a subsidiary of Parent.

Following the consummation of the merger, Company common shares will no longer be traded on the NYSE or any other public market, and the registration of Company common shares under the Exchange Act will be terminated. Immediately following the consummation of the merger, the 6 3⁄4% preferred shares will remain outstanding and the depositary shares representing interests in such 6 3⁄4% preferred shares will remain outstanding and continue to be listed on the NYSE.

Effects on the Company if the Merger Is Not Completed

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In the event that the proposal to adopt the merger agreement does not receive the Company shareholder approval, or if the merger is not completed for any other reason, the holders of Company common shares will not receive any payment for their Company common shares in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their Company common shares. Under certain circumstances, if the merger agreement is terminated, the Company may be obligated to pay to Parent a termination fee and under certain other circumstances, if the merger agreement is terminated, Parent may be obligated to pay the Company a reverse termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Fees and Expenses” beginning on page [    ].

Treatment of Equity and Equity-Based Awards

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At the effective time of the merger, subject to all required withholding taxes:

•

each performance stock unit of the Company outstanding immediately prior to the effective time of the merger (a “Company PSU”), whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company PSU, with the number of Company common shares determined based on the greater of target performance and actual performance as determined by the Board (or appropriate committee thereof) prior to the closing date of the merger, and (y) the merger consideration;

•

each restricted stock unit of the Company outstanding immediately prior to the effective time of the merger (a “Company RSU”), whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company RSU and (y) the merger consideration;

•

each option to purchase Company common shares outstanding immediately prior to the effective time of the merger (a “Company Stock Option”), whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Stock Option and (y) the excess (if any) of the merger consideration over the per share exercise price of such Company Stock Option, provided that each Company Stock Option that has an exercise price that is greater than or equal to the merger consideration will be canceled for no consideration;

•

each stock appreciation right relating to Company common shares outstanding immediately prior to the effective time of the merger (a “Company SAR”), whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company SAR and (y) the excess (if any) of the merger consideration over the per share base price of such Company SAR, provided that each Company SAR that has a base price that is greater than or equal to the merger consideration will be canceled for no consideration; and

•

each notional Company common share granted under the Company’s director deferred compensation plan outstanding immediately prior to the effective time of the merger (a “Company Phantom Share”), whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Phantom Share and (y) the merger consideration.

See “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page [    ].

Interests of the Company’s Directors and Executive Officers in the Merger

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The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and recommend that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) vote their Company common shares or 6 3/4% preferred shares, as applicable, to adopt the merger agreement. These interests may include:

•

each outstanding Company PSU, Company RSU, Company Stock Option, Company SAR and Company Phantom Share will fully vest and be cashed out upon the effective time of the merger (in each case as described below in “The Merger—Treatment of Equity and Equity-Based Awards”);

•

each of the Company’s executive officers is party to an individual employment agreement with the Company that provides severance and other benefits in the case of a “qualifying termination” following a change of control, which will include the completion of the merger (as described below in The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”);

•

all employees of the Company (including the executive officers) are eligible to receive cash-based long-term incentive awards, retention bonuses or completion bonuses, the aggregate amount of which may not exceed $17.5 million, including any such awards granted following December 21, 2019 and prior to the date of the merger agreement. As of the date of this proxy statement, although no determinations have been made as to whether any executive officer will receive any such bonuses, the estimated aggregate value of the cash-based long-term incentive awards the Company executive officers would be entitled to is $5,530,000;

•

all participants (including the executive officers) in the Company’s annual bonus plan will receive a pro rata bonus payment based on the portion of the plan year elapsed prior to the effective time of the merger and the Company’s determination of achievement of performance goals; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement and the Company’s organizational documents.

Please see the section entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ] of this proxy statement for additional information about these financial interests.

Common Share Ownership of Directors and Executive Officers

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As of March 6, 2020, the directors and executive officers of the Company beneficially owned in the aggregate 905,331 Company common shares, or approximately 1.79% of the outstanding Company common shares, and no 6 3/4% preferred shares. We currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

Financing of the Merger

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Parent plans to fund the merger consideration with committed equity financing and debt financing, as described below.

Parent has obtained equity financing commitments and debt financing commitments (in each case, pursuant to the applicable equity commitment letters and the debt commitment letters) for the transactions contemplated by the merger agreement, the aggregate proceeds of which will be used to (i) pay the consideration for the merger, (ii) refinance any credit facility or other indebtedness of the Company or any subsidiary of the Company that will not continue after the consummation of the merger and (iii) pay any fees and expenses of or payable by Parent or Merger Sub in connection with the merger. MIP has committed to make available to Parent up to $572 million of equity financing and the Ares Funds have committed to make available to Parent up to $307.1 million of equity financing, each subject to the terms and conditions set forth in the equity commitment letters (the “equity financing”).

In addition, Parent has obtained a commitment letter, dated February 28, 2020 (as amended, the “Parent debt commitment letter”), from Goldman Sachs Bank USA, Regions Bank, Regions Capital Markets, a Division of Regions Bank, and Société Générale (collectively, the “Parent debt commitment parties”) to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Parent debt commitment letter, acquisition debt financing in an aggregate amount of $1.6 billion, consisting of a $250 million senior secured revolving credit facility and $1.35 billion in aggregate principal amount of senior secured term loans and (ii) Parent and one of its affiliates have obtained an amended and restated commitment letter, dated March 5, 2020 (the “bridge commitment letter” and, together with the Parent debt commitment letter, the “debt commitment letters”), from Goldman Sachs Bank USA (the “bridge commitment party” and, together with the Parent debt commitment parties, the “debt commitment parties”) to provide, upon the terms and subject to the conditions set forth in the bridge commitment letter, acquisition debt financing consisting of $493 million in aggregate principal amount of senior bridge loans.

Limited Guarantee

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Subject to the terms and conditions set forth in the limited guarantees by the Guarantors, each dated March 5, 2020 (the “limited guarantees”), the Guarantors have guaranteed the payment obligations of Parent with respect to (i) the obligation of Parent under the merger agreement to pay the reverse termination fee if the merger agreement is terminated by the Company under specified circumstances (see the section entitled “The Merger Agreement—Fees and Expenses”) and (ii) Parent’s obligation to pay, reimburse and/or indemnify certain interest and expenses pursuant to the merger agreement.

MIP’s obligations under its limited guarantee are subject to an aggregate cap of $40,479,618 and the obligations of each Ares Fund under its respective limited guarantee are subject to an aggregate cap of $5,060,191.

Conditions of the Merger

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Each party’s obligation to consummate the merger is subject to the satisfaction or (to the extent permitted by law) waiver, on or prior to the closing date of the merger (the “closing date”), of the following conditions:

•

no applicable law and no judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any governmental entity (collectively, “legal restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the merger;

•

the expiration or termination of any waiting period (including any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”);

•	the receipt of CFIUS Approval (as defined under the section entitled “The Merger—Regulatory Approvals Required for the Merger”) ;

•

receipt of certain FCC consents and state regulatory consents required in connection with the merger, which consents are not subject to agency reconsideration or judicial review, and the time for any person to petition for agency reconsideration or judicial review shall have expired;

•	the receipt of the Company shareholder approval;

•	subject to certain materiality and other qualifiers, the accuracy of the representations and warranties of the other party; and

•	performance in all material respects by the other party of its obligations under the merger agreement.

In addition, Parent’s and Merger Sub’s obligation to consummate the merger is also subject to (i) the absence of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company (as defined in the section entitled “The Merger Agreement—Representations and Warranties”) and (ii) the absence of a Burdensome Condition (as defined below in the section entitled “Regulatory Approvals Required for the Merger”).

The consummation of the merger is not conditioned upon Parent’s receipt of financing.

Before the closing, each of the Company and Parent may waive any of the conditions to its obligation to consummate the merger even though one or more of the conditions described above has not been met, except where waiver is not permitted by law.

Regulatory Approvals Required for the Merger

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The consummation of the merger is subject to review under the HSR Act and the DPA. As described above in the section entitled “Conditions of the Merger”, the obligations of the Company and Parent to effect the merger are subject to, among other things, (i) termination or expiration of the waiting period (and any extension thereof) applicable to the merger under the HSR Act, (ii) the receipt of CFIUS Approval and (iii) the receipt of certain FCC consents and state regulatory consents.

The merger agreement includes covenants obligating each of the parties to use reasonable best efforts to cause the merger to be consummated as promptly as practicable and to take certain actions to resolve objections under any antitrust laws. In addition, Parent has agreed that its reasonable best efforts include taking all actions necessary to obtain the required approvals, including (i) contesting and resisting legal actions challenging the merger and the other transactions contemplated by the merger agreement as violative of any law, (ii) attempting to repeal laws and challenging any judgment, injunction or other restraint that would make the merger and the other transactions contemplated thereby illegal, (iii) entering into a consent decree, hold separate order, or otherwise committing to divest businesses, product lines, assets or operations, (iv) agreeing to operational restrictions and (v) otherwise taking actions that would limit its or its affiliates ability to retain any businesses, product lines, assets or operations of Parent or any of its affiliates or the Company or any of its subsidiaries. Parent is not, however, required to take any of the foregoing actions that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent and its affiliates (taken as a whole) or the Company and its subsidiaries (taken as a whole) (a “Burdensome Condition”).

No Solicitation; Board Recommendation

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The merger agreement generally restricts the Company’s ability to directly or indirectly solicit takeover proposals (as defined below under “The Merger Agreement—No Solicitation”) from third parties (including by furnishing non-public information), to participate in discussions or negotiations with third parties regarding any takeover proposal, or to waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce the provisions of any such agreement. Under certain circumstances, however, and in compliance with certain obligations contained in the merger agreement, the Company is permitted to engage in negotiations with, and provide information to, third parties that have made an unsolicited takeover proposal if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such actions would reasonably be expected to be inconsistent with its fiduciary duties and that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal (as defined below under “The Merger Agreement—No Solicitation”).

Under certain circumstances, the Company is permitted to terminate the merger agreement prior to the receipt of the Company shareholder approval in connection with entering into a definitive agreement with respect to a superior proposal, subject to the prior or concurrent payment by the Company of a $7.5 million termination fee to Parent (the “company termination fee”).

Termination

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The merger agreement may be terminated at any time prior to the effective time of the merger under the following circumstances:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent:

•	if the merger is not completed by June 13, 2021, subject to a three-month extension under certain circumstances;

•	certain legal restraints regarding the merger become final and nonappealable;

•	if the Company’s shareholders fail to adopt the merger agreement at the special meeting; or

•

the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to complete the merger, subject to the right of the breaching party to take good faith efforts to cure the breach;

•

by Parent, prior to the receipt of the Company shareholder approval, in the event that a company adverse recommendation change (as defined in the section entitled “The Merger Agreement—No Solicitation”) occurs; or

•	by the Company:

•

prior to the receipt of the Company shareholder approval, to enter into a definitive agreement constituting a superior proposal (as defined in the section entitled “The Merger Agreement—No Solicitation”); or

•

if the marketing period (as defined in the section entitled “The Merger Agreement—Marketing Period”) has ended and all of Parent’s and Merger Sub’s conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and Parent and Merger Sub fail to consummate the merger as required.

Termination Fee

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With the exception of the company termination fee of $7.5 million to be paid by the Company to Parent under certain circumstances and the reverse termination fee of $45.6 million (the “reverse termination fee”) to be paid by Parent to the Company under certain circumstances, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not such transactions are completed. For a description of certain fees and expenses incurred by the parties in connection with this proxy statement, see the section of this proxy statement titled “Special Meeting—Solicitation of Proxies” beginning on page [    ].

The Company may be obligated to pay Parent the company termination fee of $7.5 million if prior to the receipt of the Company shareholder approval, the merger agreement is terminated under certain circumstances, such as (i) termination by Parent in the event that the Board makes a company adverse recommendation change (as defined in the section entitled “The Merger Agreement—Change in Board Recommendation” beginning on page [    ]) or (ii) termination by the Company to enter into a definitive agreement constituting a superior proposal.

Upon termination of the merger agreement, under certain specified circumstances, Parent may be required to pay the Company a reverse termination fee of $45.6 million pursuant to the terms and conditions of the merger agreement. See the section entitled “The Merger Agreement—Fees and Expenses” beginning on page [     ] for a discussion of the circumstances under which either party will be required to pay a termination fee.

Dissenters’ Rights Available to Company Shareholders

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If the merger agreement is adopted by the Company’s shareholders, Company shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the Ohio General Corporation Law (the “OGCL”). Section 1701.85 generally provides that Company shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Company shareholder who is a record holder of Company common shares or 6 3/4% preferred shares on [        ], 2020, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such shares after the completion of the merger in lieu of any applicable merger consideration.

To be entitled to such payment, a shareholder must, among other things, deliver to the Company a written demand for payment of the fair cash value of the shares held by such shareholder with the information provided for in Section 1701.85(A)(4) of the OGCL before the vote to adopt the merger agreement is taken, not vote in favor of the adoption of the merger agreement, and otherwise comply with Section 1701.85. A shareholder’s failure to vote against the adoption of the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights as long as such shareholder does not vote in favor of the adoption of the merger agreement. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such shares of common stock.

Shareholders holding Company common shares considering seeking payment of fair cash value of their shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares. For shares listed on a national securities exchange (such as the NYSE, on which the Company common shares are currently listed) immediately before the effective time of the merger, the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of the Company’s shareholders on the adoption of the merger agreement.

Please see the section of this proxy statement entitled “The Merger—Dissenters’ Rights Available to Company Shareholders” beginning on page [    ] and the text of Sections 1701.84 and 1701.85, which is attached as Annex D to this proxy statement and incorporated herein by reference, for more specific information on the procedures to be followed in exercising dissenters’ rights. Shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the appraisal process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

Litigation Related to the Merger (page [     ])

Between February 13, 2020, and February 28, 2020, three complaints were filed in the United States District Court for the Southern District of New York, one complaint was filed in the United States District Court for the Eastern District of New York and one complaint was filed in the United States District Court for the District of Delaware in connection with the now-terminated Agreement and Plan of Merger, dated as of December 21, 2019, among the Company, Charlie AcquireCo Inc. (“Brookfield Parent”) and Charlie Merger Sub Inc. (“Brookfield Merger Sub”) (the “original Brookfield merger agreement” and, as amended from time to time, the “Brookfield merger agreement”), and disclosures with respect thereto, which variously sought to enjoin the shareholder vote on and/or the consummation of the proposed merger with Brookfield Asset Management’s infrastructure investment division known as the Brookfield Infrastructure Group (“Brookfield Infrastructure”) (the “Brookfield merger”), among other relief. On February 13, 2020, a complaint was filed in the United States District Court for the Southern District of New York by plaintiff Shiva Stein, a purported shareholder of the Company, against the Company and the members of the Board under the caption Stein v. Cincinnati Bell Inc., et al., Case No. 1:20-cv-01282 (S.D.N.Y.) (the “Stein complaint”). On February 20, 2020, a putative class action complaint was filed in the United States District Court for the District of Delaware by plaintiff Dennis Palkon, a purported shareholder of the Company, against the Company, the members of the Board, Brookfield Parent and Brookfield Merger Sub on behalf of the public shareholders of the Company under the caption Palkon v. Cincinnati Bell Inc., et al., Case No. 1:20-cv-00244-UNA (D. Del.) (the “Palkon complaint”). On February 24, 2020, a putative class action complaint was filed in the United States District Court for the Southern District of New York by plaintiff Brian Katz, a purported shareholder of the Company, against the Company and the members of the Board on behalf of the public shareholders of the Company under the caption Katz v. Cincinnati Bell Inc., et al., Case No. 1:20-cv-1607 (S.D.N.Y.) (the “Katz complaint”). On February 25, 2020, a complaint was filed in the United States District Court for the Southern District of New York by plaintiff James Lin, a purported shareholder of the Company, against the Company and the members of the Board under the caption Lin v. Cincinnati Bell Inc., et al., Case No. 1:20-cv-01635 (S.D.N.Y.) (the “Lin complaint”). On February 28, 2020, a complaint was filed in the United States District Court for the Eastern District of New York by plaintiff Ralph

Vollweiler, a purported shareholder of the Company, against the Company and the members of the Board under the caption Vollweiler v. Cincinnati Bell Inc., et al., Case No. 1:20-cv-01120 (E.D.N.Y.) (the “Vollweiler complaint”, and together with the Stein complaint, Palkon complaint, Katz complaint and Lin complaint, the “complaints”). The complaints allege that the preliminary proxy statement filed in connection with the Brookfield merger on February 4, 2020 omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act.

The defendants believe that the complaints were and are without merit.

Material U.S. Federal Income Tax Consequences of the Merger

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The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, if you are a holder of Company common shares who is a U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S.

Federal Income Tax Consequences of the Merger”), you will recognize capital gain or loss equal to the difference between the amount of cash you receive in the merger and your adjusted tax basis in the Company common shares converted into cash in the merger. If you are a holder of Company common shares who is a non-U.S. holder (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”), the merger will generally not be taxable to you under U.S. federal income tax laws unless you have certain connections to the United States or we are a USRPHC (as defined below in the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) and certain other conditions are met.

Because we believe we may be, or may have been during the applicable period, a USRPHC, a non-U.S. holder may be subject to U.S. federal income tax on any gain recognized upon the receipt of cash pursuant to the merger. Whether or not a non-U.S. holder will be subject to U.S. federal income tax depends on the number of Company common shares such non-U.S. Holder holds and whether such shares are considered to be “regularly traded” on an established securities market within the meaning of applicable Treasury Regulations issued by the IRS. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you.

You should read the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [ ] for a more complete discussion of the material U.S. federal income tax consequences of the merger.

Current Price of Common Shares

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The closing sale price of Company common shares on the NYSE on [ ], 2020 was $[ ]. You are encouraged to obtain current market quotations for Company common shares in connection with voting your Company common shares.

Additional Information

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You can find more information about the Company in the periodic reports and other information we file with the U.S. Securities and Exchange Commission (the “SEC”). The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at www.sec.gov.

QUESTIONS AND ANSWERS ABOUT THE VIRTUAL SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a holder of Company common shares or 6 3/4% preferred shares. You should read the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:

On March 13, 2020, the Company entered into the merger agreement with Parent and Merger Sub. Pursuant to the merger agreement, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent.

You are receiving this proxy statement in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and the other matters to be voted on at the special meeting described below under “—What proposals will be considered at the special meeting?”

Q:	As a holder of Company common shares, what will I receive in the merger?

A:

If the merger is completed, you will be entitled to receive $15.50 in cash, without interest and less any applicable withholding taxes, for each Company common share that you own immediately prior to the effective time of the merger.

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. Please see the section of this proxy statement entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] for a more detailed description of the United States federal income tax consequences of the merger. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local and/or non-U.S. taxes.

Q:	What will happen to outstanding Company equity compensation awards in the merger?

At the effective time of the merger, subject to all required withholding taxes:

•

each Company PSU outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company PSU, with the number of Company common shares determined based on the greater of target performance and actual performance as determined by the Board (or appropriate committee thereof) prior to the closing date of the merger and (y) the merger consideration;

•

each Company RSU outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company RSU and (y) the merger consideration;

•

each Company Stock Option outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Stock Option and (y) the excess (if any) of the merger consideration over the per share exercise price of such Company Stock Option, provided that each Company Stock Option that has an exercise price that is greater than or equal to the merger consideration will be canceled for no consideration;

•	each Company SAR outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company SAR and (y) the excess (if any) of the merger consideration over the per share base price of such Company SAR, provided that each Company SAR that has a base price that is greater than or equal to the merger consideration will be canceled for no consideration; and

•

each Company Phantom Share outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Phantom Share and (y) the merger consideration.

See “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page [    ].

Q:	What will happen to the 6 3/4% preferred shares and the depositary shares representing interests in such 6 3/4% preferred shares in the merger?

A:

If the merger is completed, each 6 3/4% preferred share and depositary share representing one-twentieth of a 6 3/4% preferred share issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding immediately following the effective time of the merger.

After the effective time of the merger, the Company will be required either to (i) offer to repurchase the 6 3/4% preferred shares on the date that is 75 days after the Company gives notice of the merger for their liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends or, if such offer is not made, (ii) modify the conversion ratio applicable to the 6 3/4% preferred shares so that upon conversion the holders of the 6 3/4% preferred shares will have the right to receive an amount in cash equal to the liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends.

Q:	When and where is the special meeting of our shareholders?

A:

The special meeting will be held online via live webcast on [        ], 2020, at [        ], local time. There will not be a physical meeting location. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CBB2020, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at [        ], local time. Please note that because there will not be a physical meeting location you will not be able to attend the special meeting in person.

Q:	Who may attend the special meeting? Are there procedures for attending?

A:

Only holders of record of Company common shares, 6 3/4% preferred shares or depositary shares representing interests in such 6 3/4% preferred shares as of [        ], 2020, the record date for the special meeting, or their legal proxy holders may attend the special meeting or any adjournments or postponements thereof.

Q:	What do I need in order to be able to attend the special meeting online?

A:

The special meeting will be held online via live webcast only. Any shareholder of record on the record date can attend the special meeting live online at www.virtualshareholdermeeting.com/CBB2020. The webcast will start at [            ], local time on [            ]. Shareholders may vote while attending the special meeting online. In order to be able to enter the special meeting, you will need your 16-digit control number, which is included on your proxy card if you are a shareholder of record of Company common shares, 6 3/4% preferred shares or depositary shares representing interests in such 6 3/4% preferred shares as of [            ], 2020 or included with the form and voting instructions you received from your broker if you hold your shares in “street name.” Instructions on how to attend and participate online are also posted online at www.proxyvote.com.

Q:	Who is entitled to vote at the special meeting?

A:

At the special meeting, holders of record of Company common shares or 6 3/4% preferred shares as of the close of business on [        ], 2020, the record date for the special meeting, will be entitled to vote the Company common shares or 6 3/4% preferred shares (voting as a single class) they held on the record date at the special meeting. As of the close of business on the record date, there were [    ] Company common shares outstanding and entitled to vote and [    ] 6 3/4% preferred shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Company common share or 6 3/4% preferred share held by such shareholder on the record date on each of the proposals presented in this proxy statement. At the special meeting, holders of depositary shares representing one-twentieth of a 6 3/4% preferred share will be entitled to vote the number of 6 3/4% preferred shares represented by their depositary shares.

If on [        ], 2020, you were a “record” holder of Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) (that is, if you held Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) in your own name in the share transfer records maintained by our transfer agent, Computershare Investor Services, LLC (“Computershare”)), you may vote at the special meeting or by proxy. Whether or not you intend to attend the special meeting, we encourage you to vote now, online, by phone or proxy card to ensure that your vote is counted.

If on [        ], 2020, you were the beneficial owner of Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) held in “street name” (that is, if you held Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) through your broker) then these materials are being forwarded to you by your broker. You may direct your broker how to vote your Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares), as applicable, by following the voting instructions on the form provided by your broker. If you hold any Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) through your broker and wish to attend the special meeting and vote at the special meeting, you may attend the special meeting but may not be able to vote at the special meeting unless you first obtain a legal proxy issued in your name from your broker or other nominee.

A list of Company shareholders of record as of the record date who are entitled to vote at the special meeting will be open for examination by any shareholder at the meeting.

Q:	What proposals will be considered at the special meeting?

A:	At the special meeting, holders of Company common shares and holders of 6 3/4% preferred shares (voting as a single class) will be asked to consider and vote on the following proposals:

•	a proposal to adopt the merger agreement;

•

a nonbinding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding, advisory proposal (the “nonbinding compensation proposal”), relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries); and

•

a proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement (the “adjournment proposal”).

Q:	What constitutes a quorum for purposes of the special meeting?

A:

A majority of all of the issued and outstanding Company common shares and 6 3/4% preferred shares entitled to vote, represented by proxy, constitutes a quorum. Attendance at the virtual meeting does not count for purposes of determining a quorum. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” (as described under “The Special Meeting—Quorum”) will not be counted for purposes of determining the presence of a quorum unless your broker has been instructed to vote on at least one of the proposals presented in this proxy statement. If, however, less than a quorum is represented at the special meeting, the holders of Company common shares and 6 3/4% preferred shares representing a majority in interest represented and entitled to vote at the meeting may adjourn the meeting.

Q:	What vote of our shareholders is required to approve each of the proposals?

A:

The adoption of the merger agreement requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class), in each case entitled to vote thereon as of the close of business on the record date. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Note that you may vote to adopt the merger agreement and vote not to approve the nonbinding compensation proposal or adjournment proposal and vice versa.

The approval of the nonbinding compensation proposal requires the affirmative vote of a majority of the Company common shares and 6 3/4% preferred shares (voting as a single class) present and entitled to vote on that proposal at the special meeting. Assuming a quorum is present at the special meeting, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and abstentions will have the same effect as a vote “AGAINST” the proposal.

The approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Company common shares and 6 3/4% preferred shares (voting as a single class) on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal. If, however, less than a quorum is present or represented at the special meeting, the holders of Company common shares and 6 3/4% preferred shares representing a majority in interest present or represented and entitled to vote at the meeting may adjourn the meeting.

Q:	How does the Board recommend that I vote?

A:	The Board recommends a vote “FOR” the proposal to adopt the merger agreement, “FOR” the nonbinding compensation proposal and “FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page [    ]. In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests that may be different from, or in addition to, the interests of the Company’s shareholders generally. Please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

The Board also recommends a vote “FOR” the nonbinding compensation proposal and a vote “FOR” the adjournment proposal.

Q:	How do the Company’s directors and executive officers intend to vote?

A:

As of March 6, 2020, the directors and executive officers of the Company beneficially owned in the aggregate 905,331 Company common shares, or approximately 1.79% of the outstanding Company common shares, and no 6 3/4% preferred shares. Although none of the directors or executive officers is obligated to vote to adopt the merger agreement, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

Q:	Do any of the Company’s directors or executive officers have any interests in the merger that are different from, or in addition to, my interests as a shareholder?

A:

In considering the proposals to be voted on at the special meeting, you should be aware that the Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, your interests as a shareholder. The members of the Board were aware of and considered these interests in reaching the determination to adopt the merger agreement and recommend that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) vote their Company common shares or 6 3/4% preferred shares, as applicable, to adopt the merger agreement. These interests may include:

•

each outstanding Company PSU, Company RSU, Company Stock Option, Company SAR and Company Phantom Share will fully vest and will be cashed out upon the effective time of the merger (in each case as described below in “The Merger—Treatment of Equity and Equity-Based Awards”);

•

each of the Company’s executive officers is party to an individual employment agreement with the Company that provides severance and other benefits in the case of a “qualifying termination” following a change of control, which will include the completion of the merger (as described below in The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Severance Entitlements”);

•

all employees of the Company (including the executive officers) are eligible to receive cash-based long-term incentive awards, retention bonuses or completion bonuses, the aggregate amount of which may not exceed $17.5 million, including any such awards granted following December 21, 2019 and prior to the date of the merger agreement. As of the date of this proxy statement, although no determinations have been made as to whether any executive officer will receive any such bonuses, the estimated aggregate value of the cash-based long-term incentive awards the Company executive officers would be entitled to is $5,530,000;

•

all participants (including the executive officers) in the Company’s annual bonus plan will receive a pro rata bonus payment based on the portion of the plan year elapsed prior to the effective time of the merger and the Company’s determination of achievement of performance goals; and

•	the Company’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement and the Company’s organizational documents.

For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ].

Q:	What happens if I transfer my Company common shares before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting. If you own Company common shares on the record date but transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares at the special meeting. However, the right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:	What happens if I transfer my 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) before the special meeting?

A:

The record date for the special meeting is earlier than the date of the special meeting. If you own 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) on the record date but transfer your shares after the record date but prior to the special meeting, you will retain your right to vote such shares at the special meeting.

Q:	How do I cast my vote if I am a shareholder of record?

A:

If you are a shareholder with Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) registered in your name, you may vote such shares:

•	by submitting a proxy for the special meeting via the Internet, by telephone or by completing, signing, dating and mailing the enclosed proxy card in the envelope provided; or

•

by casting your vote at the special meeting via the special meeting website. There will not be a physical meeting location. Any shareholder can attend the special meeting by visiting www.virtualshareholdermeeting.com/CBB2020, where shareholders may vote during the special meeting. The special meeting starts at [            ], local time. We encourage you to allow ample time for online check-in, which will open at [            ], local time. Please have your 16-digit control number to join the special meeting. Instructions on who can attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.proxyvote.com.

For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement entitled “The Special Meeting—Voting Procedures” beginning on page [    ].

If you are a holder of record of Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the nonbinding compensation proposal and the adjournment proposal.

Whether or not you plan to attend the special meeting, we urge you to vote now to ensure your vote is counted. You may still attend the special meeting and vote at the special meeting if you have already voted by proxy.

Q:	How do I cast my vote if my Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) are held in “street name” by my broker?

A:

If you hold your shares in “street name,” in other words your shares are held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker. To vote at the special meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form.

Without following those instructions, your shares will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement but will have no effect on either the nonbinding compensation proposal or the adjournment proposal.

Q:	What will happen if I abstain from voting or fail to vote on any of the proposals?

A:

If you abstain from voting, fail to cast your vote at the special meeting or by proxy or fail to give voting instructions to your broker, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the special meeting, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and abstentions will have the same effect as a vote “AGAINST” the proposal.

Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. For shareholders of record, any time after you have submitted a proxy card and before it is voted at the special meeting, you may revoke or change your vote in one of three ways:

•	You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the Internet, by telephone or by mail.

•	You may submit a written notice of revocation to the Company’s Corporate Secretary at 221 East Fourth Street, Cincinnati, Ohio 45202.

•

You may attend the special meeting and vote at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy, so you must vote at the special meeting to revoke your proxy).

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name,” you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone or by mail. In order to attend the special meeting and vote at the special meeting, you will need to obtain a proxy for your broker, the shareholder of record.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Company common shares, 6 3/4% preferred shares and/or depositary shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Company common shares, 6 3/4% preferred shares or depositary shares, as applicable. If you are a holder of record of Company common shares, 6 3/4% preferred shares or depositary shares and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each proxy and voting instruction card that you receive to ensure that all your shares are voted.

Q:	If I hold my Company common shares in certificated form, should I send in my share certificates now?

A:

No. As promptly as practicable after the effective time of the merger, and not later than the third business day after the effective time of the merger, the paying agent will mail to each holder of record of Company common shares that have been converted into the right to receive the merger consideration a letter of transmittal and instructions describing the procedure for surrendering such shares in exchange for the merger consideration. If you hold your shares in certificated form, you will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. You should not return your share certificates with the enclosed proxy card, and you should not forward your share certificates to the paying agent without a letter of transmittal. If you hold Company common shares in non-certificated book-entry form, you will not be required to deliver a share certificate, and you will receive your cash payment after the paying agent receives the documents requested in the instructions.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my Company common shares or 6 3/4% preferred shares?

A:

Yes. Holders of Company common shares or 6 3/4% preferred shares are entitled to dissenters’ rights in connection with the merger. For additional information, please see the section of this proxy statement entitled “The Merger—Dissenters’ Rights Available to Company Shareholders” beginning on page [    ].

Q:	When is the merger expected to be completed?

A:

We currently anticipate the merger to close in the first half of 2021, but we cannot be certain when or if the conditions of the merger will be satisfied or (if permissible under applicable law) waived. The merger cannot be completed until the conditions to closing are satisfied or (if permissible under applicable law) waived, including the adoption of the merger agreement by the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) at the special meeting and the receipt of certain regulatory approvals.

Q:	What effect will the merger have on the Company?

A:

If the merger is consummated, Merger Sub will be merged with and into the Company, and the Company will continue to exist following the merger as a subsidiary of Parent. Following such consummation of the merger, Company common shares will no longer be traded on the NYSE or any other public market, and the registration of Company common shares under the Exchange Act will be terminated.

Immediately following the consummation of the merger, the 6 3/4% preferred shares will remain outstanding and the depositary shares representing interests in such 6 3/4% preferred shares will remain outstanding and continue to be listed on the NYSE.

After the effective time of the merger, the Company will be required either to (i) offer to repurchase the 6 3/4% preferred shares on the date that is 75 days after the Company gives notice of the merger for their liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends or, if such offer is not made, (ii) modify the conversion ratio applicable to the 6 3/4% preferred shares so that upon conversion the holders of the 6 3/4% preferred shares will have the right to receive an amount in cash equal to the liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends.

Q:	What happens if the merger is not completed?

A:

In the event that the proposal to adopt the merger agreement does not receive the required approval by the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class), or if the merger is not completed for any other reason, the holders of Company common shares will not receive any payment for their Company common shares in connection with the merger. Instead, the Company will remain an independent public company and shareholders will continue to own their Company common shares. The Company common shares will continue to be registered under the Exchange Act and listed and traded on the NYSE. Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent the company termination fee and, under certain circumstances, Parent may be required to pay the Company the reverse termination fee. Please see the section of this proxy statement entitled “The Merger Agreement—Fees and Expenses” beginning on page [    ].

Q:	What is householding and how does it affect me?

A:

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Company shareholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Cincinnati Bell Inc., Attention: Investor Relations, 221 East Fourth Street, Cincinnati, Ohio 45202 or call 1-800-345-6301. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Q:	Who can help answer my questions?

A:

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated (“Innisfree”), which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 877-825-8971. Brokers may call collect at 212-750-5833.

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Shareholders Call Toll-Free: 877-825-8971

Brokers Call Collect: 212-750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements in this proxy statement contain forward-looking statements regarding future events and results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, including, among other things, statements regarding the proposed merger and the expected timetable for completing the proposed merger, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “will,” “may,” “proposes,” “potential,” “could,” “should,” “outlook,” or variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of future financial performance, anticipated growth and trends in businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that the proposed merger with Parent may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the Company shareholder approval; (iii) the possibility that competing offers or acquisition proposals for the Company will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the transaction, including in circumstances which would require the Company to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the transaction on the Company’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from the Company’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the transaction may result in significant costs of defense, indemnification and liability (ix) risks related to the recent outbreak of COVID-19 (more commonly known as the Coronavirus), including the risk that the receipt of certain approvals required to consummate the merger may be delayed and (x) (A) those discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and, in particular, the risks discussed under the caption “Risk Factors” in Item 1A, and (B) those discussed in other documents the Company filed with the SEC. Actual results may differ materially and adversely from those expressed in any forward-looking statements. The Company undertakes no, and expressly disclaims any, obligation to revise or update any forward-looking statements for any reason, except as required by applicable law.

THE PARTIES

Cincinnati Bell Inc.

The Company, together with its wholly owned subsidiaries, delivers integrated communications solutions to residential and business customers over its fiber-optic and copper networks including high-speed internet, video, voice and data. The Company provides service in areas of Ohio, Kentucky, Indiana and Hawaii. In addition, enterprise customers across the United States and Canada rely on CBTS and OnX, wholly owned subsidiaries, for efficient, scalable office communications systems and end-to-end IT solutions. Our common shares are traded on the NYSE under the trading symbol “CBB”. The depositary shares are traded on the NYSE under the trading symbol “CBB.PB”. Our principal corporate office is located at 221 East Fourth Street, Cincinnati, Ohio 45202 with telephone number 513-397-9900.

Red Fiber Parent LLC

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the merger agreement and related agreements and completing the transactions contemplated thereby. Parent has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon completion of the transactions contemplated thereby, the Company will be a direct subsidiary of Parent. Its principal executive office is located at 125 West 55th Street, New York, New York 10019.

RF Merger Sub Inc.

Merger Sub is an Ohio corporation and a wholly owned subsidiary of Parent that was formed solely for the purpose of entering into the merger agreement and completing the transactions contemplated thereby. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement and related agreements. Upon completion of the merger, Merger Sub will merge with and into the Company, and Merger Sub will cease to exist. Merger Sub’s principal executive office is located at 125 West 55th Street, New York, New York 10019.

In connection with the merger and the other transactions contemplated by the merger agreement, MIP and Ares Funds have committed to make available to Parent, at or prior to the closing of the merger, with up to approximately $879 million in equity financing, subject to the terms and conditions of the equity commitment letters.

MIP is a fund managed by MIRA, a global alternative asset manager with experience investing in the communications infrastructure industry. For more than two decades, MIRA has partnered with investors, governments and communities to manage, develop and enhance assets relied on by more than 100 million people each day. As of September 30, 2019, MIRA managed $135.6 billion in assets that are essential to the sustainable development of economies and communities, including 155 portfolio businesses, approximately 600 properties and 4.7 million hectares of farmland.

Ares Management is a global alternative investment manager operating three integrated businesses across Credit, Private Equity and Real Estate. Ares Management’s global platform had $149 billion of assets under management as of December 31, 2019 and employs approximately 1,200 employees in over 20 offices in more than 10 countries.

THE VIRTUAL SPECIAL MEETING

We are furnishing this proxy statement to the holders of Company common shares, 6 3/4% preferred shares and depositary shares representing interests in such 6 3/4% preferred shares as part of the solicitation of proxies by the Board for use at the special meeting and at any adjournments or postponements thereof.

Date, Time and Place

The special meeting will be held online via live webcast on [        ], 2020, at [        ], local time. The special meeting can be accessed by visiting www.virtualshareholdermeeting.com/CBB2020, where you will be able to participate in the meeting live and vote online. We encourage you to allow ample time for online check-in, which will open at[        ], local time. Please note that because there will not be a physical meeting location you will not be able to attend the special meeting in person.

Purpose of the Special Meeting

The special meeting is being held for the purposes indicated below:

•	to consider and vote on a proposal to adopt the merger agreement (see the section of this proxy statement entitled “The Merger Agreement” beginning on page [ ]);

•

to consider and vote on a nonbinding, advisory proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger (this nonbinding compensation proposal relates only to contractual obligations of the Company in existence prior to consummation of the merger that may result in a payment to the Company’s named executive officers in connection with, or following, the consummation of the merger and does not relate to any new compensation or other arrangements between the Company’s named executive officers and Parent or, following the merger, the surviving corporation and its subsidiaries) (see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ]); and

•

to consider and vote on the adjournment proposal to adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Recommendation of the Board

The Board carefully reviewed and considered the terms and conditions of the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board unanimously (i) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (ii) determined that entering into the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of the Company and the Company’s shareholders, (iii) declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and (iv) recommends that the holders of Company common shares and 6 3/4% preferred shares adopt the merger agreement. Accordingly, the Board recommends a vote “FOR” the proposal to adopt the merger agreement. For a discussion of the factors that the Board considered in determining to recommend the adoption of the merger agreement, please see the section of this proxy statement entitled “The Merger—Reasons for the Merger” beginning on page [    ].

The Board also recommends a vote “FOR” the nonbinding compensation proposal and a vote “FOR” the adjournment proposal.

Record Date and Shareholders Entitled to Vote

Shareholders of record as of the close of business on [        ], 2020, the record date for the special meeting, or their legal proxy holders, will be entitled to vote the Company common shares and 6 3/4% preferred shares they held on the record date at the special meeting. Holders of depositary shares representing interests in the 6 3/4% preferred shares as of the close of business on the record date will be entitled to vote the number of 6 3/4% preferred shares represented by their depositary shares. As of the close of business on the record date, there were [                ] Company common shares and [    ] 6 3/4% preferred shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each Company common share and one vote for each 6 3/4% preferred share held by such shareholder on the record date on each of the proposals presented in this proxy statement.

Quorum

A majority of all of the issued and outstanding Company common shares and 6 3/4% preferred shares entitled to vote, represented by proxy, constitutes a quorum for the transaction of business at any meeting of the holders of Company common shares and 6 3/4% preferred shares. Attendance at the virtual meeting does not count for purposes of determining a quorum. Abstentions will be counted for purposes of determining the presence of a quorum. “Broker non-votes” will not be counted for purposes of determining the presence of a quorum unless your broker has been instructed to vote on at least one of the proposals presented in this proxy statement.

A “broker non-vote” occurs when (i) your Company common shares or 6 3/4% preferred shares are held by a broker, in nominee name or otherwise, exercising fiduciary powers (typically referred to as being held in “street name”) and (ii) a broker submits a proxy card for your Company common shares or 6 3/4% preferred shares held in “street name”, but does not vote on a particular proposal because your broker has not received voting instructions from you and does not have the authority to vote on that matter without instructions. You must follow instructions from your broker to authorize it to vote with respect to the proposal to adopt the merger agreement, the nonbinding compensation proposal or the adjournment proposal.

If, however, less than a quorum is present or represented at the special meeting, shareholders holding a majority of the Company common shares and 6 3/4% preferred shares (voting as a single class) represented at the special meeting may adjourn the meeting.

In the event that a quorum is not present at the special meeting, or if there are insufficient votes to adopt the merger agreement at the time of the special meeting, we expect that the special meeting will be adjourned or postponed to solicit additional proxies.

Vote Required

Adoption of the Merger Agreement

The adoption of the merger agreement by the Company’s shareholders requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class), in each case entitled to vote thereon as of the close of business on the record date. Under the merger agreement, the receipt of such required vote is a condition to the consummation of the merger. Note that you may vote to adopt the merger agreement and vote not to approve the nonbinding compensation proposal or adjournment proposal and vice versa.

Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

Approval of the Nonbinding Compensation Proposal

The approval of the nonbinding compensation proposal requires the affirmative vote of at least a majority of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class) present and entitled to vote on such proposal at the special meeting. Assuming a quorum is present at the special meeting, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and abstentions will have the same effect as a vote “AGAINST” the proposal.

The vote on the nonbinding compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Because the vote on the nonbinding compensation proposal is advisory only, it will not be binding on the Company, the Board, Parent or the surviving corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the merger agreement is adopted by the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the nonbinding advisory vote.

Approval of the Adjournment Proposal

The approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class) on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal. If less than a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the special meeting, shareholders holding a majority of the Company common shares and 6 3/4% preferred shares (voting as a single class) represented at the meeting may also adjourn the special meeting. The Company does not intend to call a vote on this proposal if the proposal to adopt the merger agreement is approved at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Voting Procedures

Whether or not you plan to attend the special meeting and regardless of the number of Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) you own, your careful consideration of, and vote on, the merger agreement is important and we encourage you to vote promptly.

To ensure that your Company common shares or 6 3/4% preferred shares (or depositary shares representing interests in such 6 3/4% preferred shares) are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting, using one of the following three methods:

•	Vote via the Internet. Follow the instructions for internet voting shown on the proxy card mailed to you.

•	Vote by Telephone. Follow the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card. If you do not wish to vote by the Internet or by telephone, please complete, sign, date and mail the enclosed proxy card in the envelope provided.

If you hold your shares in “street name,” in other words your shares are held in the name of your broker, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from the Company. In order to vote, complete and mail the proxy card received from your broker to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker. To vote at the special meeting, you must obtain a valid proxy from your broker, bank or other agent.

Follow the instructions from your broker included with these proxy materials or contact your broker to request a proxy form. The timing described in the instructions from your broker may differ from the timing described above. Without following those instructions, your shares held in “street name” will not be voted, which will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

For additional questions about the merger, assistance in submitting proxies or voting Company common shares, 6 3/4% preferred shares or depositary shares representing interests in such 6 3/4% preferred shares or to request additional copies of this proxy statement or the enclosed proxy card, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 877-825-8971.

How Proxies Are Voted

If you complete and submit your proxy card or voting instructions, the persons named as proxies will follow your instructions. If you are a holder of record of Company common shares, 6 3/4% preferred shares or depositary shares representing interests in such 6 3/4% preferred shares and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote in favor of the proposal to adopt the merger agreement, the nonbinding compensation proposal and the adjournment proposal.

Revocation of Proxies

For shareholders of record, any time after you have submitted a proxy card and before the proxy card is exercised, you may revoke or change your vote in one of three ways:

•	You may submit a new proxy card bearing a later date (which automatically revokes the earlier proxy or voting instructions) whether made on the Internet, by telephone or by mail.

•	You may submit a written notice of revocation to the Company’s Corporate Secretary at 221 East Fourth Street, Cincinnati, Ohio 45202.

•

You may attend the special meeting and vote at the special meeting (your attendance at the special meeting will not, by itself, revoke your proxy, so you must vote at the special meeting to revoke your proxy).

Please note that if you want to revoke your proxy by sending a new proxy card or a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company prior to the special meeting.

If you hold your shares in “street name,” you will need to revoke or resubmit your proxy through your broker and in accordance with its procedures. If your broker allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone or by mail. In order to attend the special meeting and vote, you will need to obtain a proxy for your broker, the shareholder of record.

Attendance of the Virtual Special Meeting

To attend the special meeting, visit www.virtualshareholdermeeting.com/CBB2020 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If we experience technical difficulties during the special meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify shareholders of the decision via www.virtualshareholdermeeting.com/CBB2020. If you encounter technical difficulties accessing our meeting or asking questions during the special meeting, a support line will be available on the login page of the special meeting website.

Solicitation of Proxies

The Company will bear the cost of soliciting proxies, including the expense of preparing, printing and distributing this proxy statement. In addition to soliciting proxies by mail, telephone or electronic means, we may request brokers to solicit their customers who have Company common shares, 6 3/4% preferred shares or depositary shares representing interests in such 6 3/4% preferred shares registered in their names and will, upon request, reimburse them for the reasonable, out-of-pocket costs of forwarding proxy materials in accordance with customary practice. We may also use the services of our directors, officers and other employees to solicit proxies, personally or by telephone, without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to solicit shareholder proxies at a total cost to the Company of approximately $25,000, plus reimbursement of customary expenses.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned, recessed or postponed for the purpose of soliciting additional proxies. An adjournment of the special meeting may be made by holders of Company common shares and 6 3/4% preferred shares representing a majority in interest represented and entitled to vote at the meeting.

At any subsequent reconvening of the special meeting at which a quorum is represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.

Voting by Company Directors, Executive Officers and Principal Securityholders

As of March 6, 2020, the directors and executive officers of the Company beneficially owned in the aggregate 905,331 Company common shares, or approximately 1.79% of the outstanding Company common shares, and no 6 3/4% preferred shares. Although none of the directors or executive officers is obligated to vote to adopt the merger agreement, we currently expect that each of these individuals will vote all of his or her shares in favor of each of the proposals to be presented at the special meeting.

The Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. For more information, please see the section of this proxy statement entitled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [     ].

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree M&A Incorporated, which is acting as the Company’s proxy solicitation agent in connection with the merger, toll free at 877-825-8971. Brokers may call collect at 212-750-5833.

List of Shareholders

A list of Company shareholders of record as of the record date who are entitled to vote at the special meeting will be open for examination by any shareholder at the meeting.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

As discussed elsewhere in this proxy statement, holders of Company common shares and 6 3/4% preferred shares (voting as a single class) will consider and vote on a proposal to adopt the merger agreement. You are urged to carefully read this proxy statement in its entirety for more detailed information concerning the merger agreement and the merger, including the information set forth under the sections of this proxy statement captioned “The Merger” and “The Merger Agreement”. A copy of the merger agreement is attached as Annex A to this proxy statement. You are urged to read the merger agreement carefully and in its entirety.

The adoption of the merger agreement by the Company’s shareholders requires the affirmative vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3⁄4% preferred shares (voting as a single class), in each case entitled to vote thereon as of the close of business on the record date. Abstentions, failures to vote and “broker non-votes” will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

The Board recommends a vote “FOR” the adoption of the merger agreement.

PROPOSAL 2: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE

COMPENSATION ARRANGEMENTS

In accordance with Section 14A of the Exchange Act, the Company is providing holders of Company common shares and 6 3/4% preferred shares (voting as a single class) with the opportunity to cast a nonbinding advisory vote on the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger. As required by those rules, the Company is asking holders of Company common shares to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table entitled “Potential Payments to Named Executive Officers”, including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on executive compensation payable in connection with the merger is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, you may vote to adopt the merger agreement and vote not to approve the executive compensation and vice versa. Because the vote is advisory in nature only, it will not be binding on the Company or the Board. Accordingly, because the Company is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the merger is consummated and regardless of the outcome of the advisory vote.

The approval of the nonbinding compensation proposal requires the affirmative vote of at least a majority of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class) present and entitled to vote on that proposal at the special meeting. Assuming a quorum is present at the special meeting, failures to vote and “broker non-votes” will have no effect on the outcome of the nonbinding compensation proposal and abstentions will have the same effect as a vote “AGAINST” the proposal.

The Board recommends a vote “FOR” the approval of the nonbinding compensation proposal.

PROPOSAL 3: VOTE ON POSSIBLE ADJOURNMENT TO SOLICIT ADDITIONAL PROXIES, IF

NECESSARY

The special meeting may be adjourned to another time and place to permit further solicitation of proxies, if necessary, to obtain additional votes to approve the proposal to adopt the merger agreement. The Company currently does not intend to propose adjournment of the special meeting if there are sufficient votes to approve the proposal to adopt the merger agreement.

The Company is asking you to authorize the holder of any proxy solicited by the Board to vote in favor of any adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement at the time of the special meeting.

The approval of the adjournment proposal requires the affirmative vote of at least a majority of the votes cast by the holders of the outstanding Company common shares and 6 3⁄4% preferred shares (voting as a single class) on such proposal at the special meeting. Assuming a quorum is present at the special meeting, abstentions, failures to vote and “broker non-votes” will have no effect on the outcome of the adjournment proposal. If less than a majority of the outstanding shares entitled to vote are present in person or represented by proxy at the special meeting, shareholders holding a majority of the Company common shares and 6 3⁄4% preferred shares (voting as a single class) represented at the meeting may also adjourn the special meeting.

The Board recommends a vote “FOR” the approval of the adjournment proposal.

THE MERGER

Overview

The Company is seeking the adoption by the holders of Company common shares and 6 3⁄4% preferred shares (voting as a single class) of the merger agreement the Company entered into on March 13, 2020, with Parent and Merger Sub. Under the terms of the merger agreement, subject to the satisfaction or (if permissible under applicable law) waiver of specified conditions, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a subsidiary of Parent. The Board has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that the holders of Company common shares and 6 3⁄4% preferred shares (voting as a single class) vote to adopt the merger agreement.

Upon the consummation of the merger, each Company common share issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares and dissenting shares) will be canceled and converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes. Immediately following the consummation of the merger, the 6 3⁄4% preferred shares will remain outstanding and the depositary shares representing interests in such 6 3⁄4% preferred shares will remain outstanding and continue to be listed on the NYSE.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among members of the Board, the Company’s management, the Company’s advisors, MIRA, the MIRA Funds, MIP Ares Management or any other person.

The Board, together with the Company’s management and with the assistance of the Company’s advisors, regularly evaluates the Company’s historical performance, future growth prospects and long-term strategic plan and considers various strategic opportunities available to the Company as well as ways to enhance shareholder value and the Company’s performance and prospects, including in light of the business, competitive, regulatory, financing and economic environment and developments in the Company’s industry. These reviews have included discussions as to whether the Company should continue to execute on its strategy as a stand-alone company, pursue various acquisitions, seek to improve its capital structure or pursue a sale of the entire Company or one or more of its business units. As part of these reviews, the Board, together with the Company’s management and with the assistance of the Company’s advisors, has considered from time to time what would offer the best avenue to enhance shareholder value along with the potential benefits and risks of any potential alternative.

From time to time, representatives of the Company and its financial advisors have had various conversations with representatives of other companies in, or interested in, the telecommunications industry, and infrastructure funds and other financial sponsors, including Brookfield Infrastructure and MIRA acting on behalf of its managed vehicles (the “MIRA Funds”). The topics of these conversations have included, among other things, developments in the industry generally, potential opportunities in the industry and the potential for the Company to engage in business combinations, strategic transactions or financing transactions with third parties.

In late August 2018, Phillip R. Cox, then Chairman of the Board, met with representatives of Brookfield Infrastructure, at its request, during which meeting Brookfield Infrastructure expressed its interest in potentially pursuing an acquisition of the Company. Also in late August 2018, Mr. Cox met with representatives of Party A, an infrastructure fund, at its request, during which meeting Party A expressed its interest in potentially pursuing an acquisition of the Company. Neither Brookfield Infrastructure nor Party A made any proposal during these meetings. Mr. Cox indicated to each of Brookfield Infrastructure and Party A that the Board would consider any transaction proposal it might make.

On August 31, 2018, Brookfield Infrastructure submitted a preliminary, non-binding expression of interest proposing to acquire the Company.

On September 1, 2018, the Company formally engaged Morgan Stanley to act as its financial advisor in connection with the review of the Company’s strategic alternatives and the potential execution of one or more transactions in connection with such strategic review. The Company also subsequently formally engaged Moelis to act as its financial advisor in the same role.

On September 19, 2018, Party A submitted a preliminary, non-binding expression of interest to acquire the Company.

On October 10, 2018, the Board, after receiving advice from each of Morgan Stanley and Moelis and conscious of the risks of leaks to the Company’s business and its relationships with its regulators, determined to commence an exploratory process involving a maximum of five potential counterparties, including Brookfield Infrastructure and Party A, for a potential transaction (the “2018 Process”). During the 2018 Process, the Board reviewed disclosure statements provided by each of Morgan Stanley and Moelis, which identified prior or current engagements or relationships between Morgan Stanley or Moelis, as applicable, and the potential counterparties to a transaction.

During the remainder of October 2018, representatives of Morgan Stanley and Moelis, initiated contact with five potential counterparties to a strategic transaction and the Company entered into confidentiality agreements, which contained customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party, with each of Brookfield Infrastructure, Party A and Party B, another infrastructure fund. Following the execution of confidentiality agreements, members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath, Swaine & Moore LLP, outside legal counsel to the Company (“Cravath”), facilitated due diligence and engaged in discussions with each of Brookfield Infrastructure, Party A and Party B, and the Board regularly held meetings to discuss the status of the 2018 Process and any feedback received from the potentially interested parties. The Company also exchanged various drafts of a merger agreement with each of Brookfield Infrastructure and Party A. Other than Brookfield Infrastructure and Party A, no other party, including Party B, submitted a preliminary expression of interest to acquire the Company.

Concurrently with the 2018 Process, the Board also reviewed and assessed other potential strategic alternatives, including, among others, a potential sale of Cincinnati Bell Technology Solutions LLC (“CBTS”) and potential financing alternatives, such as incurring additional debt, engaging in sale leaseback transactions, issuing common equity and issuing preferred equity. The Board determined that none of these were a viable option at that time given, among other things, covenant constraints in the Company’s existing indebtedness, the limited size of any potential equity issuance and the high cost of capital for any preferred equity issuance.

On October 25, 2018, Lynn A. Wentworth was elected to succeed Mr. Cox as Chairman of the Board, effective May 2, 2019.

In November and December 2018, the equity and debt markets applicable to the Company experienced downturns, resulting in widened credit spreads in the telecommunications industry and a sharp decline in the stock prices of the Company and its industry peers. Representatives of each of Brookfield Infrastructure and Party A informed representatives of Morgan Stanley and Moelis that the recent downturns in such equity and debt markets would negatively impact the valuation levels at which they would potentially be willing to acquire the Company.

Also in December 2018, Party C, a financial sponsor, informed representatives of Moelis that it was interested in exploring a potential transaction with the Company but did not submit a proposal. Representatives of Moelis, at the direction of the Company, informed Party C that the Company would only entertain exploring a potential transaction with Party C if it were willing to make an offer materially higher than the Company’s current trading price. Party C declined to pursue a transaction at those levels.

In mid-December 2018, the Board engaged another global investment bank to act as its financial advisor in connection with a potential sale of the Company or other similar transaction and met with such investment bank to discuss the Company’s current situation. The Company did not consult with such investment bank after December 2018.

On January 4, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance, to discuss, among other things, the status of the 2018 Process. During the meeting, Leigh R. Fox, President and Chief Executive Officer of the Company, explained to the Board that based on recent downturns in the equity and debt markets and conversations with each of Brookfield Infrastructure and Party A, members of the Company’s management and representatives of Morgan Stanley and Moelis discussed that any final bids would be significantly lower than the levels indicated in the non-binding proposals the Company had previously received and would be subject to material financing contingencies. Representatives of Morgan Stanley explained that recent downturns in the debt markets had resulted in an increase in the rates at which lenders were willing to lend and a sharp decline in the availability of high-yield financing, which would have material impacts on the model-driven valuations of the financial sponsors participating in the 2018 Process. The Board concluded that, in light of the changed circumstances, stopping the 2018 Process would be in the best interests of the Company and its shareholders and directed Morgan Stanley and Moelis to communicate the Board’s decision to Brookfield Infrastructure and Party A.

During the spring and summer of 2019, representatives of the Company and its advisors continued to meet from time to time with representatives of each of Brookfield Infrastructure and Party A as well as with representatives of other companies in, or interested in, the telecommunications industry, and infrastructure funds and other financial sponsors to generally discuss the Company and its business and the telecommunications industry. During this time, none of Brookfield Infrastructure, Party A or Party B nor any other party made any proposals for an acquisition of the Company.

In June 2019, Party D, a financial sponsor, contacted members of the Company’s management, during which time it expressed its interest in potentially acquiring certain assets of the Company but did not submit a proposal. On June 20, 2019, the Company and Party D entered into a confidentiality agreement, which contained customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Thereafter, Party D conducted preliminary due diligence and discussed certain due diligence matters with members of the Company’s management. During the course of discussions between the Company and Party D, Party D indicated that it was not interested in pursuing an acquisition of the entire Company. Party D never submitted a proposal for acquiring any assets or businesses of the Company or the entire Company.

Also in June 2019, Ares Management, a financial sponsor, submitted to the Company a non-binding proposal in respect of a joint venture involving CBTS. The Board reviewed the terms of the proposal and concluded that it was not compelling enough to pursue further discussions. During the course of discussions between the Company and Ares Management, Ares Management indicated that it was not interested in pursuing an acquisition of the entire Company.

On July 17, 2019, members of the Company’s management and representatives of Moelis held an update call with representatives of Brookfield Infrastructure, during which call the participants discussed the state of the telecommunications industry and the Company’s recent performance.

Also on July 17, 2019, representatives of Moelis, at the direction of the Company, contacted Party A to discuss whether it would be interested in having an update call with members of the Company’s management to discuss the state of the telecommunications industry and the Company’s recent performance. Party A indicated that it was interested in having such a call.

On July 29, 2019, representatives of Party F, a financial sponsor, met, at Party F’s request, with members of the Company’s management in Cincinnati, Ohio, at which meeting the representatives of Party F expressed preliminary interest in exploring a potential transaction with the Company and conducting preliminary due diligence in connection therewith. Members of the Company’s management directed Party F to contact Moelis to engage in further discussions, and representatives of Party F contacted representatives of Moelis on August 1, 2019.

On July 31 and August 1, 2019, the Board met for its regularly scheduled quarterly meetings, with members of the Company’s management and representatives of Moelis present for portions of the meetings. The discussions covered a wide range of topics and addressed, among other things, the Company’s second quarter results, operations and strategy. The Board analyzed with members of the Company’s management and representatives of Moelis the state of and trends in the telecommunications industry. Among other things, they discussed how recent events in the local exchange carrier (“LEC”) sector such as bankruptcies, dividend cuts, dividend eliminations and liquidity concerns among the Company’s industry peers had resulted in an intense focus on debt levels and significant increases in the cost of borrowing, making it difficult for the Company to make new fiber investments in accordance with its strategic plan. They also discussed how the market had re-rated the LEC sector resulting in the Company and its industry peers trading at or near all-time lows.

The Board also analyzed with members of the Company’s management and representatives of Moelis a full range of the Company’s strategic alternatives, including, among others, potentially accelerating the Company’s investment in fiber assets, potential equity and debt repurchases, potential divestitures, including potential divestitures of CBTS and the Hawaiian Telcom business, a potential merger with another company in the telecommunications industry, potential joint ventures, potential partnerships and potential alternative investments and other transactions involving financial sponsors. With respect to a potential divestiture of CBTS, the Board concluded that the Company would be unlikely to receive a premium valuation in a sale of CBTS in the short term but should preserve the option to sell CBTS in the future. With respect to a potential sale of the Hawaiian Telcom business, after preliminary dialogue with a potential strategic buyer, the Board concluded that there was limited interest and qualified buyers due to current LEC sector issues and that a sale of the Hawaiian Telcom business would have a limited impact on the Company’s debt levels, resulting in a smaller company with high leverage and less short-term growth potential. Following the review of strategic alternatives, the Board concluded that the Company should continue to execute its current strategic plan while preserving its rights to sell CBTS and that the Company’s management should continue to have dialogue with third parties potentially interested in a transaction with the Company and advise the Board of any meaningful discussions.

On August 5, 2019, members of the Company’s management and representatives of Moelis met with representatives of Party G, a private equity firm, at Party G’s request, to discuss potential partnership opportunities between the Company and certain portfolio companies of Party G. Party G never submitted a proposal for acquiring any assets or businesses of the Company or the entire Company.

Also on August 5, 2019, following discussions with representatives of Moelis, members of the Company’s management determined to provide Party F with preliminary due diligence information regarding the Company’s business and operations so that Party F could evaluate a potential transaction with the Company, subject to Party F entering into a suitable confidentiality agreement.

On August 8, 2019, the Company and Party F entered into a confidentiality agreement, which contained customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Following the execution of the confidentiality agreement, Party F was provided access to the electronic data room containing information regarding the Company’s business and operations. Following discussions with representatives of Moelis, members of the Company’s management determined to provide Brookfield Infrastructure and Party A with access to the electronic data room given the fact that each such party had indicated a potential interest in evaluating a transaction with the Company.

On August 9, 2019, each of Brookfield Infrastructure and Party A was provided access to the electronic data room. Throughout the remainder of August 2019 and September 2019, members of the Company’s management responded to due diligence requests from and engaged in discussions and meetings with each of Brookfield Infrastructure, Party A and Party F. During this time, members of the Company’s management and representatives of Morgan Stanley and Moelis regularly updated the Board regarding interactions with each of Brookfield Infrastructure, Party A and Party F.

On September 16, 2019, representatives of Party F sent the Company a non-binding indication of interest proposing to acquire the Company at a price of $7.50 per Company common share in cash, subject to completion of due diligence and other conditions. Party F also requested that the Company enter into exclusive negotiations with Party F. Party F did not have committed debt financing at the time but indicated that it was confident in its ability to secure debt financing. The closing price per Company common share as of the close of trading on September 16, 2019 was $6.22.

Following the receipt of Party F’s proposal, on September 16, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance to review, among other things, Party F’s proposal and discuss potential next steps. Representatives of Cravath reviewed with the Board its fiduciary duties and other legal matters in the context of a review of a potential sale transaction. The Board discussed the status of the updated financial forecasts the Company’s management was preparing and agreed that reviewing such forecasts and the financial analyses of Morgan Stanley and Moelis would be important for making an informed decision regarding whether to proceed further with any offer or to commence a sale process. The Board also concluded that Party F’s proposal was not compelling enough to move forward with Party F on an exclusive basis but decided to encourage Party F to continue to work to improve the value of its offer. At the conclusion of the meeting, the Board authorized the Company’s management and its financial advisors to inform Party F of the Board’s conclusion and to continue engaging with each Brookfield Infrastructure and Party A. The Board also decided that it would consider which other potential counterparties to reach out to following preparation and review of the financial forecasts being prepared by the Company’s management.

On September 19, 2019, Party A informed representatives of Morgan Stanley and Moelis that it was not interested in pursuing an acquisition of the Company due to heightened concentration of fiber assets in its current fund as a result of recent acquisitions.

On September 20, 2019, representatives of Ares Management submitted to the Company a non-binding proposal contemplating the issuance of unsecured debt to Ares Management as part of a refinancing of the Company’s capital structure. The Company’s management reviewed the terms of the proposal and concluded that it was not compelling enough to pursue further discussions. During the course of discussions between the Company and Ares Management, Ares Management reiterated that it was not interested in pursuing an acquisition of the Company.

On September 25, 2019, Brookfield Infrastructure informed representatives of Morgan Stanley that members of its investment committee were supportive of its decision to submit an updated proposal to acquire the Company, but that its ability to submit an updated proposal was subject to ongoing work with potential debt financing sources.

On October 3, 2019, the Board reviewed updated disclosure statements provided by Morgan Stanley, which identified prior or current engagements or relationships between Morgan Stanley and the potential counterparties to a transaction. Morgan Stanley provided the Board with updated disclosure statements throughout the process.

The Board concluded that, based upon the information provided by Morgan Stanley in such disclosure statements, Morgan Stanley did not have any relationships that would be likely to impair its ability to provide independent advice to the Board.

Also on October 3, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. At the meeting, representatives of Moelis reviewed the interactions the Company had with potential counterparties to a transaction during the 2018 Process and recent interactions with each of Brookfield Infrastructure, Party A and Party F. Members of the Company’s management and representatives of Morgan Stanley and Moelis reviewed with the Board the state of the telecommunications industry generally, the impact that financial distress among the Company’s industry peers and macroeconomic uncertainty might have on the industry and the performance and outlook of the Company and its industry peers. The Board reviewed the financial forecasts that had been prepared by the Company’s management (the September Forecasts, as described further in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page [    ]) and representatives of each of Morgan Stanley and Moelis presented their respective preliminary financial analyses based on the September Forecasts.

The Board discussed whether to engage in further discussions with Brookfield Infrastructure and Party F and whether to have its financial advisors contact other parties to determine whether they would be interested in exploring a potential transaction with the Company. As part of this discussion, Morgan Stanley and Moelis provided the Board with their respective views as to the potential counterparties that would likely have both the interest and financial capability to acquire the Company. They noted that infrastructure funds, which had lower return thresholds and longer investment horizons than traditional private equity firms, were the most likely counterparties to a potential transaction. They also noted that the universe of strategic buyers lacked the financial capability to complete an all cash transaction, were focused on managing other balance sheet goals (such as reducing leverage), had limited overlap with the strategic focus and priorities of the Company, were focused on integrating recent acquisitions or already competed in the geographies in which the Company conducted business. Morgan Stanley and Moelis identified four infrastructure funds, including the MIRA Funds and Party B, that they believed to be the parties most able and willing to pay the highest price for the Company. For reference, other than the MIRA Funds and Party B, the infrastructure funds identified by Morgan Stanley and Moelis are hereinafter referred to as “Party I” and “Party J”.

At the conclusion of the meeting, the Board authorized the Company’s management, Morgan Stanley and Moelis to continue discussions with Brookfield Infrastructure and Party F and initiate contact with the MIRA Funds, Party B, Party I and Party J.

Following the October 3, 2019 meeting, Morgan Stanley and Moelis, at the direction of the Company, informed Party F that its offer to acquire the Company at a price of $7.50 per Company common share did not represent a value at which the Company would be willing to transact, but that the Company would allow Party F to perform additional due diligence to support a higher offer. Representatives of Morgan Stanley and Moelis proceeded to contact each of the MIRA Funds, Party B, Party I and Party J, and each expressed interest in exploring a potential transaction. Over the course of October 2019, Party B entered into an amendment to the confidentiality agreement it had entered into in connection with the 2018 Process, which extended the term of the confidentiality agreement and the standstill provisions by one year, and each of the MIRA Funds, Party I and Party J entered into confidentiality agreements, which contained customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Following the extension of existing confidentiality agreements or execution of new confidentiality agreements, the MIRA Funds, Party B, Party I and Party J were provided access to the electronic data room.

Until the execution of the original Brookfield merger agreement (or, if earlier, the date on which a potential counterparty ceased to pursue a potential transaction with the Company), each of the MIRA Funds, Party B, Party F, Party I and Party J conducted due diligence, and members of the Company’s management, with the assistance of the Company’s advisors, engaged in diligence calls and in-person meetings with, and responded to written due diligence requests from, such parties.

On October 14, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Mr. Fox provided the Board with an overview of interactions with each of the potential acquirors and explained that members of the Company’s management had held due diligence sessions with each of the MIRA Funds, Party B and Party F. Representatives of Morgan Stanley and Moelis noted that Brookfield Infrastructure continued to evaluate the Company and have discussions with potential debt financing sources. Mr. Fox and representatives of Morgan Stanley and Moelis also discussed with the Board the state of the debt markets and potential near-term catalysts for revaluation of companies in the telecommunications industry.

On October 18, 2019, representatives of Morgan Stanley and Moelis, at the direction of the Company, communicated to each of the potentially interested parties the procedures for the potential sale process and requesting each such party submit preliminary indications of interest, draft financing commitments and details of such party’s financing structure by Friday, November 15, 2019.

On October 23 and 24, 2019, the Board met for its regularly scheduled quarterly Board meetings, with members of the Company’s management present for portions of the meetings. The discussions covered a wide range of topics and addressed, among other things, the Company’s third quarter results, preliminary updates to the September Forecasts and strategic alternatives, including potential acquisitions and a potential sale of CBTS. During the meetings, the Board met in executive session with representatives of Moelis and Cravath participating to discuss the status of the ongoing sale process. Among other things, the Board discussed with representatives of Moelis potential near-term catalysts for revaluation of companies in the telecommunications industry, and the implication any such catalysts might have on the Company’s strategic outlook, including in the context of the current process. Representatives of Moelis discussed with the Board near-term events that could positively impact equity valuations and events that could negatively impact equity valuations in the sector, including financial distress among the Company’s industry peers. The Board discussed the strategic approach of other telecommunications companies in light of the sector-wide challenges. The Board also discussed a potential sale of CBTS and the implications such a sale would have on the Company’s overall debt capacity and markets’ perceptions of the Company’s ability to grow year to year.

On October 25, 2019, Party I informed representatives of Morgan Stanley and Moelis that it would not submit a proposal to acquire the Company because it lacked the resources to conduct due diligence and consider an acquisition of the Company at the time.

On October 28, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. During the meeting, representatives of Morgan Stanley and Moelis provided an overview of recent interactions with the potential counterparties to a transaction and explained that members of the Company’s management and the Company’s advisors were in the midst of holding due diligence sessions with each of the potential counterparties.

On October 31, 2019, representatives of Morgan Stanley received a call from Party K, a private equity firm, which expressed a potential interest in acquiring the Company. Party K did not make a proposal at this time.

Later on October 31, 2019, representatives of Morgan Stanley, at the direction of, and after discussion with, the Company, explained to Party K that if it was interested in evaluating an acquisition of the Company, it would need to submit a proposal by the Friday, November 15, 2019 bid deadline.

At various times in October 2019, representatives of Brookfield Infrastructure informed representatives of Morgan Stanley that Brookfield Infrastructure continued to work with potential debt financing sources regarding a financing package.

On November 4, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Morgan Stanley and Moelis provided an overview of recent interactions with potential counterparties to a transaction, including recently held due diligence sessions with each of the MIRA Funds, Party B and Party F. The Board also discussed the status of each of the potential counterparties and the overall timing of the process.

On November 5, 2019, the Company entered into a confidentiality agreement with Party K, which contained customary standstill provisions that would automatically terminate upon the entry by the Company into a definitive acquisition agreement with a third party. Following the execution of the confidentiality agreement, Party K was provided with access to the electronic data room and provided the opportunity to submit diligence requests and conduct diligence sessions.

On November 7, 2019, representatives of Party B informed representatives of Morgan Stanley that it had received preliminary debt financing terms from potential debt financing sources but that it may not be able to meet the Friday, November 15, 2019 bid deadline due to internal logistical issues.

On November 11, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Morgan Stanley and Moelis provided an overview of recent interactions with the potential counterparties to a transaction. Representatives of Morgan Stanley and Moelis also provided an overview of recent trends in the telecommunications industry and the market’s reaction to the recent earnings releases of the Company and certain of its industry peers.

On November 12, 2019, representatives of Party J informed representatives of Morgan Stanley and Moelis that it would not submit a proposal to acquire the Company because, among other reasons, the cost of debt financing was too high, making it difficult for Party J to achieve its target internal rate of return, the amount of equity Party J would need to contribute was too large for its fund in light of the amount of debt financing potential debt financing sources were willing to provide and the execution of Party J’s strategic plan following the consummation of a potential transaction was too complex to bring in additional limited partners.

On November 15, 2019, the MIRA Funds submitted a non-binding preliminary proposal to acquire the Company at a range of $9.00 to $11.00 per Company common share along with draft financing commitment letters from two banks and a highly confident letter from another. The MIRA Funds had indicated in their initial proposal that the submission of a final, binding offer would be subject to the completion of due diligence, the negotiation of definitive transaction agreements and an approval process which would include approvals from the relevant fund and investor investment committees. The MIRA Funds had indicated in their initial proposal that it expected to be able to complete its due diligence investigation of the Company within eight weeks of selection to participate in the next round of the process. The closing price per Company common share as of the close of trading on November 15, 2019 was $5.47.

On November 18, 2019, the Board reviewed updated disclosure statements provided by Moelis, which identified prior or current engagements or relationships between Moelis and the potential counterparties. Moelis provided the Board with updated disclosure statements throughout the process. The Board concluded that, based upon the information provided by Moelis in such disclosure statements, Moelis did not have any relationships that would be likely to impair its ability to provide independent advice to the Board.

On November 20, 2019, representatives of Party K informed representatives of Morgan Stanley and Moelis that it would not submit a proposal to acquire the Company, noting that it felt that it did not have the resources to devote to submit a proposal on the Company’s expected timeframe.

On November 22, 2019, representatives of Morgan Stanley and Moelis held a call with Party F, during which call Party F reiterated their initial proposal of $7.50 per share of Company common stock and explained that they anticipated being able to send a revised proposal by the week of December 16, 2019.

Also on November 22, 2019, representatives of Morgan Stanley and Moelis held a call with Party B, during which call Party B communicated that they remained interested in evaluating an acquisition of the Company and that they expected to be in a position to consider a potential proposal during the week of November 25, 2019.

On November 25, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Morgan Stanley and Moelis reviewed the non-binding proposals from the MIRA Funds and Party F and presented the updated financial analyses of the Company that their respective organizations had prepared. Representatives of Morgan Stanley and Moelis also explained that Cravath had updated the auction draft merger agreement and disclosure letter that the Board had approved during the 2018 Process and that the updated auction drafts could be shared with potential counterparties following the Board’s approval. The Board discussed with members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath whether to continue the sale process and the Board determined to continue engaging with each of Brookfield Infrastructure, the MIRA Funds, Party B and Party F.

Later on November 25, 2019, the Company’s advisors, at the direction of the Board, shared the auction draft of the merger agreement and the related disclosure letter with each of Brookfield Infrastructure, the MIRA Funds and Party B. The Board determined not to share the auction draft with Party F at this time given the relatively low level of its initial expression of interest, the lack of financing support for its proposal and the fact that it had indicated it anticipated providing an updated proposal by mid-December 2019.

On November 27, 2019, representatives of Party B informed representatives of Morgan Stanley and Moelis that it would not submit a proposal to acquire the Company. Party B expressed that it had other opportunities it was working on that it believed had a better return potential.

On November 29, 2019, representatives of Moelis received an inquiry from Ares Management, requesting to participate in the potential sale process. Ares Management indicated that while an acquisition of the Company was not Ares Management’s preferred transaction, if the Company was exploring a potential sale and it was not interested in other alternatives, then Ares Management would be potentially interested in exploring a potential acquisition of the Company.

At various times in November 2019, representatives of Brookfield Infrastructure informed representatives of Morgan Stanley that Brookfield Infrastructure continued to work with potential debt financing sources regarding a financing package.

On December 2, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. During the meeting, representatives of Morgan Stanley and Moelis provided an overview of recent interactions with potentially interested parties, including Ares Management’s inquiry. Following discussion with members of the Company’s management and the Company’s advisors, the Board authorized the Company’s advisors to engage in further discussions with Ares Management.

On December 4, 2019, Moelis, at the direction of the Company, sent the MIRA Funds the Company’s mark-up of the draft financing commitment papers included in the MIRA Funds’ November 15, 2019 indication of interest.

On December 9, 2019, representatives of Morgan Stanley spoke to representatives of Brookfield Infrastructure, during which time the representatives of Brookfield Infrastructure indicated that they continued to work with potential debt financing sources regarding a financing package.

Also on December 9, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. During the meeting,

representatives of Morgan Stanley and Moelis provided an overview of recent interactions with potential counterparties to a transaction. Representatives of Morgan Stanley and Moelis then presented to the Board an illustrative timeline for the final round of the sale process. Following discussion with members of the Company’s management and representatives from Morgan Stanley, Moelis and Cravath, the Board approved the timeline and directed the Company’s advisors to send a process letter to each of Brookfield Infrastructure and the MIRA Funds setting forth the procedures for the final round of the process and the submission of final binding offers, which contemplated a deadline for final bids (with committed financing) of January 16, 2020. The Board determined not to send Party F a process letter at this time, given the relatively low level of their initial expression of interest and the fact that it had indicated it anticipated providing an updated proposal in the near future.

Later on December 9, 2019, representatives of Morgan Stanley and Moelis held a call with representatives of the MIRA Funds, during which call the MIRA Funds requested the Company’s consent to partner with Ares Management. Representatives of Morgan Stanley and Moelis informed Mr. Fox and Ms. Wentworth of the MIRA Funds’ request.

On December 10, 2019, Mr. Fox and Ms. Wentworth discussed with members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath the MIRA Funds’ request to partner with Ares Management, including the benefits of keeping Ares Management as an independent bidder or allowing Ares Management to partner with the MIRA Funds. Morgan Stanley, Moelis and Mr. Fox expressed their view that, based on prior discussions with Ares Management, during which Ares Management expressed little to no interest in acquiring the Company, it was unlikely that Ares Management would submit a proposal to acquire the Company on its own, if at all, and that allowing Ares Management to partner with the MIRA Funds had the potential to provide the most value to the process. Ms. Wentworth directed the representatives of Morgan Stanley and Moelis to indicate a willingness to allow the MIRA Funds and Ares Management to partner, subject to Ares Management’s entry into a suitable confidentiality agreement.

On December 12, 2019, Brookfield Infrastructure submitted an updated proposal to acquire the Company at a price of $8.40 per Company common share in cash, which was scheduled to expire at 12:00 noon Eastern Time on December 16, 2019, a draft equity funding letter which would provide equity financing for the full amount in cash necessary to fund the aggregate merger consideration from certain controlled investment vehicles through which Brookfield Infrastructure carries out its investment activities.(the “Brookfield Funds”) and a mark-up of the last draft of the merger agreement the Company had sent to Brookfield Infrastructure during the 2018 Process, which was substantially similar to the auction draft previously circulated. The closing price per Company common share as of the close of trading on December 12, 2019 was $7.48.

Shortly after the receipt of the December 12 proposal, Mr. Fox and Ms. Wentworth discussed with members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath the terms of the proposal and how to respond to Brookfield Infrastructure. Following discussions, representatives of Morgan Stanley, at the direction of the Company, informed Brookfield Infrastructure that the December 12 proposal did not represent a basis for the Company to consider shortening its existing sale process.

Also on December 12, 2019, Morgan Stanley and Moelis informed the MIRA Funds that the Company approved their request to partner with Ares Management, subject to Ares Management entering into a confidentiality agreement.

Also on December 12, 2019, representatives of Morgan Stanley and Moelis sent to each of Brookfield Infrastructure and the MIRA Funds a process letter setting forth the procedures for the final round of the process and the submission of final binding offers with committed financing by mid January 2020.

On December 13, 2019, representatives of Morgan Stanley received a call from representatives of Brookfield Infrastructure, during which call Brookfield Infrastructure communicated an updated proposal to acquire the Company for $9.50 per Company common share and requested that the Company enter into an exclusivity agreement through a targeted signing date of December 19, 2019. Representatives of Brookfield Infrastructure noted that Brookfield Infrastructure’s debt financing commitments were scheduled to expire prior to Christmas and that Brookfield Infrastructure would not be interested in pursuing further discussions if a definitive agreement in respect of a transaction was not executed prior to the expiration of its debt financing commitments. The closing price per Company common share as of the close of trading on December 13, 2019 was $7.52.

Also on December 13, 2019, representatives of Morgan Stanley and Moelis called representatives of the MIRA Funds to discuss their ability to accelerate their due diligence timeline and to narrow their November 15 preliminary valuation range of $9.00 to $11.00 per Company common share included in the MIRA Funds’ initial proposal. Representatives of the MIRA Funds informed representatives of Morgan Stanley and Moelis that they would provide a valuation update following due diligence sessions scheduled for December 17, 2019 and December 18, 2019. They indicated, however, that they would not be able to accelerate finalizing an offer earlier than mid January 2020, and indicated it could slip by a week or so. They also indicated that they still needed to have conversations with their various limited partners in order to finalize a bid.

Also on December 13, 2019, representatives of Morgan Stanley and Moelis called Party F during which call representatives of Party F noted they anticipated being able to provide an update on valuation by Friday, December 20, 2019.

On December 14, 2019, Brookfield Infrastructure submitted a proposal to acquire the Company at a price of $9.50 per Company common share in cash, which was conditioned on the Company agreeing to exclusivity with Brookfield Infrastructure and which was scheduled to expire at 12:00 noon, Eastern Time, on December 16, 2019. The closing price per Company common share as of the close of trading on December 13, 2019, the last full trading day prior to the December 14 proposal, was $7.52.

Shortly after the receipt of the December 14 proposal, Ms. Wentworth, members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath discussed the terms of the proposal and Brookfield Infrastructure’s request for exclusivity. Following discussions, representatives of Morgan Stanley, at the direction of the Company, informed Brookfield Infrastructure that the Board would review Brookfield Infrastructure’s revised proposal but would be unable to respond prior to the expiration of the offer at 12:00 noon, Eastern Time, on December 16, 2019.

Also on December 14, 2019, representatives of Morgan Stanley and Moelis received a call from the MIRA Funds, during which call the MIRA Funds requested that the Company enter into an agreement pursuant to which the Company would reimburse expenses incurred by the MIRA Funds in connection with their due diligence review of the Company.

On December 15, 2019, the Company entered into a confidentiality agreement with Ares Management and the Company subsequently officially approved the MIRA Funds’ request to partner with Ares Management.

On December 16, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Morgan Stanley and Moelis reviewed the proposals received from each of Brookfield Infrastructure, the MIRA Funds and Party F and each presented to the Board their respective updated preliminary financial analyses.

The Board then met in executive session, with representatives of Morgan Stanley, Moelis and Cravath participating. The Board evaluated the proposals from each of Brookfield Infrastructure, the MIRA Funds, and Party F and discussed considerations in determining how to engage with Brookfield Infrastructure and the MIRA Funds moving forward in light of the deal certainty Brookfield Infrastructure offered due to its proposed backstop of the full amount in cash necessary to fund the aggregate merger consideration with equity commitments from the Brookfield Funds and the fact that the Company’s management and Cravath believed that the draft definitive agreements proposed by Brookfield Infrastructure could be finalized in short order (and that no contract markup or any of the feedback on the draft merger agreement had been received from the MIRA Funds), that the MIRA Funds continued to require due diligence and did not have committed financing (which would expose the Company to market uncertainties as were experienced by the Company in the 2018 Process) and the incremental value a transaction with the MIRA Funds could provide if it were to submit a proposal at the top end of its valuation range. The Board also considered the circumstances under which the Board would be comfortable accelerating the process with Brookfield Infrastructure. The Board discussed taking steps to seek increased value indications from each party, and further evaluating next steps. The Board agreed that if Brookfield Infrastructure were to submit a proposal to acquire the Company at a price of $10.50 per Company common share, it would consider accelerating the process, but that any decision to accelerate the process would be impacted by any revised proposals received from the MIRA Funds and Party F. The Board also considered the MIRA Funds’ request for expense reimbursement and determined to delay consideration of the MIRA Funds’ request until the MIRA Funds had provided a clearer sense of what price it would be willing to offer to acquire the Company.

On December 17 and 18, 2019, members of the Company’s management and representatives of Morgan Stanley and Moelis held in-person due diligence sessions with representatives of the MIRA Funds and Ares Management. Representatives of Morgan Stanley and Moelis reminded the MIRA Funds of the need to receive an updated valuation indication.

On December 17, 2019, representatives of Morgan Stanley, at the direction of the Company, provided feedback on the December 14 proposal to representatives of Brookfield Infrastructure, noting that the Board was interested in evaluating a potential transaction with Brookfield Infrastructure given the deal certainty they offered but that the December 14 proposal was inadequate relative to the other bids the Company had received and did not form the basis to shorten the Company’s existing sale process.

Later on December 17, 2019, a representative of Brookfield Infrastructure contacted a representative of Morgan Stanley to indicate that it was not prepared to participate in a process that extended beyond its expiring debt commitments. Furthermore, the representatives of Brookfield Infrastructure informed Morgan Stanley that Brookfield Infrastructure was not prepared to continue to bid against itself without some guidance as to a price level at which the Board would be willing to accelerate the sale process. Following the call, Ms. Wentworth and Mr. Fox met telephonically with representatives of Morgan Stanley, Moelis and Cravath to discuss Brookfield Infrastructure’s inquiry.

Early on December 18, 2019, representatives of Morgan Stanley, at the direction of the Company and consistent with the direction of the Board, informed Brookfield Infrastructure that the Company would only be willing to consider accelerating the process at a proposed price of at least $10.50 per Company common share. Shortly thereafter, representatives of Brookfield Infrastructure informed representatives of Morgan Stanley that it would need to review certain documentation, including the revised drafts of the original Brookfield merger agreement and equity funding letter contemplated thereby, and certain confirmatory due diligence items before proceeding at the valuation guidance Morgan Stanley provided at the direction of the Company. Shortly thereafter, Mr. Fox and Ms. Wentworth discussed with representatives of Morgan Stanley, Moelis and Cravath Brookfield Infrastructure’s feedback and Ms. Wentworth directed Morgan Stanley, Moelis and Cravath to provide Brookfield Infrastructure with the requested documentation and due diligence information.

Later on December 18, 2019, Cravath, at the direction of the Company, sent Brookfield Infrastructure revised drafts of the original Brookfield merger agreement and equity funding letter contemplated thereby. From this time until the execution of the original Brookfield merger agreement, the Company and Brookfield Infrastructure held various discussions on, and exchanged multiple drafts of, the original Brookfield merger agreement and related documents.

On December 19, 2019, representatives of Morgan Stanley and Moelis informed each of Brookfield Infrastructure, the MIRA Funds and Party F that a Board call was scheduled for the upcoming weekend to review where each potential counterparty to a transaction stood and that they should each submit updated valuations by the close of business on December 20, 2019.

Also on December 19, 2019, representatives of Brookfield Infrastructure informed representatives of Morgan Stanley that it was willing to proceed at $10.50 per Company common share, predicated on the execution of definitive documentation in respect of a transaction by December 23, 2019, and would submit a formal proposal, including a request for exclusivity, later that evening or the following morning.

Also on December 19, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Moelis provided the Board with an overview of recent interactions with each of Brookfield Infrastructure, the MIRA Funds and Party F. The Board discussed considerations in respect of evaluating any updated value indications the Company received in light of the deal certainty that Brookfield Infrastructure offered. The Board also discussed how to respond to Brookfield Infrastructure’s request for exclusivity and the importance of receiving a revised valuation range from the MIRA Funds in order to better assess any Brookfield Infrastructure offer and agreed not to grant exclusivity prior to receiving the MIRA Funds’ revised proposal.

Later on December 19, 2019, representatives of the MIRA Funds sent representatives of Morgan Stanley and Moelis an updated non-binding preliminary value indication at a tightened range of $9.50 to $10.50 per Company common share. The MIRA Funds’ updated value indication indicated that in order for the MIRA Funds to submit a final, binding offer, it would need additional time to complete its due diligence and would be subject to the receipt of internal approvals. The updated value indication also noted that in order for the MIRA Funds to continue their due diligence review of the Company and negotiate definitive transaction documentation, it would require full cost reimbursement in the event that the Company and the MIRA Funds did not execute definitive transaction documentation.

Later on December 19, 2019, Brookfield Infrastructure submitted an updated proposal to acquire the Company at a price of $10.50 per Company common share in cash, which was described as Brookfield Infrastructure’s best and final offer (the “Final Offer”), a revised draft of the original Brookfield merger agreement, and a requirement to enter into exclusive negotiations. The Final Offer was scheduled to expire by 11:59 p.m., Eastern Time unless the Company agreed to enter into an exclusivity agreement with Brookfield Infrastructure. Brookfield Infrastructure also confirmed that it had financing commitments in hand from its debt financing sources. Brookfield Infrastructure reiterated to representatives of Morgan Stanley and Moelis that it would not participate in a process that continued into January. The closing price per Company common share as of the close of trading on December 19, 2019 was $7.49.

Later on December 19, 2019, Ms. Wentworth, members of the Company’s management and representatives of Morgan Stanley, Moelis and Cravath discussed the Final Offer, Brookfield Infrastructure’s request for exclusivity, the MIRA Funds’ updated value indication and the MIRA Funds’ request for expense reimbursement. They believed that the Final Offer was Brookfield Infrastructure’s best and final offer, that Brookfield Infrastructure would not increase the Final Offer price and that there was a material risk that Brookfield Infrastructure would drop out of the process if the Company did not proceed with their offer. Ms. Wentworth and members of the Company’s management also concluded that the Final Offer was more favorable to the Company’s shareholders than the MIRA Funds’ updated value indication both in terms of value and deal certainty given the fact that the MIRA Funds had indicated they would need additional time to conduct due diligence before submitting a final offer and that proceeding to engage in exclusive negotiations with Brookfield Infrastructure was in the best interests of the Company and its shareholders. After consultation with members of the Board, the Company agreed to grant Brookfield Infrastructure’s request for exclusivity until 11:59 p.m. Eastern time on December 22, 2019. Later on December 19, 2019, the Company and Brookfield Infrastructure entered into the exclusivity agreement. Party F did not submit a revised proposal prior to the execution of the original Brookfield merger agreement.

On December 21, 2019, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Cravath reviewed with the Board its fiduciary duties in the context of a review of a potential sale transaction. Representatives of Morgan Stanley and Moelis reviewed for the Board the terms of the Final Offer and compared the Final Offer with the non-binding proposals from each of the MIRA Funds and Party F. Members of the Company’s management presented to the Board updates to the September Forecasts in line with the preliminary updates presented to the Board in October 2019 reflecting changes and developments since the preparation of the September Forecasts (the December Forecasts, as described further in the section entitled “—Certain Unaudited Prospective Financial Information” beginning on page [    ]). The Board reviewed and approved the December Forecasts.

Following the Board’s approval of the December Forecasts, representatives of Morgan Stanley reviewed with the Board its financial analyses of the merger consideration contemplated by the original Brookfield merger agreement and rendered the oral opinion of Morgan Stanley, which was subsequently confirmed by delivery of a written opinion, dated December 21, 2019, to the Board that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, on December 21, 2019, the consideration to be received by the holders of Company common shares pursuant to the original Brookfield merger agreement is fair from a financial point of view to the holders of Company common shares (other than Brookfield Infrastructure and its affiliates). Next, representatives of Moelis reviewed with the Board Moelis’ financial analyses of the merger consideration contemplated by the original Brookfield merger agreement and rendered the oral opinion of Moelis, which was subsequently confirmed by delivery of a written opinion, dated December 21, 2019, to the Board that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, as of December 21, 2019, the consideration to be received by holders of Company common shares in the Brookfield merger is fair from a financial point of view to such holders. Representatives of Cravath reviewed the terms of the near final draft of the original Brookfield merger agreement and described the resolutions before the Board. After discussion and consideration of a variety of factors, the Board unanimously (i) approved the original Brookfield merger agreement, the Brookfield merger and the other transactions contemplated by the original Brookfield merger agreement, (ii) determined that entering into the original Brookfield merger agreement, the Brookfield merger and the other transactions contemplated by the original Brookfield merger agreement are fair to, and in the best interests of, the Company and its shareholders, (iii) declared the original Brookfield merger agreement, the Brookfield merger and the other transactions contemplated by the original Brookfield merger agreement advisable and (iv) recommended that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) adopt the original Brookfield merger agreement.

Following the meeting of the Board, the parties executed the original Brookfield merger agreement, the equity funding letter contemplated thereby and the other transaction documentation related to the Brookfield merger.

On December 23, 2019, the Company and Brookfield Infrastructure issued a joint press release announcing the Brookfield merger and their execution of the original Brookfield merger agreement.

On January 22, 2020, the MIRA Funds sent representatives of Morgan Stanley and Moelis an unsolicited, non-binding proposal to acquire the Company at a price of $12.00 per Company common share in cash. The MIRA Funds indicated in its proposal that: it believed it would be able to submit a binding offer with financing commitments within three weeks of gaining renewed access to due diligence information and meeting with management, it was willing to proceed on substantially similar terms as provided in the original Brookfield merger agreement, it did not believe a transaction with the MIRA Funds would require any regulatory approvals beyond what are required for a transaction with Brookfield Infrastructure and a transaction with the MIRA Funds would not be subject to any financing conditions. The closing price per Company common share as of the close of trading on January 22, 2020 was $11.41.

On January 23, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance to discuss the MIRA Funds’

January 22 proposal. After discussion and consultation with representatives of Morgan Stanley, Moelis and Cravath, the Board made the required determinations under the original Brookfield merger agreement to allow the Company to commence discussions with the MIRA Funds regarding its proposal. The Board also reaffirmed its existing recommendation in support of the transaction with Brookfield Infrastructure.

Later on January 23, 2020, a representative of Cravath informed Brookfield Infrastructure of the Board’s determinations and the Company and its advisors commenced discussions with the MIRA Funds and its advisors.

On January 25, 2020, the MIRA Funds were provided with access to the electronic data room that had previously been populated in connection with the Company’s sale process. From this time until the execution of the amendment, the MIRA Funds conducted due diligence on the Company. Pursuant to the terms of the original Brookfield merger agreement, during this time, the Company (i) provided to Brookfield Infrastructure any information regarding the Company that was furnished to the MIRA Funds and not previously provided to Brookfield Infrastructure and (ii) kept Brookfield Infrastructure informed in all material respects on a reasonably current basis of the status and details of the MIRA Funds’ proposal (including providing copies of versions of a merger agreement with the MIRA Funds), in each case, pursuant to the original Brookfield merger agreement.

On February 10, 2020, representatives of Morgan Stanley and Moelis, at the direction of the Company, called the MIRA Funds to discuss the status of the MIRA Funds’ due diligence review and the timing of the MIRA Funds’ binding offer and to encourage the MIRA Funds to submit a binding offer as soon as possible. The MIRA Funds informed representatives of Morgan Stanley and Moelis that it intended to submit a binding offer with fully committed financing during the week of February 24, 2020.

On February 13, 2020, in a discussion with representatives of Morgan Stanley and Moelis, the MIRA Funds reaffirmed that it intended to submit a binding offer with fully committed financing the week of February 24, 2020.

On February 18, 2020, Brookfield Infrastructure sent a letter to the Board. In the letter, Brookfield Infrastructure expressed concern that the MIRA Funds continued to conduct due diligence without giving further indication that it would make a binding offer at a higher value than its January 22 proposal. Brookfield Infrastructure requested that the Company not engage with the MIRA Funds beyond the week of February 24, 2020 in the absence of committed financing and a submitted merger agreement.

Also on February 18, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath. During the meeting, Mr. Fox reviewed the letter the Company received from Brookfield Infrastructure earlier that day and the Board discussed with members of management and the Company’s advisors recent interactions with each of Brookfield Infrastructure and the MIRA Funds, the status of the MIRA Funds’ due diligence review and the fact that the MIRA Funds had indicated to the Company’s advisors that it would submit a binding offer with fully committed financing during the week of February 24, 2020. Among other things, the Board discussed whether the MIRA Funds’ updated timing was credible, noting that the MIRA Funds had previously indicated that it would submit a binding offer within three weeks of submitting its January 22 proposal, as well as the fact that continuing to participate in discussions with, and provide due diligence information to, the MIRA Funds could prove a distraction for management and its ability to operate the business. Based on these considerations and following discussions with its advisors, the Board decided to re-emphasize to the MIRA Funds that it needed to provide a binding offer with fully committed financing as early as possible during the week of February 24, 2020. Following the meeting, representatives of Morgan Stanley and Moelis communicated such message to the MIRA Funds.

On February 20, 2020, the MIRA Funds sent representatives of Morgan Stanley and Moelis a draft merger agreement, which contemplated that (i) the merger consideration would be financed through a combination of debt and equity financing and (ii) if the debt financing was not available at the time of closing, the Company’s sole remedy would be a $35.94 million reverse termination fee.

On February 24, 2020, representatives of Cravath, at the direction of the Company, sent a revised draft of the merger agreement to the MIRA Funds and a form of binding offer letter.

On February 27, 2020, the Company received a binding offer from MIP, a MIRA-managed fund, with fully committed financing to acquire the Company at a price of $12.50 per Company common share along with a revised merger agreement containing the same financing structure as in MIP’s February 20, 2020 draft merger agreement, but with an increase in the proposed reverse termination fee from $35.94 million to $45.60 million and signed debt and equity financing commitments. In connection with MIP’s February 27 offer and each of its subsequent offers, Ares Management and certain of its affiliates committed to provide equity financing pursuant to an equity funding letter.

Shortly after the receipt of MIP’s February 27 offer, representatives of Cravath forwarded MIP’s February 27 offer and the related documentation to Brookfield Infrastructure pursuant to the original Brookfield merger agreement.

Later on February 27, 2020, representatives of Cravath discussed certain proposed modifications to the financing commitment documentation with representatives of MIP.

Later on February 27, 2020, Brookfield Infrastructure informed Mr. Fox that it intended to match MIP’s February 27 offer and would send an executed amendment to the original Brookfield merger agreement that would increase the consideration payable to holders of Company common shares to $12.50 per share in cash from $10.50 per share in cash and increase the termination fee payable by the Company to Brookfield Parent to $21,390,000 from $17,970,000 (which represented approximately the same percentage of the equity value of the transaction at the increased merger consideration as the original termination fee at the original merger consideration).

Later on February 27, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis, Cravath and Morgan, Lewis and Bockius LLP, regulatory counsel to the Company, in attendance to discuss MIP’s February 27 offer and Brookfield Infrastructure’s proposed changes to the original Brookfield merger agreement. Representatives of Cravath reviewed the terms of MIP’s February 27 offer, Brookfield Infrastructure’s proposed amendment to the original Brookfield merger agreement and the financing structures of both transactions, including the fact that Brookfield Infrastructure’s proposed changes to the original Brookfield merger agreement would keep intact both its commitment to make available and provide, pursuant to the equity funding letter, the full amount in cash necessary to fund the aggregate merger consideration and the Company’s ability to seek specific performance to cause Brookfield Infrastructure to draw down the full proceeds of the equity funding letter in connection with the consummation of the merger.

During the Board meeting, the Company received an offer from Brookfield Infrastructure, which included an executed first amendment to the original Brookfield merger agreement with terms consistent with those communicated to Mr. Fox earlier that day. After discussion and consideration of a variety of factors, the Board (i) approved the Brookfield merger agreement and the Brookfield merger, (ii) determined that entering into the Brookfield merger agreement is fair to, and in the best interests of, the Company and its shareholders, (iii) declared the Brookfield merger agreement and the Brookfield merger advisable and (iv) recommended that the holders of Company common shares and 6 3⁄4% preferred shares (voting as a single class) adopt the Brookfield merger agreement.

Following the meeting of the Board, the Company countersigned the first amendment.

On February 28, 2020, the Company issued a press release announcing that it had entered into the first amendment.

On March 2, 2020, the Company received a binding offer from MIP with fully committed financing to acquire the Company at a price of $13.50 per Company common share along with a signed merger agreement containing substantially the same terms as the merger agreement submitted with MIP’s February 27 offer. Shortly after the receipt of MIP’s March 2 offer, representatives of Cravath forwarded MIP’s March 2 offer and the related documentation to Brookfield Infrastructure pursuant to the Brookfield merger agreement.

Later on March 2, 2020, the Company issued a press release announcing that it had received MIP’s March 2 offer and that the Board would carefully review and evaluate MIP’s March 2 offer to determine the course of action in the best interests of the Company and its shareholders.

Later on March 2, 2020, Brookfield Infrastructure sent a letter to the Board. In the letter, Brookfield Infrastructure outlined the following three potential alternative proposals Brookfield Infrastructure was prepared to pursue in response to MIP’s March 2 offer: (i) increasing the merger consideration to $13.50 per Company common share but adopting the same debt and equity financing structure contemplated by MIP’s March 2 offer and related changes to the transaction documents, including the adoption of a $45.60 million reverse termination fee that would be the Company’s sole remedy if the debt financing was not available at closing, (ii) increasing the merger consideration to $13.00 per Company common share while keeping intact its commitment to make available and provide, pursuant to the equity funding letter, the full amount in cash necessary to fund the aggregate merger consideration and the Company’s ability to seek specific performance to cause Brookfield Infrastructure to draw down the full proceeds of the equity funding letter in connection with the consummation of the Brookfield merger or (iii) increasing the merger consideration to $13.50 per Company common share while keeping intact the financing structure outlined in option (ii) but increasing the termination fee payable by the Company to Brookfield Parent by approximately $26 million.

Later on March 2, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. During the meeting, the Board discussed with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance MIP’s March 2 offer and the alternative proposals outlined in Brookfield Infrastructure’s March 2 letter. After discussion and consultation with representatives of Morgan Stanley, Moelis and Cravath, the Board made the required determinations under the Brookfield merger agreement to allow the Company to commence discussions with MIP regarding its March 2 offer. The Board also reaffirmed its existing recommendation in support of the transaction with Brookfield Infrastructure.

Also on March 2, 2020, Ares Management filed an amendment to Schedule 13D, disclosing, among other things, that, in connection with MIP’s March 2 offer, Ares Management had agreed to provide equity financing and enter into limited guarantees guaranteeing certain obligations of Parent under the merger agreement.

On March 3, 2020, representatives of Cravath discussed certain technical modifications to the documentation submitted with MIP’s March 2 offer with representatives of MIP.

Later on March 3, 2020, the Company received a modified binding offer from MIP with fully committed financing to acquire the Company at a price of $13.50 per Company common share, which reflected the technical modifications representatives of Cravath discussed with representatives of MIP earlier in the day and also a decrease in the termination fee that would be payable by the Company to MIP to $7,500,000 from $17,970,000. Shortly after the receipt of MIP’s March 3 offer, representatives of Cravath forwarded MIP’s March 3 offer and the related documentation to Brookfield Infrastructure pursuant to the Brookfield merger agreement.

Later on March 3, 2020, Brookfield Infrastructure informed Mr. Fox that it intended to match MIP’s March 3 offer and would send (i) an executed amendment to the Brookfield merger agreement that would increase the consideration payable to holders of Company common shares to $13.50 per share in cash from $12.50 per share in cash and increase the termination fee payable by the Company to Brookfield Parent to $23,100,000 from $21,390,000 (which represented approximately the same percentage of the equity value of the transaction at the increased merger consideration as the original termination fee at the original merger consideration) and (ii) an executed amendment to the equity funding letter that would increase the aggregate cap on the Brookfield Funds’ obligations under its guaranty to $736,022,104 from $578,017,192.

Later on March 3, 2020, the Company received an offer from Brookfield Infrastructure, which included an executed amendment to the Brookfield merger agreement and an executed amendment to the equity funding letter with terms consistent with those communicated to Mr. Fox earlier that day.

Later on March 3, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance to discuss MIP’s March 3 offer and Brookfield Infrastructure’s proposed changes to the Brookfield merger agreement. Representatives of Cravath reviewed the terms of MIP’s March 3 offer and Brookfield Infrastructure’s proposed amendment to the Brookfield merger agreement. After discussion and consideration of a variety of factors, the Board (i) approved the Brookfield merger agreement and the Brookfield merger, (ii) determined that entering into the Brookfield merger agreement is fair to, and in the best interests of the Company and its shareholders, (iii) declared the Brookfield merger agreement and the Brookfield merger advisable and (iv) recommended that the holders of Company common shares and 6 3⁄4% preferred shares (voting as a single class) adopt the Brookfield merger agreement.

Following the meeting of the Board, the Company countersigned the second amendment and the amendment to the equity funding letter.

On March 4, 2020, the Company issued a press release announcing that it had entered into the second amendment.

Later on March 4, 2020, the Company received a binding offer from MIP with fully committed financing to acquire the Company at a price of $14.50 per Company common share. Other than the acquisition price, all of the other material terms in MIP’s March 4 offer were the same as those in its March 3 offer. Shortly after the receipt of MIP’s March 4 offer, representatives of Cravath forwarded MIP’s March 4 offer and the related documentation to Brookfield Infrastructure pursuant to the Brookfield merger agreement.

Later on March 4, 2020, Brookfield Infrastructure informed Mr. Fox that it intended to match MIP’s March 4 offer and would send (i) an executed amendment to the Brookfield merger agreement that would increase the consideration payable to holders of Company common shares to $14.50 per share in cash from $13.50 per share in cash and increase the termination fee payable by the Company to Brookfield Parent to $24,800,000 from $23,100,000 (which represented approximately the same percentage of the equity value of the transaction at the increased merger consideration as the original termination fee at the original merger consideration) and (ii) an executed amendment to the equity funding letter that would increase the aggregate cap on the Brookfield Funds’ obligations under its guaranty to $788,690,408 from $736,022,104.

Later on March 4, 2020, the Company received an offer from Brookfield Infrastructure, which included an executed amendment to the Brookfield merger agreement and an executed amendment to the equity funding letter with terms consistent with those communicated to Mr. Fox earlier that day.

Later on March 4, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance to discuss MIP’s March 4 offer and Brookfield Infrastructure’s proposed changes to the Brookfield merger agreement. Representatives of Cravath reviewed the terms of MIP’s March 4 offer and Brookfield Infrastructure’s proposed amendment to the Brookfield merger agreement. After discussion and consideration of a variety of factors, the Board (i) approved the Brookfield merger agreement and the Brookfield merger, (ii) determined that entering into the Brookfield merger agreement is fair to, and in the best interests of the Company and its shareholders, (iii) declared the Brookfield merger agreement and the Brookfield merger advisable and (iv) recommended that the holders of

Company common shares and 6 3⁄4% preferred shares (voting as a single class) adopt the Brookfield merger agreement.

Following the meeting of the Board, the Company countersigned the third amendment and the second amendment to the equity funding letter.

On March 5, 2020, the Company issued a press release announcing that it had entered into the third amendment.

Later on March 5, 2020, the Company received a binding offer from MIP with fully committed financing to acquire the Company at a price of $15.50 per Company common share. Other than the acquisition price, all of the other material terms in MIP’s March 5 offer were the same as those in its March 4 offer. Shortly after the receipt of MIP’s March 5 offer, representatives of Cravath forwarded MIP’s March 5 offer and the related documentation to Brookfield Infrastructure pursuant to the Brookfield merger agreement.

Later on March 5, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. During the meeting, the Board discussed MIP’s March 5 offer. After discussion and consultation with representatives of Morgan Stanley, Moelis and Cravath, the Board determined that MIP’s March 5 offer constituted a “Superior Company Proposal” (as defined in the Brookfield merger agreement).

Also on March 5, 2020, Ares Management filed an amendment to Schedule 13D, disclosing, among other things, that, in connection with MIP’s March 4 offer, Ares Management had agreed to provide equity financing and enter into limited guarantees guaranteeing certain obligations of Parent under the merger agreement.

On March 6, 2020, the Company issued a press release announcing its determination and related matters, including its intention to terminate the Brookfield merger agreement in order to enter into a definitive agreement with affiliates of MIP, subject to Brookfield Infrastructure’s right to negotiate revisions to the Brookfield merger agreement during the five business days ending March 12, 2020.

Later on March 6, 2020, the Company received a letter from Brookfield Infrastructure notifying the Company that Brookfield Infrastructure would not exercise its right to propose any further revisions to the Brookfield merger agreement and would let its negotiation period lapse.

Later on March 6, 2020, the Company issued a press release announcing the receipt of Brookfield Infrastructure’s March 6 letter and that it intended to terminate the Brookfield merger agreement and enter into a definitive agreement with affiliates of MIP on March 13, 2020, the earliest the Company could do so pursuant to the terms of the Brookfield merger agreement.

Also on March 6, 2020, Ares Management filed an amendment to Schedule 13D, disclosing, among other things, that, in connection with MIP’s March 5 offer, Ares Management had agreed to provide equity financing, increasing the available cash equity financing to $307.1 million from $300 million, and enter into limited guarantees guaranteeing certain obligations of Parent under the merger agreement.

On March 12, 2020, the Board met telephonically with members of the Company’s management and representatives of each of Morgan Stanley, Moelis and Cravath in attendance. Representatives of Cravath reviewed with the Board its fiduciary duties in the context of a review of a potential sale transaction. Representatives of Morgan Stanley and Moelis reviewed for the Board the terms of MIP’s March 5 offer. Representatives of Morgan Stanley reviewed with the Board its financial analyses of the merger consideration contemplated by the merger agreement and rendered the oral opinion of Morgan Stanley, which was subsequently confirmed by delivery of a written opinion, dated March 12, 2020, to the Board, and attached to this proxy statement as Annex B, that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, on March 12, 2020, the consideration to be received by the holders of Company common shares pursuant to the merger agreement is fair from a financial point of view to the holders of Company common shares (other than Parent and its affiliates). Next, representatives of Moelis reviewed with the Board Moelis’ financial analyses of the merger consideration contemplated by the merger agreement and rendered the oral opinion of Moelis, which was subsequently confirmed by delivery of a written opinion, dated March 13, 2020, to the Board, and attached to this proxy statement as Annex C, that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, as of March 13, 2020, the consideration to be received by holders of Company common shares in the merger is fair from a financial point of view to such holders (other than MIP and Ares Management and their respective affiliates). Representatives of Cravath reviewed the resolutions before the Board. After discussion and consideration of a variety of factors, including those described in “—Reasons for the Merger” beginning on page [    ], the Board unanimously (i) declared it in the best interests of the Company and its shareholders that the Company terminate the Brookfield merger agreement, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, (iii) determined that entering into the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its shareholders, (iv) declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and (v) recommended that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) adopt the merger agreement.

On March 13, 2020, the Company paid Brookfield Infrastructure the $24.8 million termination fee and terminated the Brookfield merger agreement, and the Company, Parent and Merger Sub executed the merger agreement, the equity commitment letters and the other transaction documentation related to the merger.

Later on March 13, 2020, the Company issued a press release announcing the merger and the execution of the merger agreement.

Recommendation of the Board

At the special meeting of the Board on March 12, 2020, after careful consideration, including detailed discussions with the Company’s management and its legal and financial advisors, the Board unanimously:

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•

determined that entering into the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and its shareholders;

•	declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable; and

•	recommended that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) adopt the merger agreement.

Reasons for the Merger

As described above in the section entitled “—Background of the Merger”, prior to and in reaching its determination, the Board consulted with and received the advice of its financial advisors and outside counsels, discussed certain issues with the Company’s management and considered a variety of factors weighing positively in favor of the merger, including the following material factors:

•

the fact that the negotiations between the Company and MIP resulted in an increase in the merger consideration to $15.50 per Company common share in cash, a significant increase from MIP’s previous offers and an increase of 48% per share above the merger consideration contemplated by the original Brookfield merger agreement of $10.50 per share, as described above in the section entitled “—Background of the Merger”;

•	the $15.50 per share price to be paid in cash for each Company common share, which represented a premium of approximately:

•	7% over the $14.50 per share contemplated by the Brookfield merger agreement, as amended;

•	101% over the closing price of the Company common shares on December 20, 2019, the last trading day prior to the date when the original Brookfield merger agreement was executed;

•	137% over the 30-trading-day volume weighted average price of the Company common shares up to and including December 20, 2019; and

•	172% over the 60-trading-day volume weighted average price of the Company common shares up to and including December 20, 2019;

•

the fact that the Board determined that entering into the merger agreement provided a more attractive alternative for creating shareholder value when compared to continuing to pursue its previously agreed transaction with Brookfield Infrastructure in light of the substantially higher price offered by the MIP transaction relative to the Brookfield Infrastructure transaction;

•

the fact that Brookfield Infrastructure did not propose any further adjustments to the terms and conditions of the Brookfield merger agreement after MIP made a binding offer to acquire the Company at $15.50 per share;

•	the Board’s understanding of the Company’s business, operations, financial condition, earnings, prospects, competitive position and the nature of the industry in which the Company competes;

•

the Board’s understanding of the risks, uncertainties and challenges facing the Company and the industry in which the Company competes, including the risks that the Company would face if it continued to operate on a stand-alone basis. These risks, uncertainties and challenges included:

•

risks relating to the Company’s ability to grow its revenues and cash flows, continue to make new fiber investments in accordance with its strategic plan, refinance its existing indebtedness on favorable terms and keep pace with technological advances, including potential competition from 5G wireless networks, and changing consumer preferences;

•

the Board’s belief that the Company’s stand-alone strategic plan involved significant risks in light of the industry and competitive and financial leverage pressures the Company was facing and the Board’s concerns with respect to the risks relating to the Company’s ability to execute on its strategic plan, including the possibility that the strategic plan may not produce the intended results on the targeted timing or at all;

•	the continued decline in earnings multiples and equity valuations among telecommunications companies and volatile market conditions;

•

the impact of high levels of leverage and financial distress amongst certain of the Company’s industry peers, including Windstream Holdings Inc.’s bankruptcy, on equity valuations in the sector and on the availability and terms of future financing and leverage levels;

•

the risk that the Company will no longer have access to capital sufficient to fund necessary capital investments essential to keep the Company competitive and to avoid revenue and cash flow declines; and

•	other risks and uncertainties, including the risk factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

the Board’s belief that other alternatives to a sale of the entire company, including divesting certain assets or business units, such as CBTS or the Company’s Hawaii assets, and entering into financing transactions, which alternatives the Board evaluated with the assistance of the Company’s financial advisors and outside legal counsel, did not represent a more attractive alternative to a sale in light of, among other factors, the potential risks, rewards and uncertainties associated with those alternatives;

•

the financial analysis reviewed and discussed with the Board by representatives of Morgan Stanley as well as the oral opinion of Morgan Stanley rendered to the Board on March 12, 2020 (which was subsequently confirmed in writing by delivery of Morgan Stanley’s written opinion dated March 12, 2020) that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, on such date, the consideration to be received by the holders of Company common shares pursuant to the merger agreement was fair from a financial point of view to the holders of Company common shares (other than Parent and its affiliates). The foregoing is more fully described below in the section entitled “—Opinion of the Company’s Financial Advisors”;

•

the financial analysis reviewed and discussed with the Board by representatives of Moelis as well as the oral opinion of Moelis rendered to the Board on March 12, 2020 (which was subsequently confirmed in writing by delivery of Moelis’ written opinion dated March 13, 2020) that, based on and subject to the factors and assumptions outlined therein, it was their opinion that, as of such date, the consideration to be received by holders of Company common shares in the merger pursuant to the merger agreement was fair from a financial point of view to such holders (other than MIRA and Ares Management and their respective affiliates). The foregoing is more fully described below in the section entitled “—Opinion of the Company’s Financial Advisors”;

•

the Board’s assessment, taking into account the foregoing factors, of the Company’s value on a stand-alone basis relative to the $10.50 per Company common share to be paid in cash pursuant to the original Brookfield merger agreement and the fact the Board determined that the merger agreement provided a more attractive alternative for creating shareholder value than the transaction with Brookfield Infrastructure;

•	the possibility that the trading price of the Company common shares would not reach and sustain at least the $15.50 per Company common share to be paid in cash pursuant to the merger agreement;

•

the Board’s process, prior to the execution of the original Brookfield merger agreement, for soliciting offers from the third parties that were believed to be the most able and willing to pay the highest price for the Company, which included providing such parties with an opportunity to conduct due diligence and conduct meetings with members of the Company’s management, as described above in the section entitled “—Background of the Merger”;

•

the fact that the Company engaged in, or attempted to initiate, discussions regarding a potential sale transaction with numerous third parties, none of which had expressed a willingness, as of December 21, 2019, the date the Company entered into the original Brookfield merger agreement, to pay the Company’s shareholders more than the $10.50 per Company common share offer from Brookfield Infrastructure and the fact that no party other than MIP made a proposal to acquire the Company during the more than 11-week period that elapsed between the execution of the original Brookfield merger agreement and execution of the MIP merger agreement;

•

the fact that the consideration to be paid by MIP is all cash, which provides certainty, immediate value and liquidity to holders of Company common shares, while avoiding long-term business risk, including the risks and uncertainties relating to the Company’s prospects (including the prospects described in the management’s forecasts summarized in the section below entitled “—Financial Forecasts”), immediately upon the closing of the merger;

•

the fact that the financial, management, and other resources made available to the Company through the merger will enhance the Company’s networks and services to the benefit of its customers in Hawaii, Ohio, Kentucky, and Indiana, and across the nation;

•	MIP’s track record in successfully acquiring other companies, consolidated financial strength, industry expertise and track record of investment in critical data service and infrastructure;

•

the fact that MIP obtained committed debt financing from reputable financing sources and that Parent has obtained committed equity financing from MIP and the Ares Funds, as well as the fact that Parent must use commercially reasonable efforts to obtain the debt financing and the equity financing and that such funding provides an amount sufficient to fund the aggregate merger consideration, refinance any credit facility or other indebtedness of the Company that not will continue after the consummation of the merger and the payment of any fees and expenses of or payable by Parent, and any other amounts required to be paid by Parent in connection with the consummation of the transactions contemplated by the merger agreement;

•

the fact that the Company is entitled to seek specific performance to enforce Parent’s right to cause the Investors to draw down the full proceeds of the equity commitment letters if the debt financing has been funded or will be funded substantially concurrently with the equity financing and consummation of the merger, as described below in the section entitled “—Financing of the Merger”;

•

the fact that the merger agreement provides that, if the merger is not consummated under certain specified circumstances, Parent will pay the Company the reverse termination fee of $45.6 million, as described below in the section entitled “The Merger—Fees and Expenses”;

•

the fact that MIP and the Ares Funds have provided limited guarantees in favor of the Company, covering the payment of certain obligations of Parent, including the reverse termination fee, subject to an aggregate cap of $50.6 million, as described below in the section entitled “—Financing of the Merger”;

•	the provisions of the merger agreement that permit the Company to explore an unsolicited superior proposal, including:

•

the Company’s ability to, subject to certain conditions, furnish information to and engage in negotiations with third parties that have made an unsolicited takeover proposal if the Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal, as more fully described in “The Merger Agreement—No Solicitation by the Company; Company Board Recommendation” beginning on page [    ];

•

the Board’s ability to consider, and under certain conditions, to accept, a superior proposal in order to comply with the Board’s fiduciary duties, and the Company’s corresponding right to terminate the merger agreement upon the payment of the company termination fee of $7.5 million to Parent in order to enter into a definitive agreement providing for such superior proposal; and

•

the $7.5 million company termination fee, which the Board believed, after consultation with the Company’s advisors, was reasonable and not likely to preclude a superior proposal for a business combination with the Company;

•

the Board’s ability, under certain circumstances, to withhold or withdraw the Board’s recommendation to holders of Company common shares and 6 3/4% preferred shares (voting as a single class) that they vote in favor of the adoption of the merger agreement;

•

the belief that the terms of the merger agreement, taken as a whole, provide protection against the risk that the consummation of the merger is delayed or that the merger cannot be completed, including due to required regulatory approvals, based on, among other things:

•	the covenants contained in the merger agreement obligating each of the parties to use reasonable best efforts to cause the merger to be consummated;

•

the covenant in the merger agreement pursuant to which Parent has agreed to promptly take any and all actions necessary to obtain all required governmental consents or approvals, including (i) contesting and resisting legal actions challenging the merger agreement and the transactions contemplated by the merger agreement as violative of any law, (ii) attempting to repeal laws and challenging any judgment, injunction or other restraint, (iii) entering into a consent decree, hold separate order, or otherwise committing to divest businesses, product lines, assets or operations, (iv) agreeing to operational restrictions and (v) otherwise taking actions that would limit its or its affiliates’ ability to retain any businesses, product lines, assets or operations of Parent or any of its affiliates or the Company or any of its subsidiaries, in each case, subject to a limit on taking or refraining from taking certain actions that individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent and its affiliates (taken as a whole) or the Company and its subsidiaries (taken as a whole);

•

the provision of the merger agreement that allows the end date for completing the merger to be extended from June 13, 2021 to September 13, 2021 if the merger has not been completed by the initial end date because the required regulatory approvals have not been obtained;

•

the Board’s belief that the end date for completing the merger under the merger agreement on which either party, subject to certain exceptions, can terminate the merger agreement allows for sufficient time to consummate the merger and consummate the transactions contemplated by the merger agreement;

•	the likelihood and anticipated timing of consummating the merger in light of the scope of the conditions to closing; and

•	the Company’s ability to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement;

•

the fact that resolutions approving the merger agreement were unanimously approved by the Board, which is comprised of a majority of independent directors who are not affiliated with the Company and are not employees of the Company or any of its subsidiaries;

•

the fact that the merger is not conditioned upon any member of the Company’s management or Board entering into any employment, equity contribution or other agreement or arrangement with the Company or MIP, and that no such agreement or arrangement existed as of the date of the merger agreement;

•

the belief that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the conditions to the parties’ respective obligations, are reasonable;

•

the fact that the merger is subject to the vote of shareholders holding at least two-thirds of the outstanding Company common shares and 6 3/4% preferred shares (voting as a single class), enabling the Company’s shareholders to evaluate the merger and ultimately decide whether the merger is consummated;

•

the availability of appraisal rights and payment of fair value under Ohio law to record holders of Company common shares and 6 3/4% preferred shares who follow the required statutory procedures and who do not vote in favor of the proposal to adopt the merger agreement, as described further in the section entitled “The Merger—Dissenters’ Rights Available to Company Shareholders” beginning on page [    ];

•

the risk that pursuing other potential alternatives, including continuing to operate on a stand-alone basis, could have resulted in the loss of an opportunity to consummate a transaction, particularly if the markets for debt fluctuated in a manner that made it more difficult to finance the acquisition; and

•	the concern regarding the potential impact of any potential economic downturn on the price of Company common shares and the terms of and availability of financing.

In the course of its deliberations, the Board also considered a variety of risks and other countervailing factors related to the merger agreement and the merger, including the following material factors:

•	the potential upside in the Company’s stand-alone strategic plan;

•

the possibility that the merger might not be consummated in a timely manner or at all due to a failure of certain conditions, including with respect to the required approval of the transaction by the required regulatory authorities;

•

the limitations on Parent’s commitments under the merger agreement to take certain actions necessary to obtain the required governmental consents or approvals if such commitments would be reasonably likely to have a material adverse effect on Parent and its affiliates (taken as a whole) or the Company and its subsidiaries (taken as a whole);

•	the risk that, while the merger agreement is not subject to any financing condition, if Parent fails to obtain debt financing, the merger is unlikely to be consummated;

•

the fact that the Company would be required to pay to Brookfield Infrastructure a termination fee of $24.8 million in order to terminate the Brookfield merger agreement and enter into the merger agreement;

•

the risks and costs to the Company if the merger does not close in a timely manner or at all, including the potential negative impact on the Company’s ability to retain key employees, the diversion of management and employee attention and the potential disruptive effect on the Company’s day-to-day operations and the Company’s relationships with customers, suppliers and other third parties;

•

the fact that the holders of Company common shares will have no ongoing equity interest in the surviving corporation following the merger, meaning that the holders of Company common shares will not (by virtue of their holding Company common shares) participate in Parent’s or the Company’s potential future earnings or growth;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action that it might otherwise take with respect to the operations and strategy of the Company;

•	the risk that the parties may incur significant costs and delays resulting from seeking governmental consents and approvals necessary for completion of the merger;

•

the provisions of the merger agreement that restrict the Company’s ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and that require the Company to negotiate with MIP (if MIP desires to negotiate) prior to the Company being able to terminate the merger agreement to accept a superior proposal;

•

the possibility that the Company’s obligation to pay Parent the company termination fee of $7.5 million upon the termination of the merger agreement under certain circumstances could discourage other potential acquirors from making an alternative proposal to acquire the Company;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger, including in connection with any litigation that may result from the announcement or pendency of the merger, and the fact that if the merger is not consummated, the Company may be required to bear such costs;

•	the risk of litigation in connection with the execution of the merger agreement and the completion of the merger; and

•	the fact that an all-cash transaction would be taxable to the holders of Company common shares that are U.S. holders for U.S. federal income tax purposes.

In addition, the Board was aware of and considered the fact that the Company’s executive officers have financial interests in the merger that may be different from, or in addition to, those of the Company’s shareholders generally, including those interests that are a result of employment and compensation arrangements with the Company, as described more fully below in the section entitled “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. The Board collectively reached the conclusion to adopt the merger agreement and recommend that the shareholders holding Company common shares and 6 3/4% preferred shares (voting as a single class) vote to approve the proposal to adopt the merger agreement, in light of the various factors described above and other factors that the members of the Board believed were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the merger and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board. Rather, the Board made its recommendation based on the totality of the information available to the Board, including discussions with, and questioning of, the Company’s management and its financial and legal advisors. In considering the factors discussed above, individual members of the Board may have given different weights to different factors.

This explanation of the Board’s reasons for recommending the approval of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Financial Forecasts

Other than annual guidance—including the guidance included in the Company’s earnings release dated February 14, 2019 and the reaffirmation of such guidance in the Company’s earnings releases dated May 8, 2019, August 8, 2019 and November 7, 2019 (the “2019 earnings guidance”), with respect to consolidated revenues and certain other performance measures, which guidance the Company presents as a range—the Company does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, the Company has included below certain financial forecasts of the Company that, to the extent described below, were furnished to the Board, the Company’s financial advisors, MIP and certain other parties potentially interested in a transaction with the Company, in connection with the discussions concerning the proposed merger.

These Financial Forecasts (as defined below) were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles in the United States (“GAAP”). A summary of this information is presented below.

No assurances can be made regarding future events and the estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which the Company operates, and the risk and uncertainties described under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ], all of which are difficult to predict and many of which are outside the control of the Company and, upon consummation of the merger, will be beyond the control of MIP and the surviving corporation. The Company’s shareholders are urged to review the Company’s SEC filings for a description of risk factors with respect to the Company’s business. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized. Actual results likely will differ, and may differ materially, from those reflected in the Financial Forecasts, whether or not the merger is completed. The inclusion in this proxy statement of the Financial Forecasts below should not be regarded as an indication that the Company, MIP, their respective boards of directors or their respective financial advisors considered, or now considers, these forecasts to be a reliable predictor of future results. Neither the

Financial Forecasts nor any of the assumptions on which they are based are fact. They should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue, if any, reliance on this information. The Financial Forecasts assume that the Company would continue to operate as a stand-alone company and do not reflect any impact of the merger.

The Financial Forecasts include certain non-GAAP financial measures, including Adjusted EBITDA and unlevered free cash flow (in each case, as defined below). The Company’s management included forecasts of Adjusted EBITDA in the Financial Forecasts because the Company’s management believes that Adjusted EBITDA could be useful in evaluating the business, potential operating performance and cash flow of the Company and because it is commonly used by investors to assess financial performance and operating results of ongoing business operations. The Company’s management included forecasts of unlevered free cash flow in the Financial Forecasts because the Company’s management believes that unlevered free cash flow could be useful in evaluating the future cash flows generated by the Company without including in such calculation any debt servicing costs.

Investors should also note that these non-GAAP financial measures presented in this proxy statement are not prepared under any comprehensive set of accounting rules or principles and do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these non-GAAP financial measures presented in this proxy statement have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, the non-GAAP financial measures as used by the Company in this proxy statement and the accompanying footnotes may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by the Company’s competitors and other companies, or any similarly titled measures used by MIP, which prepares and publishes its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Due to the inherent limitations of non-GAAP financial measures, investors should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by the Company’s management. Neither Deloitte & Touche LLP (the Company’s independent registered public accounting firm) (“Deloitte”) nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Deloitte nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Deloitte reports incorporated by reference in this proxy statement relate to the historical financial information of the Company. Those reports do not extend to the Financial Forecasts and should not be read to do so.

At the direction of the Board, the non-GAAP financial measures included in the Financial Forecasts were relied upon by Morgan Stanley and Moelis for purposes of their respective financial analyses and opinions. These non-GAAP financial measures were also relied on by the Board in connection with its consideration of the merger. Financial measures provided to a financial advisor in connection with a business combination transaction are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to and were not relied upon by Morgan Stanley and Moelis for purposes of their respective financial analyses and opinions or by the Board in connection with its consideration of the merger. In addition, MIP and the other potentially interested parties that received the Financial Forecasts were not provided with any such reconciliation. Accordingly, we have not provided a reconciliation of the financial measures.

By including in this proxy statement the Financial Forecasts below, neither the Company nor MIP nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of the Company compared to the information contained in the Financial Forecasts. Accordingly, the Financial Forecasts should not be construed as financial guidance, nor relied upon as such, and the Financial Forecasts may differ in important respects from the 2019 earnings guidance, which are presented as a range and which the Company’s management prepared based on a more conservative set of assumptions. Further, the inclusion of the Financial Forecasts in this proxy statement does not constitute an admission or representation by the Company that this information is material. The Financial Forecasts summarized in this section reflected the opinions, estimates and judgments of the Company’s management at the time they were prepared and have not been updated to reflect any changes since such financial forecasts were prepared. Neither the Company, MIP nor, after completion of the merger, the surviving corporation undertakes any obligation, except as required by law, to update or otherwise revise the Financial Forecasts to reflect circumstances existing since their preparation, changes in general economic or industry conditions or the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

The summary of the Financial Forecasts is not included in this proxy statement to induce any shareholder to vote in favor of the adoption of the merger agreement or any other proposals to be voted on at the special meeting, but because the Financial Forecasts were made available to the Board, the Company’s financial advisors and certain parties potentially interested in a transaction with the Company, including MIP.

As described further in “The Merger—Background of the Merger” beginning on page [    ], as part of the development of the Company’s long term plan and in connection with the Company’s review of strategic alternatives, including a potential sale of the Company, in September 2019 the Company’s management prepared certain financial projections for the fiscal years 2020 through 2023 (the “September Forecasts”). The September Forecasts were presented to the Board at the October 3, 2019 meeting, and were made available to MIP and certain other third parties that participated in the sale process in the course of their due diligence review of the Company.

The following table sets forth a summary of the September Forecasts:

Fiscal Year ending December 31,

	2020E	2021E	2022E	2023E
($ millions)
Revenue	$1,580	$1,598	$1,631	$1,674
Adjusted EBITDA(1)	418	431	453	474
Capital Expenditures	246	238	236	236
Unlevered Free Cash Flow(2)	$172	$193	$217	$237

(1)

“Adjusted EBITDA” is defined as operating income plus depreciation, amortization, stock based compensation, restructuring and severance related charges, any gains or losses on the sale or disposal of assets, transaction and integration costs, asset impairments and other special items.

(2)	“Unlevered Free Cash Flow” is defined as Adjusted EBITDA less capital expenditures.

In December 2019, the Company’s management performed its annual, normal course five year planning process. As a result of this process, the Company’s management made certain updates to the September Forecasts to reflect the actual business results for the fiscal quarter ended September 30, 2019, the competitive landscape and the business opportunities available to the Company (such updated forecasts, the “December Forecasts”, and together with the September Forecasts, the “Financial Forecasts”). Consistent with the new five-year plan, the December Forecasts also included projections for the 2024 fiscal year. The December Forecasts were made available to MIP and certain other third parties that participated in the sale process in the course of their diligence review. The Board reviewed the assumptions underlying the December Forecasts and the differences between the

December Forecasts and the September Forecasts with management and approved the December Forecasts for Morgan Stanley and Moelis’ use for purposes of its financial analysis summarized in the section entitled “The Merger—Opinion of the Company’s Financial Advisors” beginning on page [    ].

The following table sets forth a summary of the December Forecasts:

Fiscal Year ending December 31,

	2020E	2021E	2022E	2023E	2024E
($ millions)
Revenue	$1,562	$1,591	$1,646	$1,707	$1,775
Adjusted EBITDA(1)	411	430	446	463	479
Capital Expenditures	245	236	234	234	237
Unlevered Free Cash Flow(2)(3)	$166	$194	$212	$229	$242

(1)

“Adjusted EBITDA” is defined as operating income plus depreciation, amortization, stock based compensation, restructuring and severance related charges, any gains or losses on the sale or disposal of assets, transaction and integration costs, asset impairments and other special items.

(2)	“Unlevered Free Cash Flow” is defined as Adjusted EBITDA less capital expenditures.
(3)

For purposes of their respective discounted cash flow analyses the Company’s financial advisors, using the Financial Forecasts, calculated Unlevered Free Cash Flow as: Adjusted EBITDA less stock based compensation and less depreciation and amortization, then subtracting for taxes, plus depreciation and amortization, less capital expenditures, less pension and OPEB payments, less changes in working capital, less restructuring and severance costs, less integration costs. This resulted in the following calculations of Unlevered Free Cash Flow: $103 for 2020E, $108 for 2021E, $135 2022E, $147 for 2023E and $159 for 2024E.

Opinion of the Company’s Financial Advisors

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley was retained by the Board to act as its financial advisor in connection with a potential sale of the Company. The Board selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of and involvement in recent transactions in the Company’s industry and its knowledge and understanding of the business and affairs of the Company. On March 12, 2020, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing, to the Board to the effect that, as of that date, and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in Morgan Stanley’s written opinion, the merger consideration to be received by the holders of Company common shares, pursuant to the merger agreement, was fair, from a financial point of view, to the holders of Company common shares (other than Parent and its affiliates).

The full text of the written opinion of Morgan Stanley delivered to the Board, dated March 12, 2020, is attached as Annex B and incorporated by reference into this proxy statement in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Shareholders of the Company are urged to, and should, read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to the Board and addresses only the fairness, from a financial point of view, as of the date of such opinion, of the merger consideration to be paid to the holders of Company common shares (other than Parent and its affiliates), pursuant to the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the transactions contemplated by the merger agreement and did not address any other aspects or implications of the merger. Morgan Stanley’s opinion was not intended to, and does not constitute advice or a recommendation as to how shareholders of the Company should vote at the special meeting or to take any other action with respect to the merger. The summary of Morgan Stanley’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Morgan Stanley’s opinion.

For purposes of rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company;

•

reviewed certain financial projections prepared by the management of the Company as further described in the section of this proxy statement entitled “The Merger—Financial Forecasts” beginning on page [    ];

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for the Company common shares;

•

compared the financial performance of the Company and the prices and trading activity of the Company common shares with that of certain other publicly traded companies comparable with the Company, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and Parent and certain parties and their financial and legal advisors;

•	reviewed the merger agreement; the equity commitment letters; the debt commitment letters; and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by the Company, and formed a substantial basis for Morgan Stanley’s opinion. With respect to the December Forecasts, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that Parent and Merger Sub will obtain financing in accordance with the terms set forth in the commitment letters and that the merger agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the merger. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration to be received by the holders of Company common shares in the merger. Morgan Stanley also expressed no opinion as to the fairness of any consideration payable to holders of any class of securities of the Company other than the Company common shares as of the date of its opinion (including, without limitation, any series of preferred stock of the Company). Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 12, 2020. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion delivered on March 12, 2020 and the preparation of its written opinion letter dated March 12, 2020 to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 11, 2020, which was the last full trading day prior to the meeting of the Board to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and is not necessarily indicative of current market conditions.

In performing the financial analysis summarized below and arriving at its opinion, Morgan Stanley used and relied upon the December Forecasts, which are more fully described above under the section of this proxy statement entitled “The Merger—Financial Forecasts.”

Public Trading Comparable Companies Analysis

Morgan Stanley performed a public trading comparable companies analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for the Company with comparable publicly available consensus equity analyst research estimates for certain selected companies (the “Comparable Companies”) that Morgan Stanley determined, upon the application of its professional judgment and experience with companies in the wireline, cable and information technology services industries, to be similar to the Company’s current and anticipated operations for purposes of this analysis. The following list sets forth the Comparable Companies that were reviewed in connection with this analysis:

Entertainment & Communications (“E&C”) Comparable Companies

•	Altice USA, Inc.

•	Cable One, Inc. (pro forma financial information adjusted to reflect acquisition of Fidelity Communications Co.)

•	CenturyLink, Inc.

•	Charter Communications, Inc.

•	Consolidated Communications Holdings, Inc.

•	Frontier Communications Corporation

•	WideOpenWest, Inc.

Information Technology Services (“ITS”) Comparable Companies

•	CDW Corporation

•	ePlus inc.

•	Insight Enterprises, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of aggregate value (“AV”) (calculated as fully diluted market capitalization unadjusted for net operating losses and pension liabilities plus debt, preferred equity and non-controlling interest (as applicable) less cash, cash equivalents and marketable securities) to EBITDA (calculated as earnings before interest, tax, depreciation and amortization) (the “AV / EBITDA Ratio”) for calendar year 2020 for each of the Comparable Companies based on publicly available financial information for comparison purposes. For purposes of this analysis of the Comparable Companies, Morgan Stanley utilized publicly available estimates of EBITDA as compiled by Capital IQ, prepared by equity research analysts, available as of March 11, 2020 (the last full trading day prior to the date on which Morgan Stanley rendered its opinion).

The Comparable Companies and their applicable ratios were the following:

Comparable Company (E&C)	Market Cap ($ in millions)	Enterprise Value ($ in millions)	2020 AV/ EBITDA
CenturyLink, Inc.	$11,454	$44,795	5.0x
Consolidated Communications Holdings, Inc.	$436	$2,611	5.0x
Frontier Communications Corporation	$34	$15,519	5.3x
Altice USA, Inc.	$14,299	$38,423	8.8x
Cable One, Inc.	$8,670	$10,304	16.0x	[1]
Charter Communications, Inc.	$109,220	$191,251	10.5x
WideOpenWest, Inc.	$344	$2,630	6.1x

Comparable Company (ITS)	Market Cap ($ in millions)	Enterprise Value ($ in millions)	2020 AV/ EBITDA
CDW Corporation	$14,928	$18,112	11.0x
ePlus inc.	$873	$1,038	8.6x
Insight Enterprises, Inc.	$1,660	$2,658	6.8x

Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of the AV / EBITDA Ratio for the calendar year 2020 as noted below based on the multiples for CenturyLink, Inc., Consolidated Communications Holdings, Inc. and WideOpenWest, Inc. and applied this range of multiples to the Company’s 2020 Adjusted EBITDA as set forth in the December Forecasts. Morgan Stanley focused on these three Comparable Companies because Morgan Stanley determined that each such company had a business model, asset base and financial performance history most similar to that of the Company.

Based on the outstanding Company common shares on a fully diluted basis of 52.5 million shares as of March 6, 2020 (calculated using the treasury stock method), net debt of $1,934 million and preferred equity of $155 million as of December 31, 2019, Morgan Stanley calculated an estimated implied value per Company common share, rounded to the nearest $0.25, as follows:

	Selected Comparable Companies Multiples Range	Implied Value Per Share
2020 AV / EBITDA	5.25x - 6.0x	$1.25 - $7.25

[1]	Pro forma for acquisition of Fidelity Communications.

No company utilized in the public trading comparable companies analysis is identical to the Company and hence the foregoing summary and underlying financial analyses involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the financial markets in general. Mathematical analysis is not in itself a meaningful method of using selected company data.

Discounted Future Equity Value Analysis

Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into the potential future equity value of a company as a function of that company’s EBITDA. The resulting equity value is subsequently discounted to arrive at an estimate of the implied present value. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per Company common share on a standalone basis.

To calculate the discounted equity value using the Company’s Adjusted EBITDA, Morgan Stanley used Adjusted EBITDA from the December Forecasts for 2023. Based upon the application of its professional judgment and experience, Morgan Stanley applied a range of AV / EBITDA Ratios (based on the range of AV / EBITDA Ratios for the Comparable Companies) to this estimate. Morgan Stanley then subtracted the future amount of net debt and preferred equity as provided by Company management in order to calculate the implied future equity value. Morgan Stanley’s calculations did not account for any potential refinancings over the course of the projection period. Morgan Stanley then applied a range of discount rates between 10.6% and 11.8%, which range was selected based on the estimated cost of equity to calculate the discounted equity value and upon the application of Morgan Stanley’s professional judgment and experience, to calculate the discounted share price rounded to the nearest $0.25.

Morgan Stanley calculated an implied present value per share range of $6.50—$11.25.

Sum-of-the-Parts Analysis

Morgan Stanley performed a sum-of-the-parts valuation analysis on the Company. A sum-of-the-parts analysis involves a valuation of a company on a segment-by-segment basis to determine an implied value for the enterprise as a whole. Morgan Stanley performed the sum-of-the-parts valuation analysis for the following business segments of the Company based on the Company’s estimated 2020 Adjusted EBITDA: E&C, ITS and corporate overhead. Based on its review and professional judgment, Morgan Stanley selected reference ranges of AV / EBITDA Ratio for the Company’s E&C, ITS and corporate overhead segments as noted below and applied these ranges to the estimated Adjusted EBITDA of the respective business segments of the Company for 2020.

		Selected Multiple Reference Range		Implied Value ($ in millions)
Segment	2020 Adjusted EBITDA ($ in millions)	Low	High	Low	High
E&C	369	5.25x	6.00x	1,937	2,214
ITS	62	7.00x	9.00x	436	561
Corporate	(20)	5.50x	6.43x	(112)	(131)

Morgan Stanley then aggregated the implied values for each business segment based on the analysis above and deducted the net debt of the Company as of year end 2019 (which was $1,934 million) and value of preferred equity (which was $155 million) to derive an implied equity value reference range per Company common share on a fully diluted basis, rounded to the nearest $0.25, of $3.25 to $10.50. Morgan Stanley noted that the closing price per Company common share on December 20, 2019 was $7.72.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of future unlevered free cash flows and terminal value of that company. The “unlevered free cash flows” refers to a calculation of the future cash flows generated by a company without including in such calculation any debt servicing costs. The present value of a terminal value, representing the value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and preferred equity is subtracted to arrive at an equity value. For purposes of the DCF analysis, net debt of $1,934 million and preferred equity of $155 million, each as of December 31, 2019, was utilized. The equity value was then divided by the fully diluted share count as of March 6, 2020 in order to arrive at an implied value per Company common share.

Morgan Stanley used estimates from the December Forecasts for purposes of the discounted cash flow analysis, as more fully described below. Morgan Stanley first calculated the estimated unlevered free cash flows, which it defined as Adjusted EBITDA less stock-based compensation and less depreciation and amortization, then subtracting for taxes, plus depreciation and amortization, less capital expenditures, less pension and OPEB payments, less changes in working capital, less restructuring and severance costs, less integration costs. The estimated unlevered free cash flows were then discounted to present values as of December 31, 2019 using a range of discount rates from 7.0% to 7.4%, which range of discount rates were selected, upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of the Company’s weighted average cost of capital (“WACC”). Morgan Stanley then calculated a range of implied terminal values for the Company by applying a range of exit multiples from 5.25x to 6.0x to the Company’s terminal year estimated Adjusted EBITDA.

This analysis reflected a range of implied equity value per Company common share, rounded to the nearest $0.25, of $4.75 to $10.50. In addition, Morgan Stanley conducted an illustrative calculation of the cash flow impact from the Company’s utilization of net operating losses (“NOLs”) for such period, as provided by Company management, discounted at the Company’s estimated WACC. In calculating the cash flow impact of NOLs, Morgan Stanley noted that the value of NOLs was subject to substantial revision based on further input from Company management. At the Company’s direction, Morgan Stanley assumed that NOL usage would be kept constant until the NOL balance was fully depleted. Morgan Stanley noted for the reference of the Board, and not as part of Morgan Stanley’s financial analysis at arriving at its opinion, that the illustrative calculation of NOLs indicated a range of implied equity value per Company common share, rounded to the nearest $0.25, of $4.75 to $13.00.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board, including the following.

Historical Trading Range

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed the historical trading range of the Company common shares for the period commencing on December 20, 2018, and ending on December 20, 2019 (the last trading day prior to the public announcement of the Company’s entry into the original Brookfield merger agreement). Morgan Stanley observed that, during this period, the high and low intraday prices of the Company common shares, rounded to the nearest $0.25, were $11.00 (on February 20, 2019) and $3.25 (on August 7, 2019) per share, respectively.

Equity Research Analysts’ Price Targets

For reference only, and not as a component of its fairness analysis, Morgan Stanley reviewed and analyzed the future public market trading price targets for the Company common shares prepared and published by three equity research analysts as of November 7, 2019 and by one equity research analyst as of November 11, 2019. These targets reflected each analyst’s estimate of the future public market trading price of the Company common shares. The range of undiscounted analyst price targets for the Company common shares, rounded to the nearest $0.25, was $4.00 to $8.00. Morgan Stanley then discounted the range of analyst price targets for Company common shares to present value by applying, for a one year discount period, a discount rate of 10.6%, selected by Morgan Stanley based on the application of its professional judgment and experience to reflect the Company’s cost of equity. This analysis resulted in a discounted analyst price target range for the Company common shares, rounded to the nearest $0.25, of $3.75 to $7.25.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the Company common shares, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Precedent Transactions Analysis

For reference only, and not as a component of its fairness analysis, Morgan Stanley performed a precedent transactions analysis, which is designed to imply a value of a company based on publicly available financial terms that share some characteristics with the merger. Morgan Stanley compared publicly available statistics for the following transactions involving businesses that Morgan Stanley judged to be similar in certain respects to the Company’s business or aspects thereof based on Morgan Stanley’s professional judgment and experience:

Date Announced	Acquirer	Target	Enterprise Value (in billions)
December 2016	Consolidated Communications, Inc.	FairPoint Communications, Inc.	$1.5
July 2017	Cincinnati Bell Inc.	Hawaiian Telcom Holdco Inc.	$0.7
May 2019	Searchlight Capital Partners, LLC	Frontier Communications Corp. (northwest operations)	$1.4

For each transaction, Morgan Stanley noted the ratio of the AV of the transaction to each of the target company’s EBITDA for the 12-month period prior to the announcement date of the applicable transaction (“LTM EBITDA,” and the ratio of AV to LTM EBITDA, the “AV / LTM EBITDA Ratio”). Based on its analysis of the relevant metrics for the comparable transactions and upon the application of its professional judgment, Morgan Stanley then applied AV / LTM EBITDA Ratios of 5.0x, 5.6x and 5.9x, representing the AV / LTM EBITDA Ratios for the three recent transactions in the local exchange carrier industry noted above that Morgan Stanley determined to be most relevant, to the Company’s actual LTM EBITDA. Based on the outstanding Company common shares on a fully diluted basis of 52.5 million shares as of March 6, 2020 (calculated using the treasury stock method), net debt of $1,934 million and preferred equity of $155 million, each as of December 31, 2019, Morgan Stanley calculated an estimated implied present value per Company common share, rounded to the nearest $0.25, of ($1.50), $3.50 and $5.75.

No company or transaction utilized in the precedent transactions analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These include, among other things, the impact of competition on the Company’s business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and equity value of the transactions to which they are being compared.

General

In connection with the review of the merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of the Company.

In performing its analyses, Morgan Stanley made numerous assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of the Company. These include, among other things, the impact of competition on the business of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the merger consideration to be received by the holders of Company common shares (other than Parent and its affiliates) pursuant to the merger agreement and in connection with the delivery of its oral opinion on March 12, 2020 to the Board (and subsequently delivered written opinion dated March 12, 2020). These analyses do not purport to be appraisals or to reflect the prices at which the Company common shares might actually trade.

The merger consideration was determined through arm’s-length negotiations between the Company and Parent and was approved by the Board. Morgan Stanley acted as financial advisor to the Board during these negotiations but did not, however, recommend any specific form or amount of consideration to the Company or the Board, nor did Morgan Stanley opine that any specific form or amount of consideration constituted the only appropriate consideration for the merger. Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation as to how shareholders should vote at the special meeting, or whether shareholders should take any other action in connection with the merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Company common shares will trade at any time.

Morgan Stanley’s opinion and its presentation to the Board was one of many factors taken into consideration by the Board in deciding to approve the original merger agreement, the merger and the other transactions contemplated by the original merger agreement and to declare the advisability of the merger and the other transactions contemplated by the original merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the merger agreement or of whether the Board would have been willing to agree to different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley, together with its affiliates, is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Parent or any of its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the Company financial advisory services and a financial opinion, described in this section and attached to this proxy statement as Annex B, in connection with the merger, and the Company has agreed to pay Morgan Stanley a fee of approximately $25 million for its financial advisory services, $5 million of which was payable in connection with the delivery of the financial opinion as of December 21, 2019 with respect to the Brookfield merger pursuant to the original Brookfield merger agreement and approximately $20 million of which is contingent upon consummation of the merger. The Company has also agreed to reimburse Morgan Stanley for its reasonable and documented expenses incurred from time to time in connection with this engagement. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, its and their respective directors, officers, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates, against any losses, claims, damages or liabilities, relating to, arising out of or in connection with Morgan Stanley’s engagement and to reimburse certain expenses relating to such indemnity.

In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for the Company and has received aggregate fees in connection with such services of approximately $15 million ($5 million of which was the fee paid upon the delivery of the fairness opinion in connection with the entry into the original Brookfield merger agreement). In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory services for MIRA and its affiliates and has received aggregate fees in connection with such services of approximately $9 million. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Ares Management and its affiliates and has received aggregate fees in connection with such services of approximately $22 million. In the two years prior to the date of its opinion, Morgan Stanley has provided financial advisory and financing services for Brookfield Infrastructure and its affiliates and has received aggregate fees in connection with such services of approximately $61 million. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of MIRA or Ares Management.

Opinion of Moelis & Company LLC

At a meeting of the Board held on March 12, 2020 to evaluate and approve the merger, Moelis rendered its oral opinion to the Board, confirmed by the delivery of a written opinion dated March 13, 2020, addressed to the Board to the effect that, as of the date of such opinion and based upon and subject to the conditions and limitations set forth in the opinion, the merger consideration to be received in the merger by the holders of the Company common shares (other than the Excluded Holders) was fair, from a financial point of view, to such holders.

The full text of Moelis’ written opinion dated March 13, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (solely in its capacity as such) in its evaluation of the merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the merger consideration to be received by the holders of the Company common shares (other than Excluded Holders) and does not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including the December Forecasts;

•	reviewed capitalization information for the Company provided by the Company;

•

conducted discussions with members of the senior management and representatives of the Company concerning the information described in the three immediately preceding bullets, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the draft merger agreement submitted by Parent on March 5, 2020;

•	participated in certain discussions and negotiations among representatives of the Company and Acquiror and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the Board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the December Forecasts referred to above Moelis assumed, at the direction of the Board, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of the Company. Moelis expressed no views as to the reasonableness of the December Forecasts or the assumptions on which they were based. In addition, with the consent of the Board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address the Company’s underlying business decision to effect the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion did not address the terms of any financing of the merger, including the likelihood of completion of any such financing, or any financing of alternative transactions that might be available to the Company. Moelis’ opinion did not address any legal, regulatory, tax or accounting matters. At the direction of the Board, Moelis was not asked to, nor did it, offer any opinion as to any terms of the merger agreement or any aspect or implication of the merger (including, without limitation, the timing of the merger as compared to the timing of any alternative transactions that might be available to the Company), except for the fairness of the merger consideration from a financial point of view to the holders of the Company common shares (other than the Excluded Holders). Moelis did not express any opinion as to the fair value or solvency of the Company following the closing of the merger. In addition, Moelis noted that pursuant to the merger agreement, Company common shares owned by the Company, Parent, Merger Sub or any of their wholly-owned subsidiaries and dissenting shares will not be converted into the right to receive the merger consideration and Moelis expressed no opinion with respect to such shares or as to the fairness of the merger consideration to holders thereof. In addition, Moelis noted that the 6¾% preferred shares will remain outstanding immediately following the merger and Moelis expressed no opinion with respect to such shares, the treatment thereof in the merger, or the fairness of the merger consideration relative to the treatment of such shares. In rendering its opinion, Moelis assumed, with the consent of the Board, that the final executed form of the merger agreement would not differ in any material respect from the draft that Moelis reviewed, that the merger (including, without limitation, the debt financing for the merger) would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the merger agreement would comply with all the material terms thereof. Moelis assumed, with the consent of the Board, that all governmental, regulatory or other consents or approvals necessary for the completion of the merger would be obtained, except to the extent that could not be material to Moelis’ analysis.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion. Moelis noted that the credit, financial and stock markets have been experiencing unusual volatility and Moelis expressed no opinion or view as to any potential effects of such volatility on the Company, Parent or the merger.

Moelis’ opinion did not address the fairness of the merger or any aspect or implication of the merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the merger consideration from a financial point of view to the holders of the Company common shares (other than the Excluded Holders). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the merger consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee. Except as described in this summary, the Company and the Board imposed no limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Board at a meeting held on March 12, 2020, in connection with its opinion. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Unless the context indicates otherwise, stock prices (a) with respect to the Company is based on the closing stock price on December 20, 2019 and (b) with respect to other companies are based on closing stock prices on March 11, 2020. For purposes of, among other things, deriving per share implied equity values for the Company, Moelis calculated certain per share amounts for the Company based on diluted shares outstanding as of March 6, 2020, using the treasury stock method, based on share count information for the Company provided by Company management on March 10, 2020. For purposes of Moelis’ analyses, Moelis also used Company management’s projected December 31, 2019 balance sheet, as set forth in the December Forecasts, which management confirmed on February 27, 2020 was unchanged.

For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:

EBITDA: generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude one-time charges and benefits and to reflect full-year impact of material M&A transactions.

Enterprise Value (or EV): which (a) with respect to the Company, was calculated as the market value of the Company’s fully diluted common equity based on its closing stock price on March 11, 2020 and share count information as of March 6, 2020, provided by Company management on March 10, 2020 (i) plus preferred stock,

(ii) plus debt, (iii) less cash and cash equivalents, (iv) less unconsolidated assets and (v) plus book value of non-controlling interests (in each of the foregoing clauses (i) through (v), as projected by Company management as of December 31, 2019, which management confirmed on February 27, 2020 was unchanged), and (b) with respect to other companies, was calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of March 11, 2020 (i) plus preferred stock, (ii) plus debt, (iii) less cash and cash equivalents, (iv) less unconsolidated assets and (v) plus book value of non-controlling interests (in each of the foregoing clauses (i) through (v), as of the relevant company’s most recently reported quarter end).

Unless the context indicates otherwise, (i) the estimates of the future financial performance for the selected companies listed below were based on certain publicly available research analyst estimates for those companies, and (ii) the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the December Forecasts.

Discounted Cash Flow Analysis

Moelis performed a discounted cash flow (“DCF”) analysis of the Company using the December Forecasts and other information and data provided by the Company’s management to calculate an estimate of the present value of the estimated future unlevered after-tax free cash flows projected to be generated by the Company and an estimate of the present value of the Company’s estimated terminal value, taking into account the present value of the Company’s net operating losses (“NOLs”). For purposes of the DCF analysis, Moelis calculated unlevered free cash flow as Adjusted EBITDA less stock based compensation and less depreciation and amortization, then subtracting for taxes, plus depreciation and amortization, less capital expenditures, less pension and OPEB payments, less changes in working capital, less restructuring and severance costs, less integration costs.

In performing the DCF analysis, Moelis utilized a range of discount rates of 7.00% to 8.00% based on an estimated range of the Company’s weighted average cost of capital (the “WACC”). The estimated WACC range was derived using the Capital Asset Pricing Model and a size premium. In performing the DCF analysis of the Company, Moelis used a range of estimated terminal values (based on the selected publicly traded companies) of 5.25x to 6.25x estimated terminal year Adjusted EBITDA. The foregoing range of discount rates was used to calculate (i) the estimated present values as of December 31, 2019 of the Company’s estimated after-tax unlevered free cash flows for fiscal years 2020 through 2024 using the mid-year convention and (ii) a range of estimated terminal values based on the estimated terminal multiples described above. In calculating Enterprise Value, Moelis separately valued and discounted at the cost of equity of approximately $856.4 million of NOLs as provided by Company management on February 27, 2020.

Based on the foregoing, Moelis derived implied per share reference ranges for the Company common shares of $4.97 to $13.51. Moelis compared the implied per share reference ranges to the merger consideration of $15.50 per share.

Selected Publicly Traded Companies Analysis

Moelis reviewed financial and stock market information of the selected publicly traded companies noted below that are in the local exchange carrier (“LEC”), cable and IT services businesses listed on a major U.S. exchange deemed relevant by Moelis in certain respects to the Company.

Moelis reviewed, among other things, Enterprise Value of the selected publicly traded companies as a multiple, to the extent information was publicly available, of estimated adjusted EBITDA for fiscal years 2019 and 2020. Financial data for the selected companies was based on publicly available median consensus research analysts’ estimates and public filings. In the case of projected Adjusted EBITDA for the Company, Moelis reviewed both (i) median consensus research analyst estimates and (ii) the December Forecasts.

The results of this analysis are summarized in the following table:

	Market Cap ($ in millions)	Enterprise Value ($ in millions)	EV / Adj. EBITDA 2020E
LEC
CenturyLink, Inc.	$11,454	$44,795	5.0x
Consolidated Communications Holdings, Inc.	$436	$2,611	5.0x
Frontier Communications Corporation	$34	$15,519	5.3x
Average			5.1x
Median			5.0x
Cable
Charter Communications Inc.	$109,220	$191,251	10.5x
Altice USA, Inc.	$14,299	$38,423	8.8
Cable One Inc.	$8,670	$10,304	16.0x
WideOpenWest, Inc.	$344	$2,630	6.1x
Average			10.3x
Median			9.6x
IT Services
CDW Corporation	$14,928	$18,112	11.0x
Insight Enterprises Inc.	$1,660	$2,658	6.8x
PC Connection, Inc.	$959	$869	6.8x
ePlus Inc.	$873	$1,038	8.6x
Average			8.3x
Median			7.7x

For purposes of this analysis, Moelis considered CenturyLink and Consolidated Communications to be more relevant due to growth profile and a higher share of broadband (particularly fiber optic) revenue, which is projected to increase over the projected period. As a result, Moelis considered the Company to be at a premium to CenturyLink and Consolidated Communications on the low end and at a slight premium to WideOpenWest on the high end.

Based on the foregoing analysis and its professional judgment and experience, Moelis selected a multiple range of 5.25x to 6.25x estimated EBITDA for fiscal year 2020. Moelis then applied this multiple range to the Company’s estimated Adjusted EBITDA for fiscal year 2020 provided by the Company’s management. This analysis indicated an implied per share reference range for the Company common shares of $1.31 to $9.15 per share. Moelis compared the implied per share reference range to the merger consideration of $15.50 per share.

Selected Precedent Transactions Analysis

Moelis reviewed financial information for transactions in the LEC, cable, fiber optic and IT services industries with an Enterprise Value of at least approximately $100 million. Moelis reviewed, among other things, transaction values of the selected precedent transactions as a multiple, to the extent information was publicly available, of last 12 month (“LTM”) EBITDA of the target company. Financial data for the relevant transactions was based on publicly available information at the time of announcement of the relevant transaction. In certain circumstances in which full year EBITDA amounts were not available, Moelis used its judgment to approximate full year EBITDA by annualizing available quarterly information. The selected precedent transactions used in this analysis and their implied transaction value to LTM EBITDA multiples are summarized below:

Date Announced	Target	Acquiror	Enterprise Value (in billions)	EV / LTM EBITDA
LEC
May 2019	Frontier Communications Corporation – Northwest Assets	Searchlight Capital Partners, LLC	$1.4	5.0x
July 2017	Hawaiian Telcom Holdco Inc.	Cincinnati Bell Inc.	$0.7	5.6x
December 2016	FairPoint Communications, Inc.	Consolidated Communications Holdings, Inc.	$1.5	5.9x
February 2015	Verizon Communications, Inc.	Frontier Communications Corporation	$10.5	4.6x
June 2014	Enventis Corporation	Consolidated Communications Holdings, Inc.	$0.4	7.3x
December 2013	AT&T, Inc. – Wireline Assets	Frontier Communications Corporation	$2.0	4.8x
February 2012	SureWest Communications, Inc.	Consolidated Communications Holdings, Inc.	$0.5	6.3x
April 2010	Qwest Communications International, Inc.	CenturyLink, Inc.	$22.4	5.1x
November 2009	Iowa Telecommunications Services, Inc.	Windstream Corporation	$1.1	8.7x
September 2009	Lexcom, Inc.	Windstream Corporation	$0.1	6.1x
May 2009	Verizon Communications, Inc. – Spin-Off Assets	Frontier Communications Corporation	$8.6	4.5x
May 2009	D&E Communications, Inc.	Windstream Corporation	$0.3	5.2x
October 2008	Embarq Corporation	CenturyLink, Inc.	$11.6	4.5x
Mean				5.6x
Median				5.2x
Cable
April 2019	Fidelity Communications Co.	Cable One Inc.	$0.4	9.8x

Date Announced	Target	Acquiror	Enterprise Value (in billions)	EV / LTM EBITDA
July 2017	MetroCast Cable	Cogeco Communications Inc.	$1.1	9.0x
May 2017	WaveDivision Holdings, LLC	RCN Telecom Services, LLC	$2.4	11.8x
April 2017	General Communication, Inc.	Liberty Interactive Corporation	$2.7	9.3x
January 2017	NewWave Communications	Cable One Inc.	$0.7	9.1x
August 2016	RCN Telecom Services, LLC / Grande Communications Networks LLC	TPG Capital	$2.3	8.4x
September 2015	Cablevision Systems Corporation	Altice USA, Inc.	$17.7	8.8x
May 2015	Time Warner Cable Inc.	Charter Communications Inc.	$77.0	9.1x
May 2015	Suddenlink Communications (Cequel Corporation)	Altice USA, Inc.	$9.1	9.3x
May 2015	Bright House Networks LLC	Charter Communications Inc.	$10.4	7.6x
February 2013	Bresnan Communications Company Limited Partnership	Charter Communications Inc.	$1.6	8.9x
Mean				9.2x
Median				9.1x
Fiber
May 2019	Zayo Group Holdings, Inc.	Digital Colony Partners LP and EQT Partners	$14.1	11.1x
November 2017	Spread Holdings, LLC	Zayo Group Holdings, Inc.	$0.1	16.9x
August 2017	WideOpenWest, Inc., Fiber-Optic Network Assets	Verizon Communications, Inc.	$0.2	20.8x
July 2017	LTS Group Holdings LLC	Crown Castle International Corp.	$7.1	16.2x
April 2017	Wilcon Holdings LLC	Crown Castle International Corp.	$0.6	20.0x
April 2017	Southern Light, LLC	Uniti Group Inc.	$0.7	17.2x
February 2017	Hunt Telecommunications, LLC	Uniti Group Inc.	$0.2	11.5x
February 2017	Lumos Networks Corp.	EQT Partners	$1.0	9.3x
November 2016	FPL FiberNet Holdings, LLC	Crown Castle International Corp.	$1.5	16.7x

Date Announced	Target	Acquiror	Enterprise Value (in billions)	EV / LTM EBITDA
November 2016	Electric Lightwave Holdings Inc.	Zayo Group Holdings, Inc.	$1.4	7.9x
October 2016	Level 3 Communications, Inc.	CenturyLink, Inc.	$34.0	12.0x
June 2016	Tower Cloud Inc.	Uniti Group Inc.	$0.2	12.4x
February 2016	XO Communications LLC	Verizon Communications, Inc.	$1.8	9.3x
January 2016	PEG Bandwidth IL, LLC	Uniti Group Inc.	$0.5	12.8x
April 2015	Quanta Fiber Networks, Inc.	Crown Castle International Corp.	$1.0	15.0x
April 2015	Fibertech Networks, L.L.C.	Lightower Fiber Networks I, LLC	$1.9	12.8x
June 2014	TW Telecom Inc.	Level 3 Communications, Inc.	$7.3	13.2x
March 2012	AboveNet, Inc.	Zayo Group Holdings, Inc.	$2.2	8.9x
Mean				13.6x
Median				12.8x
IT Services
August 2019	Presidio, Inc.	BC Partners	$2.1	8.9x
June 2019	PCM, Inc.	Insight Enterprises Inc.	$0.6	9.2x
April 2019	Sirius Computer Solutions, Inc.	Clayton, Dubilier & Rice	$1.6	8.2x
November 2018	ConvergeOne Holdings, Inc.	CVC Fund VII	$1.8	9.7x
December 2017	ConvergeOne Holdings, Inc.	Forum Merger Corp.	$1.2	9.5x
October 2017	CompuCom Systems, Inc.	Office Depot, Inc.	$1.0	10.2x
July 2017	OnX Enterprise Solutions	Cincinnati Bell Inc.	$0.2	6.9x
December 2016	Optiv Security, Inc.	KKR & Co.	$1.9	11.7x
November 2016	Datalink Corporation	Insight Enterprises, Inc.	$0.2	9.6x
September 2015	One Source Networks Inc.	GTT Communications, Inc.	$0.2	12.6x
September 2015	Sirius Computer Solutions, Inc.	Kelso & Company	$0.8	9.4x
December 2014	Presidio Holdings, Inc.	Apollo Global Management, LLC	$1.3	7.8x
November 2014	Fishnet Security	Accuvant Inc.	$0.4	11.7x

Date Announced	Target	Acquiror	Enterprise Value (in billions)	EV / LTM EBITDA
March 2014	Accuvant Inc.	The Blackstone Group and Sverica Capital Management LLC	$0.2	11.7x
Mean				9.8x
Median				9.6x

Moelis considered the transactions in the LEC industry to be more relevant than certain other industries, in particular the recent sale of Frontier Communications’ Northwest Assets, which is the most recent LEC precedent transaction, and had a multiple of 5.0x to LTM EBITDA. Moelis also determined that the transactions in the LEC industry listed above to be the most relevant to its analysis, and valued the Company at a premium to those transactions, as the Company has a greater density of fiber optic cable than certain other LEC companies involved in such transactions.

Based on the foregoing analysis and its professional judgment and experience, including given the nature of the Company’s operations, with particular emphasis on transactions in the LEC industry, Moelis selected a multiple range of 5.75x to 6.75x LTM Adjusted EBITDA. Moelis then applied such multiple range to the Company’s estimated Adjusted EBITDA for fiscal year 2019 provided by the Company’s management. This analysis indicated an implied per share reference range for the Company common shares of $4.58 to $12.31 per share. Moelis compared the implied per share reference range to the merger consideration of $15.50 per share.

Other Information

Moelis also noted for the Board the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes: (i) the historical closing trading prices for the Company common shares during the 52-week period ended December 20, 2019, which reflected low and high stock prices during such period of $3.19 and $11.00 per share, as compared to the merger consideration of $15.50 per share, (ii) the one-year forward stock price targets for the Company common shares in recently published, publicly available Wall Street research analysts’ reports, which indicated undiscounted low and high stock price targets ranging from $4.00 to $8.00 per share, as compared to the merger consideration of $15.50 per share and (iii) a sum-of-the-parts analysis that reviewed the Company based on its entertainment and communications business, IT services and hardware business and corporate which, based on the high and low of the implied enterprise value, reflected a range of implied share price of $1.62 to $10.58 as compared to the merger consideration of $15.50 per share.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above is identical to the Company or the merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’ length negotiations between the Company and MIRA and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. Moelis acted as financial advisor to the Company in connection with the transaction and will receive a fee for its services, currently estimated to be approximately $17,600,000 in the aggregate, $2,000,000 of which was earned in connection with the delivery of Moelis’ opinion dated December 21, 2019, in connection with the Board’s consideration of the Brookfield merger, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the transaction. Furthermore, the Company has agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company, MIRA, Ares and Brookfield Infrastructure. Moelis provided investment banking and other services to the Company, MIRA, Ares and Brookfield Infrastructure or their respective affiliates unrelated to the merger and in the future may provide such services to the Company, MIRA, Ares and Brookfield Infrastructure or their respective affiliates and have received and may receive compensation for such services. In 2018, Moelis acted as financial advisor to an affiliate of Brookfield Infrastructure in connection with a buy-side transaction, and in 2016 Moelis acted as financial advisor to an Ad Hoc Group of Secured Senior Second Lien Noteholders of which an affiliate of Brookfield Infrastructure was a member in connection with a transaction which closed in 2017, and Moelis earned fees aggregating approximately $11 million in connection with these engagements. In 2017, Moelis acted as financial advisor to the Company in connection with its acquisition in 2017 of Hawaiian Telcom Holdco, Inc. and OnX Holdings LLC, for which Moelis earned fees aggregating approximately $9,500,000. In 2017, Moelis was engaged to act as financial advisor to MIRA, an affiliate of Parent, in connection with a sell-side transaction that was completed in April 2019, and in 2018 Moelis was engaged to act as financial advisor to MIRA and provided certain financial advice to MIRA in connection therewith, and Moelis earned fees aggregating approximately $6,150,000. In addition, Moelis has provided and is currently providing, investment banking and other services to Ares Management and its affiliates and portfolio companies (unrelated to the merger and in the future may provide such services to Ares Management and its affiliates and portfolio companies (which are collectively referred to as “Ares”), and have received and may receive compensation for such services, including, since 2017, in connection with the following matters for which Moelis earned fees aggregating approximately $43,000,000: two transactions in which Moelis acted as sell-side financial advisor to companies in which Ares was a 10% or greater minority shareholder; two transactions in which Moelis acted as financial advisor to companies in which Ares was a 50% shareholder, one of which involved amendments to that company’s existing credit agreements and the other of which was an in-court restructuring; one transaction in which Moelis acted as sell-side financial advisor to a company of which Ares was the financial sponsor; and one transaction in which Moelis acted as financial advisor to an Ad-Hoc Committee of First Lien Noteholders of which an affiliate of Ares was a member. Moelis is also currently acting as financial advisor to two separate companies of which Ares is a financial sponsor in connection with two separate potential transactions for which Moelis may receive compensation.

Certain Effects of the Merger

If the Company shareholder approval is obtained, and the other conditions to the closing of the merger are either satisfied or (to the extent permitted by law) waived, Merger Sub will be merged with and into the Company upon the terms set forth in the merger agreement. As the surviving corporation in the merger, the Company will continue to exist following the merger as a subsidiary of Parent.

At the effective time of the merger, each Company common share issued and outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be canceled and converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes. Following the merger, all of the Company common shares will be beneficially owned by Parent, and none of the current holders of Company common shares will, by virtue of the merger, have any ownership interest in, or be a shareholder of, the Company, the surviving corporation or Parent after the consummation of the merger. As a result, the current holders of Company common shares will no longer benefit from any increase in the value, nor will they bear the risk of any decrease in the value, of Company common shares. Following the merger, Parent will benefit from any increase in the Company’s value and also will bear the risk of any decrease in the Company’s value.

At the effective time of the merger, each 6 3⁄4% preferred share and depositary share representing interests in the 6 3⁄4% preferred shares issued and outstanding immediately prior to the effective time of the merger will remain issued and outstanding immediately following the effective time of the merger. After the effective time of the merger, the Company will be required either to (i) offer to repurchase the 6 3⁄4% preferred shares on the date that is 75 days after the Company gives notice of the merger for their liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends or, if such offer is not made or (ii) modify the conversion ratio applicable to the 6 3⁄4% preferred shares so that upon conversion the holders of the 6 3⁄4% preferred shares will have the right to receive an amount in cash equal to the liquidation preference of $1,000 per share (or $50 per depositary share) plus any accrued and unpaid dividends.

Please see the sections of this proxy statement entitled “The Merger Agreement—Consideration to be Received in the Merger” and “The Merger Agreement—Cancellation of Shares” beginning on pages [    ] and [    ], respectively.

For information regarding the effects of the merger on the Company’s outstanding equity awards, please see the section below entitled “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page [    ] and the section of this proxy statement entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page [    ].

The Company common shares are currently registered under the Exchange Act and trade on the NYSE under the symbol “CBB”. Following the consummation of the merger, Company common shares will no longer be traded on the NYSE or any other public market. In addition, the registration of Company common shares under the Exchange Act will be terminated and the Company will no longer be required to file periodic and other reports with the SEC with respect to the Company common shares. The depositary shares trade on the NYSE under the trading symbol “CBB.PB”. Immediately following the consummation of the merger, the 6 3⁄4% preferred shares will remain outstanding and the depositary shares representing interests in such 6 3⁄4% preferred shares will remain outstanding and continue to be listed on the NYSE.

Effects on the Company if the Merger Is Not Completed

In the event that the Company shareholder approval is not obtained or if the merger is not completed for any other reason, the holders of Company common shares will not receive any payment for their Company common shares in connection with the merger. Instead, the Company will remain an independent public company, the Company common shares will continue to be listed and traded on the NYSE, the Company common shares will continue to be registered under the Exchange Act and the Company’s shareholders will continue to own their Company common shares and will continue to be subject to the same general risks and opportunities as they currently are with respect to ownership of Company common shares.

If the merger is not completed, there is no assurance as to the effect of these risks and opportunities on the future value of your Company common shares, including the risk that the market price of Company common shares may decline to the extent that the current market price of the Company common shares reflect a market assumption that the merger will be completed. If the merger is not completed, there is no assurance that any other transaction acceptable to the Company will be offered or that the business, operations, financial condition, earnings or prospects of the Company will not be adversely impacted. Pursuant to the merger agreement, under certain circumstances the Company is permitted to terminate the merger agreement in order to enter into an alternative transaction. Please see the section of this proxy statement entitled “The Merger Agreement—Termination” beginning on page [    ].

Under certain circumstances, if the merger is not completed, the Company may be obligated to pay to Parent the $7.5 million company termination fee. Upon termination of the merger agreement, under certain specified circumstances, Parent may be required to pay the Company the reverse termination fee of $45.6 million pursuant to the terms and conditions of the merger agreement. Please see the section of this proxy statement entitled “The Merger Agreement—Fees and Expenses” beginning on page [    ].

Financing of the Merger

We anticipate that the total funds needed to complete the merger (including the funds necessary to pay the aggregate merger consideration, repay or redeem any indebtedness to be repaid or redeemed by the Company and its subsidiaries pursuant to the merger agreement and pay all fees, costs and expenses required to be paid by Parent or Merger Sub at or prior to the closing of the merger in connection with the transactions contemplated by the merger agreement), which would be approximately $2.890 billion, will be funded through a combination of the following:

•

equity commitments by MIP and the Ares Funds in an aggregate amount up to approximately $891 million on the terms and subject to the conditions set forth in the equity commitment letters, as further described in the section entitled “—Equity Financing” beginning on page [    ];

•

debt financing commitments from the debt commitment parties consisting of a $250 million senior secured revolving credit facility, $1.35 billion in aggregate principal amount of senior secured term loans and $493 million in aggregate principal amount of senior bridge loans, as further described in the section entitled “—Debt Financing” beginning on page [    ].

The consummation of the merger is not conditioned upon Parent obtaining the proceeds of any financing.

Equity Financing

Parent has received (i) the MIP equity commitment letter, pursuant to which MIP has committed, subject to the conditions of the MIP equity commitment letter, to make available up to $572 million of equity financing, and (ii) the Ares Funds equity commitment letters, pursuant to which the Ares Funds have committed, subject to the conditions of the Ares Funds equity commitment letters, to make available up to $307.1 million of equity financing.

Funding of the equity financing is subject to the terms, conditions and limitations set forth in merger agreement and the equity commitment letters, which conditions include: (i) the execution and delivery of the merger agreement by Parent, Merger Sub and the Company (ii) the satisfaction or waiver by Parent or Merger Sub of all conditions precedent set forth in the merger agreement to Parent’s and Merger Sub’s obligations to effect the closing, (iii) the funding of the debt financing at or prior to the closing if the equity financing is funded at the closing and (iv) the substantially concurrent closing of the transactions contemplated by the merger agreement in accordance with its terms.

The obligation of each Investor to fund the equity financing will terminate automatically and immediately upon the earliest to occur of (i) the closing and the payment of the merger consideration, (ii) the termination of the merger agreement in accordance with its terms, (iii) the Company or its subsidiaries accepting any payment from a Guarantor under the limited guarantees, and (iv) the Company or its subsidiaries asserting a claim against any of the Investors or any of the Investor’s Related Parties (as defined in each equity commitment letter), a Guarantor, Parent or any of Parent’s Related Parties (as defined in each equity commitment letter) relating to the equity commitment letters, the limited guarantees, the merger agreement or any transactions contemplated by those documents (other than any claim (A) to specifically enforce any equity commitment letter as described in such equity commitment letter, (B) against Parent or Merger Sub pursuant to the merger agreement, (C) related to the enforcement of the confidentiality agreement between the Company and MIRA (in the case of the MIP equity commitment letter) or the confidentiality agreement between the Company and an affiliate of Ares Management (in the case of the Ares Funds equity commitment letter) or (D) against the Guarantors (or its successors or permitted assignees) under the limited guarantees in accordance with the express terms and conditions thereunder.

Pursuant to the terms and conditions of the merger agreement, Parent and Merger Sub will use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the equity financing on the terms and conditions contemplated by the equity commitment letters.

The Company has the right to enforce Parent’s right to cause the equity financing to be funded by the Investors/Guarantors as a third party beneficiary solely to the extent the Company is entitled to specific performance under the merger agreement to enforce Parent’s right to cause the equity financing to be funded (see the section entitled “The Merger Agreement—Specific Performance”).

Debt Financing

In connection with the merger, Parent has obtained a commitment letter, dated February 28, 2020 (as amended, the “Parent debt commitment letter”), from Goldman Sachs Bank USA, Regions Bank, Regions Capital Markets, a Division of Regions Bank, and Société Générale (collectively, the “Parent debt commitment parties”) to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the Parent debt commitment letter, acquisition debt financing in an aggregate amount of $1.6 billion, consisting of a $250 million senior secured revolving credit facility and $1.35 billion in aggregate principal amount of senior secured term loans (such financing, the “Parent debt financing”) and (ii) Parent and one of its affiliates have obtained an amended and restated commitment letter, dated March 5, 2020 (the “bridge commitment letter” and, together with the Parent debt commitment letter, the “debt commitment letters”), from Goldman Sachs Bank USA (the “bridge commitment party” and, together with the Parent debt commitment parties, the “debt commitment parties”) to provide, upon the terms and subject to the conditions set forth in the bridge commitment letter, acquisition debt financing consisting of $493 million in aggregate principal amount of senior bridge loans (such financing, the “bridge financing” and, together with the Parent debt financing, the “debt financing”).

The proceeds of the Parent debt financing will be used (i) to repay in full all outstanding indebtedness of Cincinnati Bell and its subsidiaries under Cincinnati Bell’s existing U.S. credit facility and existing securitization facility and, if applicable, the 2024 Notes and 2025 Notes, (ii) to pay the fees, costs and expenses related to the merger and the refinancing of Cincinnati Bell’s existing U.S. credit facility and existing securitization facility and, if applicable, the 2024 Notes and 2025 Notes and (iii) for working capital and general corporate purposes. The proceeds of the bridge financing will be used (i) to pay the consideration for the merger, (ii) to repay in full all outstanding indebtedness of Cincinnati Bell and its subsidiaries under Cincinnati Bell’s existing U.S. credit facility and existing securitization facility and, if applicable, the 2024 Notes and 2025 Notes and (iii) to pay the fees, costs and expenses related to the merger and the refinancing of Cincinnati Bell’s existing U.S. credit facility and existing securitization facility and, if applicable, the 2024 Notes and 2025 Notes.

The obligations of the respective debt commitment parties to provide the debt financing under the applicable debt commitment letters are subject to a number of conditions, including:

•

the substantially simultaneous completion of the merger in accordance with the merger agreement without giving effect to certain material amendments or waivers absent the consent of the applicable debt commitment parties,

•

the consummation of the equity financing prior to, or substantially concurrently with, the initial borrowings under the debt facilities set forth in the debt commitment letters, and the consummation of the refinancing of Cincinnati Bell’s existing U.S. credit facility and existing securitization facility prior to, or substantially concurrently with, the initial borrowings under the debt facilities set forth in the debt commitment letters,

•	that no event or development shall have occurred that would constitute a “company material adverse effect” (as defined in the merger agreement),

•	payment of all applicable invoiced fees and expenses,

•	the delivery of certain audited, unaudited and pro forma financial statements,

•	the delivery of certain customary closing deliverables (including, but not limited to, a solvency certificate in agreed form),

•	with regards to the Parent debt financing only, the completion of the required marketing period,

•

the receipt of documentation and other information about the borrowers and guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act and the Beneficial Ownership Regulation),

•

the execution of certain definitive debt documentation consistent with the applicable debt commitment letters, including definitive documentation to perfect the administrative agent’s security interest in the collateral as provided in the applicable debt commitment letters, and

•

that the specified representations and certain representations and warranties in the merger agreement material to the interests of the lenders will be true and correct to the extent required by the applicable debt commitment letters.

The obligations of the respective debt commitment parties to provide the debt financing under the applicable debt commitment letters will terminate at the earlier of (i) five business days after the end date (as defined in, and subject to the extension thereof in accordance with Section 8.01(b)(i) of the bid draft acquisition agreement in the form provided on the date of the debt commitment letters), (ii) the date on which the merger agreement is terminated (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions) in accordance with its terms in the event the merger is not consummated or (iii) the consummation of the merger without the use of the senior debt facilities.

Parent and Merger Sub are required under the merger agreement to use commercially reasonable efforts to take all actions and do all things necessary, proper or advisable to arrange and consummate the debt financing on the terms and conditions contemplated by the debt commitment letters. In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the debt commitment letters (other than in certain specified circumstances), Parent shall use its commercially reasonable efforts to (i) obtain alternative debt financing sufficient to pay in cash all amounts required to be paid in connection with the transactions contemplated by the merger agreement and (ii) obtain new financing commitment letters that provide for debt financing (A) on terms not materially less favorable, in the aggregate, to Parent, (B) containing conditions and other terms that would not reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the debt commitment letters as of the date hereof and (2) would not reasonably be expected to delay the closing and (C) in an amount that is sufficient, when added to any portion of the debt financing that is available and the equity financing, to pay in cash all amounts required to be paid by Parent in cash in connection with the transactions contemplated by the merger agreement. The documentation governing the debt financings contemplated by the debt commitment letters has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

Limited Guarantee

Subject to the terms and conditions set forth in the limited guarantees, executed concurrently with the execution of the merger agreement, MIP and the Ares Funds have each guaranteed the payment obligations of Parent with respect to, (i) the obligation of Parent under the merger agreement to pay the reverse termination fee if the merger agreement is terminated by the Company under specified circumstances (see the section entitled “The Merger Agreement—Fees and Expenses”) and (ii) Parent’s obligation to pay, reimburse and/or indemnify certain interest and expenses pursuant to the merger agreement.

MIP’s obligations under its limited guarantee are subject to an aggregate cap of $40,479,618 and the obligations of each Ares Fund under its respective limited guarantee are subject to an aggregate cap of $5,060,191.

The limited guarantees will automatically and immediately terminate and the Guarantors will have no further obligations under the limited guarantees, upon the earliest to occur of: (i) the closing of the merger, (ii) the valid termination of the merger agreement in accordance with its terms in circumstances in which Parent would not be obligated to make any payments in connection with its obligations under the limited guarantees; (iii) the receipt in full by the Company or its affiliates of the amounts the Guarantors are obligated to pay under the limited guarantees and (iv) the date that is three (3) months after the date of termination of the merger agreement in accordance with its terms if by such date the Company has not made a claim in writing to Parent for payment of any obligations or to the Guarantors for payment of any obligations (in the event such claim is made, the limited guarantees will automatically terminate when such claim is finally resolved or otherwise finally satisfied).

The Company’s recourse under the limited guarantees is the Company’s sole and exclusive monetary remedy against Parent, Merger Sub, the Guarantors and certain affiliates of parties related to Parent and the Guarantors in respect of any liabilities or obligations arising under, or in connection with, the merger agreement, any document delivered by Parent pursuant to the merger agreement or the transactions contemplated thereby.

Dissenters’ Rights Available to Company Shareholders

Under Ohio law, if the merger agreement is adopted by the Company’s shareholders, Company shareholders who do not vote in favor of the adoption of the merger agreement and who properly demand payment of fair cash value of their shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the OGCL. Section 1701.85 generally provides that Company shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Company shareholder who is a record holder of Company common shares or 6 3/4% preferred shares on [        ], 2020, the record date for the special meeting, and whose shares are not voted in favor of the adoption of the merger agreement may be entitled to be paid the “fair cash value” of such shares after the completion of the merger in lieu of any applicable merger consideration.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and otherwise comply with Section 1701.85 of the OGCL:

•

Must be a shareholder of record. A dissenting shareholder must be a record holder of the shares as to which such shareholder seeks to exercise dissenters’ rights on the record date. Because only shareholders of record on the record date may exercise dissenters’ rights, any person or entity who beneficially owns shares that are held of record by a bank, broker, trust, fiduciary, nominee or other holder and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the shares to satisfy all of the requirements outlined under Section 1701.85 of the OGCL. The Company may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder must provide the evidence within a reasonable time to the Company but not sooner than 20 days after receipt of the Company’s written request.

•

Must not vote in favor of adopting the merger agreement. A dissenting shareholder must not vote his, her or its shares in favor of the adoption of the merger agreement at the special meeting. Failing to vote does not waive a dissenting shareholder’s dissenters’ rights. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the adoption of the merger agreement and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his, her or its proxy at any time before its exercise by filing with the Company an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date than the date of the previous proxy or by attending and giving notice of the revocation of the proxy at the special meeting.

•

Must file a written demand. A dissenting shareholder must deliver a written demand for payment of the fair cash value of such shareholder’s shares to the Company prior to the shareholder vote on the merger agreement at the special meeting (a “written demand”). Any written demand must specify the shareholder’s name and address, the number and class of the shares held by the shareholder on the record date, and the amount claimed by the shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL. Because the written demand must be delivered to the Company prior to the shareholder vote at the special meeting, it is recommended, although it is not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

•

Upon request, must deliver certificates for placement of a legend. If the Company sends a request to a dissenting shareholder at the address specified in the written demand for the certificates representing the dissenting shares, the dissenting shareholder, within 15 days from the date on which the Company sends such request, must deliver to the Company the certificates requested so that the Company may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his, her or its share certificates upon request from the Company may have his, her or its dissenters’ rights terminated upon delivery by the Company of written notice to such dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting shares. If the Company and the dissenting shareholder cannot agree upon the fair cash value of the dissenting shares, then either the Company or the dissenting shareholder may, within three months after service of the written demand by the dissenting shareholder, file a complaint in the Court of Common Pleas of Hamilton County, Ohio for a determination of whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. The complaint must contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. If the court finds the dissenting shareholder is entitled to be paid the fair cash value of any dissenting shares, the court may appoint one or more appraisers to receive evidence and recommend a fair cash value. The court will then make a finding as to the fair cash value of a share and will render judgment against the Company for the payment of it. Interest on the fair cash value and the costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.

Fair cash value for purposes of Section 1701.85 of the OGCL is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event will the fair cash value exceed the amount specified in the written demand of the dissenting shareholder. The fair cash value is to be determined as of the day prior to the vote of the Company’s shareholders on the adoption of the merger agreement. For shares listed on a national securities exchange (such as the NYSE, on which the Company common shares are currently listed), the fair cash value will be the closing sale price of the shares as of the close of trading on the day before the vote of the Company’s shareholders on the adoption of the merger agreement. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the merger, are not opinions regarding, and do not address, “fair cash value” under Section 1701.85. Shareholders holding Company common shares considering seeking payment of fair cash value of their shares should be aware that the “fair cash value” of their shares as determined pursuant to Section 1701.85 of the OGCL could be more than, the same as, or less than the value of the consideration they would receive pursuant to the merger if they did not seek payment of fair cash value of their shares.

Unless a dissenting shareholder’s rights to receive the fair cash value of its shares is terminated, payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the effective time of the merger. Such payment must be made only upon simultaneous surrender to the Company of the dissenting shareholder’s share certificates for which such payment is made.

A dissenting shareholder’s rights to receive the fair cash value of his, her or its shares will automatically terminate if:

•	the dissenting shareholder has not complied with Section 1701.85 of the OGCL, unless the Board waives such non-compliance;

•	the merger is abandoned or is finally enjoined or prevented from being carried out, or the Company shareholders rescind their adoption of the merger agreement;

•	the dissenting shareholder withdraws his, her or its demand with the consent of the Board; or

•

the dissenting shareholder and the Company have not agreed on the fair cash value per share and neither has filed a timely complaint in the Court of Common Pleas of Hamilton County, Ohio within three months after the dissenting shareholder delivered a written demand.

All rights accruing to holders of shares, including voting and dividend or distribution rights, are suspended from the time a dissenting shareholder submits a written demand with respect to any dissenting shares until the termination or satisfaction of the rights and obligations of the dissenting shareholder and the Company arising from the written demand. During this period of suspension, any dividend or distribution paid on the dissenting shares will be paid to the record owner as a credit upon the fair cash value thereof. If dissenters’ rights are terminated other than by purchase by the Company of the dissenting shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.

If you wish to exercise your dissenters’ rights, you should carefully review the text of Sections 1701.84 and 1701.85 of the OGCL set forth in Annex D to this proxy statement and consider consulting your legal advisor.

If you fail to timely and properly comply with the requirements of Sections 1701.84 and 1701.85 of the OGCL, your dissenters’ rights will be lost. To exercise such dissenters’ rights with respect to your shares, you must:

•	NOT vote your shares in favor of the adoption of the merger agreement;

•	deliver to the Company a written demand for appraisal of your shares before the taking of the vote on the proposal to adopt the merger agreement at the special meeting, as described further below;

•	continuously hold your shares through the effective time of the merger; and

•	otherwise comply with the procedures set forth in Sections 1701.84 and 1701.85 of the OGCL.

All written demands for appraisal should be addressed to Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202. Such demand must specify the shareholder’s name and address, that the shareholder intends thereby to demand dissenters’ rights of such shareholder’s shares, the number and class of the Company shares held by such shareholder on the record date and the amount claimed by such shareholder as the fair cash value of the dissenting shares. Voting against the merger agreement is not a written demand as required under Section 1701.85 of the OGCL.

If a dissenting holder of Company common shares withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such Company common shares shall cease, and such holder’s Company common shares shall be deemed to be converted into the right to receive the merger consideration.

If a dissenting holder of 6 3/4% preferred shares withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such 6 3/4% preferred shares shall cease, and such holder’s 6 3/4% preferred shares shall remain outstanding immediately following the effective time of the merger.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to shareholders holding Company common shares or 6 3/4% preferred shares pursuant to Sections 1701.84 and 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Sections 1701.84 and 1701.85 of the OGCL, which is attached as Annex D to this proxy statement and incorporated herein by reference. The foregoing summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their dissenters’ rights under the OGCL. Shareholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the appraisal process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

Litigation Related to the Merger

Between February 13, 2020, and February 28, 2020, three complaints were filed in the United States District Court for the Southern District of New York, one complaint was filed in the United States District Court for the Eastern District of New York and one complaint was filed in the United States District Court for the District of Delaware in connection with the now-terminated Brookfield merger agreement, and disclosures with respect thereto, which sought to enjoin the Brookfield merger and other relief. On February 13, 2020, the Stein complaint was filed against the Company and the members of the Board. On February 20, 2020, the Palkon class action complaint was filed against the Company, the members of the Board, Brookfield Parent and Brookfield Merger Sub on behalf of the public shareholders of the Company. On February 24, 2020, the Katz class action complaint was filed against the Company and the members of the Board on behalf of the public shareholders of the Company. On February 25, 2020, the Lin complaint was filed against the Company and the members of the Board. On February 28, 2020, the Vollweiler complaint was filed against the Company and the members of the Board. The complaints allege that the preliminary proxy statement filed in connection with the Brookfield merger on February 4, 2020 omitted material information in violation of Sections 14(a) and 20(a) of the Exchange Act.

Among other remedies, the Stein complaint sought an order enjoining the defendants from proceeding with the Brookfield merger unless and until certain additional disclosures were provided, rescinding the Brookfield merger agreement to the extent already implemented or granting rescissory damages, awarding damages and costs, including attorneys’ fees, and granting such other and further equitable relief as the court may deem just and proper. Among other remedies, the Palkon complaint sought an order enjoining the defendants from proceeding with the Brookfield merger, rescinding the Brookfield merger in the event it was consummated or awarding rescissory damages, directing the individual defendants to disseminate a proxy statement that did not contain any untrue statements of material fact and that stated all material facts necessary to make the statements contained therein not misleading, declaring that defendants violated Sections 14(a) and/or 20(a) of the Exchange Act, awarding costs, including attorneys’ fees, and granting such other and further relief as the court may deem just and proper. Among other remedies, the Katz complaint sought a declaration that the action was properly maintainable as a class action, an order enjoining the defendants from proceeding with the shareholder vote or the Brookfield merger unless and until certain additional disclosures were provided, awarding damages and costs, including attorneys’ fees, and granting such other and further equitable relief as the court may deem just and proper. Among other remedies, the Lin complaint sought an order enjoining the defendants from proceeding with the Brookfield merger, directing the individual defendants to disseminate an amendment to the proxy statement that did not contain any untrue statements of material fact and that stated all material facts necessary to make the statements contained therein not misleading, awarding damages and costs, including attorneys’ fees, and granting such other and further equitable relief as the court may deem just and proper. Among other remedies, the Vollweiler complaint sought an order enjoining the defendants from proceeding with the shareholder vote or the Brookfield merger unless and until certain additional disclosures were provided, rescinding the Brookfield merger in the event it was consummated or awarding rescissory damages, declaring that defendants violated Sections 14(a) and 20(a) of the Exchange Act, awarding damages and costs, including attorneys’ fees, and granting such other and further equitable relief as the court may deem just and proper.

The defendants believe that the complaints were and are without merit.

Interests of the Company’s Directors and Executive Officers in the Merger

The Company’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of the Company’s shareholders generally. The members of the Board were aware of and considered these interests in reaching the determination to approve the merger agreement and recommend that the holders of Company common shares and 6 3/4% preferred shares (voting as a single class) vote their Company common shares or 6 3/4% preferred shares, as applicable, to adopt the merger agreement.

Treatment of Equity and Equity-Based Awards

For information regarding beneficial ownership of Company common shares and 6 3/4% preferred shares, other than the equity-based awards described below, by each of the Company’s directors and named executive officers and all of such directors and executive officers as a group, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management”, beginning on page [ ]. Each of the Company’s directors and executive officers will be entitled to receive, for each Company common share he or she holds, the same per share merger consideration in cash in the same manner as other shareholders. As of March 6, 2020, (i) Phillip R. Cox, who is a former director of the Board, did not beneficially own any Company common shares or 6 3/4% preferred shares and (ii) Shannon M. Mullen, who is a former executive officer of the Company, beneficially owned 126 Company common shares and no 6 3/4% preferred shares.

As described further in the section entitled “The Merger Agreement—Treatment of Equity and Equity-Based Awards” beginning on page [    ], each outstanding Company PSU, Company RSU, Company Stock Option, Company SAR and Company Phantom Share will fully vest and be cashed out upon the effective time of the merger.

The following table sets forth the number of Company PSUs, Company RSUs, and Company Phantom Shares held by each of the Company’s directors and executive officers as of March 6, 2020, the latest practicable date to determine such amounts before the filing of this proxy statement, and the cash amounts payable (on a pre-tax basis) in respect thereof. The amounts reflected in the table below exclude any grants that may be made following March 6, 2020 and any Company awards that are expected to vest or be paid in accordance with their terms prior to December 31, 2020 (the assumed date of the completion of the merger solely for purposes of this transaction-related compensation disclosure). In addition, depending on when the merger occurs, certain equity awards that are included in the table below may be forfeited pursuant to their terms, without regard to the merger. Company Stock Options and Company SARs are valued based on the difference between the per share exercise price or base price, as applicable, of such Company award and the merger consideration of $15.50 per share. As a result, no Company Stock Options or Company SARs are included in the table below because they all have an exercise price or base price that is greater than the merger consideration. Company RSUs, Company PSUs and Company Phantom Shares are valued based on the merger consideration of $15.50 per share and, in the case of Company PSUs, assuming maximum level of performance.

Name	Company RSUs		Company Phantom Shares		Total
	(#)	($)	(#)	($)	($)
Directors
Meredith J. Ching	12,485	193,518	0	0	193,518
Walter A. Dods, Jr.	12,485	193,518	0	0	193,518
John W. Eck	12,485	193,518	0	0	193,518
Jakki L. Haussler	12,485	193,518	3,600	55,800	249,318
Craig F. Maier	12,485	193,518	3,600	55,800	249,318
Russel P. Mayer	12,485	193,518	0	0	193,518
Theodore H. Torbeck	12,485	193,518	0	0	193,518
Lynn A. Wentworth	16,458	255,099	3,600	55,800	310,899
Martin J. Yudkovitz	12,485	193,518	0	0	193,518

Name	Company PSUs		Company RSUs		Total
	(#)	($)	(#)	($)	($)
Executive Officers
Leigh R. Fox	297,927	4,617,869	198,618	3,078,579	7,696,448
Andrew R. Kaiser	66,505	1,030,828	44,337	687,224	1,718,052
Thomas E. Simpson	76,099	1,179,535	50,734	786,377	1,965,912
Christi H. Cornette	31,809	493,040	21,206	328,693	821,733
Christopher J. Wilson	52,588	815,114	35,061	543,446	1,358,560
Joshua T. Duckworth	25,443	394,367	16,961	262,896	657,263
Suzanne E. Maratta	0	0	0	0	0
Former Executive Officer
Shannon M. Mullen	24,376	377,828	16,251	251,891	629,719

Severance Entitlements

Each executive officer is party to an individual employment agreement. The employment agreements provide for severance payments and other benefits in the event of a “qualifying termination”, which constitutes a termination of employment by the Company without “cause” or by the executive for “constructive termination” (in each case, within the meaning of the executive officer’s employment agreement), in each case, within one year following a change in control of the Company. The merger will constitute a change of control of the Company for purposes of the executive officers’ employment agreements.

In the event of a qualifying termination, each executive officer will be entitled to receive: (i) a lump-sum cash payment equal to the product of 2.99 times (in the case of Mr. Fox), 2.50 times (in the case of Messrs.

Kaiser, Simpson, Wilson and Duckworth and Ms. Cornette), or 2.00 times (in the case of Mses. Maratta and Mullen) the sum of the executive officer’s base salary and annual bonus target, plus interest on such amount; (ii) accelerated vesting of all outstanding Company awards; and (iii) continued medical, dental and vision coverage at the active employee rate for two years following termination (in the case of Messrs. Fox, Kaiser, Simpson, Wilson and Duckworth and Ms. Cornette) and one year following termination (in the case of Mses. Maratta and Mullen). Receipt of the above-described payments and benefits is conditioned upon the executive officer executing a release of claims in favor of the Company. The estimated aggregate value of the cash severance payments the Company’s executive officers would receive in the event of a qualifying termination following the completion of the merger is $14,935,153. The foregoing estimate is based on compensation and benefit levels in effect as of July 5, 2020.

The employment agreements provide that in the event that any payment or benefit payable to each of the executive officers in connection with his or her separation with the Company would constitute a parachute payment within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then the payments will be reduced to the largest amount which would result in no portion of the payments being subject to the excise tax if such reduction will provide the executive officer with the best net after-tax result. The employment agreements do not provide for a gross-up in the event the executive officer is subject to the “golden parachute” excise tax under Section 4999 of the Code.

New Management Arrangements

As of the date of this proxy statement, there are no employment, retention or other agreements, arrangements or understandings between any of the Company’s directors or executive officers, on the one hand, and Parent, on the other hand, and the merger is not conditioned upon any of the Company’s directors or executive officers entering into any such agreement, arrangement or understanding.

Parent and the Company have agreed that for the benefit of the Company employees and service providers, including the Company’s executive officers, the Company may grant (i) cash-based long-term incentive awards in respect of fiscal year 2020 with an aggregate value up to $11.0 million, (ii) cash retention bonuses not to exceed $500,000 individually, and (iii) completion bonuses to employees and directors of the Company and its subsidiaries; provided that the aggregate value of such awards and bonuses described in clauses (i)-(iii) do not exceed $17.5 million, including any such awards granted following December 21, 2019 and prior to the date of the merger agreement. Each cash-based long-term incentive award and each cash retention bonus will be payable as follows: (a) 25% within 15 days following the closing of the merger, (b) 25% on the six-month anniversary of the closing of the merger, and (c) 50% on the 18-month anniversary of the closing of the merger, generally subject to the employee’s continued employment on each payment date. Upon a termination without “cause” or the employee’s resignation for “good reason” following the closing of the merger, such cash-based long-term incentive award or cash retention bonus will immediately accelerate and become payable. Each completion bonus to employees and directors of the Company and its subsidiaries will be payable as of the closing of the merger. On January 30, 2020, the Board approved the following cash-based long-term incentive awards to the Company’s executive officers: Mr. Fox—$3,100,000; each of Messrs. Kaiser and Simpson $650,000; Mr. Wilson—$400,000; Ms. Cornette—$280,000; Mr. Duckworth—$250,000; and Ms. Maratta—$200,000. As of the date of this proxy statement, no determinations have been made as to whether any executive officer will receive any such bonuses, the payment and other terms of any such potential bonuses or the amounts of any such potential bonuses to any particular individual.

Continuing Employee Benefits

The merger agreement provides that for a period of one year following the effective time of the merger, Parent will provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the effective time of the merger (a “Continuing Employee”), with (i) a base salary or wages (as applicable) and target annual incentive opportunities that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time of the merger and (ii) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time of the merger (excluding for purposes of determining comparability any retention bonus, defined benefit pension or retiree or post-employment welfare benefits).

In addition, as soon as practicable and in no event more than five days after the closing of the merger, each Continuing Employee will receive an amount in respect of such Continuing Employee’s cash bonus for the fiscal year in which the closing of the merger occurs, prorated to reflect the number of days elapsed from the commencement of the applicable performance period through the closing of the merger, based on the achievement of target level of performance.

Director and Officer Indemnification

Pursuant to the terms of the merger agreement, members of the Board and executive officers of the Company will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification, please see the section of this proxy statement entitled “The Merger Agreement—Indemnification” beginning on page [    ].

Quantification of Payments and Benefits

In accordance with Item 402(t) of Regulation S-K, the table below sets forth for each of the Company’s named executive officers estimates of the amounts of compensation that are based on or otherwise relate to the merger and that will or may be paid or become payable to the named executive officer either immediately at the effective time of the merger (i.e., on a “single-trigger” basis) or in the event of a qualifying termination of employment following the merger (i.e., on a “double-trigger” basis). The holders of Company common shares and 6 3/4% preferred shares (voting as a single class) are being asked to approve, on a non-binding, advisory basis, such compensation for these named executive officers. Because the vote to approve such compensation is advisory only, it will not be binding on either the Company, the Board or Parent. Accordingly, if the proposal to adopt the merger agreement is approved by the holders of Company common shares and 6 3/4% preferred shares and the merger is completed, the compensation will be payable regardless of the outcome of the vote to approve such compensation, subject only to the conditions applicable thereto, which are described in the footnotes to the tables below and above under “—Interests of the Company’s Directors and Executive Officers in the Merger”.

The potential payments in the tables below are quantified in accordance with Item 402(t) of Regulation S-K. The estimated values are based on (i) an assumption that the merger is completed on December 31, 2020, (ii) the per share merger consideration of $15.50, (iii) the named executive officers’ salary and total eligible bonus levels as in effect as of the date of this proxy statement, (iv) the number of unvested Company awards held by the named executive officers as of March 6, 2020, the latest practicable date to determine such amounts before the filing of this proxy statement, and excluding any additional grants that may occur following such date and any Company awards that are expected to vest or be paid in accordance with their terms prior to December 31, 2020, and (v) an assumption that each named executive officer experiences a “qualifying termination” immediately following the completion of the merger. Depending on when the merger occurs, certain Company awards that are included in the tables below may be forfeited pursuant to their terms, without regard to the merger. In addition, the amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, and do not reflect certain compensation actions that may occur before completion of the merger. As a result, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

The amounts shown below do not attempt to quantify any reduction that may be required as a result of a Section 280G cutback; therefore, actual payments to the named executive officers may be less than the amounts indicated below. The amounts shown below do not attempt to quantify any cash retention bonuses or completion bonuses the named executive officers may receive, as described in the section entitled “Interests of the Company’s Directors and Executive Officers in the Merger—New Management Arrangements” beginning on page [    ].

Potential Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Pension ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Leigh R. Fox	$7,916,200	$7,696,448	$136,761	$31,186	$15,780,595
Andrew R. Kaiser	$3,200,000	$1,718,052	$0	$31,186	$4,949,238
Thomas E. Simpson	$3,514,430	$1,965,912	$119,131	$29,995	$5,629,468
Christi H. Cornette	$2,698,852	$821,733	$557,840	$9,742	$4,088,167
Christopher J. Wilson	$2,742,466	$1,358,560	$552,239	$31,186	$4,684,451

(1)

The estimated amounts shown in this column represent the value of cash severance payments (assuming annual base salary and target bonus amounts in effect as of July 5, 2020) that would be provided to the named executive officer upon a termination of employment by the Company without “cause” or by the named executive officer for “constructive termination”, in each case, within one year following the closing of the merger. Each named executive officer would be entitled to receive a lump-sum cash payment equal to the product of 2.99 times (in the case of Mr. Fox) or 2.50 times (in the case of Messrs. Kaiser, Simpson, and Wilson and Ms. Cornette), the sum of the named executive officer’s base salary and annual bonus target, plus interest on such amount (interest is not included in these calculations). These payments are “double-trigger”, as they will only be payable in the event of a “qualifying termination” following the effective time of the merger. The estimated amounts shown in this column also include the named executive officer’s cash-based long-term incentive awards payable as follows: (a) 25% within 15 days following the closing of the merger, (b) 25% on the six-month anniversary of the closing of the merger, and (c) 50% on the 18-month anniversary of the closing of the merger. The first tranche of these cash-based long-term incentive awards is “single trigger”, as it will be payable shortly following the effective time of the merger, whether or not the named executive officer’s employment is terminated, and the second two tranches of these cash-based long-term incentive awards are “double-trigger”, as they will be payable to the named executive officer upon a termination of employment by the Company without “cause” or by the named executive officer for “good reason” following the effective time of the merger. In accordance with the merger agreement, the estimated amounts shown in this column also include the named executive officer’s pro-rated target bonus which is a “single-trigger” benefit as it will be payable shortly following the effective time of the merger, whether or not the named executive officer’s employment is later terminated.

(2)

The estimated amounts shown in this column represent the aggregate value of the named executive officers’ unvested Company PSUs and Company RSUs, assuming, in the case of company PSUs, the maximum level of performance. The estimated payments in respect of the named executive officers’ unvested Company awards shown in the above table are “single-trigger” benefits in that they will be payable shortly following the effective time of the merger, whether or not the named executive officer’s employment is later terminated. The estimated amounts shown in this column do not include the value of Company Stock Options or Company SARs because they all have an exercise price or base price that is greater than the merger consideration of $15.50.

(3)

The estimated amounts shown in this column represent the present value of the named executive officers’ accumulated vested benefits under the Company’s management pension plan (the “Management Pension Plan”), (including under the nonqualified excess provisions of the Management Pension Plan) as of December 31, 2019 (assuming that such amounts would be paid out in a lump sum in connection with the closing of the merger). The named executive officers may elect such amounts to be paid out in a lump-sum or an equivalent annuity. Mr. Kaiser is not eligible to participate in the Management Pension Plan.

(4)

The estimated amounts shown in this column represent the company-paid portion of the continued medical, dental and vision coverage at the active employee rate for two years following termination. These are “double-trigger” benefits as they will be paid to the named executive officer only if the named executive officer experiences a qualifying termination of employment following the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences to holders with respect to the disposition of the Company common shares pursuant to the merger. It is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein. The Internal Revenue Service may not agree with the tax consequences described in this discussion.

This discussion assumes that holders of Company common shares hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Company common shares in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Company common shares subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, retirement or other tax-deferred accounts, insurance companies, dealers in securities or non-U.S. currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Company common shares through the exercise of Company stock options or otherwise as compensation, holders subject to the alternative minimum tax, holders who hold their Company common shares as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, accrual method holders who prepare an “applicable financial statement” (as defined in Section 451 of the Code) and holders who own or have owned (directly, indirectly or constructively) 5% or more of the Company’s shares (by vote or value). In addition, this discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax consequences (e.g., the federal estate or gift tax or the application of the Medicare tax on net investment income under Section 1411 of the Code).

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Company common shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. If you are a partner of a partnership holding Company common shares, you should consult your own tax advisor.

All holders should consult their own tax advisor to determine the particular tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the receipt of cash in exchange for Company common shares pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Company common shares, that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes) of Company common shares that is not a U.S. holder.

U.S. Holders

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the merger and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the merger. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of U.S. federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common shares at different times or at different prices, such U.S. holder must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common shares.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to the cash received pursuant to the merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any; provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain recognized on the receipt of cash pursuant to the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or, in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a non-U.S. corporation, such corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to tax at a 30% rate (or a lower applicable income tax treaty rate) on any U.S. source gain derived from the disposition of the Company common shares pursuant to the merger (other than gain effectively connected with a U.S. trade or business), which may be offset by U.S. source capital losses; or

•

the Company is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of the merger and (ii) the non-U.S. holder’s holding period in the Company common shares, in which case the consequences will be as described below.

We believe we may be, or may have been during the applicable period described in the third bullet point above, a USRPHC for U.S. federal income tax purposes. Assuming we are or have been during the applicable period a USRPHC, any gain recognized by a non-U.S. Holder on the receipt of cash pursuant to the merger may be subject to U.S. federal income tax in the same manner as gain recognized by a U.S. Holder. However, so long as the Company common shares are considered to be “regularly traded on an established securities market”, as defined by applicable Treasury regulations, at any time during the calendar year, a non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on the receipt of cash pursuant to the merger, unless the non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the total outstanding Company common shares at any time during the applicable period. Although no assurance can be given, we believe that the Company common shares will be considered “regularly traded on an established securities market”. Additionally, assuming we are, or have been during the applicable period, a USRPHC, a non-U.S. Holder may be subject to withholding in an amount equal to 15% of the gross proceeds on the sale or disposition of shares. However, if the Company common shares are “regularly traded on an established securities market”, as we believe they are, no withholding should be required under these rules upon the receipt of cash pursuant to the merger.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to the cash received by such holder pursuant to the merger, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any; provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Dividends

The Company has not declared or paid any cash dividends on Company common shares since 2001. Under the terms of the merger agreement, the Company is prohibited from authorizing, declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by the Company to holders of its 6 3/4% preferred shares and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its shareholders or other equity holders.

Regulatory Approvals Required for the Merger

The Company and Parent intend to make all required filings as promptly as practicable. The management of each of the Company and Parent currently believe that the necessary regulatory approvals can be obtained in the first half of 2021; however, there can be no assurances that such approvals will be obtained in accordance with this timing or at all.

HSR Act Clearance

Completion of the merger is subject to the requirements of the HSR Act and the rules promulgated by the Federal Trade Commission (“FTC”), which prevent transactions such as the merger from being completed until (i) certain information and materials are furnished to the Department of Justice (“DOJ”) and the FTC and (ii) the applicable waiting period is terminated or expires.

CFIUS Approval

Completion of the merger is also subject to receipt of approval (as defined below) from the Committee on Foreign Investment in the United States (“CFIUS”), which, pursuant to Section 721 of the Defense Production Act of 1950, as amended (the “DPA”), provides for national security reviews and, where appropriate, investigations by CFIUS of transactions in which a foreign person acquires control of a U.S. business. Under the terms of the merger agreement, consummation of the merger is subject to the satisfaction or waiver of the condition that one of the following will have occurred prior to the closing of the merger: (i) written notice that CFIUS determined that the merger and the other transactions contemplated by the merger agreement are not

“covered transactions”; (ii) written notice that CFIUS has concluded all action under the DPA and that there are no unresolved national security concerns with respect to the merger and the other transactions contemplated by the merger agreement; or (iii) the President of the United States shall have announced a decision not to suspend, prohibit or place any limitations on the merger and other transactions contemplated by the merger agreement or the time permitted for such action shall have expired without any such action being announced or taken (“CFIUS Approval”).

FCC and State Regulatory Approvals

In addition, completion of the merger is conditioned upon the receipt of approvals from the Federal Communications Commission (“FCC”) (including the Team Telecom Agencies), the California Public Utilities Commission, the Hawai’i Department of Commerce and Consumer Affairs, the Hawai’i Public Utilities Commission, the Indiana Utility Regulatory Commission, the Kentucky Public Service Commission, the Ohio Department of Commerce and the Ohio Public Utilities Commission.

There can be no assurance that the requisite approvals will be obtained on a timely basis or at all.

The Company and Parent also intend to make all required filings under the Securities Act of 1933 (the “Securities Act”) and the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.

Delisting and Deregistration of the Company Common Shares

If the merger is completed, the Company common shares will be delisted from the NYSE and deregistered under the Exchange Act, and the Company common shares will no longer be publicly traded. If the merger is completed, each depositary share will remain listed on the NYSE and will continue to trade under the trading symbol “CBB.PB”.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summarizes material provisions of the merger agreement, which is included as Annex A to this proxy statement and is incorporated herein by reference in its entirety. The rights and obligations of the Company and Parent are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement. Holders of Company common shares, 6 3/4% preferred shares and depositary shares representing interests in such 6 3/4% preferred shares are urged to read the merger agreement carefully and in its entirety as well as this proxy statement before making any decisions regarding the merger.

The merger agreement is included with this proxy statement only to provide you with information regarding the terms of the merger agreement, and not to provide you with any other factual information regarding the Company, Parent, Merger Sub or their respective affiliates or businesses. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	have been made only for purposes of the merger agreement;

•	have been qualified by certain documents filed with, or furnished to, the SEC by the Company, prior to the date of the merger agreement;

•	have been qualified by confidential disclosures made to the Company or Parent and Merger Sub, as applicable, in connection with the merger agreement;

•	are subject to materiality qualifications contained in the merger agreement that may differ from what may be viewed as material by investors;

•	were made only as of the date of the merger agreement or such other date as is specified in the merger agreement; and

•

have been included in the merger agreement for the purpose of allocating risk between the Company, on the one hand, and Parent and Merger Sub, on the other hand, rather than establishing matters as facts.

You should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s or Parent’s public disclosures.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page [    ] of this proxy statement.

This summary is qualified in its entirety by reference to the merger agreement, which is included as Annex A to this proxy statement.

Effects of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company. The Company will be the surviving corporation in the merger and will become a direct subsidiary of Parent. Following the consummation of the merger, Parent shall cause the board of directors of the surviving corporation to include at least two individuals who are domiciled in Hawaii.

Closing and Effective Time of the Merger

Unless the parties agree otherwise, the closing of the merger (“closing”) will take place at 10:00 a.m. (New York City time) on a date to be no later than the twelfth business day after all conditions to the completion of the merger have been satisfied or (to the extent permitted by law) waived, provided that if Parent’s marketing period (described below under “—Marketing Period and Efforts”) has not ended at least three business days prior to the time the closing would otherwise have been required to occur, then the parties will not be required to effect the closing until the earlier of (i) a business day before or during the marketing period specified by Parent on at least two business days’ prior written notice to the Company and (ii) the third business day immediately following the final day of the marketing period, subject to, in each case, the satisfaction or waiver of the conditions to closing (other than those conditions that by their nature are to be satisfied at the closing (but subject to the satisfaction or waiver of those conditions at the closing)) or (iii) at such other time and date as agreed between the Company and Parent. The merger will be effective when the parties file a certificate of merger with the Secretary of State of the State of Ohio, unless the parties agree to a later time for the effectiveness of the merger prior to the filing of such certificate of merger and so specify that time in the certificate of merger.

The Company and Parent currently expect to complete the merger in the first half of 2021, subject to receipt of the Company shareholder approval and the required regulatory approvals and the satisfaction or waiver of the conditions to the merger described in the merger agreement. For additional information, please see the section of this proxy statement entitled “The Merger—Regulatory Approvals Required for the Merger” beginning on page [     ] and “—Conditions of the Merger” beginning on page [    ].

Consideration To Be Received in the Merger

The merger agreement provides that, at the effective time of the merger, each Company common share issued and outstanding immediately prior to the effective time of the merger (other than the excluded shares and dissenting shares) will be converted into the right to receive $15.50 in cash, without interest and less any applicable withholding taxes. Following the effective time of the merger, each holder of Company common shares will cease to have any rights with respect to such Company common shares, except for the right to receive the merger consideration therefor.

Each 6 3/4% preferred share issued and outstanding immediately prior to the effective time of the merger shall remain issued and outstanding immediately following the effective time as one 6 3/4% cumulative convertible preferred share of the surviving corporation and shall not be affected by the merger (except for the effects specifically set forth in the Articles).

If, between March 13, 2020 and the effective time of the merger, the number of outstanding Company common shares changes into a different number of shares or a different class, by reason of any share split, reverse share split, share dividend (including any dividend or other distribution of securities convertible into Company common shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to provide to the holders of Company common shares the same economic effect as contemplated by the merger agreement prior to such event.

Appraisal Shares

Company common shares that are issued and outstanding immediately prior to the effective time of the merger and held by a shareholder who is entitled to demand, and has properly demanded, appraisal for such shares in accordance with the OGCL will not be converted into the right to receive the merger consideration as provided in the merger agreement, but will instead be converted into the right to receive such consideration as may be determined to be due to such shareholder pursuant to the procedures set forth in the OGCL.

6 3/4% preferred shares that are issued and outstanding immediately prior to the effective time of the merger and held by a shareholder who is entitled to demand, and has properly demanded, appraisal for such shares in accordance with the OGCL will not remain outstanding as provided in the merger agreement, but will instead be converted into the right to receive such consideration as may be determined to be due to such shareholder pursuant to the procedures set forth in the OGCL. For additional information, please see the section of this proxy statement entitled “The Merger—Dissenters’ Rights Available to Company Shareholders” beginning on page [    ].

Excluded Shares

Company common shares owned by the Company as treasury shares or held by Parent or Merger Sub will be automatically canceled and extinguished at the effective time of the merger and will not be entitled to any merger consideration. Company common shares owned by any subsidiary of the Company or Parent (other than Merger Sub) will be, at the election of Parent, either (i) converted into shares of common stock of the surviving corporation or (ii) canceled.

Treatment of Equity and Equity-Based Awards

At the effective time of the merger, subject to all required withholding taxes:

•

each Company PSU outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company PSU, with the number of Company common shares determined based on the greater of target performance and actual performance as determined by the Board (or appropriate committee thereof) prior to the closing date of the merger, and (y) the merger consideration;

•

each Company RSU outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company RSU and (y) the merger consideration;

•

each Company Stock Option outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Stock Option and (y) the excess (if any) of the merger consideration over the per share exercise price of each Company Stock Option, provided that each Company Stock Option that has an exercise price that is greater than or equal to the merger consideration will be canceled for no consideration;

•

each Company SAR outstanding immediately prior to the effective time of the merger, whether vested or unvested, will be deemed to be fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company SAR and (y) the excess (if any) of the merger consideration over the per share base price of such Company SAR, provided that each Company SAR that has a base price that is greater than or equal to the merger consideration will be canceled for no consideration; and

•

each Company Phantom Share outstanding immediately prior to the effective time of the merger, whether vested or unvested, will become fully vested and will be canceled and converted into the right to receive an amount in cash, without interest, equal to the product of (x) the number of Company common shares underlying such Company Phantom Share and (y) the merger consideration.

Payment for Shares

Parent will appoint a paying agent reasonably acceptable to the Company to make payment of the merger consideration as contemplated by the merger agreement. At or prior to the effective time of the merger, Parent will cause to be deposited with the paying agent funds sufficient to pay the aggregate merger consideration.

From and after the effective time of the merger, there will be no further registration of transfers on the stock transfer books of the surviving corporation of Company common shares that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any certificates formerly representing Company common shares (or Company common shares held in book-entry form) are presented to Parent or the paying agent for any reason, they will be canceled and exchanged pursuant to and in accordance with the merger agreement.

As promptly as practicable after the effective time of the merger, and in any event not later than the third business day after the effective time of the merger, Parent will cause the paying agent to mail to each holder of Company common shares entitled to the merger consideration a letter of transmittal and instructions advising such shareholder how to surrender its Company common shares in exchange for the merger consideration. Each holder of Company common shares will be entitled to receive the merger consideration upon (i) in the case of Company common shares represented by a certificate, the surrender of such certificate for cancelation to the paying agent or (ii) in the case of Company common shares held in book-entry form, the receipt of an “agent’s message” by the paying agent, in each case together with the associated letter of transmittal, duly completely and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the paying agent. Interest will not be paid or accrue in respect of any of the merger consideration, and the amount of any merger consideration paid to holders of Company common shares may be reduced by the amount of applicable withholding taxes. HOLDERS OF COMPANY COMMON SHARES SHOULD NOT

FORWARD THEIR COMPANY COMMON SHARE CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR COMPANY COMMON SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

The transmittal instructions will tell holders of Company common shares what to do if they have lost a certificate, or if a certificate has been stolen or destroyed. A holder of Company common shares will have to provide an affidavit to that fact and, if required by Parent, post a bond in such reasonable and customary amount as Parent directs as indemnity against any claim that may be made against it with respect to such certificate, upon which the paying agent shall issue the merger consideration to be paid in respect of the shares represented by such lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties, that the Company, on the one hand, and Parent and Merger Sub, on the other hand, have made to one another, many of which are qualified by materiality or Material Adverse Effect standards.

A “Material Adverse Effect” with respect to the Company and its subsidiaries is defined in the merger agreement to mean any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate, materially and adversely affects the business, properties, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, excluding any such state of facts, change, effect, condition, development, event or occurrence to the extent arising out of or in connection with (A) any change generally affecting the economic, financial, regulatory or political conditions in the United States or elsewhere in the world, (B) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado, tsunami or other natural disaster, (C) any change that is generally applicable to the industries or markets in which the Company and its subsidiaries operate, (D) any change in applicable laws or applicable accounting regulations or principles or authoritative interpretations thereof, in each case arising after the date of the merger agreement, (E) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (A) through (G) of this definition)), (F) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees of the Company and its subsidiaries due to the announcement and performance of the merger agreement or the identity of the parties to the merger agreement, or (G) any action taken by the Company or any of its subsidiaries that is expressly required by the merger agreement to be taken by the Company or any of its subsidiaries, or that is taken or not taken with the prior express written consent or at the express written direction of Parent; provided, that any state of facts, change, effect, condition, development, event or occurrence referred to in clause (A), clause (B) or clause (D) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect).

A “Material Adverse Effect” with respect to Parent and Merger Sub is defined in the merger agreement to mean any state of facts, change, circumstance, effect, condition, development, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of the transactions contemplated by the merger agreement or (ii) the compliance by Parent or Merger Sub with its obligations under the merger agreement.

The representations and warranties made by the Company relate to, among other topics, the following:

•	organization, standing and corporate power;

•	ownership of its subsidiaries;

•	capital structure;

•	authority relative to the execution and delivery of the merger agreement, and the enforceability of the merger agreement;

•

absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and required governmental filings and consents;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied for use in this proxy statement;

•	absence of certain changes and events and the conduct of business in the ordinary course of business from January 1, 2019 to the date of execution of the merger agreement;

•	tax matters;

•	employee compensation and benefits matters;

•	absence of certain litigation;

•	compliance with applicable laws and permits;

•	environmental matters;

•	material contracts;

•	owned and leased real property;

•	intellectual property;

•	labor matters;

•	broker’s, finder’s, financial advisor’s or similar fees payable in connection with the merger;

•	opinions from the Company’s financial advisors;

•	communications regulatory matters;

•	termination of the Brookfield merger agreement;

•	insurance policies;

•	compliance with anti-bribery, anti-corruption and anti-money laundering laws; and

•	absence of affiliate transactions.

The representations and warranties made by Parent and Merger Sub relate to, among other topics, the following:

•	organization, standing and corporate power;

•	authority relative to the execution and delivery of the merger agreement, and the enforceability of the merger agreement;

•

absence of conflicts with, or violations of, organizational documents and other agreements or obligations in connection with the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby and required government filings and consents;

•	accuracy of information supplied or to be supplied for use in this proxy statement;

•	absence of certain litigation;

•	broker’s, finder’s, financial advisor’s or similar fees payable in connection with the merger;

•	Parent’s debt and equity financing commitments and sufficiency of funds to pay the merger consideration;

•	the delivery by Parent to the Company of the limited guarantees;

•	the solvency of the surviving corporation immediately following the consummation of the merger;

•	absence of certain arrangements with the Company management, the Board or any beneficial owner of Company capital stock;

•	ownership of Company stock.

The merger agreement also contains certain representations and warranties of Parent with respect to its direct wholly owned subsidiary, Merger Sub, including its lack of prior business activities.

Covenants Regarding Conduct of Business by the Company Pending the Effective Time

The Company has undertaken certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. The Company has agreed to conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and business relationships. In addition, the Company has agreed to various specific restrictions relating to the conduct of its business between the date of the merger agreement and the effective time of the merger.

The Company has agreed that, unless Parent consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as otherwise permitted or contemplated by the merger agreement, it will not, and will cause its subsidiaries not to, do the following:

•	amend its Articles, Regulations or equivalent organizational documents;

•

authorize, declare, set aside or pay dividends or make any other distributions (other than (i) regular quarterly cash dividends payable by the Company to holders of 6 3/4% preferred shares and (ii) dividends and distributions by a wholly owned subsidiary of the Company to its shareholders or other equity holders);

•

split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable for capital stock or other equity interests or voting securities or issue any other securities in substitution for shares of its capital stock;

•

repurchase, redeem or otherwise acquire its own capital stock or voting securities of, or equity interests in, the Company or its subsidiaries or any security of the Company or its subsidiaries convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or its subsidiaries, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests;

•	authorize for issuance, issue or sell, grant, pledge or otherwise encumber or subject to any lien shares of capital stock, voting securities or other equity interests;

•

except to the extent required to comply with applicable law or to comply with any Company benefit plan as in effect as of the date of the merger agreement (i) establish, adopt, enter into, terminate or materially amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any Company benefit plan (or any award thereunder), (ii) grant or increase in any manner the salaries, bonuses, or incentive-based compensation or benefits of or pay any bonus to, or grant any loan to any current or former directors, officers, employees, independent contractors or consultants of the Company or any of its subsidiaries (a “Company Participant”), other than increases in annual salary or benefits made in the ordinary course of business consistent with past practice to Company Participants who have an annual base salary of less than $250,000, (iii) grant, amend or modify any equity or equity-based awards, (iv) grant, pay or increase in any manner any change in control, retention, severance, termination or similar compensation or benefits, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company benefit plan, (vi) change any actuarial or other assumption used to calculate funding obligations with respect to any Company pension plan, except to the extent required by applicable law or Generally Accepted Accounting Principles (“GAAP”), (vii) change the manner in which contributions to any Company pension plan are made or the basis on which such contributions are determined or (viii) hire or terminate without cause any Company Participant, other than in the ordinary course of business, who is not an “executive officer” as defined in Rule 3b-7 of the Exchange Act;

•	make any material change in financial accounting methods, except as required by (i) GAAP or any applicable law or (ii) a governmental entity or quasi-governmental authority;

•	take certain material actions with respect to taxes;

•

make or agree to make any acquisition of, or investment in, any properties, assets, securities or business (including by merger, sale of stock, sale of assets or otherwise) if the amount of consideration paid by the Company or its subsidiaries in connection with (i) any single such transaction would exceed $1 million or (ii) all such transactions would exceed $10 million;

•	sell or lease in a single transaction or series of related transactions any of its properties or assets having a value in excess of $1 million individually or $10 million in the aggregate;

•	incur indebtedness or enter into swap or hedging transactions outside of the ordinary course of business;

•	make any loans, capital contributions or advances to, or investments in, any person in excess of $5,000,00 individually or $10,000,000 in the aggregate;

•	make capital expenditures in any fiscal year that are in the aggregate in excess of the amounts set forth in the Company’s capital expenditure plan, plus 5% of such amounts;

•

other than in the ordinary course of business, amend in any material respect, terminate, renew or materially extend, or waive any material noncompliance with the terms of or breaches under, certain material contracts, or enter into certain material contracts;

•

enter into or amend any contract to the extent that completion of the merger or compliance with the merger agreement would conflict with, cause a default under, create an obligation or lien, give rise to a right of termination, cancelation or acceleration of, or cause a loss of a benefit under such contract;

•	grant any liens on any material asset;

•

sell, transfer, license, sublicense, covenant not to assert, abandon, permit to lapse or otherwise dispose of any material owned intellectual property or disclose to any person that has not entered into a reasonably protective written agreement to protect the confidentiality of any material trade secrets or other material confidential information;

•	compromise, settle or agree to settle any pending or threatened action;

•	cancel any indebtedness or waive any claims or rights, in each case exceeding $5 million individually or $10 million in the aggregate;

•

enter into, modify, amend or terminate any collective bargaining or other labor union contract applicable to any employees of the Company or any of its subsidiaries other than (i) the entry into new collective bargaining or other labor union contracts in the ordinary course of business required to be entered into by any non-U.S. law or (ii) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable law or the terms of any collective bargaining agreement as in effect as of the date of the merger agreement;

•

assign, transfer, lease, cancel, fail to renew or fail to extend any material license issued by the FCC or any state regulator or discontinue any operations that require prior regulatory approval for such discontinuance;

•	authorize, adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	enter into any agreement with respect to the voting of any of the Company’s or its subsidiaries’ share capital, partnership interests or other equity interests; and

•	authorize or commit to, or participate in, any discussions with any other person regarding any of the foregoing actions.

Reasonable Best Efforts

The Company and Parent have agreed to each use, and to cause their respective affiliates to use, reasonable best efforts to:

•

take, or cause to be taken, all appropriate actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to complete and make effective the transactions contemplated by the merger agreement as promptly as practicable;

•

as promptly as practicable, obtain from any governmental entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the transactions contemplated by the merger agreement;

•

defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the completion of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity that would prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by the merger agreement, vacated or reversed;

•

as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to the merger agreement and the merger required under (i) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, and (ii) any other applicable law; and

•	execute or deliver any additional instruments necessary to complete the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

Additionally, the Company and Parent have agreed to use their reasonable best efforts to cooperate and use their respective reasonable best efforts to:

•

to the extent required in connection with the merger, obtain any consents, approvals, clearances, waivers or authorizations from, or make any registrations, declarations, notices or filings with (i) the FCC, (ii) any relevant state public service or state public utility commissions (“state regulators”) and (iii) any relevant governments of counties, municipalities and other subdivisions of a United States state (“localities”) in connection with the provision of telecommunication and media services;

•	as promptly as practicable file all applications required to be filed with the FCC, state regulators and localities to obtain the aforementioned federal, state and local consents;

•

respond as promptly as practicable to any requests of the FCC, any state regulator or locality for information relating to applications that are required to be filed, provided, that each of Parent and the Company have agreed to use, and to cause their respective affiliates to use, their reasonable best efforts to consult with the other before communicating with any governmental entity or attending any meeting with a governmental entity relating to the aforementioned matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any governmental entity relating to the aforementioned matters, and to the extent permitted by applicable law and reasonably practicable, will notify the other party and enable the other party to participate in each such communication, meeting, or submission; and provided further that neither Parent nor the Company will have an obligation to share with the other any confidential business information, including to the extent such information is requested by any governmental entity; and

•	cure, not later than the effective time of the merger, any material violations or defaults under any FCC rules or the rules of any state regulator or locality.

The Company and Parent have also agreed to use, and to cause their respective affiliates to use, their respective reasonable best efforts to cooperate and use their respective best efforts to obtain the CFIUS Approval, including by:

•	submitting, as promptly as practicable, to CFIUS a draft notice with respect to the merger and the other transactions contemplated by the merger agreement;

•

filing, as promptly as practicable after responding to any comments from CFIUS staff on the draft notice (or as soon as possible after CFIUS staff confirms it has no comments on the draft notice), a notice with respect to the merger and the other transactions contemplated by the merger agreement; and

•

supplying, as promptly as practicable, any additional information and documentary material that may be requested in connection with the CFIUS review process, provided that each of Parent and the Company have agreed to use, and to cause their respective affiliates to use, their reasonable best efforts to consult with the other before communicating with any applicable governmental entity or attending any meetings with a governmental entity relating to these matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any governmental entity relating to these matters, and to the extent permitted by applicable law and reasonably practicable will notify the other party of and enable the other party to participate in each such communication, meeting, or submission; and provided further that neither Parent nor the Company will have an obligation to share with the other any confidential business information, including to the extent such information is requested by any governmental entity

For purposes of obtaining the aforementioned regulatory consents and approvals, the “reasonable best efforts” of Parent and Merger Sub includes taking any and all actions necessary to obtain the consents of any governmental entity required to complete the merger and the other transactions contemplated by the merger agreement prior to the end date, including:

•

contesting and resisting any lawsuit or other legal action, investigation, claim or proceeding, whether judicial or administrative, instituted (or threatened to be instituted) challenging the merger agreement, the merger and the other transactions contemplated by the merger agreement as violative of any law;

•

attempting to have repealed, rescinded or made inapplicable any applicable law, and to have vacated, lifted, reversed or overturned any judgment or temporary, preliminary or permanent injunction or other restraint or prohibition, that is enacted, entered, promulgated or enforced by a governmental entity that would make any of the transactions contemplated by the merger agreement illegal or would otherwise prohibit or impair or delay the consummation of any of the transactions contemplated by the merger agreement;

•

proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of Parent or any of its affiliates or of the Company or any Company subsidiary;

•

conducting its and its affiliates businesses or the Company’s and its subsidiaries, businesses in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, including by agreeing to undertakings required by a governmental entity that it or any of its affiliates or the Company or any Company subsidiary will take, or refrain from taking, any action, including (w) insulating the Company or any Company subsidiary from any liability for any indebtedness incurred by Parent or any of its subsidiaries or the Company or any Company subsidiary (often referred to as “ring fencing”), (x) restricting the Company or any Company subsidiary from paying a dividend, distribution or other payment to Parent or any of its affiliates, (y) restricting Parent from paying a dividend, distribution or other payment to any equity holder of Parent and (z) committing the Company or any Company subsidiary to invest specific dollar amounts in specific geographic markets; and

•

otherwise taking or committing to take actions that after the effective time of the merger would limit Parent or any of its affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Parent or any of its affiliates or the Company or any Company subsidiary, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments.

Notwithstanding the foregoing, the Company and its subsidiaries will not be permitted to (without the prior written consent of Parent), and none of the Parent or its affiliates will be required to, take or refrain from taking, or agree to take or refrain from taking, any of the aforementioned action or actions that, individually or in the aggregate, would be reasonably likely to be a Burdensome Condition.

No Solicitation

The Company has agreed that, from the time of the execution of the merger agreement until the completion of the merger, it will not, and will cause its affiliates and its and their respective directors, officers and employees and each of its and their respective investment bankers, accountants, attorneys and other advisors, agents or representatives not to:

•

directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any takeover proposal or any inquiry, discussion or proposal that may reasonably be expected to lead to a takeover proposal;

•

directly or indirectly participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or cooperate in any way with any person with respect to, any takeover proposal or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal; or

•

waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

The merger agreement also requires the Company to cease and cause to be terminated all solicitation, discussions or negotiations with any person conducted prior to execution of the merger agreement with respect to any takeover proposal, or any inquiry or proposal that may reasonably be expected to lead to a takeover proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives.

A “takeover proposal” means any proposal or offer (whether or not in writing), with respect to any:

•	merger, consolidation, share exchange, other business combination or similar transaction involving the Company;

•

sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock or other equity interests in a subsidiary or otherwise) of any business or assets representing 15% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole;

•	issuance, sale or other disposition, directly or indirectly, to any person or group of securities representing 15% or more of the total outstanding voting power of the Company;

•

transaction in which any person would acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company common shares; or

•	any combination of the foregoing.

Notwithstanding the restrictions set forth above, if at any time prior to obtaining the Company shareholder approval, the Company receives a bona fide oral or written takeover proposal, which takeover proposal did not result from any breach of the terms of the merger agreement, (i) the Company may contact such person making the takeover proposal to request that any bona fide takeover proposal made orally be made in writing and (ii) in response to a bona fide written takeover proposal that the Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable law, and that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal, the Company may, subject to compliance with the merger agreement:

•

enter into an acceptable confidentiality agreement with the person making the takeover proposal and furnish information pursuant to an acceptable confidentiality agreement (including non-public information and data) with respect to itself and its subsidiaries to the person making such takeover proposal; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such person; and

•	participate in discussions regarding the terms of such takeover proposal and the negotiation of such terms with, and only with, the person making such takeover proposal.

An “acceptable confidentiality agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of the merger agreement that contains terms and conditions, taken as a whole, that are at least as restrictive on the person entering into such confidentiality agreement with the Company as those contained in the confidentiality agreement between the Company and MIRA, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to takeover proposals but shall not contain any exclusivity provision or other term that would restrict, in any manner, Parent’s ability to consummate the transactions contemplated by the merger agreement, or (ii) any confidentiality agreement entered into prior to the date of the merger agreement.

A “superior proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share exchange involving such third party, the shareholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company common shares or substantially all of the assets of the Company and its subsidiaries, taken as a whole, which the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is:

•

on terms more favorable from a financial point of view to the holders of Company common shares than the merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the person making the proposal) and the merger agreement (including any changes proposed by Parent to the terms of the merger agreement); and

•

reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed or for which financing (if required) is fully committed or, in the good faith determination of the Board, is reasonably likely to be obtained.

The merger agreement requires that the Company (i) promptly, and in any event, within 24 hours of receipt of such offer by an officer or director of the Company, advise Parent orally and in writing of the receipt of any takeover proposals or any inquiry or proposal that may be reasonably expected to lead to a takeover proposal, the material terms and conditions of any such takeover proposal or inquiry or proposal and the identity of the person making such takeover proposal or inquiry or proposal , (ii) keep Parent informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any takeover proposal, and (iii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written and electronic material exchanged between the Company or its subsidiaries and any person that describes any of the material terms or conditions of any takeover proposal.

Change in Board Recommendation

The Board has agreed that it will not:

•

(i) withdraw or fail to make when required by the merger agreement (or modify in any manner adverse to Parent), or propose or agree to withdraw or fail to make when required by the merger agreement (or modify in any manner adverse to Parent), the recommendation by the Board to the Company shareholders to adopt the merger agreement or (ii) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, any takeover proposal (any action described in this bullet being referred to as a “company adverse recommendation change”); or

•

adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow the Company or any of its affiliates to execute or enter into, any confidentiality agreement (other than an acceptable confidentiality agreement), letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (an “acquisition agreement”) constituting, or that may reasonably be expected to lead to, a takeover proposal.

Notwithstanding the foregoing, at any time prior to obtaining the Company shareholder approval, the Board may:

•

make a company adverse recommendation change in response to an intervening event, or the consequences thereof, where the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law; or

•	make a company adverse recommendation change in response to a takeover proposal or cause the Company to enter into an acquisition agreement constituting or that may reasonably be expected to lead to a takeover proposal not obtained in violation of the merger agreement and terminate the merger agreement pursuant to the terms thereof, in either case if the Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), that such takeover proposal constitutes a superior company proposal.

Prior to taking any of the actions set forth in the immediately preceding paragraph,

•

the Company must give Parent at least five business days’ prior written notice (it being understood that any amendment to any material term of any superior company proposal will require a new notice period (which will be two business days instead of five business days)) advising Parent that the Board intends to take such action, which notice will specify the identity of the party making such superior company proposal and the material terms thereof and, in the case of an intervening event, specifying the details thereof,

•

the Company must have negotiated, and has caused its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of the merger agreement such that it would cause such superior company proposal to no longer constitute a superior company proposal or for such intervening event to no longer warrant a company adverse recommendation change, and

•

following the end of such notice period, the Board or any committee thereof must have considered in good faith such binding offer or intervening event, and must have determined that the superior company proposal would continue to constitute a superior company proposal if the revisions proposed in such binding offer were to be given effect or that such intervening event continues to warrant a company adverse recommendation change.

An “intervening event” means a material event, occurrence, development or state of facts or circumstances that was not known to the Board prior to the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable), other than the receipt, existence or terms of, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, a takeover proposal, provided, however, that no state of fact, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have an adverse effect on the business, properties, financial condition or results of operations of, or the market price of the securities (including Company common shares) of, the Company or its subsidiaries shall constitute an “intervening event” unless such state of fact, change, effect, condition, development, event or occurrence has had or would reasonably be expected to have a Material Adverse Effect and provided, further, that no action taken by any party to the merger agreement pursuant to and in compliance with the affirmative covenants set forth in the merger agreement, or the consequences of any such action, will constitute an “intervening event”.

Efforts to Obtain the Company Shareholder Approval

The Company has agreed to hold its special meeting as soon as reasonably practicable and to use its commercially reasonable efforts to obtain the Company shareholder approval. The merger agreement requires the Company to submit the adoption of the merger agreement to a shareholder vote even if the Board no longer recommends that the Company’s shareholders adopt the merger agreement. The Board has declared the merger agreement, the merger and the other transactions contemplated by the merger agreement advisable and adopted resolutions directing that the merger agreement be submitted to the Company’s shareholders for their consideration.

Financing

Marketing Period

Under the merger agreement, the Company has agreed to allow Parent a period of 15 consecutive business days to market the debt financing. The marketing period commences upon the date Parent has received certain required financial information (provided, that such period will not be deemed to have commenced if the parties’ mutual conditions to closing and the additional condition to closing of Parent and Merger Sub relating to the absence of a Burdensome Condition shall not have been satisfied). July 3, 2020, November 27, 2020 and July 2, 2021 will not constitute business days for purposes of calculating the 15 consecutive business day marketing period. If the marketing period is not completed by (i) August 21, 2020, then it will not commence until September 8, 2020 and (ii) December 18, 2020, then it will not commence until January 4, 2021.

Efforts

The merger agreement provides that, subject to the terms and conditions thereof, Parent will use its commercially reasonable efforts to obtain the debt financing and the equity financing on the terms and subject to the conditions contained in the debt commitment letters and the equity commitment letters, respectively. Furthermore, Parent will (and will cause its affiliates to) use commercially reasonable efforts to:

•	comply with its obligations under, and maintain in effect, the debt commitment letters and equity commitment letters;

•	negotiate and enter into definitive agreements with respect to the debt financing;

•	satisfy on a timely basis all conditions contained in the debt commitment letters and equity commitment letters applicable to Parent and its affiliates and the definitive agreements related thereto;

•

subject to the satisfaction of all conditions contained in the debt commitment letters and equity commitment letters, cause the persons committing to fund the amounts contemplated thereunder at the closing date; and

•	enforce its rights under the debt commitment letters and equity commitment letters and the definitive agreements relating to the equity financing.

Prior to the effective time of the merger, the Company has agreed to use its commercially reasonable efforts to provide all cooperation reasonably requested by Parent, as more fully set forth in the merger agreement, in connection with the obtainment, arrangement and syndication of any debt financing and the payoff of certain commitments in respect of the Company’s existing indebtedness.

Except in limited circumstances, Parent may not, without the prior written consent of the Company, amend, modify, supplement or waive any provision of the debt commitment letters and equity commitment letters to the extent such amendment, modification, supplement or waiver would reasonably be expected to adversely affect the ability of Parent to timely complete the merger and other transactions contemplated by the merger agreement or delay the closing of the merger or contains conditions or other terms that would reasonably be expected to affect the availability of the debt financing and the equity financing that are more onerous, taken as a whole, than those conditions and terms contained in the debt commitment letters and equity commitment letters, as applicable, delivered at signing.

In the event that any portion of the debt financing becomes unavailable on the terms and conditions of the debt commitment letters (other than in certain specified circumstances), Parent shall use its commercially reasonable efforts to (i) obtain alternative debt financing sufficient to pay in cash all amounts required to be paid in connection with the transactions contemplated by the merger agreement and (ii) obtain new financing commitment letters that provide for debt financing (A) on terms not materially less favorable, in the aggregate, to Parent, (B) containing conditions and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the debt commitment letters as of the date hereof and (2) would not reasonably be expected to delay the closing and (C) in an amount that is sufficient, when added to any portion of the debt financing that is available and the equity financing, to pay in cash all amounts required to be paid by Parent in cash in connection with the transactions contemplated by the merger agreement.

2024 and 2025 Notes

If requested by Parent prior to the closing of the merger, the Company will be required to deliver to holders of the Company’s 7.000% Senior Notes due 2024 (the “2024 Notes”) and 8.000% Senior Notes due 2025 (the “2025 Notes”) any notice required to be delivered to such holders in connection with a change of control offer or redemption specified by Parent, and the Company will take all other actions reasonably requested by Parent to be taken in connection with (i) such change of control offer or redemption, subject to the requirement that such change of control offer or redemption, as the case may be, is expressly conditioned on the closing of the merger having occurred and (ii) a waiver of the change of control offer and/or any other consent solicitation with respect to the indentures in respect of the 2024 Notes and/or 2025 Notes that would amend or modify covenants that would facilitate the debt financing, subject to the requirement that such waiver, modification, amendment and/or supplemental indenture shall be expressly conditioned on the closing of the merger having occurred.

Indemnification

Parent has agreed to assume all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger now existing in favor of the current or former directors or officers of the Company and its subsidiaries upon the effective time of the merger. At or prior to the effective time of the merger, the Company will purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its subsidiaries and their respective current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or its subsidiaries, which Parent has agreed to not amend, modify, cancel or revoke after the effective time of the merger.

Employee Benefits Matters

The merger agreement provides that for a period of one year following the effective time of the merger, Parent will provide each individual who was an employee of the Company or any of its subsidiaries immediately prior to the effective time of the merger (a “Continuing Employee”), with (i) a base salary or wages (as applicable) and target annual incentive opportunities that are no less favorable in the aggregate than those provided to such Continuing Employee immediately prior to the effective time of the merger and (ii) other employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time of the merger (excluding for purposes of determining comparability any retention bonus, defined benefit pension or retiree or post-employment welfare benefits).

In addition, as soon as practicable and in no event more than five days after the closing of the merger, each Continuing Employee will receive an amount in respect of such Continuing Employee’s cash bonus for the fiscal year in which the closing of the merger occurs, prorated to reflect the number of days elapsed from the commencement of the applicable performance period through the closing of the merger, based on the achievement of target level of performance.

Additional Agreements

The merger agreement contains certain other additional agreements between the Company, Parent and Merger Sub relating to, among other things:

•	cooperation between the Company and Parent in the preparation of this proxy statement;

•	confidentiality and access to certain information about the other party during the period prior to the effective time of the merger;

•	cooperation between the Company and Parent in connection with the defense or settlement of any shareholder litigation relating to the merger;

•	cooperation between the Company and Parent in connection with public announcements;

•	voting any Company capital stock owned by Parent in favor of the adoption of the merger agreement;

•	Parent not permitting any person to obtain equity interests in Parent or any person of which Merger Sub is a direct or indirect subsidiary;

•	Merger Sub not expending any funds other than in connection with the transactions contemplated by the merger agreement;

•	the delisting of Company common shares; and

•

notifying the other party of the receipt of certain communications from any governmental entity in connection with the transactions contemplated by the merger agreement or from any person alleging that consent of such person with respect to the transactions contemplated by the merger agreement is or may be required in connection with the transactions contemplated by the merger agreement, or the occurrence of certain events.

Conditions of the Merger

The respective obligations of the Company and Parent to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the receipt of the Company shareholder approval;

•	the expiration or termination of any waiting period applicable to the merger under the HSR Act;

•	the receipt of CFIUS Approval;

•

the receipt of certain FCC consents and state regulatory consents required in connection with the merger, which consents are not subject to agency reconsideration or judicial review, and the time for any person to petition for agency reconsideration or judicial review shall have expired; and

•

the absence of any applicable law or judgment, whether preliminary, temporary or permanent, or other legal restraint or binding order or determination by any governmental entity that prevents, restrains, enjoins, makes illegal or otherwise prohibits the completion of the merger.

The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Parent and Merger Sub being true and correct to the extent specified in the merger agreement; and

•	Parent and Merger Sub having performed or complied with, in all material respects, all material obligations required to be performed or complied with by them under the merger agreement.

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company being true and correct to the extent specified in the merger agreement;

•	the Company having performed or complied with, in all material respects, all material obligations required to be performed or complied with by it under the merger agreement;

•

the absence, since the date of the merger agreement, of any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company; and

•	the absence of a Burdensome Condition.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after receipt of the Company shareholder approval, under the following circumstances:

•	by mutual written consent of the Company and Parent;

•	by either the Company or Parent:

•

if the merger is not completed by June 13, 2021 (the “end date”), except that, if on June 13, 2021 the conditions to closing related to no legal restraints, antitrust clearance or other regulatory approvals have not been satisfied or waived, but all other conditions to closing have been satisfied or waived, then such date will be automatically extended to September 13, 2021; however, the right to terminate the merger agreement under this provisions will not be available to any party if such failure of the merger to occur on or before the end date is the result of a breach of the merger agreement by such party (including, in the case of Parent, Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Parent, Merger Sub) contained in the merger agreement to be true and correct;

•

if the condition set forth in the fifth bullet point under “Conditions of the Merger” above is not satisfied and the legal restraint giving rise to such non-satisfaction has become final and non-appealable; or

•	if the Company shareholder approval is not obtained at the special meeting (unless the special meeting has been adjourned, in which case at the final adjournment thereof);

•

by the Company, if Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure;

•

would give rise to the failure of a condition set forth in the portions of the merger agreement detailing the conditions to obligations of the Company relating to representations and warranties and the performance of obligations of Parent and Merger Sub; and

•

is incapable of being cured or, if capable of being cured by the end date, Parent and Merger Sub (i) will not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement pursuant to the merger agreement and the basis for such termination or (ii) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform;

•

by the Company, prior to the receipt of the Company shareholder approval, to enter into a definitive agreement constituting a superior proposal, subject to the payment of the termination fee discussed in the section of this proxy statement entitled “The Merger Agreement-Fees and Expenses” beginning on page [    ];

•

by the Company, if (A) the marketing period has ended, (B) the parties’ mutual conditions to closing and Parent’s conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and Parent has failed to consummate the closing when required, (C) the Company has confirmed by notice to Parent that all of the Company’s conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) or that it is willing to waive any unsatisfied conditions and (D) the merger shall not have been consummated within three business days after the delivery of such notice;

•

by Parent, if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure:

•

would give rise to the failure of a condition set forth in the portions of the agreement detailing the conditions to obligations of the Company relating to representations and warranties and the performance of obligations of the Company; and

•

is incapable of being cured or, if capable of being cured by the end date, the Company (i) will not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate the merger agreement pursuant to the merger agreement and the basis for such termination or (ii) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform;

•	by Parent, prior to obtaining the Company shareholder approval, in the event that a company adverse recommendation change occurs.

Fees and Expenses

With the exception of the company termination fee of $7,500,000 to be paid by the Company under certain circumstances and the reverse termination fee of $45,600,000 to be paid by Parent under certain circumstances, all fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees and expenses, whether or not such transactions are completed. For a description of certain fees and expenses incurred by the parties in connection with this proxy statement, see the section titled “The Special Meeting—Solicitation of Proxies” beginning on page [    ].

The Company is required to pay to Parent the company termination fee if:

•	Parent terminates the merger agreement prior to obtaining the Company shareholder approval because a company adverse recommendation change occurs;

•	the Company terminates the merger agreement prior to obtaining the Company shareholder approval to enter into a definitive agreement with respect to a superior proposal; or

•

the merger agreement is terminated by the Company or Parent because the merger has not been completed by the end date or the Company shareholders did not approve the merger agreement proposal at the special meeting; provided that in either case:

•

a takeover proposal relating to the Company was publicly made, proposed or communicated by a third party after the date of the merger agreement and (i) before the merger agreement is terminated in the case of a termination for failing to complete by the end date or (ii) before the completion of the special meeting (including any adjournment or postponement thereof) in the case of a termination for a failure to obtain the Company shareholder approval; and

•

within 12 months of the date the merger agreement is terminated, the Company enters into a definitive agreement with respect to a takeover proposal or a takeover proposal is completed (regardless of whether the takeover proposal was the same takeover proposal referred to in the immediately preceding bullet).

Parent is required to pay the Company the reverse termination fee of $45,600,000 if:

•

the Company terminates the merger agreement because Parent or Merger Sub has breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in the merger agreement, which breach or failure:

•

would give rise to the failure of a condition set forth in the portions of the merger agreement detailing the conditions to obligations of the Company relating to representations and warranties and the performance of obligations of Parent and Merger Sub; and

•

is incapable of being cured or, if capable of being cured by the end date, Parent and Merger Sub (i) will not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate the merger agreement pursuant to the merger agreement and the basis for such termination or (ii) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform;

•

the Company terminates the merger agreement because (A) the marketing period has ended, (B) the parties’ mutual conditions to closing and Parent’s conditions to closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) and Parent has failed to consummate the closing when required, (C) the Company has confirmed by notice to Parent that all of the Company’s conditions to closing have been satisfied (other than those conditions that by their nature are to be satisfied at the closing) or that it is willing to waive any unsatisfied conditions and (D) the merger shall not have been consummated within three business days after the delivery of such notice; or

•

Parent terminates the merger agreement because the merger is not completed on or before the end date, and at such time the Company could have terminated the merger agreement for two reasons mentioned above.

In the event the merger agreement is terminated and the company termination fee is paid to Parent in circumstances for which such fee is payable pursuant to the merger agreement, payment of the company termination fee will be the sole and exclusive monetary damages remedy of Parent, Merger Sub, MIP and the Ares Funds or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or affiliates against the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates for any loss suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be completed or for a breach or failure to perform under the merger agreement or otherwise (so long as, in the event that this merger agreement was terminated by the Company, such termination was in accordance with the applicable provisions of the merger agreement). Upon payment of the company termination fee in such circumstances, none of the Company and its related parties will have any further monetary liability or obligation relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement. In connection with any loss suffered by of the Parent’s related parties as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise, other than in the circumstances in which Parent is entitled to receive the company termination fee, the maximum aggregate monetary liability of the Company and its subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or affiliates, if any, will be limited to the amount of the company termination fee.

In the event the merger agreement is terminated and the reverse termination fee is paid to the Company in circumstances for which such fee is payable pursuant to the merger agreement, payment of the reverse termination fee will be the sole and exclusive monetary damages remedy of the Company and its subsidiaries for any loss suffered as a result of the failure of the merger or the other transactions contemplated by the merger agreement to be completed or for a breach or failure to perform under the merger agreement or otherwise (so long as, in the event that this merger agreement was terminated by Parent, such termination was in accordance with the applicable provisions of the merger agreement). Upon payment of the reverse termination fee in such circumstances, none of the Company and its related parties will have any further monetary liability or obligation relating to or arising out of the merger agreement, the merger or the other transactions contemplated by the merger agreement. In connection with any loss suffered by any of the Company’s related parties as a result of the failure of the transactions contemplated by the merger agreement to be consummated or for a breach or failure to perform under the merger agreement or otherwise, other than in the circumstances in which the Company is entitled to receive the reverse termination fee, the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, will be limited to the amount of the reverse termination fee.

Withholding Taxes

Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration payable to any holder of Company common shares the amounts that may be required to be withheld under any applicable tax law. Amounts withheld and paid over to the applicable governmental entity will be treated for all purposes of the merger as having been paid to the shareholders from whom such amounts were withheld.

Amendment

The merger agreement may be amended by the parties at any time before or after the receipt of the Company shareholder approval; provided, however, that: (i) after the receipt of the Company shareholder approval there may not be any amendment of the merger agreement for which applicable law requires further approval by the Company shareholders without the further approval of such shareholders; (ii) after the completion of the merger, the merger agreement cannot be amended, and (iii) except as provided in clause (i), no amendment will require the approval of the Company shareholders; provided, further, that certain provisions of the merger agreement may not be amended without the prior written consent of the debt financing sources.

Extension; Waiver

At any time prior to the effective time of the merger, with certain exceptions, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, (iii) waive compliance with any covenants and agreements contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement.

Governing Law

The merger agreement will be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles (except that the procedures of the merger and matters relating to the fiduciary duties of the directors of the Company and Merger Sub shall be subject to the internal laws of the State of Ohio).

Specific Enforcement

The parties agreed that irreparable damage for which monetary relief (including any fees payable pursuant to the merger agreement), even if available, would not be an adequate remedy, would occur in the event that any provision of the merger agreement was not performed in accordance with its specific terms or is otherwise breached, including if the parties fail to take any action required of them to complete the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The parties acknowledged and agreed that the parties are entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of the merger agreement, that the provisions of the merger agreement relating to fees and expenses are not intended to and do not adequately compensate for the harm that would result from a breach of the merger agreement and are not to be construed to diminish or otherwise impair any party’s right to specific performance, that the right of specific enforcement is an integral part of the merger and the other transactions contemplated by the merger agreement and without that right neither the Company nor Parent would have entered into the merger agreement. However, the Company will be entitled to seek specific performance to enforce Parent’s and Merger Sub’s right to cause the equity financing to be funded and to consummate the closing only if:

•

all of Parent’s conditions to closing were satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing) at the time when the closing would have been required to occur, but for the failure of the equity financing to be funded;

•	the debt financing has been or will be funded if the equity financing is funded at the closing; and

•

the Company has irrevocably confirmed that if the equity financing and the debt financing are funded, then it would take such actions required of it by the merger agreement to cause the closing to occur.

The parties agreed not to assert that specific enforcement is unenforceable, invalid or otherwise contrary to law or make certain arguments about the application of monetary damages.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the accompanying footnotes set forth the beneficial ownership of Company common shares and 6 3⁄4% preferred shares, as of March 6, 2020 (except as otherwise noted), by each person or group who is known by the Company to be a beneficial owner of more than five percent of the Company’s common shares, each director of the Company, each of the Company’s named executive officers and all directors and executive officers of the Company as a group. The information below regarding beneficial ownership of Company common shares has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of Company common shares includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise of any stock option or other right, including through the settlement of vested restricted stock units in shares of Company common shares.

Percentage computations are based on 50,552,233 Company common shares and 155,250 6 3⁄4% preferred shares outstanding as of March 6, 2020. To the Company’s knowledge, except as otherwise noted in the footnotes to the following table, each person or entity identified below has sole voting and investment power with respect to such securities, and none of the shares owned by the Company’s directors or executive officers was pledged.

Unless otherwise noted, the address of each of the following persons is c/o Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202.

Beneficial Ownership of Holders of 5% or More of Company Common Shares, Directors and Executive Officers:

Beneficial Owner	Company Common Shares Beneficially Owned(a)		Percent of Company Common Shares	6 3⁄4% Preferred Shares Beneficially Owned(b)		Percent of 6 3⁄4% Preferred Shares(b)
Holders of 5% or more of Company common shares (excluding Directors and Executive Officers):
BlackRock, Inc.	7,386,520	(c)	14.61%	*	*	*	*
Nomura Holdings, Inc.	4,865,764	(d)	9.63%	*	*	*	*
Ares Management LLC and affiliates	4,754,641	(e)	9.41%	*	*	*	*
GAMCO Investors, Inc. and affiliates	3,391,274	(f)	6.71%	*	*	*	*
The Vanguard Group, Inc.	2,932,168	(g)	5.80%	*	*	*	*
Credit Suisse AG	2,905,015	(h)	5.75%	*	*	*	*
Directors and Executive Officers:
Meredith J. Ching	28,784		*	—		—
Christi H. Cornette	21,722		*	—		—
Walter A. Dods, Jr.	47,627		*	—		—
John W. Eck	33,726		*	—		—
Leigh R. Fox	112,953		*	—		—
Jakki L. Haussler	53,535		*	—		—
Andrew R. Kaiser	23,111		*	—		—
Craig F. Maier	53,493		*	—		—
Russel P. Mayer	38,115		*	—		—
Thomas E. Simpson	29,450		*	—		—
Theodore H. Torbeck	270,591		*	—		—
Lynn A. Wentworth	56,876		*	—		—
Christopher J. Wilson	78,893		*	—		—
Martin J. Yudkovitz	39,998		*	—		—
All directors and executive officers as a group (consisting of 16 persons, including those directors and named executive officers listed above)	905,331		1.79%	—		—

*	indicates ownership of less than 1% of issued and outstanding shares.
**	indicates ownership of less than 5%, or the equivalent of 5% in share count, of the 6 3⁄4% preferred shares.
(a)

Includes Company common shares subject to outstanding vested Company Options under the Cincinnati Bell Inc. 2007 Long Term Incentive Plan as of March 6, 2020, and Company common shares subject to Company RSUs under the 2017 Stock Plan for Non-Employee Directors that are scheduled to vest in accordance with their terms within 60 days following March 6, 2020. The following Company common shares subject to outstanding vested Company Options are included in the totals: 1,001 Company common shares for Mr. Kaiser; and 19,102 Company common shares for Mr. Wilson. The following Company common shares subject to Company RSUs are included in the totals: 12,485 Company common shares for each of Mses. Ching and Haussler and Messrs. Dods, Eck, Maier, Mayer, Torbeck and Yudkovitz; and 16,458 Company common shares for Ms. Wentworth. The Company’s Insider Trading Policy expressly prohibits ownership of derivative financial instruments or participation in investment strategies that hedge the economic risk of owning Company common shares and prohibits officers and directors from pledging Company securities as collateral for loans.

(b)

These numbers represent 6 3⁄4% preferred shares. In the aggregate, the 155,250 issued and outstanding 6 3⁄4% preferred shares are represented by 3,105,000 depositary shares, and each 6 3⁄4% preferred share is represented by 20 depositary shares.

(c)	As reported on Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc., as of December 31, 2019. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(d)	As reported on Schedule 13G/A filed on February 14, 2020 by Nomura Holdings, Inc., as of December 31, 2019. The address of Nomura Holdings, Inc. is 1-9-1 Nihonbashi, Chuo-ku, Tokyo 103-8645, Japan.
(e)

As reported on Schedule 13D/A filed on March 16, 2020 by Ares Management LLC, as of March 13, 2020, ASSF IV AIV B Holdings III, L.P. had shared voting and dispositive power for 1,697,425 Company common shares, ASSF Operating Manager IV, L.P. had shared voting and dispositive power for 1,697,425 Company common shares, AF V US

BD Holdings, L.P. had shared voting and dispositive power for 3,052,716 Company common shares, AF V US BD Holdings GP LLC had shared voting and dispositive power for 3,052,716 Company common shares, AF V BD AIV, L.P. had shared voting and dispositive power for 3,052,716 Company common shares, Ares Credit Hedge Fund LP had shared voting and dispositive power for 4,500 Company common shares, Ares Capital Management III LLC had shared voting and dispositive power for 4,500 Company common shares, Ares Management LLC had shared voting and dispositive power for 4,754,641 Company common shares, Ares Management Holdings L.P. had shared voting and dispositive power for 4,754,641 Company common shares, Ares Holdco LLC had shared voting and dispositive power for 4,754,641 Company common shares, Ares Holdings Inc. had shared voting and dispositive power for 4,754,641 Company common shares, Ares Management Corporation had shared voting and dispositive power for 4,754,641 Company common shares, Ares Voting LLC had shared voting and dispositive power for 4,754,641 Company common shares, Ares Management GP LLC had shared voting and dispositive power for 4,754,641 Company common shares and Ares Partners Holdco LLC had shared voting and dispositive power for 4,754,641 Company common shares. The address of Ares Management LLC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.
(f)

As reported on Schedule 13D/A filed on March 5, 2020 by GAMCO Investors, Inc., as of March 4, 2020, Gabelli Funds, LLC had sole voting and dispositive power for 921,239 Company common shares, GAMCO Asset Management Inc. had sole voting power for 1,913,556 Company common shares and sole dispositive power for 2,098,056 Company common shares, MJG Associates, Inc. had sole voting and dispositive power for 15,400 Company common shares, Teton Advisors, Inc. had sole voting and dispositive power for 291,000 Company common shares, Gabelli & Company Investment Advisers, Inc. had sole voting and dispositive power for 63,579 Company common shares and Associated Capital Group, Inc. had sole voting and dispositive power for 2,000 Company common shares. In addition, on the Schedule 13D/A filed on March 5, 2020, Gamco Asset Management, Inc. (1106), Gabelli Funds, LLC (42,373) and Gabellli & Company Investment Advisers, Inc. (16,061) indicated ownership of 6 3⁄4% preferred shares that would convert into an additional 59,540 Company common shares. The number of Company common shares reported as beneficially owned in the table above assumes the conversion of such shares. The address of GAMCO Investors, Inc. is One Corporate Center, Rye, NY 10580.

(g)	As reported on Schedule 13G/A filed on February 12, 2020 by the Vanguard Group, Inc., as of December 31, 2019. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(h)	As reported on 13G/A filed on February 13, 2020 by Credit Suisse AG, as of December 31, 2019. The address of Credit Suisse AG is Uetlibergstrasse 231, PO Box 900 CH 8070, Zurich, Switzerland.

MARKET PRICE AND DIVIDEND INFORMATION

The Company common shares trade on the NYSE under the symbol “CBB”. The table below provides the high and low trading prices of the Company common shares for the periods indicated, as reported by the NYSE.

	High		Low
2020
January 1, 2020 through [ ], 2020	$	[ ]	$	[ ]
2019
Fourth quarter		$10.52		$4.16
Third quarter		$7.64		$3.19
Second quarter		$10.54		$4.78
First quarter		$11.00		$7.59
2018
Fourth quarter		$16.10		$6.60
Third quarter		$17.60		$9.90
Second quarter		$17.50		$11.65
First quarter		$21.20		$13.30
2017
Fourth quarter		$22.20		$18.45
Third quarter		$22.00		$16.40
Second quarter		$19.90		$16.05
First quarter		$24.45		$17.40

On December 20, 2019, the last trading day prior to the Board’s adoption of the original Brookfield merger agreement, the reported closing price for the Company common shares was $7.72 per share. The $15.50 per share to be paid for each Company common share in the merger represents a premium of approximately 101% over the closing price on December 20, 2019. On [                ], 2020, the latest practicable trading date before the filing of this proxy statement, the reported closing price for the Company common shares was $[                ]. You are encouraged to obtain current market quotations for Company common shares in connection with voting your Company common shares.

As of the close of business on the record date, there were [ ] Company common shares outstanding and entitled to vote, and [    ] 6 3⁄4% preferred shares outstanding and entitled to vote. The number of holders is based upon the actual number of holders registered in our records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

The Company has not declared or paid any cash dividends on Company common shares since 2001. The Company does not anticipate paying cash dividends on Company common shares in the foreseeable future, and under the terms of the merger agreement, the Company is prohibited from authorizing, declaring, setting aside or paying any dividends on, or making any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by the Company to holders of its 6 3⁄4% preferred shares and (2) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its shareholders or other equity holder.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for shareholders and cost savings for companies.

Brokers with account holders who are Company shareholders may be “householding” our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Cincinnati Bell Inc., Attention: Investor Relations, 221 East Fourth Street, Cincinnati, Ohio 45202 or call 1-800-345-6301. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SHAREHOLDER PROPOSALS

The Company plans to hold its 2020 annual meeting of shareholders as promptly as reasonably practicable following the special meeting. Until the merger is completed, you will continue to be entitled to attend and participate in the Company’s annual meetings of shareholders, and we will provide notice of or otherwise publicly disclose the date on which the 2020 annual meeting will be held. Shareholder proposals will be eligible for consideration for inclusion in the Company proxy statement and form of proxy for the Company’s 2020 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s Amended and Restated Regulations (the “Regulations”), as described below.

SEC rules permit Company shareholders to submit proposals to be included in the Company’s proxy materials if the shareholder and the proposal satisfy the requirements specified in Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2020 annual meeting, shareholder proposals must have satisfied all applicable requirements of Rule 14a-8 and must have been received by Connie M. Vogt, Corporate Secretary, Cincinnati Bell Inc., 221 East Fourth Street, Cincinnati, Ohio 45202, no later than the close of business on November 20, 2019, or if the 2020 annual meeting does not take place within 30 days from May 2, 2020, then the deadline will be a reasonable time before the Company begins to print and send its proxy materials (which deadline we would announce when we announce the date of the annual meeting). If the Company does not receive written notice by February 3, 2020 of a proposal from a shareholder who intends to propose any other matter to be acted upon at the 2020 annual meeting, the persons named in the Company’s proxy for the 2020 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal.

The Regulations permit an eligible shareholder to include shareholder-nominated candidates in the Company’s proxy materials for the 2020 annual meeting if the shareholder satisfies the requirements and complies with the procedures set forth in the Regulations. In order for an eligible shareholder to include any shareholder-nominated candidates in the Company’s proxy materials for the 2020 annual meeting, such shareholder must have submitted the required nomination notice and supporting documents between October 21, 2019 and November 20, 2019. However, in the event that the annual meeting is not scheduled to be held between February 18, 2020 and April 18, 2020, an eligible shareholder must submit the required nomination notice in the manner provided in the Regulations by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date the annual meeting is first publicly announced or disclosed. Any shareholder considering introducing a nomination should carefully review the Regulations.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site that contains our reports, proxy and information statements and other information at www.sec.gov.

The Company will make available a copy of the documents we file with the SEC on investor.cincinnatibell.com as soon as reasonably practicable after filing these materials with the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained free of charge either on our website, or by directing a request to the Company’s Investor Relations Department at 1-800-345-6301 or investorrelations@cinbell.com.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. We also incorporate by reference into this proxy statement the following documents filed by us with the SEC under the Exchange Act and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting (provided that we are not incorporating by reference any information furnished to, but not filed with, the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•

the portions of our Definitive Proxy Statement on Schedule 14A filed with SEC on March 19, 2019 that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Current Reports on Form 8-K filed on January 24, 2020, February 13, 2020, February 28, 2020, March 2, 2020, March 4, 2020, March 5, 2020, March 6, 2020, March 9, 2020 and March 13, 2020.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement, unless expressly stated otherwise therein.

In addition, the Company incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this proxy statement, effective as of the date such documents are filed.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

We have not authorized anyone to give you any information or to make any representation about the proposed merger or the Company that is different from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone does give you any different or additional information, you should not rely on it.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of March 13, 2020,

Among

CINCINNATI BELL INC.,

RED FIBER PARENT LLC

and

RF MERGER SUB INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of March 13, 2020, among Cincinnati Bell Inc., an Ohio corporation (the “Company”), Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), and RF Merger Sub Inc., an Ohio corporation and a directly wholly owned subsidiary of Parent (“Merger Sub”).

WHEREAS each of the Board of Directors of the Company, the Board of Directors of Parent and the Board of Directors of Merger Sub has approved and declared advisable this Agreement and determined that the Merger on the terms provided for in this Agreement is advisable and in the best interests of the Company, Parent or Merger Sub, as applicable, and its respective stockholders or shareholders, as applicable;

WHEREAS the Board of Directors of the Company and the Board of Directors of Merger Sub each has resolved to recommend that its shareholders adopt this Agreement;

WHEREAS concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, MIP V, Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P. (each, a “Guarantor”) are each entering into a Guarantee with respect to certain obligations of Parent and Merger Sub under this Agreement; and

WHEREAS the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the Ohio General Corporation Law (the “OGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.

SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent, which shall be (a) no later than the 12th Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or (b) at such other place, time and date as shall be agreed in writing between the Company and Parent; provided, however, that if all the conditions set forth in Article VII do not remain satisfied or (to the extent permitted by Law) have not been waived on such 12th Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived; provided, that in no event shall Parent or Merger Sub be obligated to consummate the Closing if the Marketing Period has not ended at least three Business Days prior to the time that the Closing would otherwise have occurred, in which case the Closing shall not occur until (i) the earlier to occur of (A) a Business Day before or during the Marketing Period specified by Parent on at least two Business Days’ prior written notice to the Company and (B) the third Business Day immediately following the final day of the Marketing Period, subject to, in each case, the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions) or (ii) such other time and date as shall be agreed to in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the Company shall cause the Merger to be consummated by filing a certificate of merger that is reasonably acceptable to Parent and executed in accordance with, and in such form as is required by, the relevant provisions of the OGCL (the “Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL in connection with the Merger. The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the “Secretary of State”) or, to the extent permitted by applicable Law, at such later time as is agreed to by the parties hereto prior to the filing of such Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.04. Effects of the Merger. The Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 1701.82, of the OGCL.

SECTION 1.05. Organizational Documents of the Surviving Corporation. At the Effective Time, the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (and subject to Section 6.05 hereof). The code of regulations of the Surviving Corporation in effect from and after the Effective Time and until thereafter changed or amended as provided therein or by applicable Law shall be in the form of the code of regulations of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

SECTION 1.06. Board of Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time until the earlier of their resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation or until their respective successors have been duly elected and qualified, as the case may be. The officers of the Company immediately prior to the Effective Time shall continue as the officers of the Surviving Corporation immediately following the Effective Time until their respective successors are duly appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and code of regulations of the Surviving Corporation. The parties acknowledge and agree that following the Effective Time Parent shall cause the board of directors of the Surviving Corporation to include at least two (2) individuals who are “domiciled” (such persons must have resided in Hawaii no less than five (5) years and otherwise be domiciled within the meaning of Section 18-235-1.03 of the Hawaii Administrative Rules) in Hawaii.

SECTION 1.07. Brookfield Termination Fee. Concurrently with the execution hereof by the Company, the Company shall terminate the Agreement and Plan of Merger, dated as of December 21, 2019, by and among Brookfield, Charlie Merger Sub, Inc. and Cincinnati Bell, Inc. (as amended, the “Brookfield Agreement”), in accordance with Section 8.01(c)(ii) thereof and shall pay to Charlie AcquireCo Inc. (“Brookfield”) the $24,800,000 termination fee (the “Brookfield Termination Fee”) payable pursuant to Section 6.06(b) and Section 8.01(c)(ii) of the Brookfield Agreement.

ARTICLE II

Effect on the Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Shares”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancelation of Certain Shares. All Company Common Shares that are owned by the Company as treasury shares immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. All Company Common Shares held by Parent or Merger Sub immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor. Each Company Common Share that is owned by any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub) shall not represent the right to receive the Merger Consideration and shall be, at the election of Parent, either (i) converted into shares of common stock of the Surviving Corporation or (ii) canceled. Each Excluded Share shall be canceled at the Effective Time and, subject to Section 2.03, no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Shares. Subject to Section 2.01(b), each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Common Appraisal Shares to be treated in accordance with Section 2.03 (collectively, the “Excluded Shares”)) shall be converted at the Effective Time into the right to receive an amount of cash equal to $15.50 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares, when so converted pursuant to this Section 2.01(c), shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Company Common Shares (each, a “Certificate”) (other than any Excluded Shares) and each holder of Company Common Shares held in book-entry form (other than any Excluded Shares) shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor. The right of any holder of Company Common Shares to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.02.

(d) 6 3/4% Preferred Shares. Each 6 3/4% Preferred Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately following the Effective Time as one 6 3/4% Cumulative Convertible Preferred Share, without par value, of the Surviving Corporation, and shall not be affected by the Merger (except for the effects specifically set forth in Article Fourth of the Company Articles).

SECTION 2.02. Exchange of Certificates; Book-Entry Shares. (a) Paying Agent. Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of Company Common Shares, for exchange in accordance with this Article II through the Paying Agent, an amount of cash sufficient to pay the aggregate Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Letter of Transmittal. As promptly as practicable after the Effective Time, and in any event not later than the third Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of

Company Common Shares (other than Excluded Shares) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Paying Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Parent may specify subject to the Company’s reasonable approval), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange. Upon (i) in the case of Company Common Shares represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent, or (ii) in the case of Company Common Shares held in book-entry form, the receipt of an “agent’s message” by the Paying Agent, in each case together with the associated Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration for each Company Common Share formerly represented by such Certificate or held in book-entry form, as applicable, and the shares so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or share held in book-entry form is registered, it shall be a condition of payment that (x) such Certificate or share held in book-entry form so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or share held in book-entry form surrendered and shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax has either been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(c), each Company Common Share, and any Certificate with respect thereto shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of Company Common Shares were entitled to receive in respect of such shares pursuant to Section 2.01. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or any Company Common Shares held in book-entry form).

(d) No Further Ownership Rights in Company Common Shares. The Merger Consideration paid upon the surrender of Certificates (or Company Common Shares held in book-entry form) in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares formerly represented by such Certificates (or Company Common Shares held in book-entry form). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Common Shares (or Company Common Shares held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Company Common Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Shares (other than Excluded Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration to which such holder is entitled pursuant to this Article II.

(f) No Liability. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares immediately prior to such date on which the Exchange Fund otherwise would be required to escheat to, or become the property of, any Governmental Entity, shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Investment of Exchange Fund. Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Company Common Shares to receive the Merger Consideration as provided herein.

(h) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law. To the extent that amounts are so withheld and remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration deliverable in respect thereof pursuant to this Article II.

SECTION 2.03. Dissenters’ Rights. (a) Notwithstanding anything in this Agreement to the contrary (but subject to this Section 2.03), any Company Common Shares that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to demand, and has properly demanded, appraisal for such Company Common Shares in accordance with, and who complies in all respects with, Section 1701.85 of the OGCL (such shares, “Common Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but at the Effective Time shall be converted into the right to receive such consideration as may be determined to be due to such shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL; provided that if any such shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such Common Appraisal Shares shall cease, and such Common Appraisal Shares shall instead be deemed to have been converted into the right to receive the Merger Consideration as provided in Section 2.01(c), without interest thereon.

(b) Subject to any redemption made in accordance with the Company Articles, any 6 3/4% Preferred Shares that are issued and outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to demand, and has properly demanded, appraisal for such 6 3/4% Preferred Shares in accordance with, and who complies with, Section 1701.85 of the OGCL (such shares, “Preferred Appraisal Shares” and, together with the Common Appraisal Shares, the “Appraisal Shares”), shall not remain outstanding as provided in Section 2.01(d), but instead shall be converted into the right to receive such consideration as may be determined to be due to such shareholder pursuant to the procedures set forth in Section 1701.85 of the OGCL; provided that if any such shareholder withdraws its demand for appraisal or fails to perfect or otherwise loses its right of appraisal pursuant to the OGCL, then the right of such shareholder to be paid the fair cash value of such Preferred Appraisal Shares shall cease, and such Preferred Appraisal Shares shall be deemed to have remained outstanding in accordance with Section 2.01(d).

(c) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.04. Adjustments. If between the date hereof and the Effective Time the outstanding Company Common Shares shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any share split, reverse share split, share dividend (including any dividend or other distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other amounts payable pursuant to this Article II shall be appropriately adjusted to reflect such share split, reverse share split, share dividend (including any dividend or other distribution of securities convertible into Company Common Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

ARTICLE III

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that the statements contained in this Article III are true and correct except as set forth in the disclosure letter delivered by Parent to the Company before the execution and delivery by Parent of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 3.01. Organization, Standing and Power. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each of Parent and Merger Sub has all requisite corporate or similar power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Parent Permits”), except where the failure to have such power or authority or to possess Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.02. Authority; Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by Parent as the sole shareholder of Merger Sub. The Parent Board has adopted resolutions, by a vote at a meeting duly called at which a quorum of directors of Parent was present, approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Merger. Such resolutions have not been amended or withdrawn as of the date of this Agreement. The Board of Directors of Merger Sub has adopted resolutions, by unanimous written consent, (A) approving this Agreement, (B) declaring advisable this Agreement and the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger is fair to, and in the best interests of, Merger Sub and Parent, as its sole shareholder, and

(C) recommending that Parent, as sole shareholder of Merger Sub, adopt this Agreement and directing that this Agreement be submitted to Parent, as sole shareholder of Merger Sub, for adoption. Such resolutions have not been amended or withdrawn as of the date of this Agreement. Except for the adoption of this Agreement by Parent as the sole shareholder of Merger Sub, no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Transactions. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

SECTION 3.03. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Transactions will not, (i) conflict with or result in any violation of any provision of the organizational documents of Parent or Merger Sub, (ii) conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, terminate or give rise to a right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any contract, lease, license, indenture, note, bond, agreement, concession, franchise, mortgage, arrangement, commitment, deed of trust, loan, easement, right of way, permit or other instrument or obligation (each, a “Contract”) to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or any Parent Permit or (iii) subject to the filings and other matters referred to in Section 3.03(b), conflict with or result in any violation of any judgment, order, writ, injunction, arbitration award or decree (“Judgment”) or federal, state, territorial, provincial, municipal, regional, tribal, local or foreign statute, law (including common law), ordinance, standard, agency requirement, rule or regulation (“Law”), in each case, applicable to Parent or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver, authorization, waiting period expiration, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with, or any other action by any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission, arbitrator or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Transactions, other than (i) compliance with and filings under the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) such Consents from, or such filings and submissions as may be necessary or advisable to or with, CFIUS in connection with the Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State as required by the OGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the U.S. Federal Communications Commission or any successor Governmental Entity (the “FCC”) (including any review by Team Telecom Agencies in connection with any FCC filing) as are required in connection with the Transactions (the “Parent FCC Consents”), (vi) such Consents from, or registrations, declarations, notices or filings made to or with, state public service or state public utility commissions (collectively, “State Regulators”) as are required in connection with the Transactions (the “Parent PSC Consents”), (vii) such Consents from, or registrations, declarations, notices or filings made to or with, foreign regulatory agencies (collectively, “Foreign Regulatory Agencies”) as are required in connection with the Transactions, (viii) such Consents from, or registrations, declarations, notices or filings made to or with, governments of counties, municipalities and any other subdivisions of a United States state (collectively, “Localities”) in connection with the provision of telecommunication and media services as are required in connection with the Transactions (the “Parent Local Consents”) and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.04. Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 3.05. Litigation. There is no civil, criminal or administrative suit, action, investigation, claim, enforcement action, hearing, arbitration, mediation, investigation or other proceeding (formal, informal, public or non-public) (each, an “Action”) pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Parent, any investigation by any Governmental Entity involving Parent or any of its Subsidiaries or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 3.06. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than such Persons the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent.

SECTION 3.07. Financing. Parent has provided the Company true and complete copies of (a) fully executed commitment letters dated on or prior to the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, each, an “Equity Funding Letter” and, collectively, the “Equity Funding Letters”) from each Guarantor providing for an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amounts set forth therein (the “Equity Financing”) and (b) fully executed commitment letters and Redacted Fee Letters dated on or prior to the date hereof (together with all exhibits, annexes, schedules and term sheets attached thereto, each a “Debt Commitment Letter” and, collectively, the “Debt Commitment Letters” and, together with the Equity Funding Letters, the “Financing Letters”), from the financial institutions identified therein (the “Commitment Parties”), providing, subject to the terms and conditions therein, for debt financing, in each case, in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”). Each of the Financing Letters is valid, binding and, to the Knowledge of Parent, enforceable by Parent against the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date hereof, each of the Financing Letters is in full force and effect and the respective obligations and commitments therein have not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect. As of the date hereof, no event has occurred which (with or without notice, lapse of time, or both) would reasonably be expected to constitute a breach in any material respect or default on the part of Parent or, to the Knowledge of Parent, any of the other parties thereto under the Financing Letters or otherwise result in any portion of the Financing contemplated thereby, as applicable, to be unavailable or delayed. Subject to the satisfaction of the conditions contained in Section 7.01 and Section 7.03 hereof, as of the date hereof, Parent has no reason to believe that any of the conditions in any of the Financing Letters will not be satisfied or that any of portion of the Financing will not be made available thereunder on a timely basis in order to consummate the Transactions. As of the date hereof, none of the Guarantors or the Commitment Parties has notified Parent of its intention to terminate any of its obligations under the applicable Financing Letter or not to provide the applicable Financing. Assuming (A) the satisfaction of the conditions in Sections 7.01 and 7.03 hereof and (B) that the Financing is funded in accordance with the terms of the Financing Letters, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), will be sufficient to pay the Merger Consideration, the refinancing of any credit facility or other Indebtedness of the Company or any Company Subsidiary that will not continue after the Effective Time, the payment of any fees and expenses of or payable by Parent, and any other amounts required to be paid by Parent in connection with the consummation of the Transactions. Parent has paid in full any and all commitment or other fees required by the Financing Letters that are due as of the date hereof, and will pay, after the date hereof, all such fees as they become due. There are no side letters or other Contracts, arrangements or understandings to which Parent, any Guarantor or any of their respective Affiliates is a party related to the Financing (other than as expressly contained in the Financing Letters and delivered to the Company prior to the date of this Agreement) that would permit the Commitment Parties to reduce the total amount of the Financing, or that would affect the availability or conditionality of the Financing in any material respect.

SECTION 3.08. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company the duly executed guarantee of each Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of certain of Parent’s obligations under, or in connection with, this Agreement, the Merger and the other Transactions (each, a “Guarantee”). Each Guarantee is (a) a legal, valid and binding obligation of the applicable Guarantor, (b) enforceable against the applicable Guarantor in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception and (c) in full force and effect. As of the date of this Agreement, no event has occurred which (with or without notice, lapse of time, or both), would or would reasonably be expected to constitute a default or breach on the part of the applicable Guarantor under any Guarantee.

SECTION 3.09. Solvency. Neither Parent nor Merger Sub is entering into this Agreement (and the Guarantors are not entering into the Guarantees) with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of the Company Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger in all material respects, (b) the accuracy of the representations and warranties of the Company set forth in Article IV hereof and (c) the compliance by the Company with its obligations in Section 5.01 hereof in all material respects, after giving effect to the Merger and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Merger and the other Transactions, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the applicable transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries, taken as a whole, will, as of such date, exceed the sum of (i) the value of all “liabilities of such Person and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries, taken as a whole, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person and its Subsidiaries, taken as a whole, will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged following such date and (c) such Person and its Subsidiaries, taken as a whole, will be able to pay their liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

SECTION 3.10. Certain Arrangements. As of the date of this Agreement, there are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (a) between Parent, Merger Sub, the Guarantors or any of their respective Affiliates, on the one hand, and (x) any member of the Company’s management or Board of Directors or (y) any beneficial owner of any shares of Company Capital Stock, on the other hand, that relate in any way to the Company or any of its businesses or Subsidiaries (including those businesses and Subsidiaries following the Closing) or the Transactions (including as to continuing employment or equity roll-over) or (b) pursuant to which any shareholder of Company Common Shares would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against or otherwise oppose any Superior Company Proposal.

SECTION 3.11. Merger Sub. Parent is the sole shareholder of Merger Sub. Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

SECTION 3.12. Ownership of Company Stock. Neither Parent nor Merger Sub nor any of their respective “affiliates” or “associates” (as such terms are defined in Section 1704.01 of the OGCL) is, or at any time during the past three years has been, an “interested shareholder” of the Company as defined in Section 1704.01 of the OGCL, nor do any of them currently own any Company Common Shares, 6 3/4% Preferred Shares or any other shares of Company Capital Stock.

SECTION 3.13. No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, the Company acknowledges that none of Parent, any Subsidiary of Parent or any other Person on behalf of Parent makes any other express or implied representation or warranty in connection with the Transactions, and that the Company has not relied on any such other representation or warranty.

ARTICLE IV

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”) (excluding any disclosures in the Filed Company SEC Documents under the heading “Risk Factors” (other than any statement of historical fact) and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by the Company to Parent before the execution and delivery by the Company of this Agreement (the “Company Disclosure Letter”). The Company Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

SECTION 4.01. Organization, Standing and Power. Each of the Company and each of the Company’s Subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Company Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority and possesses all Permits necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Company Permits”), except where the failure to have such power or authority or to possess the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership, operation or leasing of its properties and assets makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent, prior to execution of this Agreement, true and complete copies of the Amended and Restated Articles of Incorporation of the Company in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement (the “Company Articles”), and the Amended and Restated Regulations of the Company in effect as of the date of this Agreement, together with all amendments thereto in effect as of the date of this Agreement (the “Company Regulations”). Each of the Company Articles and the Company Regulations were duly adopted and is in full force and effect as of the date of this Agreement. Neither the Company nor any Company Subsidiary is in violation in any material respect of any provision of such documents.

SECTION 4.02. Company Subsidiaries. (a) All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, claims, charges, mortgages, deeds of trust, encumbrances, judgments, options, rights of first refusal or offer, defects in title, limitations in voting rights and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws. The Company has provided to Parent a true and complete list of all the Company Subsidiaries as of the date of this Agreement.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

SECTION 4.03. Capital Structure. (a) The authorized capital stock of the Company consists of 96,000,000 Company Common Shares, 1,357,299 shares of voting preferred shares, without par value (“Company Voting Preferred Shares”), and 1,000,000 shares of non-voting preferred shares, without par value (“Company Non-Voting Preferred Shares” and, together with the Company Common Shares and the Company Voting Preferred Shares, the “Company Capital Stock”). At the close of business on February 21, 2020 (the “Capitalization Date”), (i) 50,547,331 Company Common Shares were issued and outstanding, (ii) no Company Common Shares were held in the treasury of the Company, (iii) 155,250 Company Voting Preferred Shares designated as 6 3/4% Cumulative Convertible Preferred Shares (“6 3/4% Preferred Shares”) were issued and outstanding, (iv) no Company Non-Voting Preferred Shares were issued and outstanding, (v) 3,210,081 Company Common Shares were reserved and available for issuance pursuant to the Company Stock Plans, of which (A) 867,573 Company Common Shares were subject to outstanding Company RSUs (other than Company PSUs), (B) 1,037,435 Company Common Shares were subject to outstanding Company PSUs (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals), (C) 143,545 Company Common Shares were subject to outstanding Company Stock Options and (D) 10,389 Company Common Shares were subject to outstanding Company SARs, and (vi) 10,800 Company Common Shares were subject to Company Phantom Shares, of which all were cash-settled Company Phantom Shares. Except as set forth in this Section 4.03(a), at the close of business on the Capitalization Date, no shares of capital stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

From the close of business on the Capitalization Date to the date of this Agreement, there have been no issuances by the Company of shares of capital stock or voting securities of, or other equity interests in, the Company, other than the issuance of Company Common Shares (x) upon the exercise of Company Stock Options and Company SARs outstanding at the close of business on the Capitalization Date or (y) upon the vesting and settlement of Company RSUs, Company PSUs and Company Phantom Shares outstanding at the close of business on the Capitalization Date, in each case, in accordance with their terms in effect on the Capitalization Date.

(b) All outstanding shares of Company Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the vesting, exercise or settlement, as applicable, of Company Stock-Based Awards will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the Company Articles, the Company Regulations or any Contract to which the Company is a party or otherwise bound.

(c) Except as set forth in this Section 4.03, as of the close of business on the Capitalization Date, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) except as required by the terms of the 6 3/4% Preferred Shares, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, (ii) any warrants, calls, options or other rights to acquire from the Company or any Company Subsidiary, or any other obligation of the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, or (iii) any rights issued by or other obligations of the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock or voting securities of, or other equity interests in, any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary. Except as set forth above in this Section 4.03 or in connection with Company Stock-Based Awards, as of the close of business on the Capitalization Date, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no debentures, bonds, notes or other Indebtedness of the Company that have or by their terms may have at any time the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote (“Company Voting Debt”). Neither the Company nor any of the Company Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company. Except for this Agreement, neither the Company nor any of the Company Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of the Company or any of the Company Subsidiaries.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the Transactions, subject, in the case of the Merger, to the receipt of the Company Shareholder Approval. The Company Board, by a unanimous vote at a meeting duly called on or prior to the date of this Agreement at which a quorum of directors of the Company was present, adopted resolutions (i) approving this Agreement, the Merger and the Transactions, (ii) determining that entering into this Agreement, the Merger and the Transactions are fair to, and in the best interests of, the Company and its shareholders, (iii) declaring this Agreement, the Merger and the Transactions advisable and (iv) recommending that the Company’s shareholders adopt this Agreement, the Merger and the Transactions (such recommendation, the “Company Board Recommendation”) and directing that this Agreement and the Merger be submitted to the Company’s shareholders at a duly held meeting of such shareholders for such purpose (the “Company Shareholders Meeting”), and such resolutions remain in full force and effect and have not been amended or withdrawn (except as, and only to the extent, expressly permitted by Section 5.02(c)). Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding Company Common Shares and Company Voting Preferred Shares, voting as a single class, in each case entitled to vote at the Company Shareholders Meeting (the “Company Shareholder Approval”), no other corporate proceedings on the part of the Company are necessary to authorize, adopt or approve this Agreement or to consummate the Merger and the Transactions (except for the filing of the Certificate of Merger with the Secretary of State pursuant to the OGCL). The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Assuming the accuracy of Parent’s representation in Section 3.12, the Company has taken all necessary action such that the provisions of Chapter 1704 of the OGCL are not applicable to the Company, Parent, Merger Sub, this Agreement, the Merger or the Transactions, and no other Takeover Laws or any anti-takeover provision in the Company Articles or the Company Regulations are, or at the Effective Time will be, applicable to the Company, Parent, Merger Sub, this Agreement or any of the Merger Transactions. For purposes of this Agreement, “Takeover Laws” means any “moratorium”, “control share acquisition”, “fair price”, “supermajority”, “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws.

(c) Neither the Company nor any Company Subsidiary has in effect a “poison pill”, shareholder rights plan or other similar plan or agreement.

SECTION 4.05. No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger Transactions will not, (i) conflict with or result in any violation of any provision of the Company Articles, the Company Regulations or the comparable charter, bylaws or other organizational documents of any Company Subsidiary (assuming that the Company Shareholder Approval is obtained), (ii) conflict with, result in any breach or violation of or default (with or without notice or lapse of time, or both) under, terminate or give rise to a right of termination, vesting, cancellation, amendment, notification, purchase or sale (including any purchase option, option to sell, right of first refusal, right of first offer, right of first negotiation or similar option or right) under, or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities, or other equity interests or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or any Company Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets (assuming that the Company Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with, or any other action by, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger Transactions, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement in definitive form and (B) the filing with the SEC of such reports and other filings under, and such other compliance with, the Exchange Act and the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with and filings under the HSR Act, (iii) such Consents from, or such filings and submissions as may be necessary or advisable to or with, CFIUS in connection with the Transactions, (iv) the filing of the Certificate of Merger with the Secretary of State as required by the OGCL and appropriate documents with the relevant authorities of the other jurisdictions in which Parent and the Company are qualified to do business, (v) such Consents from, or registrations, declarations, notices or filings made to or with, the FCC (including any review by Team Telecom Agencies in connection with any FCC filing) as are required in connection with the Transactions (the “Company FCC Consents” and, together with the Parent FCC Consents, the “FCC Consents”), (vi) such Consents from, or registrations, declarations, notices or filings made to or with, State Regulators as are required in connection with the Transactions (the “Company PSC Consents” and, together with the Parent PSC Consents, the “PSC Consents”), (vii) such Consents from, or registrations, declarations, notices or filings made to or with, Foreign Regulatory Agencies as are required in connection with the Transactions, (viii) such Consents from, or registrations, declarations, notices or filings made to or with, governments of Localities in connection with the provision of telecommunication and media services as are required in connection with the Transactions (the “Company Local Consents” and, together with the Parent Local Consents, the “Local Consents”) and (ix) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.06. SEC Documents; Undisclosed Liabilities. (a) The Company has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since January 1, 2017 (such documents, together with any documents filed with or furnished to the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, but excluding the Proxy Statement, being collectively referred to as the “Company SEC Documents”).

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of requirements of the Sarbanes-Oxley Act of 2002 and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets.

(e) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(f) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s published financial statements or other Company SEC Documents.

(g) Since January 1, 2019, none of the Company, the Company’s independent accountants, the Company Board or the audit committee of the Company Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company.

(h) None of the Company Subsidiaries is, or has at any time since January 1, 2019 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein.

SECTION 4.08. Absence of Certain Changes or Events. From January 1, 2019 to the date of this Agreement, (i) there has not occurred any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) neither the Company nor any of the Company Subsidiaries has taken any action which, if taken after the date of this Agreement and prior to the Closing Date without the prior written consent of Parent, would constitute a breach of Section 5.01(a)(i), 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(a)(v), 5.01(a)(vii), 5.01(a)(viii), 5.01(a)(ix) or 5.01(a)(xx) (with respect to Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(a)(v), Section 5.01(a)(vii), Section 5.01(a)(viii) and 5.01(a)(ix)) and (iii) each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

SECTION 4.09. Taxes. (a) (i) Each of the Company and each Company Subsidiary has timely filed (or caused to be filed), taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of the Company and each Company Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no material deficiency for any Tax has been asserted or assessed by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b) No material Tax Return of the Company or any Company Subsidiary is under audit or examination by any taxing authority, and no written notice of a pending audit or examination has been received by the Company or any Company Subsidiary. No deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that were not finally resolved in full prior to the date of the most recent Company SEC Documents. No requests for extensions or waivers of any statute of limitation or other time to assess any material Taxes are pending. No other procedure, proceeding or contest of any refund or deficiency in respect of material Taxes is pending in or on appeal from any Governmental Entity.

(c) No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is subject to taxation by that jurisdiction.

(d) Each of the Company and each Company Subsidiary has complied in all material respects with all applicable Laws relating to the collection, payment and withholding and remittances of Taxes.

(e) Neither the Company nor any Company Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries or customary Tax payment or indemnification provisions in Contracts the primary purpose of which does not relate to Taxes).

(f) Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was the Company and/or any Company Subsidiary).

(g) Within the past three years, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(h) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” or a “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding provision of applicable Laws) executed on or prior to the Closing Date, (iv) to the Knowledge of the Company, an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (v) a change in the method of accounting made on or prior to the Closing Date or (v) an election under Section 108(i) of the Code (or any corresponding provision of applicable Laws) made on or prior to the Closing Date.

SECTION 4.10. Benefits Matters; ERISA Compliance. (a) The Company has delivered or made available to Parent true and complete copies of (i) all material Company Benefit Plans or, in the case of any unwritten material Company Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Company Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Company Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Company Benefit Plan (if any). For purposes of this Agreement, “Company Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by the Company, any Company Subsidiary or any other person or entity that, together with the Company is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a “Company Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of the Company or any Company Subsidiary (each a “Company Participant”) and (B) all employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements between the Company or any Company Subsidiary and any Company Participant. Section 4.10 of the Company Disclosure Letter contains a true and complete list, as of the date of this Agreement, of all material Company Benefit Plans.

(b) All Company Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the U.S. Internal Revenue Service (the “IRS”) or a non-U.S. Governmental Entity (as applicable) to the effect that such Company Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would reasonably be expected to result in the loss of its qualification.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in any material liability to the Company, other than a Company Pension Plan that is a “multiemployer” plan within the meaning of Section 4001(a)(3) of ERISA, in the case of each Company Pension Plan, (i) no Company Pension Plan had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions made available to Parent, (ii) none of the Company Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived and no such plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (iii) none of such Company Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Company Benefit Plan or trust or any other material liability to the Company or any Company Subsidiary, and (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Company Benefit Plan during the last six years. None of the Company, any Company Subsidiary or any Company Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(d) With respect to each material Company Benefit Plan that is an employee welfare benefit plan, (i) such Company Benefit Plan (including any Company Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of the Company or the Company Subsidiaries or terminated, in each case, without material liability to the Company and the Company Subsidiaries on or at any time after the Effective Time and (ii) no such Company Benefit Plan is unfunded or self-insured or funded through a “welfare benefit fund” (as defined in Section 419(e) of the Code) or other funding mechanism.

(e) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Company Benefit Plan and (ii) the Company and each of the Company Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Company Benefit Plans.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, all contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Benefit Plan have been paid or accrued in accordance with the terms of such Company Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws). Except as fully accrued or reserved against on the Company’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Company Benefit Plan.

(h) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims or Actions by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any such Company Benefit Plan or the assets of any Company Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i) Each Company Stock Option (i) was validly issued and properly approved by the Company Board (or compensation committee thereof) in accordance with the applicable Company Stock Plan, (ii) has an exercise price per Company Common Share equal to or greater than the fair market value of a Company Common Share at the close of business on the date of such grant, and (iii) qualifies for the tax and accounting treatment afforded to such Company Stock Option in the Company’s tax returns and the Company’s financial statements, respectively.

(j) None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of any of the Merger Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Company Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any Company Participant. No Company Participant is entitled to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

SECTION 4.11. Litigation. There is no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of the Company, any investigation by any Governmental Entity involving the Company or any Company Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 4.12. Compliance with Applicable Laws. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the

Company and the Company Subsidiaries are in compliance with all applicable Laws and the Company Permits. To the Knowledge of the Company, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that the Company or a Company Subsidiary is not in compliance with any applicable Law or Company Permit or which challenges or questions the validity of any rights of the holder of any Company Permit. This section does not relate to Tax matters, employee benefits matters, labor matters, environmental matters or Intellectual Property matters.

SECTION 4.13. Environmental Matters. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and the Company Subsidiaries have complied with all Environmental Laws, and are in compliance with all Environmental Laws, and neither the Company nor any Company Subsidiary has received any written communication that alleges that the Company or any Company Subsidiary is in violation of, or has liability under, any Environmental Law and, except as reflected in the most recent audited financial statements of the Company included in the Company SEC Documents, to the Knowledge of the Company, no known capital or other expenditure is required for the Company or the Company Subsidiaries to achieve or maintain compliance with Environmental Law;

(b) the Company and the Company Subsidiaries have obtained and complied with, and are in compliance with, all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither the Company nor any Company Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(c) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries;

(d) there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against, or obligation pursuant to Environmental Law to conduct any Remedial Action on the part of, the Company or any of the Company Subsidiaries;

(e) neither the Company nor any of the Company Subsidiaries is conducting or undertaking any Remedial Action relating to any Release or threatened Release of any Hazardous Material; and

(f) neither the Company nor any of the Company Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of the Company Subsidiaries.

SECTION 4.14. Contracts. (a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that:

(i) is required to be filed by the Company pursuant to Item 601(b) of Regulation S-K under the Securities Act (other than any Company Benefit Plan);

(ii) relates to any partnership, joint venture, co-investment, limited liability, strategic alliance or similar agreement involving the Company or any of the Company Subsidiaries (other than any such agreement solely between or among the Company and the Company Subsidiaries);

(iii) contains any non-compete, exclusivity, “most favored nations” or other similar provision that limits or purports to limit, in any material respect, either the type of business in which the Company or any of the Company Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage, the terms or conditions the Company or any of the Company Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) can offer to any other Person, or the geographic area in which the Company or any of the Company Subsidiaries (or, after giving effect to the Mergers, Parent or its Subsidiaries) may so engage;

(iv) provides for the acquisition or disposition by the Company or any Company Subsidiary of any properties or assets (except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business consistent with past practice), in each case with a fair market value in excess of $15,000,000;

(v) involves any pending or contemplated merger, consolidation or similar business combination transaction;

(vi) by its terms obligates the Company or any of the Company Subsidiaries to make expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) or entitles the Company or any of the Company Subsidiaries to payments (A) in excess of $10,000,000 in any 12 month period or (B) in excess of $50,000,000, in the aggregate over the term of such Contract; provided that expenditures and payments under hardware reseller arrangements will be measured on a net basis; provided further that customer Contracts entered into in the ordinary course of business are not required to be scheduled until 45 calendar days after the date of this Agreement;

(vii) relates to the settlement or proposed settlement of any dispute or Action in which the amount to be paid in settlement involves (A) the issuance of any securities by the Company or any of the Company Subsidiaries, or (B) the payment of any cash or other consideration having a value, in each case, of more than $1,000,000;

(viii) contains a standstill or similar Contract pursuant to which the Company or any of the Company Subsidiaries has agreed not to acquire assets or securities of any other Person;

(ix) was entered into with any of the Company Subsidiaries or any other Person in which the Company holds, directly or indirectly, any equity interest, which relates to the rights of the Company with respect to voting, rights of first offer, rights of first refusal or other similar rights regarding such equity interests in such Person;

(x) evidences a capitalized lease obligation in excess of $10,000,000, or that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage, suretyship, “keep well” or other agreement providing for or guaranteeing indebtedness of any Person in excess of $10,000,000 (other than surety or performance bonds, letters of credit or similar agreements entered into in the ordinary course of business consistent with past practice in each case to the extent not drawn upon), except for any Contract solely among or between the Company and any of the Company Subsidiaries;

(xi) contains restrictions on the ability of the Company or any of the Company Subsidiaries to pay dividends or other distributions (other than pursuant to the Company Articles and the Company Regulations);

(xii) contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5,000,000, or constitutes an interest rate cap, interest rate collar, interest rate swap or other Contract relating to a hedging transaction;

(xiii) is (A) material license (by or to the Company or any Company Subsidiary), covenant not to sue, escrow, or other Contract that grants rights in or to any material Intellectual Property rights and (B) an exclusive license or other Contract affecting the Company’s or any of the Company Subsidiaries’ ability to disclose, own, enforce, use, or license any material Intellectual Property (provided, however, that the following are not required to be scheduled but shall constitute Material Contracts solely for purposes of Section 4.14(b) and the last sentence of Section 4.14(c) if they otherwise qualify: (w) non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice; (x) non-exclusive licenses implied by the sale of a product and (y) licenses of commercially available, unmodified, off-the-shelf Software licensed pursuant to click-through, click-wrap, or standard terms and conditions for less than $10,000,000 annually); or

(xiv) would prohibit or materially delay the consummation of the Merger or the Transactions.

Each such Contract described in clauses (i) through (xiv) above is referred to herein as a “Material Contract”.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract (including, for purposes of this Section 4.14(b), any Contract entered into after the date of this Agreement that would have been a Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, subject to the Bankruptcy and Equity Exception, (ii) each such Material Contract is in full force and effect and (iii) none of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

(c) The Company has made available to Parent prior to the date of this Agreement, accurate and complete copies of all written Material Contracts, including all amendments thereto as in effect as of the date of this Agreement. Neither the Company nor any of the Company Subsidiaries has given or received notice of any violation or default under any Material Contract.

SECTION 4.15. Properties. (a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property owned in fee simple by the Company or any of the Company Subsidiaries (the “Company Owned Real Property”). Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, either the Company or the Company Subsidiaries: (i) has good and valid fee simple title to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) is in sole and exclusive possession of the Company Owned Real Property and there are no leases, licenses, occupancy agreements or any other similar arrangement (the “Real Property Leases”) pursuant to which any third party is granted the right to use any Company Owned Real Property, other than Permitted Liens; (iii) has sufficient right of ingress and egress to the Company Owned Real Property in all material respects and enjoys peaceful and quiet possession thereof; and (iv) there are no outstanding options or rights of first offer or refusal to purchase the Company Owned Real Property.

(b) Section 4.15(b) the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all of the real property leased by Company or any of the Company Subsidiaries for which the annual rental value exceeds $5,000,000 pursuant to a Real Property Lease (the “Company Leased Real Property” and, together with the Company Owned Real Property, the “Company Real Property”). Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, with respect to the Company Leased Real Property and each Real Property Lease: (i) each Real Property Lease is in full force and effect, and the Company or a Company Subsidiary holds a valid and existing leasehold interest under each Real Property Lease; (ii) the possession and quiet use and enjoyment of the Company Leased Real Property under such Real Property Lease has not been disturbed and there are no disputes with respect to any such Real Property Lease; (iii) none of the Company or any Company Subsidiary has given or received any written notice of default pursuant to any such Real Property Lease; (iv) none of the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party to such Real Property Lease, is in breach or violation of, or in default under, such Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach, violation or default, or permit the termination, modification or acceleration of rent under such Real Property Lease on the part of the Company or any Company Subsidiary, nor, to the Knowledge of the Company, on the part of the other party thereto; (v) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been re-deposited in full; (vi) neither the Company nor any Company Subsidiary owes, or will owe in the future based on arrangements currently in existence, any brokerage commissions or finder’s fees with respect to any Real

Property Lease; (vii) none of the Company or any Company Subsidiary has collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, other than Permitted Liens; (viii) there are no Liens on the estate or interest created by such Real Property Lease, other than Permitted Liens; and (ix) none of the Company or any Company Subsidiary has subleased, licensed or otherwise granted any person the right to use or occupy any Company Leased Real Property or any portion thereof.

SECTION 4.16. Intellectual Property. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a true and complete list of (i) all (A) issued patents and patent applications, (B) trademark registrations and applications, (C) copyright registrations and applications, and (D) domain name registrations, in each case, included in the Owned IP, all of which is valid, enforceable, and subsisting and (ii) all material unregistered trademarks and material unregistered Proprietary Software included in the Owned IP;

(b) the Company and the Company Subsidiaries solely and exclusively own, free and clear of all Liens, other than Permitted Liens, all Owned IP or are validly licensed or otherwise have the valid right to use, all Intellectual Property used in or necessary for the operation of their business as currently conducted, and none of the foregoing will be adversely impacted by the execution of this Agreement or the consummation of any of the Transactions (including that no payment of any additional consideration or third party consent will be due or required as a result thereof);

(c) neither the Company nor any of the Company Subsidiaries has received in the six (6) years prior to the date of this Agreement any written notice from any Person, and there are no pending or, to the Knowledge of the Company, threatened, Actions, against the Company or any of the Company Subsidiaries, (i) asserting the infringement, misappropriation or violation of any Intellectual Property rights by the Company or any of the Company Subsidiaries or (ii) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of the Company or any of the Company Subsidiaries with respect to, any Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any of the Company Subsidiaries (collectively, “Owned IP”);

(d) none of the Owned IP is subject to any outstanding Judgment, contract Action or consent, or settlement of or with any Governmental Entity or other Person restricting the use, ownership, or disposition thereof;

(e) neither the Company nor any of the Company Subsidiaries has sent any written notice in the three (3) years prior to the date of this Agreement to any Person, and there are no pending Actions, by the Company or any of the Company Subsidiaries, (i) asserting the infringement, misappropriation or violation of any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries or (ii) challenging the validity, enforceability, priority or registrability of, or any right, title or interest of any Person with respect to, any Intellectual Property owned by such Person;

(f) (i) to the Knowledge of the Company, no Person is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of the Company Subsidiaries and (ii) the Company, the Company Subsidiaries and the conduct of the businesses of the Company and the Company Subsidiaries as currently conducted did not in the past four (4) years and do not currently infringe upon, misappropriate or violate the Intellectual Property rights of any Person;

(g) (i) all current or former employees of the Company or one of the Company Subsidiaries who have created or developed (in whole or in part) any material Owned IP have entered into enforceable assignment agreements pursuant to which such Persons have presently assigned all rights therein to the Company or a Company Subsidiary (or all such rights vest therein by operation of Law) and (ii) to the Knowledge of the Company, no such Person has claimed any ownership interest in any material Owned IP;

(h) none of the source code for any Proprietary Software is subject to any Copyleft License Terms, and to the Knowledge of the Company, no Person other than the Company or any of the Company Subsidiaries is in possession of the source code for any Proprietary Software, excluding independent contractors and consultants of Company or any of the Company Subsidiaries who use such source code for the sole benefit of the Company or any of the Company Subsidiaries;

(i) the Company and the Company Subsidiaries have taken commercially reasonable measures to protect the confidentiality, security and integrity of their material trade secrets, and the security, integrity and continuous operation of (i) the IT Assets and (ii) the personal information collected, stored, processed, gathered, used, held for use or accessed by the Company or the Company Subsidiaries in the course of the operations of their respective businesses. The Company and the Company Subsidiaries are in compliance in all material respects with all applicable privacy, data security and data protection laws, regulations, written Company policies, and written contractual requirements in all relevant jurisdictions;

(j) to the Knowledge of the Company, the IT Assets (i) meet the needs of the Company’s or any of the Company Subsidiaries’ business as currently conducted and, (ii) are owned or validly accessed and used by Company or any of the Company Subsidiaries, (iii) operate and perform in accordance with their documentation and functional specifications, (iv) do not contain any virus, malicious code, damaging devices or other routine or components designed to materially adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, systems, or Software, and (v) have not materially malfunctioned or failed in the three (3) years prior to the date of this Agreement in a manner that has had a material impact on the businesses of the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have not experienced any security incident that has compromised the integrity or availability of the IT Assets, or resulted in a loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information, Intellectual Property and confidential, proprietary business information used, held for use, maintained or processed by the Company or any of the Company Subsidiaries, nor has there been any other compromise of the security, confidentiality, availability or integrity of such information or data or of the IT Assets upon which such information resides; and

(k) the Company and the Company Subsidiaries have not received any written notice of claims, investigations, or alleged violations of law, regulation, or contract with respect to personal data or information security-related incidents, nor have the Company and the Company Subsidiaries notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident.

SECTION 4.17. Labor Matters. (a) Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Company Collective Bargaining Agreements. The Company has made available to Parent copies of such Company Collective Bargaining Agreements, including with respect to employees based outside the United States. Neither the Company nor any of the Company Subsidiaries has breached or otherwise failed to comply with any provision of any Company Collective Bargaining Agreement, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (ii) to the Knowledge of the Company, no union organizational campaign is in progress with respect to the employees of the Company or any Company Subsidiary and no question concerning representation of such employees exists; (iii) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice; (iv) there are not any unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before the National Labor Relations Board; (v) there are not any pending, or, to the

Knowledge of the Company, threatened, union grievances against the Company or any Company Subsidiary that reasonably could be expected to result in an adverse determination; (vi) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (vii) neither the Company nor any Company Subsidiary has received written communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary and, to the Knowledge of the Company, no such investigation is in progress.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) all individuals who are or were performing consulting or other services for the Company or any Company Subsidiary are or were correctly classified under all applicable Laws by the Company or such Company Subsidiary as either “independent contractors” (or comparable status in the case of a non-U.S. entity) or “employees” as the case may be and (ii) all individuals who are or were classified as “employees” of the Company or any Company Subsidiary are or were correctly classified under all applicable Laws by the Company or such Company Subsidiary, as exempt or non-exempt, as the case may be.

SECTION 4.18. Brokers’ Fees and Expenses. No broker, investment banker, financial advisor or other Person, other than Moelis & Co. and Morgan Stanley & Co. LLC (the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent true and complete copies of all agreements between the Company and the Company Financial Advisors relating to the Merger or the Transactions, subject to redactions of the portions of such agreement relating to the calculation of the fees payable to such Company Financial Advisors. The Company has separately provided Parent with the result of a calculation of the approximate amount of the fees that will be payable to the Company Financial Advisors as a result of the Merger and the transactions contemplated by the Brookfield Agreement. No amounts will be payable to the Company Financial Advisors in connection with the Brookfield Agreement or the transactions contemplated thereby, except as are credited to any amounts payable in connection with the Merger or the Transactions.

SECTION 4.19. Opinion of Financial Advisors. The Company has received the opinions of each of the Company Financial Advisors, to the effect that, as of the date of such opinions and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Shares other than holders of Excluded Shares and Company Common Shares held immediately prior to the Effective Time by (a) the Company as treasury shares, (b) Parent or Merger Sub and (c) any direct or indirect wholly owned Subsidiary of the Company or of Parent (other than Merger Sub), is fair, from a financial point of view, to such holders.

SECTION 4.20. Communications Regulatory Matters .

(a) The Company and each of the Company Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC or State Regulators and all other material regulatory permits, approvals, licenses and other authorizations, including franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any of the Company Subsidiaries by a Governmental Entity that are required for the Company and each of the Company Subsidiaries to conduct its business, as presently conducted (collectively, the “Company Licenses”).

(b) Each Company License is valid and in full force and effect and has not been suspended, revoked, canceled or adversely modified. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements are set forth on the face of the applicable authorization or (ii) any pending Action by or before the FCC or any State Regulator to suspend, revoke or cancel, or any judicial review of a decision by the FCC or any State Regulator with respect thereto. There is no (A) to the Knowledge of the Company, event, condition or circumstance attributable specifically to the Company that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), (B) pending or, to the Knowledge of the Company, threatened FCC or State Regulator regulatory Action relating specifically to one or more of the Company Licenses or (C) event, condition or circumstance attributable specifically to the Company that would materially impair, delay or preclude the ability of the Company or the Company Subsidiaries to obtain any Consents from any Governmental Entity. No Company License, order or other agreement, obtained from, issued by or concluded with any State Regulator imposes or would impose restrictions on the ability of any Company Subsidiary to make payments, dividends or other distributions to the Company or any other Company Subsidiary that limits, or would reasonably be expected to limit, the cash funding and management alternatives of the Company on a consolidated basis in a manner disproportionate to restrictions applied by such State Regulators to similarly situated companies.

(c) The Company, with respect to any Company License and any activity regulated by the FCC or any State Regulator but not requiring a License (“Unlicensed Activity”), and each licensee of each Company License and each Company Subsidiary engaged in Unlicensed Activity (each, an “Unlicensed Subsidiary”) is, and since December 31, 2016, has been, in compliance with each Company License and has fulfilled and performed all of its obligations with respect thereto and with respect to any Unlicensed Activity required by the Communications Act of 1934, as amended (the “Communications Act”), or the rules, regulations, written policies and orders of the FCC (the “FCC Rules”) or similar rules, regulations, written policies and orders of State Regulators, and the payment of all regulatory fees and contributions, except for exemptions, waivers or similar concessions or allowances and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each licensee of each Company License and each of its Unlicensed Subsidiaries is in good standing with the FCC and all other Governmental Entities, and neither the Company nor any such licensee or any of its Unlicensed Subsidiaries is, to the Knowledge of the Company, the respondent with respect to any formal complaint, investigation, audit, inquiry, subpoena, forfeiture, or petition to suspend before the FCC, the Universal Service Administrative Company (the “USAC”) or any other Governmental Entity and except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company or a Company Subsidiary owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses and each of its Unlicensed Subsidiaries.

(d) Neither the Company nor any of the Company Subsidiaries is subject to any currently effective cease-and-desist order or enforcement action issued by, or is a party to any consent agreement or memorandum of understanding with, or has been ordered since December 31, 2016, to pay any civil money penalty by, the FCC, USAC or any other Governmental Entity (other than a taxing authority, which is covered by Section 4.09), other than those of general application that apply to similarly situated providers of the same services or their Subsidiaries and that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect (each item in this sentence, whether or not set forth in the Company Disclosure Letter, a “Company Regulatory Agreement”), nor has the Company or any of the Company Subsidiaries been advised in writing since December 31, 2016 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 4.21. Insurance. The Company has made available to Parent all material insurance policies maintained by the Company or any Company Subsidiary (each, an “Insurance Policy”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all Insurance Policies are in full force and effect, (b) all premiums due and payable thereon have been paid, (c) neither the Company nor any Company Subsidiary is in breach or default under any Insurance Policy and

(d) neither the Company nor any of the Company Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit the termination or modification, of any Insurance Policy.

SECTION 4.22. Certain Business Practices. The Company, the Company Subsidiaries and, to the Knowledge of the Company, their respective directors, officers, employees, consultants and agents, in each case acting on behalf of the Company, have complied in all material respects at all times since January 1, 2017, and are in compliance in all material respects with (a) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (b) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and the Company Subsidiaries operate and in which any agent thereof is conducting or has conducted business involving the Company or any of the Company Subsidiaries. None of the Company, any of the Company Subsidiaries and/or, to the Knowledge of the Company, any of the Company’s and the Company Subsidiaries’ respective directors, officers, employees, consultants and agents in each case acting on behalf of the Company have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation in any material respect of the FCPA and any Laws described in clause (b) of the immediately preceding sentence, except as, individually or in the aggregate, would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. As used in this Section 4.22, the term “Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization. The Company and the Company Subsidiaries maintain policies and procedures reasonably designed to ensure compliance with the FCPA and other anti-bribery, anti-corruption and anti-money laundering Laws in each jurisdiction in which the Company or any of the Company Subsidiaries operates.

SECTION 4.23. Affiliate Transactions. No officer, director or Affiliate of the Company, or any of the Company Subsidiaries is a party to any Material Contract with or binding upon the Company or any of the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property used by the Company or any of the Company Subsidiaries or, since January 1, 2017, has engaged in any material transaction with the Company or any of the Company Subsidiaries that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that has not been so disclosed in the Company SEC Documents.

SECTION 4.24. Brookfield Agreement. The termination of the Brookfield Agreement effected in accordance with Section 1.07 was duly authorized and validly effected in accordance with the terms thereof. No termination fee is payable to Brookfield other than the Brookfield Termination Fee and the Company has no other liability or obligation under the Brookfield Agreement, including with respect to the payment of any other termination fees or (other than as contemplated by Section 4.18) any other fees and expenses. As of the date of this Agreement, the Company has not received notice of any breach of the Brookfield Agreement.

SECTION 4.25. No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, Parent and Merger Sub acknowledge that none of the Company, the Company Subsidiaries or any other Person on behalf of the Company makes any other express or implied representation or warranty in connection with the Transactions, and that neither Parent nor Merger Sub has relied on any such other representation or warranty.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in the Company Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and business relationships. In addition, and without limiting the generality of the foregoing, except for matters set forth in the Company Disclosure Letter, required by applicable Law or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, do any of the following:

(i) (A) amend the Company Articles, (B) amend the Company Regulations or (C) amend the charter or organizational documents of any Company Subsidiary;

(ii) (A) authorize, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by the Company to holders of its 6 3/4% Preferred Shares and (2) dividends and distributions by a direct or indirect wholly owned Company Subsidiary to its stockholders or other equity holders, (B) other than with respect to any wholly owned Company Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(iii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to (1) the Company Stock-Based Awards, in each case, pursuant to their terms in effect on the date hereof or thereafter granted as permitted by the provisions of Section 5.01(a)(iii) or (2) any such transaction by the Company or a wholly owned Company Subsidiary in respect of such capital stock, securities or interests in a wholly owned Company Subsidiary;

(iii) authorize for issuance, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of the Company or any Company Subsidiary, other than (1) upon conversion of any 6 3/4% Preferred Shares outstanding at the close of business on the date of this Agreement into Company Common Shares in accordance with the Company Articles and (2) the issuance of Company Common Shares upon the vesting, exercise or settlement, as applicable, of Company Stock-Based Awards outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(a)(iii), or the issuance of shares of capital stock of a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary (B) any other equity interests or voting securities of the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, (E) any rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of the Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary, other than in the case of a Company Subsidiary, an issuance, delivery or sale to the Company or any wholly owned Company Subsidiary, or (F) any Company Voting Debt;

(iv) except as required to comply with applicable Law or to comply with any Company Benefit Plan as in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or materially amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any Company Benefit Plan (or any award thereunder), (B) grant or increase in any manner the salaries, bonuses, or incentive-based compensation or benefits of or pay any bonus to, or grant any loan to any Company Participant other than increases in annual salary or benefits made in the ordinary course of business consistent with past practice to Company Participants who have an annual base salary of less than $250,000, (C) grant, amend or modify any equity or equity-based awards of any Company Participant, (D) grant or pay any change in control, retention, severance, termination or similar compensation or benefits to, or increase in any manner the change in control, retention, severance, termination or similar compensation or benefits of, any Company Participant, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan, except to the extent required by applicable Law or GAAP, (G) change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined or (H) hire or terminate without cause any Company Participant, other than in the ordinary course of business with respect to any such Company Participant who is not an “executive officer” as defined in Rule 3b-7 of the Exchange Act;

(v) make any material changes in financial accounting methods, principles or practices, except insofar as may be required (A) by GAAP (or any interpretation thereof), (B) by any applicable Law, including Regulation S-X under the Securities Act, or (C) by any Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization);

(vi) other than in the ordinary course of business, (A) make any Tax election that results in a material amount of Taxes of the Company or any Company Subsidiary, (B) make any changes to any existing Tax election that results in a material amount of Taxes of the Company or any Company Subsidiary, (C) settle or compromise any Tax claim or assessment or surrender any right to claim a Tax refund with respect to a material amount of Taxes, (D) file an amendment to any Tax Return if such amendment results in a material amount of Taxes, (E) fail to pay any material Taxes that are due and payable or (F) prepare any Tax Return in a manner which is materially inconsistent with past practice;

(vii) except as permitted under Section 5.01(a)(x), make or agree to make any acquisition of, or investment in, any properties, assets, securities or business (including by merger, sale of stock, sale of assets or otherwise) if the amount of consideration paid or transferred by the Company and the Company Subsidiaries in connection with (A) any single such transaction would exceed $1,000,000 or (B) all such transactions would exceed $10,000,000 in the aggregate, except in each case for the acquisitions of supplies, inventory, merchandise or products in the ordinary course of business consistent with past practice; provided, that in no event shall the Company or any of the Company Subsidiaries make any acquisition or investment which would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Transactions;

(viii) sell or lease to any Person, in a single transaction or series of related transactions, any of its properties or assets having a value in excess of $1,000,000 individually or $10,000,000 in the aggregate, except (A) ordinary course dispositions of inventory and dispositions of obsolete, surplus or worn out assets or assets that are no longer used or useful in the conduct of the business of the Company or any of the Company Subsidiaries or (B) transfers among the Company and its wholly owned Subsidiaries;

(ix) (A) incur any Indebtedness, except for (1) Indebtedness incurred under (x) the Company’s revolving credit facility or (y) the Company’s accounts receivable securitization facility, each as existing on the date of this Agreement (including, in each case, the aggregate amount of commitments in effect thereunder on the date of this Agreement) or as amended in the ordinary course of business consistent with past practice (other than amendments to the amount of Indebtedness thereunder) (including, in each case, in respect of letters of credit), in the ordinary course of business consistent with past practice, (2) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, hardware flooring arrangements, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business, (3) intercompany Indebtedness among the Company and its wholly owned Subsidiaries, (4) guarantees by the Company of Indebtedness of the Company Subsidiaries, which Indebtedness is incurred in compliance with this Section 5.01(a)(ix), and (5) capitalized lease obligations in respect of software and equipment and installment obligations in respect of insurance, in each case incurred in the ordinary course of business consistent with past practice, (B) enter into any swap or hedging transaction or other derivative agreements other than in the ordinary course of business or (C) make any loans, capital contributions or advances to, or investments in, any Person other than (x) to the Company or any wholly owned Subsidiary of the Company or (y) as permitted pursuant to Section 5.01(a)(vii) in each case not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(x) make any capital expenditures in any fiscal year that are in the aggregate in excess of (A) the amounts set forth in the capital expenditure plan set forth on Section 5.01(a)(x) of the Company Disclosure Letter with respect to such fiscal year plus (B) 5% of such amounts;

(xi) (A) except in the ordinary course of business, amend in any material respect, terminate (other than at the end of the term), renew or materially extend, or waive any material noncompliance with the terms of or breaches under, any Material Contract, or enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement; or (B) enter into any Contract or amend any Contract if the consummation of the Merger or the Transactions would conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to an obligation to make an offer to purchase or redeem any Indebtedness or capital stock, voting securities or other equity interests or any loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of properties or assets of the Company or any Company Subsidiary under such new Contract or as a result of such amendment to such existing Contract, as applicable;

(xii) grant any Lien (other than Permitted Liens) on any of its material assets other than (A) to secure Indebtedness and other obligations in existence at the date of this Agreement (and required to be so secured by their terms) or permitted under Section 5.01(a)(ix) or (B) to the Company or to a wholly owned Company Subsidiary;

(xiii) (A) sell, transfer, license, sublicense, covenant not to assert, abandon, permit to lapse or otherwise dispose of any material Owned IP, except for grants of non-exclusive licenses of such material Owned IP to customers in the ordinary course of business consistent with past practice, or (B) disclose to any Person who has not entered into a reasonably protective written agreement to protect the confidentiality of any material trade secrets or other material confidential information (including any source code for any Proprietary Software);

(xiv) compromise, settle or agree to settle any pending or threatened Action, other than settlements of any pending or threatened Action (A) with respect to which there is a specific reserve in the balance sheet (or the notes thereto) of the Company as of September 30, 2019 included in the Filed

Company SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (B) that do not involve payment by the Company or the Company Subsidiaries of more than $2,000,000 individually or $5,000,000 in the aggregate; provided that no settlement of any pending or threatened Action may: (1) involve any injunctive or equitable relief, or impose material restrictions, on the business activities of the Company or the Company Subsidiaries, (2) involve any admission of wrongdoing by the Company or the Company Subsidiaries, (3) involve the grant of any license, sublicense, cross-license, covenant not to assert, or similar arrangement by the Company or any of the Company Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries or (4) impose any restrictions on the use by the Company or any of the Company Subsidiaries of any material Intellectual Property owned by or licensed to the Company or any of the Company Subsidiaries;

(xv) cancel any Indebtedness owed to the Company or a Company Subsidiary or waive any claims or rights, in each case in an amount not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

(xvi) enter into, modify, amend or terminate any Company Collective Bargaining Agreement, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law or (B) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law or the terms of any Company Collective Bargaining Agreement as in effect as of the date of this Agreement;

(xvii) assign, transfer, lease, cancel, fail to renew or fail to extend any material Company License issued by the FCC or any State Regulator or discontinue any operations that require prior regulatory approval for discontinuance, other than (A) transfers between the Company and the Company Subsidiaries or between Company Subsidiaries and (B) non-renewal or non-extension of Company Licenses solely related to discontinued businesses of the Company and that do not require regulatory approval for discontinuance;

(xviii) authorize, adopt or implement a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(xix) enter into any agreement with respect to the voting of any of their respective share capital, partnership interests or other equity interests; or

(xx) authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

(b) Except as expressly contemplated or permitted by this Agreement or as required by applicable Law, Judgment or a Governmental Entity, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated pursuant to Section 8.01), neither Parent nor Merger Sub shall, without the prior written consent of the Company, take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions.

(c) No Control of Parent’s Business. The Company acknowledges and agrees that (i) nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

(d) No Control of the Company’s Business. Parent acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

(e) Advice of Changes. Parent and the Company shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events which have occurred since the date of this Agreement, has had or would reasonably be expected to have, with respect to Parent, a Parent Material Adverse Effect or, with respect to the Company, a Company Material Adverse Effect.

SECTION 5.02. No Solicitation by the Company; Company Board Recommendation. (a) The Company shall not, and shall cause its Affiliates and its and their respective directors, officers and employees and each of its and their respective investment bankers, accountants, attorneys and other advisors, agents or representatives (collectively, “Representatives”) not to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Company Takeover Proposal or any inquiry, discussion or proposal that may reasonably be expected to lead to a Company Takeover Proposal, (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Company Takeover Proposal) with respect to, any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal or (iii) waive, terminate, modify, amend, release or assign any provisions of any confidentiality or standstill agreement (or similar agreement) to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining an injunction to prevent any breach of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction. The Company shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing solicitation, discussions or negotiations with any Person conducted heretofore with respect to any Company Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.

(b) Notwithstanding the foregoing, if at any time prior to obtaining the Company Shareholder Approval, the Company or any of its Representatives receives a bona fide oral or written Company Takeover Proposal, which Company Takeover Proposal did not result from any breach of this Section 5.02, (i) the Company and its Representatives may contact such Person making the Company Takeover Proposal or its Representatives to request that any bona fide Company Takeover Proposal made orally be made in writing and (ii) in response to a bona fide written Company Takeover Proposal if the Company Board determines in good faith (after consultation with its outside counsel and financial advisor) that the failure to take the following actions would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, and that such Company Takeover Proposal constitutes or is reasonably likely to lead to a Superior Company Proposal, the Company may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.02(e), (A) enter into an Acceptable Confidentiality Agreement with the Person making the Company Takeover Proposal and furnish information pursuant to an Acceptable Confidentiality Agreement (including non-public information and data) with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person), and (B) participate in discussions regarding the terms of such Company Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Company Takeover Proposal (and such Person’s Representatives). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02 by any Representative of the Company or any of its Affiliates shall constitute a breach of this Section 5.02 by the Company.

(c) Except as set forth below, neither the Company Board nor any committee thereof shall (i) (A) withdraw or fail to make when required by this Agreement (or modify in any manner adverse to Parent), or propose or agree to withdraw or fail to make when required by this Agreement (or modify in any manner adverse to Parent), the Company Board Recommendation or (B) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, any Company Takeover Proposal (any action described in this clause

(i) being referred to as a “Company Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any confidentiality agreement (other than an Acceptable Confidentiality Agreement) letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (an “Acquisition Agreement”) constituting, or that may reasonably be expected to lead to, a Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Company Board may (I) make a Company Adverse Recommendation Change or (II) cause the Company to enter into an Acquisition Agreement constituting or that may reasonably be expected to lead to a Company Takeover Proposal not obtained in violation of this Section 5.02 and terminate this Agreement pursuant to Section 8.01(c)(ii), in either case if the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), that (x) in the case of clause (I), where the Company Adverse Recommendation Change is made in response to an Intervening Event, or the consequences thereof, and the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of (A) clause (I) where such Company Adverse Recommendation Change is made in response to a Company Takeover Proposal, or (B) clause (II), such Company Takeover Proposal constitutes a Superior Company Proposal; provided, however, that the Company shall not be entitled to make a Company Adverse Recommendation Change or take any action set forth in clause (II) unless (1) the Company has given Parent at least five Business Days’ prior written notice (a “Company Notice of Recommendation Change”) (it being understood and agreed that any amendment to any material term of any Superior Company Proposal shall require a new Company Notice of Recommendation Change and a new notice period (which shall be two Business Days instead of five Business Days)) advising Parent that the Company Board intends to take such action (which notice shall specify the identity of the party making such Superior Company Proposal and the material terms thereof and, in the case of an Intervening Event, specifying the details thereof), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal or for such Intervening Event to no longer warrant a Company Adverse Recommendation Change, and (3) following the end of such notice period, the Company Board or any committee thereof shall have considered in good faith such binding offer or Intervening Event, and shall have determined that the Superior Company Proposal would continue to constitute a Superior Company Proposal if the revisions proposed in such binding offer were to be given effect or that such Intervening Event continues to warrant a Company Adverse Recommendation Change; and provided, further that any purported termination of this Agreement pursuant to this sentence shall be void and of no force and effect unless the termination is in accordance with Section 8.01 and, to the extent required under the terms of this Agreement, the Company pays or causes to be paid to Parent the applicable Company Termination Fee in accordance with Section 6.06 prior to or concurrently with such termination so long as Parent has provided the Company with wire instructions for such payment.

(d) In addition to the obligations of the Company set forth in paragraphs (a) through (c) of this Section 5.02, the Company shall (i) promptly (and in any event within 24 hours of receipt thereof by an officer or director of the Company) advise Parent orally and in writing of any Company Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Company Takeover Proposal, the material terms and conditions of any such Company Takeover Proposal or inquiry or proposal (including any changes thereto) and the identity of the Person making any such Company Takeover Proposal or inquiry or proposal, (ii) keep Parent informed in all material respects on a reasonably current basis of the status and details (including any change to the terms thereof) of any Company Takeover Proposal, and (iii) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written and electronic material exchanged between the Company or any of the Company Subsidiaries and any Person that describes any of the material terms or conditions of any Company Takeover Proposal.

(e) Nothing contained in this Section 5.02 shall prohibit the Company from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Company Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with outside counsel) failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, however, that in no event shall the Company or the Company Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(c).

(f) For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means (x) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains terms and conditions, taken as a whole, that are at least as restrictive on the Person entering into such confidentiality agreement with the Company as those contained in the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Company Takeover Proposals but shall not contain any exclusivity provision or other term that would restrict, in any manner, Parent’s ability to consummate the transactions contemplated by this Agreement, or (y) any confidentiality agreement entered into prior to the date of this Agreement.

“Company Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving the Company, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Company Subsidiary or otherwise) of any business or assets of the Company or the Company Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the total outstanding voting power of the Company, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Company Common Shares or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Company Proposal” means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Company Common Shares or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, which the Company Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) (i) is on terms more favorable from a financial point of view to the holders of Company Common Shares than the Merger, taking into account all the terms and conditions of such proposal (including the legal, financial, regulatory, timing and other aspects of the proposal and the identity of the Person making the proposal) and this Agreement (including any changes proposed by Parent to the terms of this Agreement), and (ii) is reasonably likely to be completed on the terms proposed, taking into account all legal, financial, regulatory and other aspects of such proposal, and is fully financed or for which financing (if required) is fully committed or, in the good faith determination of the Company Board, is reasonably likely to be obtained.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Proxy Statement; Company Shareholders Meeting. (a) As promptly as reasonably practicable following the date of this Agreement (but in any event not more than 45 calendar days following the date of this Agreement), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form to be sent to the shareholders of the Company relating to the Company Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, and the Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Proxy Statement and shall provide the other with copies of all related correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent, as applicable, (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) If prior to the Effective Time, any event occurs with respect to Parent or any of its Subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement, which Parent in good faith believes is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which the Company in good faith believes is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s shareholders. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d) The Company shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Company Shareholders Meeting for the sole purpose of seeking the Company Shareholder Approval. The Company shall use its commercially reasonable efforts to (i) cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the SEC confirms that it has no further comments on the Proxy Statement (or the date on which the ten-day period referred to in rule 14a-6 under the Exchange Act has expired without receipt of SEC comments or notice from the SEC that it will provide comments) (but in any event no more than 15 Business Days thereafter) and to hold the Company Shareholders Meeting as soon as practicable thereafter and (ii) solicit the Company Shareholder Approval. Subject to Section 5.02(c), the Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval and shall include such recommendation in the Proxy Statement. The Company agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or by the making of any Company Adverse Recommendation Change by the Company Board; provided, however, that the Company shall be permitted to postpone convening or to adjourn the Company Shareholders Meeting (but not beyond the End Date) if (x) such postponement or adjournment is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with Section 6.01(b) or Section 6.01(c) and to permit such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders Meeting, (y) such postponement or adjournment is in order to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval or (z) as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Common Shares and 6 3/4% Preferred Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

(e) Nothing in this Section 6.01 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted to take under, and in compliance with, Section 5.02 or required to take under, and in compliance with, applicable Law or Judgment of a Governmental Entity of competent jurisdiction.

SECTION 6.02. Access to Information; Confidentiality. Subject to applicable Law and any applicable Judgment, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement pursuant to Section 8.01, upon reasonable notice, the Company shall, and shall cause the Company Subsidiaries to, afford to Parent and Parent’s Representatives and Debt Financing Sources reasonable access during normal business hours to the officers, employees, agents, properties, books, Contracts and records of the Company and the Company Subsidiaries (other than any of the foregoing that relate to the negotiation and execution of this Agreement or any similar transaction with a third party or, except as expressly provided in Section 5.02, to any Company Takeover Proposal) and the Company shall, and shall cause the Company Subsidiaries to, furnish promptly to Parent and Parent’s Representatives such information concerning its business, personnel, assets, liabilities and properties as Parent may reasonably request; provided that Parent and its Representatives and Debt Financing Sources shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company and the Company Subsidiaries; provided further, however, that neither the Company nor any Company Subsidiary shall be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so is reasonably likely to (i) violate applicable Law or an applicable Judgment or (ii) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege held by the Company. In any such event, the Company shall, and shall cause the Company Subsidiaries to, use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate applicable Law, Judgment or obligation or risk waiver of such privilege or protection or risk such liability, including entering into a joint defense agreement, common interest agreement or other similar arrangement. All requests for information made pursuant to this Section 6.02 shall be directed to the executive officer or other Person designated by the Company. Until the Effective Time, all information provided will be subject to the terms of the letter agreement dated as of October 10, 2019, by and among the Company and Macquarie Infrastructure and Real Assets, Inc. (the “Confidentiality Agreement”).

SECTION 6.03. Required Actions. (a) Subject to the terms hereof, Parent and the Company shall (and shall cause their respective Affiliates to) each use reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the Transactions as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any Consents required to be obtained or made by Parent or the Company or any of their respective Affiliates in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) defend any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity that would prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions, vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable Federal or state securities Laws, and (B) any other applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Parent and the Company shall (and shall cause their respective Affiliates to) cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, considering in good faith all reasonable additions, deletions or changes suggested in connection therewith. Parent and the Company shall (and shall cause their respective Affiliates to) use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions.

(b) In connection with and without limiting Section 6.03(a), the Company and the Company Board and Parent and the Parent Board shall (i) take all action reasonably appropriate to ensure that no Takeover Law or similar statute or regulation is or becomes applicable to this Agreement or any of the Transactions and (ii) if any Takeover Law or similar statute or regulation becomes applicable to this Agreement or any of the Transactions, take all action reasonably appropriate to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c) In connection with and without limiting Section 6.03(a), upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Affiliates, to use their respective reasonable best efforts to cooperate and use their respective reasonable best efforts to (i) obtain any FCC Consents, PSC Consents, and Local Consents and to make any registrations, declarations, notices or filings, if any, in connection therewith necessary for the consummation of the Transactions, (ii) in consultation and cooperation with the other, as promptly as practicable file all applications required to be filed with the FCC (including any submissions required by the Team Telecom Agencies in connection with the FCC Consents) (the “FCC Applications”), any State Regulators (the “PSC Applications”) and any Localities to obtain the FCC Consents, PSC Consents and Local Consents, respectively, (iii) respond as promptly as practicable to any requests of the FCC (including requests from the Team Telecom Agencies), any State Regulator, or any Locality for information relating to any FCC Application, PSC Application and/or filing with a Locality, as applicable; provided, that each of Parent and the Company shall (and shall cause their respective Affiliates to) use their reasonable best efforts to consult with the other before communicating with any Governmental Entity or attending any meeting with a Governmental Entity relating to these matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any Governmental Entity relating to these matters, and to the extent permitted by applicable Law and reasonably practicable shall notify the other party and enable the other party to participate in each such communication, meeting, or submission; and provided further that neither Parent nor the Company shall have an obligation to share with the other any confidential business information, including to the extent such information is requested by any Governmental Entity, and (iv) cure, not later than the Effective Time, any material violations or defaults under any FCC Rules or rules of any State Regulator or Locality.

(d) In connection with and without limiting Section 6.03(a), upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Affiliates, to use their respective reasonable best efforts to cooperate and use their respective reasonable best efforts to obtain the CFIUS Approval, including by (i) submitting, as promptly as practicable, to CFIUS a draft CFIUS Notice with respect to the Transactions, (ii) filing, as promptly as practicable after responding to any comments from CFIUS staff on the draft CFIUS Notice (or as soon as possible after CFIUS staff confirms it has no comments on the draft CFIUS Notice), a CFIUS Notice with respect to the Transactions and (iii) supplying, as promptly as practicable, any additional information and documentary material that may be requested in connection with the CFIUS review process; provided that each of Parent and the Company shall (and shall cause their respective Affiliates to) use their reasonable best efforts to consult with the other before communicating with any applicable Governmental Entity or attending any meetings with a Governmental Entity relating to these matters, to consider in good faith all reasonable additions, deletions, or changes suggested in connection with any submissions to any Governmental Entity relating to these matters, and to the extent permitted by applicable Law and reasonably practicable shall notify the other party of and enable the other party to participate in each such communication, meeting, or submission; and provided further that neither Parent nor the Company shall have an obligation to share with the other any confidential business information, including to the extent such information is requested by any Governmental Entity.

(e) In connection with and without limiting Section 6.03(a), upon the terms and subject to the terms and conditions of this Agreement, Parent and the Company agree, and shall cause each of their respective Affiliates, to cooperate and to use their respective reasonable best efforts to obtain any Consents of any Governmental Entity, and to make any registrations, declarations, notices or filings, if any, necessary for Closing, under the HSR Act, Competition Act, and any other Federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively, “Antitrust Laws”), to respond to any requests of any Governmental Entity for information under any Antitrust Law, to secure the expiration or termination of any applicable waiting period, to resolve any objections asserted with respect to the Transactions raised by any Governmental Entity and to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transactions under any Antitrust Law.

(f) Subject to applicable Law and the instructions of any Governmental Entity, Parent and the Company shall (and shall cause their respective Affiliates to) in good faith cooperate, consult and consider the other’s views in order to jointly develop (but subject to Parent’s final approval (not to be unreasonably withheld, conditioned or delayed)), (x) the strategy for obtaining any Consents from any Governmental Entity (including the FCC Consents, PSC Consents, Local Consents, CFIUS Approval and Consents under applicable Antitrust Laws) in connection with the Transactions and (y) the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry or Action by or before, or any negotiations with, a Governmental Entity relating to the Transactions and of all other regulatory matters incidental thereto.

(g) For the purposes of this Section 6.03, “reasonable best efforts” of Parent and Merger Sub shall include taking any and all actions necessary to obtain the Consents of any Governmental Entity (including the FCC Consents, PSC Consents, Local Consents, CFIUS Approval and Consents under applicable Antitrust Laws), including (i) contesting and resisting any Action instituted (or threatened to be instituted) challenging any of the Transactions as violative of any Law, (ii) attempting to have repealed, rescinded or made inapplicable any applicable Law, and to have vacated, lifted, reversed or overturned any Judgment or temporary, preliminary or permanent injunction or other restraint or prohibition, that is enacted, entered, promulgated or enforced by a Governmental Entity that would make any of the Transactions illegal or would otherwise prohibit or impair or delay the consummation of any of the Transactions, (iii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses, product lines, assets or operations of Parent or any of its Affiliates or of the Company or any Company Subsidiary, (iv) conducting its and its Affiliates’ businesses or the Company’s and the Company Subsidiaries’ businesses in a specified manner, or proposing and agreeing or permitting to conduct any of such businesses in a specified manner, including by agreeing to undertakings required by a Governmental Entity that it or any of its Affiliates or the Company or any Company Subsidiary will take, or refrain from taking, any action, including (w) insulating the Company or any Company Subsidiary from any liability for any Indebtedness incurred by Parent or any of its Subsidiaries or the Company or any Company Subsidiary (often referred to as “ring fencing”), (x) restricting the Company or any Company Subsidiary from paying a dividend, distribution or other payment to Parent or any of its Affiliates, (y) restricting Parent from paying a dividend, distribution or other payment to any equity holder of Parent and (z) committing the Company or any Company Subsidiary to invest specific dollar amounts in specific geographic markets, and (v) otherwise taking or committing to take actions that after the Effective Time would limit Parent or any of its Affiliates’ ability to retain one or more of the businesses, product lines, assets or operations of Parent or any of its Affiliates or the Company or any Company Subsidiary, in each case, to the extent necessary to obtain any such clearance, resolve any such objections or avoid or eliminate any such impediments (the actions described in clauses (i), (ii), (iii), (iv) and (v), the “Remedy Actions”); provided, however, that the effectiveness of any such Remedy Action shall be conditioned upon the Closing; provided, further, that nothing in this Agreement shall permit the Company or the Company Subsidiaries (without the prior written consent of Parent) or require Parent or its Affiliates to take or refrain from taking, or agree to take or refrain from taking, any Remedy Action or Remedy Actions that, individually or in the aggregate, would be reasonably likely to have a material adverse effect on Parent and its Affiliates (taken as a whole) or the Company and its Subsidiaries (taken as a whole) (a “Burdensome Condition”). For the avoidance of doubt (A) Parent’s and Merger Sub’s obligations under this Section 6.03 shall be absolute and unconditional and, without limiting the foregoing, no actions taken pursuant to this Section 6.03 shall affect any representation or warranty of the Company under this Agreement or any condition under Section 7.01 or Section 7.03 to the obligation of Parent and Merger Sub to effect the Merger and (B) notwithstanding anything to the contrary in this Section 6.03 or any other provision of this Agreement, neither the Company nor any Company Subsidiary shall sell, divest, dispose of or enter into any other arrangements or take any other Remedy Action with respect to their businesses, product lines, assets or operations pursuant to this Section 6.03 or any other provision of this Agreement, unless such Remedy Action (x) is conditioned in all respects upon the consummation of the Merger and will not be effective for any purpose until after the Effective Time and (y) does not constitute a Burdensome Condition.

(h) All Governmental Filing Fees shall be borne equally between Parent and the Company.

SECTION 6.04. Company Stock-Based Awards. (a) Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans or Company Phantom Shares) shall adopt such resolutions as may be required to provide for the following, effective upon the Effective Time, in each case, except as otherwise agreed by Parent and the holder thereof in writing:

(i) each Company PSU that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Company Common Shares subject to such Company PSU, provided that the number of Company Common Shares subject to such Company PSU shall be determined as if all applicable performance measures have been achieved based on the greater of target performance and actual performance as determined by the Company Board (or appropriate committee thereof) in its reasonable discretion as soon as practicable prior to the Closing Date;

(ii) each Company RSU that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Company Common Shares subject to such Company RSU;

(iii) each Company Stock Option that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per share exercise price of such Company Stock Option, multiplied by (B) the total number of Company Common Shares subject to such Company Stock Option immediately prior to the Effective Time; provided, that any Company Stock Option with an exercise price per Company Common Share that is equal to or greater than the Merger Consideration shall be canceled for no consideration;

(iv) each Company SAR that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per share base price of such Company SAR, multiplied by (B) the total number of Company Common Shares subject to such Company SAR immediately prior to the Effective Time; provided, that any Company SAR with a base price per Company Common Share that is equal to or greater than the Merger Consideration shall be canceled for no consideration; and

(v) each Company Phantom Share that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, become fully vested, and shall be canceled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Company Common Shares subject to such Company Phantom Share.

(b) Promptly after the Effective Time (but in any event, no later than the end of the first regular payroll cycle commencing following the Effective Time), the Surviving Corporation shall pay to the holders of Company Stock-Based Awards, through its payroll systems, any amounts due, less applicable Tax withholdings, pursuant to Section 6.04(a); provided, however, that to the extent any such payment would cause an impermissible acceleration event under Section 409A of the Code (“Section 409A”), such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A, including as provided on Section 6.04(b) of the Company Disclosure Letter.

SECTION 6.05. Indemnification, Exculpation and Insurance. (a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and the Company Subsidiaries (each, an “Indemnified Person”) as provided in their respective articles of incorporation or code of regulations (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of the Company Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed by Parent in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Effective Time.

(b) In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of Parent assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c) At or prior to the Effective Time, the Company shall purchase a fully prepaid, non-cancellable, non-amendable and non- refundable “tail” directors’ and officers’ liability insurance policy for the Company and the Company Subsidiaries and their current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries in a form reasonably acceptable to the Company that shall provide such directors, officers and employees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company or the Company Subsidiaries, except that in no event shall the Company pay with respect to such “tail” policy more than 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2019 (the “Maximum Amount”), and if the Company is unable to obtain the insurance required by this Section 6.05(c) for an amount that is equal to or less than the Maximum Amount, it shall obtain as much comparable “tail” insurance as possible for the years within such six-year period for an amount equal to the Maximum Amount. The “tail” policy obtained pursuant to this Section 6.05(c) shall not be amended, modified, cancelled or revoked by the Company, Parent or the Surviving Corporation.

(d) The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Person), his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including under the terms of the respective articles of incorporation or code of regulations or comparable organizational documents of the Company and the Company Subsidiaries.

SECTION 6.06. Fees and Expenses.

(a) Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b) In the event that:

(i) this Agreement is terminated (A) by Parent pursuant to Section 8.01(d)(ii) or (B) by the Company pursuant to Section 8.01(c)(ii); or

(ii) this Agreement is terminated by the Company or Parent pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii); provided that (A) a Company Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement and (x) before the time this Agreement is terminated in the case of a termination under Section 8.01(b)(i) or (y) before the completion of the Company Shareholders Meeting (including any adjournment or postponement thereof) in the case of a termination under Section 8.01(b)(iii) and (B) within 12 months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to a Company Takeover Proposal or a Company Takeover Proposal is consummated (in each case, whether or not such Company Takeover Proposal was the same Company Takeover Proposal referred to in clause (A)); provided that, for purposes of clauses (A) and (B) of this Section 6.06(b)(ii), the references to “15% or more” in the definition of Company Takeover Proposal shall be deemed to be references to “more than 50%”;

then, in any such event under clause (i) or (ii) of this Section 6.06(b), the Company shall pay, or cause to be paid, the Company Termination Fee to Parent or its designee by wire transfer of same-day funds (x) in the case of clause (i)(B) above, concurrently with the termination of this Agreement and (y) in the case of clause (i)(A) or clause (ii) above, no later than the second Business Day immediately following the termination of this Agreement, in the case of a termination under clause (i)(A) or the date of the first to occur of the events referred to in clause (ii)(B) above, in the case of a termination under clause (ii); it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.

As used herein, “Company Termination Fee” shall mean a cash amount equal to $7,500,000.

(c) If the Company terminates this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii), or Parent terminates this Agreement pursuant to Section 8.01(b)(i) and at such time the Company could have terminated this Agreement pursuant to Section 8.01(c)(i) or Section 8.01(c)(iii), then Parent shall pay, or cause to be paid, to the Company a termination fee of $45,600,000 in cash (the “Parent Termination Fee”), by wire transfer of same-day funds simultaneously with such termination, it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

(d) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 6.06 are an integral part of the Transactions, and that, without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if a party fails to timely pay any amount due pursuant to this Section 6.06 and, in order to obtain such payment, the other party commences an Action that results in a Judgment in its favor for such payment, the party that failed to make such payment shall pay or cause to be paid to the other party its costs and expenses (including reasonable and documented attorneys’ fees and expenses) in connection with such Action, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made. Each of the parties further acknowledges that the payment of the amounts by the Company or Parent, as applicable, specified in this Section 6.06 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent or the Company, as applicable, in the circumstances in which such amounts are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(e) Subject in all respects to Parent’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.10 and the obligations of the Company under Section 6.06(d) hereof, in the event that this Agreement is terminated in circumstances for which such fee is payable pursuant to Section 6.06(b), payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent, Merger Sub, the Guarantors or any of their respective former, current or future general or limited partners, shareholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) against the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform (including a willful breach or failure to perform) hereunder or otherwise (so long as, in the event that this Agreement was terminated by the Company, such termination was in accordance with the applicable provisions of this Agreement), and, subject as aforesaid, upon payment of such amount none of the Company Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or any of the Transactions. Subject in all respects to the Company’s injunction, specific performance and equitable relief rights and related rights set forth in Section 9.10 and the obligations of Parent under the third and fourth sentences of Section 6.15(c) and Section 6.06(d) hereof, in the event that this Agreement is terminated in circumstances for which the Parent Termination Fee is payable pursuant to Section 6.06(c), payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the Company and the Company Subsidiaries against the Parent Related Parties for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform (including a willful breach or failure to perform) hereunder or otherwise (so long as, in the event this Agreement was terminated by Parent, such termination was in accordance with the applicable provisions of this Agreement), and, subject as aforesaid, upon payment of such amount none of the Parent Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or any of the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 9.10 and the payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under this Section 6.06, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.

(f) In connection with any loss suffered by any Parent Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which Parent is entitled to receive the Company Termination Fee in accordance with Section 6.06(b) (in which case Section 6.06(e) shall apply), Parent agrees, on behalf of itself and the Parent Related Parties, that the maximum aggregate monetary liability of the Company and the Company Related Parties, if any, shall be limited to the amount of the Company Termination Fee, and in no event shall Parent or any Parent Related Party seek or be entitled to recover from the Company or any Company Related Parties, and Parent on behalf of itself and the Parent Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (including in the event of a willful breach or failure to perform). In connection with any loss suffered by any Company Related Party as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise, other than in the circumstances in which the Company is entitled to receive the Parent Termination Fee in accordance with

Section 6.06(c) (in which case Section 6.06(e) shall apply), the Company agrees, on behalf of itself and the Company Related Parties, that, without limiting the Company’s injunction, specific performance and equitable relief rights set forth in Section 9.10 and the obligations of Parent under the third and fourth sentences of Section 6.15(c) and Section 6.06(d) hereof (but subject to the last sentence of Section 6.06(e)), the maximum aggregate monetary liability of Parent and the Parent Related Parties, if any, shall be limited to the amount of the Parent Termination Fee, and in no event shall the Company or any Company Related Party seek or be entitled to recover from Parent or any Parent Related Parties, and the Company on behalf of itself and the Company Related Parties hereby irrevocably waives and relinquishes any right to seek or recover, any monetary damages in excess of such amount (including in the event of a willful breach or failure to perform).

SECTION 6.07. Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or its directors relating to the Transactions, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 6.08. Section 16 Matters. Prior to the Effective Time, the Company, Parent and Merger Sub each shall take all such steps as may be reasonably required to cause any dispositions of shares of Company Capital Stock (including derivative securities) resulting from the Transactions, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 6.09. Public Announcements. Unless and until a Company Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system and except for any matters referred to in, and made in compliance with, Section 5.02. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the forgoing, this Section 6.09 shall not apply to any press release or other public statement made by the Company or Parent which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the Company, Parent or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

SECTION 6.10. Employee Matters. (a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and the Company Subsidiaries who remain in the employment of Parent and its Subsidiaries (including the Company and any Company Subsidiary) after the Effective Time (the “Continuing Employees”) shall receive (x) base salary or wages (as applicable) and target annual incentive opportunities that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time and (y) other employee benefits that are substantially comparable in the aggregate to the benefits provided to such Continuing Employees immediately prior to the Effective Time (excluding, for purposes of determining such comparability, any retention bonus, defined benefit pension or retiree or post-employment welfare benefits, except to the extent required by applicable Law).

(b) Parent shall use commercially reasonable efforts to cause each employee benefit plan or program of Parent or its Affiliates in which Continuing Employees and their eligible dependents are eligible to participate after the Effective Time to take into account for purposes of vesting and eligibility (and for purposes of benefit accrual under each vacation and other paid time off plan or program) the service of such Continuing Employees prior to the Effective Time with the Company or any Company Subsidiary (including any predecessors thereto) as if such service were with Parent or its Affiliates, in each case to the same extent that such service was recognized by the Company or any Company Subsidiary immediately prior to the Effective Time under the comparable Company Benefit Plan; provided that no such crediting of service shall be required to the extent it would result in any duplication of benefits.

(c) Parent shall use commercially reasonable efforts to cause each employee benefit plan or program that is a group health plan of Parent and its Affiliates (including the Company or any Company Subsidiary) in which Continuing Employees are eligible to participate after the Effective Time (each such employee benefit plan or program, a “New Plan”) to (i) waive, or cause the waiver of, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements, other than limitations or waiting periods that are already in effect prior to the Effective Time with respect to such Continuing Employee under the comparable Company Benefit Plan and that have not been satisfied as of the Effective Time and (ii) provide such Continuing Employee and his or her covered dependents with credit for any co-payments and deductibles paid during the plan year of and prior to any change in coverage from a Company Benefit Plan to such New Plan in satisfying any applicable deductible or out-of-pocket requirements under such New Plan.

(d) In the event that the Closing occurs prior to the Company paying annual incentives in respect of the fiscal year in which the Closing occurs, each participant in a Company Benefit Plan that is an annual cash incentive plan shall receive a cash bonus based on the achievement of the target level of performance, which bonus shall be prorated based on the number of days in the applicable performance period that have elapsed as of the Closing. Any such bonus shall be paid, less any required withholding Taxes, as soon as practicable (and in no event more than five (5) days) after the Closing Date.

(e) Notwithstanding anything herein to the contrary and without limiting the generality of Section 9.07, the parties hereby acknowledge and agree that all provisions contained in this Section 6.10 are included for the sole benefit of the parties, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement (or an undertaking to amend any such plan or arrangement), (ii) shall limit the right of Parent, the Company or their respective Affiliates to terminate, amend or otherwise modify any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement following the Effective Time or (iii) shall create any third-party beneficiary or other right (A) in any other Person, including any Company Participant or any participant in any Company Benefit Plan, Company Collective Bargaining Agreement, New Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof) or (B) to continued employment with Parent or the Company or any of their respective Affiliates.

SECTION 6.11. Parent Vote. (a) Parent shall vote, or cause to be voted, any Company Common Shares and 6 3/4% Preferred Shares beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted, in favor of the adoption of this Agreement at the Company Shareholders Meeting or any other meeting of shareholders of the Company at which this Agreement shall be submitted for approval and at all adjournments or postponements thereof.

(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole shareholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the OGCL.

SECTION 6.12. Other Investors. Except as would not reasonably be expected to have a Parent Material Adverse Effect, prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any Person to obtain equity interests (or rights to obtain any equity interests) in Parent or any Person of which Merger Sub is a direct or indirect Subsidiary.

SECTION 6.13. Merger Sub Expenditures. From the date of this Agreement until the Effective Time, Merger Sub shall not expend any funds other than in connection with the Transactions.

SECTION 6.14. Stock Exchange De-Listing. Parent shall use its reasonable best efforts to cause the Company Common Shares to be de-listed from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

SECTION 6.15. Financing. (a) Subject to the terms and conditions of this Agreement, Parent shall (and shall cause its Affiliates to) use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including pursuant to any “flex” provisions in any fee letter relating to the Debt Financing) set forth in the Financing Letters, including using commercially reasonable efforts to (i) comply with its obligations under (A) the Equity Funding Letters and (B) the Debt Commitment Letters and any definitive agreements related thereto, (ii) maintain in effect the Financing Letters (subject to Parent’s right to replace, restate, supplement, modify, assign, substitute, waive or amend the Financing Letters in accordance herewith) until the earliest of the consummation of the Transactions, the termination of this Agreement or the time at which any Alternative Debt Financing is available, (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on a timely basis on terms and conditions (including the flex provisions) contained in the Debt Commitment Letters or otherwise not materially less favorable with respect to conditionality to Parent in the aggregate than those contained in the Debt Commitment Letters, (iv) satisfy on a timely basis all conditions contained in the Financing Letters that are applicable to Parent and its Affiliates and the definitive agreements related thereto, including the payment of any commitment, engagement or placement fees required as a condition to the Debt Financing or Equity Financing, as applicable, (v) if all conditions to the Debt Financing and the Equity Financing have been satisfied in accordance with the Debt Commitment Letters and Equity Funding Letters, respectively, cause the Persons committing to fund the applicable Financing to fund such Financing at the Closing and (vi) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing. To the extent reasonably requested by the Company in writing from time to time, Parent shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to the Company copies (including material drafts) of the material Debt Financing documents. Parent shall give the Company prompt notice upon having knowledge of any actual or potential breach, default, termination or repudiation by any party to any of the Financing Letters or any of the definitive documents related to the Financing. Other than as set forth in this Section 6.15, Parent shall not, without the prior written consent of the Company, amend, modify, supplement or waive any provision of, or remedies under, any of the Financing Letters or any of the definitive documentation related thereto, in each case to the extent such amendment, modification, supplement or waiver (1) would reasonably be expected to have the effect of (x) adversely affecting the ability of Parent to timely consummate the Transactions or (y) delaying the Closing or (2) contains conditions and other terms that would reasonably be expected to affect the availability of the Financing that are more onerous, taken as a whole, than those conditions and terms contained in the Equity Funding Letters or Debt Commitment Letters, as applicable, as of the date hereof; provided that notwithstanding any other provision of this Agreement, Parent shall be entitled from time to time to amend, restate, replace, supplement or otherwise modify the Debt Commitment Letters for the purpose of (I) adding agents, co-agents, lenders, arrangers, bookrunners or other persons that have not executed the Debt Commitment Letters as of the date hereof or (II) replacing all or any portion of the commitments under one or more Debt Commitment Letters with a dollar-for-dollar increase in the commitments under one or more Equity Funding Letters, in each case subject to subclauses (1) and (2) above. Upon any such amendment, supplement or modification, in accordance with the terms of this Section 6.15(a), the term “Debt Commitment Letter” shall mean, for all purposes of this Agreement, any Debt Commitment Letter as so amended, supplemented or modified and the term “Equity Funding Letter” shall mean, for all purposes of this Agreement, any Equity Funding Letter as so amended to increase the Equity Financing thereunder (as applicable). Parent shall, as promptly as reasonably practicable, deliver to the Company true and complete copies of any such amendment, supplement or modification (subject, in the case of any fee letter or engagement letter, to customary redactions (none of which redacted terms would reasonably be expected to reduce the principal amount or adversely affect the availability or conditionality of the Debt Financing, other than in connection with any customary original issue discount)).

(b) In the event that all or any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable flex provisions) of the Debt Commitment Letters (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 7.01 and other than as a result of the Company’s voluntary termination or reduction of commitments thereunder as a result of a corresponding increase in the commitments under one or more Equity Funding Letters), Parent shall (and shall cause its Affiliates to) use its commercially reasonable efforts to (i) obtain the Debt Financing or such portion of the Debt Financing from the same or alternative sources in an amount sufficient, when added to any portion of the Debt Financing that is available and the Equity Financing, to pay in cash all amounts required to be paid by Parent in cash in connection with the Transactions (“Alternative Debt Financing”) and (ii) obtain a new financing commitment letter (the “Alternative Debt Commitment Letter”) that provides for debt financing (A) on terms not materially less favorable, in the aggregate, to Parent (taking into account the flex provisions of the existing Debt Commitment Letter), (B) containing conditions and other terms that would reasonably be expected to affect the availability thereof that (1) are not more onerous, taken as a whole, than those conditions and terms contained in the Debt Commitment Letters as of the date hereof and (2) would not reasonably be expected to delay the Closing and (C) in an amount that is sufficient, when added to any portion of the Debt Financing that is available and the Equity Financing, to pay in cash all amounts required to be paid by Parent in cash in connection with the Transactions. In such event, the term “Debt Financing” as used in this Agreement shall be deemed to include any Alternative Debt Financing, and the term “Debt Commitment Letter” as used in this Agreement shall be deemed to include any Alternative Debt Commitment Letter. For the avoidance of doubt, the parties hereto agree that the Company shall cooperate with Parent to obtain any Alternative Debt Financing in the manner set forth in Section 6.15(c).

(c) Prior to the Effective Time, the Company shall (and shall cause the Company’s wholly-owned Subsidiaries to) use commercially reasonable efforts to provide, and shall use its commercially reasonable efforts to cause any Representative retained by the Company to provide, all cooperation reasonably requested by Parent in connection with any debt financing by Parent, including the Debt Financing (including, for purposes of this Section 6.15(c), any debt securities being issued in lieu of any portion of the Debt Financing), including: (i) participating in (including making appropriate officers of the Company and its subsidiaries available for) meetings or conference calls in lieu thereof (including with prospective Debt Financing Sources), drafting sessions, road shows, due diligence sessions and rating agency presentations; (ii) furnishing Parent and Debt Financing Sources with (x) audited consolidated balance sheets and related statements of income and cash flows for the Company for the three most recently completed fiscal years of the Company ended at least 90 days prior to the Closing Date (the “Audited Financial Statements”) and (y) unaudited consolidated balance sheets and related statements of income and cash flows for each fiscal quarter (other than the fourth fiscal quarter) after the date of the most recent financial statements delivered pursuant to the foregoing clause (x) and ended at least 45 days prior to the Closing Date (the “Unaudited Financial Statements”) (such information, collectively, the “Required Financial Information”); provided, however, that the Required Financial Information shall be deemed to have been furnished to Parent and to the Debt Financing Sources to the extent included in the Company’s periodic reports under the Exchange Act as and when filed with the SEC; (iii) cooperating reasonably with the Debt Financing sources’ due diligence, to the extent customary and reasonable; (iv) assisting Parent and the Debt Financing Sources in the preparation of (A) a customary bank information memorandum (including delivery of customary representation letters to the extent required by the Debt Commitment Letters) (as well as a public-side version thereof) for the Debt Financing and any other debt financing by Parent, (B) materials for rating agency presentations and (C) prospectuses, offering memoranda, private placement memoranda (including any pro forma financial statements included therein) and other similar and customary marketing material or memoranda relating to the Debt Financing (including any debt securities being issued in lieu of any portion of the Debt Financing) (collectively, the “Debt Marketing Materials”); (v) reasonably cooperating with the marketing and syndication efforts of Parent and the Debt Financing Sources to the extent required in connection with the Debt Financing; (vi) instructing its Affiliates and its and their respective Representatives to reasonably cooperate with Parent in

Parent’s and its lenders’ due diligence investigation in connection with the Debt Financing of the Company; (vii) using its commercially reasonable efforts to cause its current or former independent accountants to provide assistance and cooperation in the Debt Financing (including any offering of debt securities) or any other debt financing by Parent, including (A) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (B) providing any necessary written consents to use their audit reports relating to the Company and the Company Subsidiaries and to be named as an “Expert” in any document related to any Debt Financing (including any offering of debt securities) or any other debt financing by Parent and (C) providing any customary “comfort” letters (including customary “negative assurance” comfort); (viii) assisting Parent with the preparation of any definitive agreements related to the financing contemplated by the Debt Commitment Letters by providing any information related to the Company that is required to be delivered thereunder (including any schedules thereto); (ix) executing and delivering (or using commercially reasonable efforts to obtain) customary certificates, accountants’ comfort letters (which shall provide “negative assurance” comfort), consents, legal opinions and negative assurance letters in connection with the Debt Financing or any other debt financing by Parent; (x) using commercially reasonable efforts to pledge collateral and grant guaranties in connection with the Debt Financing or any other debt financing by Parent, including execution of guarantees and pledge and security documents required by the terms of the Debt Financing, certificates and other financing documents that will not be effective prior to the Closing Date, delivery of certificates representing equity interests constituting collateral, intellectual property filings with respect to intellectual property constituting collateral and mortgages with respect to owned real property constituting collateral; (xi) facilitating the receipt of documentation that will evidence the repayment of existing Indebtedness of the Company and the Company Subsidiaries, guarantee releases and releases of any Liens securing existing Indebtedness of the Company and the Company Subsidiaries, in each case upon the repayment of such Indebtedness substantially concurrently with the initial funding of the Debt Financing (including providing executed and customary payoff letters in respect of existing Indebtedness for borrowed money, which provide for the termination of all commitments of the lenders thereof, the payment and satisfaction of all obligations of the Company and the Company Subsidiaries in connection therewith (other than customary indemnity and other obligations that survive the repayment of Indebtedness) and the release of all Liens on the Company’s and the Company Subsidiaries’ properties and assets securing the Company’s and the Company Subsidiaries’ obligations in connection therewith); (xii) providing the Debt Financing Sources and any other financing sources in connection with a debt financing by Parent with all customary documentation and other information required by regulatory authorities and as reasonably requested by Parent or the Debt Financing Sources with respect to the Company and the Company Subsidiaries in connection with applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT, Title III of Pub. L. 107-56 (signed into law October 26, 2001); (xiii) consenting to the reasonable use of the Company’s and the Company Subsidiaries’ trademarks, service marks or logos in connection with the Debt Financing or any other debt financing by Parent prior to the Closing Date; and (xiv) providing customary authorization letters and confirmations to the Debt Financing Sources authorizing the distribution of information to prospective lenders and containing customary representations to the Debt Financing Sources; provided that the Company and the Company Subsidiaries shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or any other financing by Parent; provided further, that (A) nothing herein shall require any cooperation to the extent it would interfere unreasonably with the business or operations of the Company and the Company Subsidiaries, (B) neither the Company nor any Company Subsidiary shall be required to take any corporate action with respect to any Debt Financing (including with respect to any board approvals) or other financing by Parent that would become effective prior to, and are not conditioned on the occurrence of, the Closing Date, and (C) the effectiveness of any documentation executed by the Company or the Company Subsidiaries with respect thereto (solely in the case of the Company and the Company Subsidiaries) shall be subject to the consummation of the Closing and the Company and the Company Subsidiaries shall not be required to execute any solvency, 10b-5 or other certificates that would become effective prior to, and are not conditioned on the occurrence of, the Closing other than the authorization letters referred to in clause (xiv) above. Parent acknowledges and agrees that none of the Company or any of the Company Subsidiaries or any of their respective managers, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) shall incur any liability to any person under or in connection with the Financing or any other financing by Parent prior to the Closing. Except in the case of losses arising or resulting from fraud, intentional or willful misrepresentation, gross negligence, willful misconduct or willful concealment, in each case as determined by a final, non-appealable judgment by a court of competent jurisdiction, Parent shall indemnify and hold harmless the Company and the Company Subsidiaries and their respective managers, directors, officers, employees, representatives and advisors (including legal, financial and accounting advisors) from and against any and all liabilities, costs and expenses suffered or incurred by them in connection with the arrangement of the Financing, any alternative Financing or any other financing by Parent for which cooperation is requested under this Section 6.15 and any information utilized in connection therewith (other than information provided by or on behalf of the Company expressly for use in connection therewith). Parent shall, upon the request of the Company, promptly reimburse the Company for all documented out-of-pocket costs or expenses reasonably incurred by the Company in connection with cooperation provided for in this Section 6.15.

(d) In furtherance of the foregoing, the Company shall, and shall cause its Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing Date of all commitments in respect of the Indebtedness set forth on Section 6.15(d) of the Company Disclosure Letter, the repayment in full on the Closing Date of all obligations in respect of such Indebtedness, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent prior to the Closing executed payoff letters with respect to the Indebtedness set forth on Section 6.15(d) of the Company Disclosure Letter (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agents on behalf of the persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Indebtedness set forth on Section 6.15(d) of the Company Disclosure Letter relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 6.15(d) shall be subject to Parent or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time; provided that, no such repayment shall be required to be made prior to the Effective Time.

(e) For the avoidance of doubt, Parent and Merger Sub expressly acknowledge and agree that their respective obligations to consummate the Transactions are not subject to any condition or contingency with respect to receipt of the Debt Financing or any financing or funding by any third party.

SECTION 6.16. Notification of Certain Matters. The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, or (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to the Transactions set forth in Article VII not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (ii) shall not constitute a failure of a condition to the Transactions set forth in Article VII except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure.

SECTION 6.17. 2024 Notes and 2025 Notes. If requested by Parent prior to the Closing, the Company shall furnish to the holders of the 2024 Notes and/or the 2025 Notes on such date(s) specified by Parent such notice(s) of change of control offer(s) and/or notice(s) of redemption(s) required by the 2024 Indenture and/or the 2025 Indenture, as applicable, to be furnished to such holders in connection with any change of control offer or redemption specified by Parent, and the Company shall take all other actions reasonably requested by Parent to be taken in connection with (i) such change of control offer(s) and redemption(s), it being understood that each such change of control offer or redemption, as the case may be, provided for in such notice(s) shall be expressly conditioned on the Closing having occurred and (ii) a waiver of the change of control offer(s) and/or any other consent solicitation with respect to the 2024 Indenture and/or 2025 Indenture that would amend or modify covenants that would facilitate the Debt Financing, including execution of supplemental indentures to evidence such waiver, amendment or modification, it being understood that each such waiver, modification, amendment and/or supplemental indenture shall be expressly conditioned on the Closing having occurred.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) Antitrust. Any waiting period applicable to the Merger under the HSR Act shall have been terminated or shall have expired and, if required, Competition Act Compliance shall have been obtained.

(c) CFIUS Approval. The CFIUS Approval shall have been obtained.

(d) FCC, State and Local Approvals. The FCC Consents, the PSC Consents and the Local Consents set forth on Section 7.01(d) of the Company Disclosure Letter shall have been obtained, shall not be subject to agency reconsideration or judicial review, and the time for any person to petition for agency reconsideration or judicial review shall have expired.

(e) No Legal Restraints. No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint and no binding order or determination by any Governmental Entity (collectively, the “Legal Restraints”) shall be in effect that prevents, restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger and no Action by a Governmental Entity shall be pending that seeks to prevent, restrain, enjoin, make illegal or otherwise prohibit the consummation of the Merger.

SECTION 7.02. Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub, respectively, to such effect.

SECTION 7.03. Conditions to Obligation of Parent. The obligation of Parent and Merger Sub to consummate the Merger is further subject to the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement (except for the representations and warranties contained in Section 4.01 (other than the second sentence of Section 4.01), Section 4.03, Section 4.04(a), Section 4.08(i) and Section 4.18) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 4.01 (other than the second sentence of Section 4.01), Section 4.03, Section 4.04(a) and Section 4.18 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) the representations and warranties of the Company contained in Section 4.08(i) shall be true and correct in all respects at and as of the date of this Agreement. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d) Absence of Burdensome Condition. None of the CFIUS Approval, the FCC Consents, the PSC Consents, the Local Consents set forth in Section 7.01(d) of the Company Disclosure Letter or any Remedy Action shall contain any terms, conditions, liabilities, obligations, commitments or sanctions, or any structural or remedial actions, that constitute, individually or in the aggregate, a Burdensome Condition.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval:

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Merger is not consummated on or before the End Date. The “End Date” shall mean the date that is fifteen (15) months after the date hereof; provided, however, that if on the date that is fifteen (15) months after the date hereof the conditions to Closing set forth in any or all of Section 7.01(b), 7.01(c), 7.01(d) or 7.01(e) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End

Date shall be automatically extended to the date that is eighteen (18) months after the date hereof; and provided further that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Parent, Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Parent, Merger Sub) contained in this Agreement to be true and correct;

(ii) if the condition set forth in Section 7.01(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use the requisite level of efforts required by it pursuant to Section 6.03; or

(iii) if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting duly convened (unless such Company Shareholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c) by the Company:

(i) if either Parent or Merger Sub shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (B) is incapable of being cured or, if capable of being cured by the End Date, Parent and Merger Sub (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(c)(i) and the basis for such termination or (y) are not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) prior to receipt of the Company Shareholder Approval, in connection with entering into an Acquisition Agreement in accordance with Section 5.02(c)(ii)(II); provided that prior to or concurrently with such termination the Company pays, or causes to be paid, the Company Termination Fee due under Section 6.06(b) so long as Parent has provided the Company with wire instructions for such payment; or

(iii) if (A) the Marketing Period has ended, (B) the conditions set forth in Sections 7.01 and 7.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and Parent has failed to consummate the Closing when required pursuant to Section 1.02, (C) the Company has confirmed by notice to Parent that all conditions set forth in Section 7.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 7.02 and (D) the Merger shall not have been consummated within three Business Days after the delivery of such notice; provided that, notwithstanding anything in Section 8.01(b)(i) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.01(b)(i) during such three-Business Day period following delivery of the notice referred to in clause (B) above;

(d) by Parent:

(i) if the Company shall have breached any of its representations or warranties or failed to perform any of its covenants or agreements contained in this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (B) is incapable of being cured or, if capable of being cured by the End Date, the Company (x) shall not have commenced good faith efforts to cure such breach or failure to perform within 30 calendar days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(d)(i) and the basis for such termination or (y) is not thereafter continuing to take good faith efforts to cure such breach or failure to perform; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or

(ii) in the event that a Company Adverse Recommendation Change shall have occurred; provided that Parent shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(d)(ii) if the Company Shareholder Approval is obtained at the Company Shareholders Meeting.

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.01, this Agreement shall forthwith become null and void (other than Section 3.06, Section 4.18, Section 6.06, the expense reimbursement and indemnification provisions of Section 6.15(c), this Section 8.02, Article IX, and the Confidentiality Agreement and the Guarantees, all of which shall survive termination of this Agreement) and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except, subject to Section 6.06(d), Section 6.06(e) and Section 6.06(f), no such termination shall relieve any party from liability for damages to another party resulting from fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time and (iii) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of the Company; provided, further, that no amendments or modifications of, or supplements to, Section 6.06(e), this second proviso to this Section 8.03, the final sentence of Section 9.07, Section 9.08(a), Section 9.08(c), Section 9.09, Section 9.11 or Section 9.12 (and no definition set forth in this Agreement to the extent that an amendment, supplement or modification of such definition would amend, supplement or waive the substance of such sections) that adversely affect the Debt Financing Sources shall be effective without the prior written consent of the Debt Financing Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the stockholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the shareholders of the Company unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of the Company, Parent or Merger Sub, action by its Board of Directors, or the duly authorized designee of its Board of Directors. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.

SECTION 9.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by Federal Express, UPS, DHL or similar courier service (providing proof of delivery) to the parties at the following addresses:

if to the Company, to:

Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, OH 45202

Facsimile:         (513) 721-7358

Email:               christopher.wilson@cinbell.com

Attention:         Christopher J. Wilson, Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Facsimile:         (212) 474-3700

Email:               RTownsend@cravath.com

                           KHallam@cravath.com

Attention:         Robert I. Townsend, III, Esq.

                           O. Keith Hallam, III, Esq.

if to Parent or Merger Sub, to:

c/o Macquarie Infrastructure and Real Assets Inc.

125 West 55th Street

New York, New York 10019

Email:               Anton.Moldon@macquarie.com

                           MIRAlegalnotices@macquarie.com

Attention:          Anton Moldon

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Facsimile:         (212) 354-8113

Email:               jwebber@whitecase.com

                           luke.laumann@whitecase.com

Attention:          Jason Webber, Esq.

                           Luke E. Laumann, Esq.

SECTION 9.03. Definitions. For purposes of this Agreement:

“2024 Indenture” means that certain Indenture, dated as of September 22, 2016 (as amended, supplemented or otherwise modified from time to time), by and among the Company, the subsidiary guarantors party thereto and Regions Bank, as trustee.

“2024 Notes” means the 7.000% Senior Notes due 2024, issued pursuant to the 2024 Indenture.

“2025 Indenture” means that certain Indenture, dated as of October 6, 2017 (as amended, supplemented or otherwise modified from time to time), by and among the Company (as successor to CB Escrow Corp), the subsidiary guarantors party thereto and Regions Bank, as trustee.

“2025 Notes” means the 8.000% Senior Notes due 2025, issued pursuant to the 2025 Indenture.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided, that, in no event shall Parent or Merger Sub be considered to be an Affiliate of (a) any investment fund or other investment vehicle controlled or managed by Parent or any of its Affiliates (other than MIP V), (b) any limited or general partner of such fund or of MIP V (or any Affiliate of such limited or general partners) or (c) any portfolio company of any investment fund or investment vehicle controlled or managed by Parent or any of its Affiliates (other than MIP V).

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“CFIUS” means the interagency Committee on Foreign Investment in the United States, including any successor or replacement thereof.

“CFIUS Approval” means (a) written notification issued by CFIUS that it has determined that the Transactions are not a “covered transaction” pursuant to the CFIUS Statute; (b) Parent and the Company shall have received written notice from CFIUS that CFIUS has concluded all action under the CFIUS Statute with respect to the Transactions, and there are no unresolved national security concerns with respect to the Transactions; or (c) if CFIUS shall have sent a report to the President of the United States requesting the President’s decision with respect to the Transactions, then either (i) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Transactions, or (ii) the time permitted by the CFIUS Statute for such action shall have expired without any such action being announced or taken.

“CFIUS Notice” means a joint voluntary notice with respect to the Transactions prepared by the parties hereto and submitted to CFIUS in accordance with the requirements of the CFIUS Statute.

“CFIUS Statute” means section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, as it may be further amended, modified, supplemented or replaced from time to time, and including all applicable regulations and interim rules promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act and includes Persons authorized by the Commissioner of Competition.

“Company Board” means the Board of Directors of the Company.

“Company Collective Bargaining Agreement” means any collective bargaining or other labor union Contract applicable to any employees of the Company or any of the Company Subsidiaries.

“Company Material Adverse Effect” means any state of facts, change, effect, condition, development, event or occurrence that, individually or in the aggregate, materially and adversely affects the business, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, excluding any such state of facts, change, effect, condition, development, event or occurrence to the extent arising out of or in connection with (A) any change generally affecting the economic, financial, regulatory or political conditions in the United States or elsewhere in the world, (B) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado, tsunami or other natural disaster, (C) any change that is generally applicable to the industries or markets in which the Company and the Company Subsidiaries operate, (D) any change in applicable Laws or applicable accounting regulations or principles or authoritative interpretations thereof, in each case arising after the date hereof, (E) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, EBITDA, free cash flow, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (A) through (G) of this definition)), (F) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees of the Company and the Company Subsidiaries due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or (G) any action taken by the Company or any Company Subsidiary that is expressly required by this Agreement to be taken by the Company or any Company Subsidiary, or that is taken or not taken with the prior express written consent or at the express written direction of Parent; provided, that any state of facts, change, effect, condition, development, event or occurrence referred to in clause (A), clause (B) or clause (D) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on and the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).

“Company Phantom Share” means each notional share, whether payable in Company Common Shares or in cash, granted under the Company Deferred Compensation Plan for Outside Directors (the “Company Deferred Compensation Plan for Outside Directors”).

“Company PSU” means any Company RSU that is subject to performance-based vesting or delivery requirements.

“Company RSU” means any restricted stock unit payable in Company Common Shares or whose value is determined with reference to the value of Company Common Shares, whether granted under a Company Stock Plan or otherwise.

“Company SAR” any stock appreciation right, whether settled in stock or in cash, relating to Company Common Shares, whether granted under a Company Stock Plan or otherwise.

“Company Stock-Based Awards” means, collectively, Company RSUs, Company PSUs, Company Stock Options, Company SARs and Company Phantom Shares.

“Company Stock Option” means any option to purchase Company Common Shares, whether settled in stock or in cash and whether granted under a Company Stock Plan or otherwise.

“Company Stock Plans” means the Company 2017 Long-Term Incentive Plan, the Company 2017 Stock Plan for Non-Employee Directors, the Company 2007 Long Term Incentive Plan and the Hawaiian Telcom 2010 Equity Incentive Plan, each as may be amended from time to time.

“Competition Act” means the Competition Act (Canada).

“Competition Act Compliance” means (i) the issuance of an Advance Ruling Certificate; (ii) the Company and Parent have given the notice required under section 114 of the Competition Act with respect to the transactions contemplated by this Agreement and the applicable waiting period under section 123 of the Competition Act has expired or been waived in accordance with the Competition Act; or (iii) the obligation to give the requisite notice has been waived pursuant to subsection 113(c) of the Competition Act; provided, that in the case of clauses (ii) or (iii), the Commissioner of Competition shall have notified Parent in writing that, in effect, that the Commissioner does not, at this time, intend to make an application under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement, and the Commissioner of Competition shall not have rescinded or amended such notice.

“Compliant” means, with respect to the Required Financial Information, that (i) such Required Financial Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Financial Information not misleading, in light of the circumstances under which the statements contained in such Required Financial Information were made, (ii) in the case of the Required Financial Information delivered in connection with the offering of any debt securities as part of the Debt Financing and any other debt financing by Parent, such Required Financial Information is, and remains throughout the Marketing Period, compliant in all material respects with all applicable requirements of Regulations S-K and S-X under the Securities Act that are applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of such debt securities, such as the exclusion of “segment reporting”, subsidiary financial statements or any information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X), (iii) the Company’s independent accountants have not (A) objected to the use of their audit opinions related to any audited financial statements included in such Required Financial Information or (B) withdrawn their audit opinion with respect to any audited financial statements contained in such Required Financial Information, in which case such financial information shall not be deemed to be Compliant unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company and the Company Subsidiaries for the applicable periods by the independent accountants or another independent public accounting firm of international standing, (iv) the Company has not indicated its intent to restate any financial statements included in such Required Financial Information, in which case such Required Financial Information shall only be deemed as Compliant on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Company has provided written notice to Parent that it has concluded that no restatement shall be required in accordance with GAAP, (v) in the case of the Required Financial Information delivered in connection with the offering of any debt securities as part of the Debt Financing contained in the offering memorandum, the Company’s independent accountants have confirmed that they are prepared to issue a comfort letter customary for a Rule 144A offering of debt securities, including customary negative assurance and (vi) the Company has not been delinquent in filing any Annual Report on Form 10-K or Quarterly Report on Form 10-Q, in which case the applicable financial information shall be deemed not to be Compliant unless and until all such delinquencies have been cured.

“Copyleft License Terms” means terms of a copyleft or other open source license (e.g., by way of example only, the GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), the Mozilla Public License, the Sun Industry Standards License (SISL) and the Affero General Public License (AGPL)) that require, as a condition of use, modification, distribution or other exploitation of the copyleft licensed Software, that any proprietary Software that is integrated or bundled with, linked with, distributed with, used or modified in the development or compilation of, or otherwise used in or with such copyleft licensed Software, be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works or distribution, or (iii) made available in connection with any license, sublicense or distribution of such Software at no charge or minimal charge.

“Debt Financing Sources” means each Commitment Party and each other Person that has committed to provide or otherwise entered into any Debt Commitment Letter and/or any other commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, placement agreement, joinder agreement, indenture or other agreement with Parent or Merger Sub or any of their Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, any Debt Financing or any other financing in connection with the transactions contemplated hereby (the “Debt Financing Parties”) and, in each case, their respective Affiliates, officers, directors, employees, agents and representatives involved in such Debt Financing and the respective permitted successors and assigns of each of the foregoing; provided, for the avoidance of doubt, that “Debt Financing Sources” and “Debt Financing Parties” shall exclude Parent and any of its Affiliates.

“Environmental Claim” means any suits, orders, demands, directives, claims, liens, investigations, proceedings, actions, Judgments, consent orders, consent agreements or notices of noncompliance, liability or violation by or from any Person arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

“Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or the protection of endangered or threatened species, climate, human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Governmental Filing Fees” means all filing fees and other amounts payable to any Governmental Entity in connection with seeking and obtaining any approval, authority, consent, waiver or exemption from any Governmental Entity required to consummate the Transactions, including the filing fees required to be paid in connection with any filing made pursuant to Antitrust Laws or filing made pursuant to the CFIUS Statute.

“Hazardous Materials” means (A) any petroleum or petroleum products, by-products or breakdown products, explosive or radioactive materials or wastes, asbestos, and polychlorinated biphenyls; and (B) any other material, substance or waste that is regulated under any Environmental Law.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others, (vi) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination) or (vii) letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) patents (including all applications, reissues, divisions, continuations, continuations-in-part, re-examinations, substitutions and extensions thereof) and inventions; (b) trademarks, service marks, trade names and service names, business names, brand names, logos, slogans, trade dress, design rights and other similar designations of source or origin, including any and all goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof; (c) internet domain names and social media identifiers, tags and handles; (d) copyrights and copyrightable subject matter and database rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (e) trade secrets, know-how and other information of a confidential nature; and (f) computer software programs, including all source code, object code and documentation related thereto and all software modules, tools, algorithms, data, compilations of data and databases, firmware, and middleware (collectively, “Software”).

“Intervening Event” means a material event, occurrence, development or state of facts or circumstances that was not known to the Company Board prior to the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), other than the receipt, existence or terms of, or an inquiry, proposal or offer that constitutes or could reasonably be expected to lead to, a Company Takeover Proposal, provided, however, that no state of fact, change, effect, condition, development, event or occurrence that has had or would reasonably be expected to have an adverse effect on the business, properties, financial condition or results of operations of, or the market price of the securities (including Company Common Shares) of, the Company or the Company Subsidiaries shall constitute an “Intervening Event” unless such state of fact, change, effect, condition, development, event or occurrence has had or would reasonably be expected to have a Company Material Adverse Effect and provided, further, that no action taken by any party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.03, or the consequences of any such action, shall constitute an “Intervening Event”.

“IT Assets” means all communications networks, systems, data centers, computers, Software, servers, workstations, routers, hubs, switches, data communications lines, cable modems, automated networks and control systems, websites, applications, databases, fiber optic systems, all other information and operational technology equipment and assets, including outsourced or cloud computing arrangements, and all associated documentation, in each of the foregoing cases, owned, licensed, used or held for use by or for the Company or the Company Subsidiaries.

“Knowledge” of (a) the Company means the actual knowledge of the individuals listed on Section 9.03(a) of the Company Disclosure Letter after having made reasonable inquiry of those employees of the Company and the Company Subsidiaries primarily responsible for such matters and (b) Parent or Merger Sub means the actual knowledge of the officers or directors of Parent or Merger Sub after having made reasonable inquiry of those employees of Parent and Merger Sub primarily responsible for such matters.

“Marketing Period” means the first period of at least 15 consecutive Business Days, commencing upon the date of receipt of the Required Financial Information and whereon such Required Financial Information is (and remains) Compliant; provided, that the Marketing Period shall be deemed not to have commenced if (a) the conditions set forth in Section 7.01 and Section 7.03(d) shall not have been satisfied or (b) the Required Financial Information ceases to be Compliant or would be required to be updated in order to be Compliant on any day during such 15 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of such Compliant updated Required Financial Information; provided, further, that (1) the Marketing Period shall exclude July 3, 2020, November 27, 2020 and July 2, 2021 (which for purposes of such calculation shall not constitute Business Days), (2) if the Marketing Period shall not have been completed by August 21, 2020, then it shall not commence until September 8, 2020 and (3) if the Marketing Period shall not have been completed by December 18, 2020, then it shall not commence until January 4, 2021.

“Merger Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger, but excluding, in any event, the Equity Financing.

“MIP V” means MIP V (FCC) AIV, L.P.

“Parent Board” means the Board of Directors of Parent.

“Parent Material Adverse Effect” means any state of facts, change, circumstance, effect, condition, development, event or occurrence that would prevent or materially delay, interfere with, hinder or impair (i) the consummation by Parent or Merger Sub of the Transactions or (ii) the compliance by Parent or Merger Sub with its obligations under this Agreement.

“Permitted Liens” means (i) statutory Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, warehousemen’s, landlords’ and other similar statutory Liens securing obligations that are not yet due and payable or the validity of which are being contested in good faith by appropriate proceedings and incurred in the ordinary course of business; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities; (iv) covenants, conditions, restrictions, easements, rights-of-way, encroachments and other similar matters of public record affecting title to any Company Real Property that does not materially impair the occupancy or use of such Company Real Property for the purposes for which it is currently used; (v) Liens that, individually or in the aggregate, (A) are not substantial in character, amount or extent in relation to the applicable Company Real Property and (B) do not materially and adversely impact the current or contemplated use, utility or value of any such property or otherwise materially and adversely impair the present or contemplated business operations thereon; (vi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vii) purchase money Liens and Liens securing rental payments under capital lease arrangements; (viii) the terms and conditions of Real Property Leases to third party tenants disclosed in Section 4.15 of the Company Disclosure Letter; (ix) the terms and conditions of Real Property Leases to which the Company or any Company Subsidiary is a tenant or occupant disclosed in Section 4.15 of the Company Disclosure Letter; (x) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (xi) non-exclusive licenses granted to third parties in the ordinary course of business and (xii) Liens set forth on Section 9.03(b) of the Company Disclosure Letter.

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by Company or any of the Company Subsidiaries.

“Redacted Fee Letter” means a fee letter from a financing source which is redacted in a manner customary for merger agreements of this type; provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing or other funding being made available by such financing source (other than in connection with any customary original issue discount).

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching, escaping, emptying, seeping, migration, placing into, upon or through the indoor or outdoor environment.

“Remedial Action” means all action to (i) clean up, remove, treat or handle in any other way Hazardous Materials in the environment; (ii) restore or reclaim the environment or natural resources; (iii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or the environment; or (iv) perform remedial investigations, feasibility studies, corrective actions, closures and postremedial or postclosure studies, investigations, operations, maintenance and monitoring on, about or in any real property.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Tax Return” means all Tax returns, declarations, elections, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, in each case, in the nature of a tax, including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, telecommunications, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, additions to tax, penalties and interest.

“Team Telecom Agencies” means the member agencies of the interagency group of the government of the United States that, among other things, reviews FCC applications for potential national security, law enforcement and public interest concerns, and is comprised of staff from, among others, the Department of Homeland Security, the Department of Justice, including the Federal Bureau of Investigation, and the Department of Defense, as well as any successor group or other group within the government of the United States charged with performing such review.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.

SECTION 9.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent” and words of similar import refer to documents (A) posted to the online dataroom by or on behalf of the Company by 5:00 p.m. (New York City time) on March 1, 2020, or (B) delivered in person or electronically to Parent, Merger Sub or their respective Representatives by 5:00 p.m. (New York City time) on March 1, 2020. All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

SECTION 9.05. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, together with the Confidentiality Agreement and the Equity Funding Letter, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (i) if the Effective Time occurs, the right of the Company’s shareholders to receive the Merger Consideration in accordance with Article II; (ii) if the Effective Time occurs, the right of holders of Company Stock-Based Awards to receive such amounts as provided for in Section 6.04; (iii) if the Effective Time occurs, the rights of the Indemnified Persons set forth in Section 6.05 of this Agreement; (iv) the rights of the Company Related Parties and Parent Related Parties set forth in Section 6.06; (v) the rights of the managers, directors, officers, employees, representatives and advisors of the Company and its Subsidiaries set forth in Section 6.15(c), which are intended for the benefit of the Persons and shall be enforceable by the Persons referred to respectively in clauses (i) through (v) above and (vi) the Debt Financing Sources, who shall be express intended third party beneficiaries of each of Section 6.06(e), the provisos to Section 8.03, this final sentence of Section 9.07, Section 9.08(a), Section 9.08(c), Section 9.09, Section 9.11 and Section 9.12 to the extent applicable thereto (in each case, together with any related definitions and other provisions of this Agreement to the extent a modification or termination would serve to modify the substance or provisions or such sections).

SECTION 9.08. Governing Law. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED IN AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE CONFLICT OF LAWS PRINCIPLES (EXCEPT THAT THE PROCEDURES OF THE MERGER AND MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE DIRECTORS OF THE COMPANY AND MERGER SUB SHALL BE SUBJECT TO THE INTERNAL LAWS OF THE STATE OF OHIO); PROVIDED THAT ANY MATTERS RELATING TO THE DEBT FINANCING SHALL BE EXCLUSIVELY GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND EACH OF THE PARTIES HERETO AGREES THAT THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 9.11 SHALL BE APPLICABLE TO ANY SUCH MATTER IN A MANNER CONSISTENT WITH THE CORRESPONDING PROVISION SET FORTH IN THE DEBT COMMITMENT LETTERS.

(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the Action is vested exclusively in the federal courts of the United States of America, the United States District Court for the District

of Delaware, and any appellate court from any thereof (such courts, the “Selected Courts”). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of the Selected Courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action brought in the Selected Courts, (iii) agree to not contest the jurisdiction of the Selected Courts in any such Action, by motion or otherwise and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Selected Courts, except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 9.08(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by Federal Express, UPS, DHL or similar courier service to the address set forth in Section 9.02 of this Agreement. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring, or permit any of its Affiliates to bring, any suit, action or other proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source arising out of or relating to (x) the Debt Financing or (y) this Agreement or any of the Transactions in any forum other than a court of competent jurisdiction located within Borough of Manhattan in the City of New York, New York, whether a state or federal court, and each of the parties hereto agrees that the waiver of jury trial set forth in Section 9.11 shall be applicable to any such suit, action or other proceeding.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto, except that Parent may assign, in its sole discretion, all of the rights, interests and obligations of Parent under this Agreement to (i) any Affiliate of Parent so long as such assignment would not reasonably be expected to result in a Parent Material Adverse Effect or (ii) pursuant to a collateral assignment of all of its rights hereunder to any of its Debt Financing Sources, but, in each case, no such assignment shall relieve Parent of its obligations under this Agreement. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.09 shall be null and void.

SECTION 9.10. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 6.06), even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. Subject to the following sentence, the parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.08(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 6.06 (i) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (ii) subject to the limitations contained in Section 6.06, shall not be construed to diminish or otherwise impair in any respect any party’s right to specific performance and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Financing to be funded to fund the Merger Consideration and Parent’s and Merger Sub’s obligations to effect the Closing (but not the right of the Company to seek such injunctions, specific performance or other equitable remedies for any other reason) shall be subject to the requirements that (A) all conditions in Sections 7.01 and 7.03 were satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to Section 1.02, but for the failure of the Equity Financing to be funded, (B) the Debt Financing has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (C) the Company has irrevocably confirmed that if the Equity Financing and the Debt Financing are funded, then it would take such actions required of it by this Agreement to cause the Closing to occur. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. No Recourse to Debt Financing Sources. (a) Notwithstanding anything in this Agreement to the contrary, the Company (i) agrees on its behalf and on behalf of its Affiliates that none of the Debt Financing Sources shall have any liability or obligation to the Company and their respective Affiliates relating to this Agreement or any of the Transactions (including the Debt Financing), (ii) waives any rights or claims against any Debt Financing Source in connection with this Agreement (including any of the Transactions), any Debt Commitment Letter, any fee letters related thereto, the definitive agreements with respect thereto or the Debt Financing, whether at law or equity, in contract, in tort or otherwise and (iii) agrees not to, and shall not, (A) seek to enforce this Agreement against, make any claims whether at law or equity, in contract, in tort or otherwise, for breach of this Agreement, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, any Persons (other than Parent or Merger Sub) that have committed to provide or otherwise enter into Contracts in connection with the Debt Financing, including the Debt Financing Sources or (B) seek to enforce the commitment in respect of any Debt Financing against, make any claims for breach of commitments in respect of any Debt Financing against, or seek to recover monetary damages (including, for the avoidance of doubt, any special, consequential, punitive, indirect, speculative or exemplary damages or damages of a tortious nature) from, or otherwise sue, any Persons (other than Parent or Merger Sub) that have committed to provide or otherwise enter into Contracts in connection with the Debt Financing, including the Debt Financing Sources, for any reason in connection with commitments in respect of any Debt Financing or the obligations of the Debt Financing Sources thereunder, this Agreement, or any of the transactions contemplated by this Agreement or Debt Financing.

(b) Notwithstanding anything in this Agreement or any of the agreements relating to the Financing to the contrary, and without limiting Section 9.12(a), each party hereto agrees, on behalf of itself and its Affiliates and Representatives, that all Actions, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to (i) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the Transactions), (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein or (iv) any failure of the Transactions or any other agreement referenced herein (including any agreement in respect of financing obtained in connection with such transactions) to be consummated, in each case, may be made only against (and are those solely of) the persons that are expressly identified as a party to such agreement or the Guarantors solely as and to the extent specified, and in accordance with, and subject to the terms and conditions of, this Agreement or such agreement, as applicable.

SECTION 9.13. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

[Remainder of page intentionally blank.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

RED FIBER PARENT LLC,

by	/s/ Karl Kuchel
Name: Karl Kuchel
Title: Chief Executive Officer

by	/s/ John H. Kim
Name: John H. Kim
Title: Secretary

RF MERGER SUB INC.,

by	/s/ Karl Kuchel
Name: Karl Kuchel
Title: Chief Executive Officer

by	/s/ John H. Kim
Name: John H. Kim
Title: Secretary

CINCINNATI BELL INC.,

by	/s/ Leigh R. Fox
Name: Leigh R. Fox
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO MERGER AGREEMENT]

Annex A

to

Merger Agreement

Index of Defined Terms

$	Section 9.04
2024 Indenture	Section 9.03
2024 Notes	Section 9.03
2025 Indenture	Section 9.03
2025 Notes	Section 9.03
6 3/4% Preferred Shares	Section 4.03(a)
Acceptable Confidentiality Agreement	Section 5.02(f)
Acquisition Agreement	Section 5.02(c)(i)
Action	Section 3.05
Advance Ruling Certificate	Section 9.03
Affiliate	Section 9.03
Agreement	Preamble
Alternative Debt Commitment Letter	Section 6.15(b)
Alternative Debt Financing	Section 6.15(b)
Announcement	Section 6.09
Antitrust Laws	Section 6.03(e)
Appraisal Shares	Section 2.03(b)
Audited Financial Statements	Section 6.15(c)
Bankruptcy and Equity Exception	Section 3.02(A)
Brookfield	Section 1.07
Brookfield Agreement	Section 1.07
Brookfield Termination Fee	Section 1.07
Burdensome Condition	Section 6.03(g)(i)
Business Day	Section 9.03
Capitalization Date	Section 4.03(a)
Certificate	Section 2.01(c)
Certificate of Merger	Section 1.03
CFIUS	Section 9.03
CFIUS Approval	Section 9.03
CFIUS Notice	Section 9.03
CFIUS Statute	Section 9.03
Closing	Section 1.02
Closing Date	Section 1.02
Code	Section 9.03
Commissioner of Competition	Section 9.03
Commitment Parties	Section 3.07(A)
Common Appraisal Shares	Section 2.03(a)
Communications Act	Section 4.20(c)
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(c)(i)
Company Articles	Section 4.01
Company Benefit Plans	Section 4.10(a)
Company Board	Section 9.03
Company Board Recommendation	Section 4.04(a)
Company Capital Stock	Section 4.03(a)
Company Collective Bargaining Agreement	Section 9.03
Company Common Shares	Section 2.01
Company Commonly Controlled Entity	Section 4.10(a)

Company Deferred Compensation Plan for Outside Directors	Section 9.03
Company Disclosure Letter	Article IV
Company FCC Consents	Section 4.05(b)(i)
Company Financial Advisors	Section 4.18
Company Leased Real Property	Section 4.15(b)(i)
Company Licenses	Section 4.20(a)
Company Local Consents	Section 4.05(b)(i)
Company Material Adverse Effect	Section 9.03
Company Non-Voting Preferred Shares	Section 4.03(a)
Company Notice of Recommendation Change	Section 5.02(c)(i)
Company Owned Real Property	Section 4.15(a)
Company Participant	Section 4.10(a)
Company Pension Plans	Section 4.10(a)
Company Permits	Section 4.01
Company Phantom Share	Section 9.03
Company PSC Consents	Section 4.05(b)(i)
Company PSU	Section 9.03
Company Real Property	Section 4.15(b)(i)
Company Regulations	Section 4.01
Company Regulatory Agreement	Section 4.20(d)
Company Related Parties	Section 6.06(e)
Company RSU	Section 9.03
Company SAR	Section 9.03
Company SEC Documents	Section 4.06(a)
Company Shareholder Approval	Section 4.04(a)
Company Shareholders Meeting	Section 4.04(a)
Company Stock Option	Section 9.03
Company Stock Plans	Section 9.03
Company Stock-Based Awards	Section 9.03
Company Subsidiaries	Section 4.01
Company Takeover Proposal	Section 5.02(f)
Company Termination Fee	Section 6.06(b)(ii)
Company Voting Debt	Section 4.03(c)(i)
Company Voting Preferred Shares	Section 4.03(a)
Competition Act	Section 9.03
Competition Act Compliance	Section 9.03
Compliant	Section 9.03
Confidentiality Agreement	Section 6.02(i)
Consent	Section 3.03(b)(i)
Continuing Employees	Section 6.10(a)
Contract	Section 3.03(a)
Copyleft License Terms	Section 9.03
Debt Commitment Letter	Section 3.07(A)
Debt Commitment Letters	Section 3.07(A)
Debt Financing	Section 3.07(A)
Debt Financing Parties	Section 9.03
Debt Financing Sources	Section 9.03
Debt Marketing Materials	Section 6.15(c)
dollars	Section 9.04
Effective Time	Section 1.03
End Date	Section 8.01(b)(i)
Environmental Claim	Section 9.03
Environmental Laws	Section 9.03
Equity Financing	Section 3.07(A)

Equity Funding Letter	Section 3.07(A)
Equity Funding Letters	Section 3.07(A)
ERISA	Section 9.03
Exchange Act	Section 3.03(b)(i)
Exchange Fund	Section 2.02(a)
Excluded Shares	Section 2.01(c)
FCC	Section 3.03(b)(i)
FCC Applications	Section 6.03(c)(i)
FCC Consents	Section 4.05(b)(i)
FCC Rules	Section 4.20(c)
FCPA	Section 4.22(a)
Filed Company SEC Documents	Article IV
Financing	Section 3.07(A)
Financing Letters	Section 3.07(A)
Foreign Regulatory Agencies	Section 3.03(b)(i)
GAAP	Section 4.06(b)(i)
Government Official	Section 4.22(a)
Governmental Entity	Section 3.03(b)(i)
Governmental Filing Fees	Section 9.03
Guarantee	Section 3.08
Guarantor	Recitals
Hazardous Materials	Section 9.03
HSR Act	Section 3.03(b)(i)
Indebtedness	Section 9.03
Indemnified Person	Section 6.05(a)
Insurance Policy	Section 4.21(a)
Intellectual Property	Section 9.03
Intervening Event	Section 9.03
IRS	Section 4.10(b)
IT Assets	Section 9.03
Judgment	Section 3.03(a)
Knowledge	Section 9.03
Law	Section 3.03(a)
Legal Restraints	Section 7.01(e)
Letter of Transmittal	Section 2.02(b)
Liens	Section 4.02(a)
Local Consents	Section 4.05(b)(i)
Localities	Section 3.03(b)(i)
Marketing Period	Section 9.03
Material Contract	Section 4.14(a)(xiv)
Maximum Amount	Section 6.05(c)
Merger	Section 1.01
Merger Consideration	Section 2.01(c)
Merger Sub	Preamble
Merger Transactions	Section 9.03
MIP V	Section 9.03
New Plan	Section 6.10(c)(i)
OGCL	Section 1.01
Owned IP	Section 4.16(c)(i)
Parent	Preamble
Parent Board	Section 9.03
Parent Disclosure Letter	Article III
Parent FCC Consents	Section 3.03(b)(i)
Parent Local Consents	Section 3.03(b)(i)

Parent Material Adverse Effect	Section 9.03
Parent Permits	Section 3.01
Parent PSC Consents	Section 3.03(b)(i)
Parent Related Parties	Section 6.06(e)
Parent Termination Fee	Section Section 6.06(c)
Paying Agent	Section 2.02(a)
Payoff Letter	Section 6.15(d)
Permits	Section 3.01
Permitted Liens	Section 9.03
Person	Section 9.03
Preferred Appraisal Shares	Section 2.03(b)
Proprietary Software	Section 9.03
Proxy Statement	Section 6.01(a)
PSC Applications	Section 6.03(c)(i)
PSC Consents	Section 4.05(b)(i)
Real Property Leases	Section 4.15(a)
Redacted Fee Letter	Section 9.03
Release	Section 9.03
Remedial Action	Section 9.03
Remedy Actions	Section 6.03(g)(i)
Representatives	Section 5.02(a)
Required Financial Information	Section 6.15(c)
ring fencing	Section 6.03(g)(iv)
SEC	Section 4.05(b)(i)
Secretary of State	Section 1.03
Section 409A	Section 6.04(b)
Securities Act	Section 4.05(b)(i)
Selected Courts	Section 9.08(b)(i)
Software	Section 9.03
Solvent	Section 3.09
State Regulators	Section 3.03(b)(i)
Subsidiary	Section 9.03
Superior Company Proposal	Section 5.02(f)
Surviving Corporation	Section 1.01
Takeover Laws	Section 4.04(b)
Tax Return	Section 9.03
Taxes	Section 9.03
Team Telecom Agencies	Section 9.03
Transactions	Section 9.03
Unaudited Financial Statements	Section 6.15(c)
Unlicensed Activity	Section 4.20(c)
Unlicensed Subsidiary	Section 4.20(c)
USAC	Section 4.20(c)

Annex B

March 12, 2020

The Board of Directors

Cincinnati Bell Inc.

c/o Cravath, Swaine & Moore LLP

Members of the Board:

We understand that Cincinnati Bell Inc. (“Cincinnati Bell” or the “Company”), Red Fiber Parent LLC (the “Buyer”) and RF Merger Sub Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated March 5, 2020 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares to be canceled or converted pursuant to Section 2.01(b) of the Merger Agreement or as to which appraisal rights have been properly demanded, will be converted into the right to receive $15.50 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement. We further understand that a portion of the outstanding shares of the Company Common Stock is owned by affiliates of Ares Management Corporation, affiliates of whom we understand have agreed to provide equity financing to the Buyer.

You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Buyer and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;

3)	Reviewed certain financial projections prepared by the management of the Company;

4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

5)	Reviewed the reported prices and trading activity for the Company Common Stock;

6)

Compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with that of certain other publicly-traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company and the Buyer and certain parties and their financial and legal advisors;

9)

Reviewed the Merger Agreement; the commitment letters from MIP V (FCC) AIV, L.P., Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., each dated March 5, 2020 (collectively, the “Equity Commitment Letters”); the commitment letter from Goldman Sachs Bank USA, Regions Bank, Regions Capital Markets and Société Générale, dated February 28, 2020, as amended by Amendment No. 1 to the commitment letter, dated March 4, 2020 (the “Debt Commitment Letter”); the amended and restated

commitment letter from Goldman Sachs Bank USA, dated March 5, 2020 (the “Bridge Commitment Letter” and, together with the Equity Commitment Letters and the Debt Commitment Letter, the “Commitment Letters”); and certain related documents; and

10)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Buyer will obtain financing in accordance with the terms set forth in the Commitment Letters, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the transaction. Morgan Stanley also expresses no opinion as to the fairness of any consideration payable to holders of any class of securities of the Company other than the Company Common Stock (including, without limitation, any series of preferred stock of the Company). We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for affiliates of the Buyer and the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with this transaction, may have committed and may commit in the future to invest in private equity funds managed by affiliates of the Buyer.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer or any of its affiliates, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Buyer and its affiliates).

(Signature Page to Follow)

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Jon Yourkoski
Jon Yourkoski Managing Director

Annex C

399 PARK AVENUE 5TH FLOOR NEW YORK, NEW YORK 10022 T 212.883.3800 F 212.880.4260

March 13, 2020

The Board of Directors of Cincinnati Bell Inc.

221 East Fourth Street

Cincinnati, Ohio, 45202

Ladies & Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.01 per share (a “Company Common Share”), of Cincinnati Bell Inc. (the “Company”) (other than Macquarie Infrastructure and Real Assets, Inc. and its affiliates (collectively, “Macquarie”) and Ares Management, L.P. and Ares Management, LLC and their affiliates (collectively, “Ares” and together with Macquarie, the “Excluded Holders”)) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Red Fiber Parent LLC (“Acquiror”), and RF Merger Sub Inc., a wholly owned subsidiary of Acquiror (“Acquisition Sub”). As more fully described in the Agreement, Acquisition Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding Company Common Share will be converted into the right to receive $15.50 in cash (the “Consideration”).

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company; (iii) reviewed capitalization information for the Company provided by the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) reviewed the financial terms of certain other transactions that we deemed relevant; (vii) reviewed the draft Agreement submitted by Acquiror on March 5, 2020; (viii) participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their advisors; and (ix) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company. Our opinion does not address the terms of any financing of the Transaction, including the likelihood of completion of any such financing, or any financing of alternative transactions that might be available to the Company. Our opinion does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction (including, without limitation, the timing of the Transaction as compared to the timing of any alternative transactions that might be available to the Company), except for the fairness of the Consideration from a financial point of view to the holders of Company Common Shares (other than the Excluded Holders). We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. We note that pursuant to the Agreement, Company Common Shares owned by the Company, Acquiror, Acquisition Sub or any of their respective wholly-owned subsidiaries and Common Appraisal Shares (as defined in the Agreement) will not be converted into the right to receive the Consideration, and we express no opinion with respect to such shares or as to the fairness of the Consideration to the holders thereof. In addition, we note that the Company’s 6 3⁄4% Cumulative Convertible Shares will remain outstanding immediately following the Transaction and we express no opinion with respect to such shares, the treatment thereof in the Transaction, or the fairness of the Consideration relative to the treatment of such shares. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction (including, without limitation, the debt financing for the Transaction) will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on the Company, the Acquiror or the Transaction.

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We also earned a fee from the Company upon delivery of our opinion, dated December 21, 2019, in connection with the Company Board of Directors’ consideration of the original Brookfield Agreement (as defined in the Agreement). Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Acquiror. We have provided investment banking and other services to the Company and the Acquiror or its affiliates unrelated to the Transaction and in the future may provide such services to the Company and the Acquiror or its affiliates and have received and may receive compensation for such services. In 2017, we acted as financial advisor to the Company in connection with its acquisition in 2017 of Hawaiian Telecom Holdco, Inc. and OnX Holdings LLC. In 2017, we were engaged to act as financial advisor to Macquarie, an affiliate of the Acquiror, in connection with a sell-side transaction that was completed in April 2019, and in 2018 we were engaged to act as financial advisor to Macquarie and provided certain financial advice to Macquarie in connection therewith. In addition, we have provided, and are currently providing, investment banking and other services to Ares and its portfolio companies unrelated to the Transaction, and in the future may provide such services to Ares and its portfolio companies, and have received and may receive compensation for such services, including, since 2017, two transactions in which Moelis acted as sell-side financial advisor to companies in which Ares was a 10% or greater minority shareholder, two transactions in which Moelis acted as financial advisor to companies in which Ares was a 50% shareholder, one of which involved amendments to that company’s existing credit agreements and the other of which was an in-court restructuring, one transaction in which Moelis acted as sell-side financial advisor to a company of which Ares was the financial sponsor, and one transaction in which Moelis acted as financial advisor to an Ad-Hoc Committee of First Lien Noteholders of which an affiliate of Ares was a member. Moelis is also currently acting as financial advisor to two separate companies of which Ares is a financial sponsor in connection with two separate potential transactions.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Consideration from a financial point of view to the holders of Company Common Shares (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be received by holders of Company Common Shares in the Transaction is fair from a financial point of view to such holders (other than the Excluded Holders).

Very truly yours,

MOELIS & COMPANY LLC

/s/ Moelis & Company

ANNEX D

Ohio General Corporation Law

1701.84 Dissenting shareholders entitled to relief.

(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;

(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;

(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;

(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;

(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;

(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.

(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:

(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:

(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.

(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.

(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;

(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

1701.85 Dissenting shareholders–compliance with section–fair cash value of shares.

(A)

(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section

1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)

(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)

(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

CINCINNATI BELL INC. ATTN: CONNIE M. VOGT 221 EAST FOURTH STREET, 103-1090 CINCINNATI, OH 45202-2301

VOTE BY INTERNET

Before the Meeting – Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m., EDT, on [TBD], 2020 for shares held in the Cincinnati Bell Inc. Retirement Savings Plan, the Convergys Retirement Savings Plan or the Cincinnati Bell Inc. Savings and Security Plan (each, a “Plan”) and by 11:59 p.m., EDT, on [TBD], 2020 for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to www.virtualshareholdermeeting.com/CBB2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m., EDT, on [TBD], 2020 for shares held in a Plan and by 11:59 p.m., EDT, on [TBD], 2020 for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E90126-TBD KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CINCINNATI BELL INC.

The Board of Directors recommends you vote “FOR” proposals 1, 2 and 3.	For	Against	Abstain
1.

To adopt the Agreement and Plan of Merger, dated as of March 13, 2020, (the “merger agreement”), by and among Red Fiber Parent LLC, a Delaware limited liability company (“Parent”), Cincinnati Bell Inc., an Ohio corporation (the “Company”), and RF Merger Sub Inc., an Ohio corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a subsidiary of Parent.

	☐	☐	☐
2.

To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers in connection with, or following, the consummation of the merger.

	☐	☐	☐
3.

To adjourn the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting or any adjournment or postponement thereof to adopt the merger agreement.

	☐	☐	☐

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — E90127-TBD

CINCINNATI BELL INC.

SOLICITATION OF PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

FOR THE VIRTUAL SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ], 2020 at www.virtualshareholdermeeting.com/CBB2020

The undersigned hereby appoints Lynn A. Wentworth, Craig F. Maier and Russel P. Mayer, each or any of them, as proxies, with full power of substitution, to represent and to vote all common shares, 6 ¾% Cumulative Convertible Preferred Shares (“6 ¾% Preferred Shares”) and depositary shares representing one-twentieth of a 6 ¾% Preferred Share of Cincinnati Bell Inc. held of record by the undersigned at the close of business on [    ], 2020, at the Special Meeting and at any adjournment or postponement thereof, notice of which Special Meeting together with the related proxy statement has been received. The proxies are directed to vote the shares as indicated on the reverse side.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)